As filed with the Securities and Exchange Commission on March 31, 1998


                                                      Registration No. 333-36783
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                               ---------------
                                 Post-Effective
                                Amendment No. 1


                                       to
                                    Form S-4
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                                ---------------
                           Giant Cement Holding, Inc.
             (Exact name of registrant as specified in its charter)



            Delaware                       3241, 4953                  57-0997411
(State or other jurisdiction of   (Primary Standard Industrial      (I.R.S. Employer
 incorporation or organization)    Classification Code Number)   Identification Number)


                Gary L. Pechota                                John W. Roberts
  Chief Executive Officer and President                        President
         Giant Cement Holding, Inc.                            Solite Corporation
            320-D Midland Parkway                        2508 Chamberlayne Avenue
            Summerville, SC 29484                           Richmond, VA 23222
                 (803) 851-9898                                 (804) 321-6761
(Address, including zip code, and telephone      (Name, address, including zip code, and
       number, including area code, of            telephone number, including area code, of
  registrant's principal executive offices)                    agent for service)

                                     Copies to:

            Robert A. Cantone, Esq.                         David W. Robertson, Esq.
               Proskauer Rose LLP                      McGuire Woods Battle & Boothe LLP
                  1585 Broadway                               901 East Cary Street
         New York, New York 10036-8299                       Richmond, VA 23219
                 (212) 969-3235                                  (804) 775-1031

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                  ---------

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           ---------

                               ---------------
     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                               SOLITE CORPORATION
                            2508 Chamberlayne Avenue
                            Richmond, Virginia 23222

Dear Shareholder:


     The Special Meeting of Shareholders of Solite Corporation ("Solite") called for December 30, 1997 to consider a merger transaction with Giant Cement Holding, Inc. ("Giant") was adjourned without taking action because of the continuing review of the proposed transaction under the federal antitrust laws by the U.S. Department of Justice. As a result of adverse economic developments with respect to Solite since last fall, Solite and Giant have negotiated an amendment to the proposed Agreement and Plan of Merger which reduces the aggregate consideration to be received from 650,000 shares of Common Stock of Giant ("Giant Common Stock") to 325,000 shares of Giant Common Stock, and certain other changes. The revised transaction and the reasons for the reduction in consideration are more fully discussed in the accompanying Proxy Statement/Prospectus.

     A new Special Meeting of Shareholders of Solite to consider the revised transaction will be held at 9:00 a.m. on Tuesday, April 28, 1998, at the offices of McGuire Woods Battle & Boothe LLP, fourth floor, 901 East Cary Street, Richmond, Virginia.


     At the Special Meeting, you will be asked to consider and vote on the following proposals:

    1. To approve an amendment to the Solite Articles of Incorporation pursuant to which all the outstanding shares of preferred stock of Solite will be converted into shares of common stock, par value $2.00 per share of Solite ("Solite Common Stock") in accordance with the formula represented by the Schedule set forth on Annex I to the accompanying Proxy
   Statement/Prospectus.


    2. To approve the Agreement and Plan of Merger providing for the merger (the "Merger") of a wholly owned subsidiary of Giant with and into Solite.


    3. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

     The Board of Directors of Solite, after careful consideration, determined that the Merger is in the best interests of Solite shareholders. Accordingly, the Board unanimously approved the Agreement and Plan of Merger providing for the merger and recommends that you vote in favor of the Agreement and Plan of Merger at the Special Meeting.

     The conversion of all outstanding shares of Preferred Stock of Solite is a condition to the Merger and, if approved, the conversion would be effected immediately prior to the Merger only if all other conditions to the Merger have been satisfied.


     Under the terms of the Agreement and Plan of Merger, upon consummation of the merger, (i) Solite will become a wholly owned subsidiary of Giant, (ii) each share of common stock, par value $2.00 per share of Solite outstanding at the effective time of the merger (including all shares of Preferred Stock of Solite converted into Solite Common Stock) will be converted into the right to receive the number of shares of common stock, par value $.01 per share, of Giant ("Giant Common Stock") equal to the quotient derived by dividing (A) 175,000 shares of Giant Common Stock by (B) the total number of shares of Solite Common Stock outstanding as of the effective time, including all shares of Solite Common Stock issuable upon conversion of the Preferred Stock of Solite, and (iii) cash payments will be made to holders of Solite Common Stock in lieu of issuing fractional shares of Giant Common Stock.

     Pursuant to the Agreement and Plan of Merger, an additional 150,000 shares of Giant Common Stock will be placed in escrow upon consummation of the Merger. All, part, or none of 75,000 of such shares shall be distributed to the persons who were holders of Solite Common Stock immediately prior to the Merger (including holders of Preferred Stock of Solite that was converted into Solite Common Stock), depending upon whether, and the extent by which, as of the effective time, Solite's consolidated net book value exceeds $2.8 million and its net current assets exceed $3.3 million. The other 75,000 shares of Giant Common Stock shall be held in escrow to satisfy the indemnification claims, if any, of Giant under the Agreement and Plan of Merger.


     Following the conversion of Preferred Stock of Solite and before the Merger, Solite will distribute to each holder of Solite Common Stock (including holders of Solite Common Stock as a result of the preferred stock conversion) a fully paid and nonassessable share of Northeast Solite Corporation, currently a subsidiary of Solite, for each share of Solite Common Stock. Northeast Solite Corporation will hold certain assets as described in the accompanying Proxy Statement/Prospectus including Solite's lightweight aggregate plants located in New York and Kentucky and the masonry block plant in Chesapeake, Virginia.

     The proposed amendment to the Solite Articles of Incorporation and the proposed merger are described in the accompanying Proxy Statement/Prospectus, the forepart of which includes a summary of the terms of the Merger and certain other information relating to it, and the conversion of Solite Preferred Stock. Additional information related to Giant is discussed in the accompanying Annual Report on Form 10-K for the year ended December 31, 1997 of Giant and Annual Report to Shareholders of Giant. I urge you to review carefully the Proxy Statement/Prospectus and the Annexes thereto, as well as the Annual Report on Form 10-K for the year ended December 31, 1997 of Giant and Annual Report to Shareholders of Giant.

     I hope you will attend the Special Meeting. However, whether or not you plan to attend, please complete, sign and date the accompanying proxy card promptly and return it in the enclosed prepaid envelope. A proxy card for the December 30, 1997 meeting is not valid for this Special Meeting. Consequently, you should complete, sign and date the accompanying proxy card even if you executed and returned a proxy card for the December 30, 1997 meeting. If you are present at the meeting you may, if you wish, withdraw your proxy.



Richmond, Virginia                                    John W. Roberts
April   , 1998                                        President

                               SOLITE CORPORATION
                            2508 Chamberlayne Avenue
                            Richmond, Virginia 23222
                               ----------------
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                                 April 28, 1998


                               ----------------
To the Shareholders of
Solite Corporation:


     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Special Meeting") of Solite Corporation, a Virginia corporation ("Solite"), will be held on April 28, 1998, at the offices of McGuire Woods Battle & Boothe LLP, fourth floor, 901 East Cary Street, Richmond, Virginia, commencing at 9:00 a.m. local time, for the following purposes:


    1. To consider and vote upon a proposed amendment to the Solite Articles of Incorporation pursuant to which all the outstanding shares of preferred stock of Solite will be converted into shares of common stock, par value $2.00 per share of Solite ("Solite Common Stock") in accordance with the formula represented by the Schedule set forth on Annex I to the accompanying Proxy Statement/Prospectus.


    2. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of September 10, 1997, as amended, including the plan of merger attached thereto as Schedule A-1 (the "Merger Agreement") among Giant Cement Holding, Inc., a Delaware corporation ("Giant"), GCHI Acquisition Corp., a Virginia corporation and a wholly owned subsidiary of Giant ("Merger Sub"), and Solite, providing for the merger of Merger Sub with and into Solite (the "Merger"). Pursuant to the Merger, Solite will become a wholly owned subsidiary of Giant, and each outstanding share of Solite Common Stock, including all shares of Preferred Stock of Solite converted into Solite Common Stock, will be converted into the right to receive the number of shares of the common stock, par value $0.01 per share, of Giant (the "Giant Common Stock") equal to the quotient derived by dividing (i) 175,000 shares of Giant Common Stock by (ii) the total number of shares of Solite Common Stock outstanding as of the effective time of the Merger, including all shares of Solite Common Stock issuable upon conversion of the Preferred Stock of Solite. Pursuant to the Merger Agreement, an additional 150,000 shares of Giant Common Stock will be placed in escrow upon consummation of the Merger. All, part, or none of 75,000 of such shares shall be distributed to the persons who were holders of Solite Common Stock immediately prior to the Merger (including holders of Preferred Stock of Solite that was converted into Solite Common Stock), depending upon whether, and the extent by which, as of the effective time, Solite's consolidated net book value exceeds $2.8 million and its net current assets exceeds $3.3 million. The other 75,000 shares of Giant Common Stock shall be held in escrow to satisfy the indemnification claims, if any, of Giant under the Merger Agreement. A copy of the Merger Agreement is attached as Annex IV to the accompanying Proxy Statement/Prospectus.


    3. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.


     The Board of Directors has fixed the close of business on March 1, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof.


     Whether or not you plan to attend the Special Meeting, please fill in, sign, date and return the enclosed form of proxy card promptly. A return envelope is enclosed for your convenience and requires no postage for mailing in the United States.

                                          By Order of the Board of Directors






Richmond, Virginia                        J. J. Jewett, III
April   , 1998                            Secretary

                              SOLITE CORPORATION

              PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS


                          To be held on April 28, 1998


                                --------------

                           Giant Cement Holding, Inc.
                                   PROSPECTUS
                                   for up to


           325,000 Shares of Common Stock, par value $0.01 per share

     This Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of Solite Corporation, a Virginia corporation ("Solite"), with GCHI Acquisition Corp., a Virginia corporation ("Merger Sub") and a wholly owned subsidiary of Giant Cement Holding, Inc., a Delaware corporation ("Giant"), pursuant to an Agreement and Plan of Merger dated as of September 10, 1997, as amended, including the plan of merger attached thereto (the "Merger Agreement"). As a result of the Merger, Solite will become a wholly owned subsidiary of Giant. At the effective time of the Merger (the "Effective Time"), each outstanding share of the common stock, par value $2.00 per share, of Solite ("Solite Common Stock"), including shares of Solite Preferred Stock (as defined) converted into Solite Common Stock, but excluding shares held by Solite shareholders who perfect their dissenters' rights under the Virginia Stock Corporation Act (the "VSCA"), will be converted into the right to receive the number of shares of common stock, par value $0.01 per share, of Giant ("Giant Common Stock") equal to the quotient derived by dividing (i) 175,000 shares of Giant Common Stock by (ii) the total number of shares of Solite Common Stock outstanding as of the Effective Time, including all shares of Solite Common Stock issuable upon conversion of the Solite Preferred Stock. Pursuant to the Merger Agreement, an additional 150,000 shares of Giant Common Stock will be placed in escrow upon consummation of the Merger. All, part, or none of 75,000 of such 150,000 shares shall be distributed to the persons who were holders of Solite Common Stock immediately prior to the Merger (including holders of Solite Preferred Stock that was converted into Solite Common Stock), depending upon whether, and the extent by which, as of the Effective Time, Solite's consolidated net book value (as defined in the Merger Agreement) exceeds $2.8 million and its net current assets (as defined in the Merger Agreement) exceeds $3.3 million. The other 75,000 shares of Giant Common Stock shall be held in escrow to satisfy the indemnification claims, if any, of Giant under the Merger Agreement. Solite is soliciting proxies from its shareholders for use at the Special Meeting of shareholders of Solite scheduled to be held on April 28, 1998 (the "Special Meeting") to consider the approval of (i) an amendment to the Solite Articles of Incorporation pursuant to which each outstanding share of the Series A Preferred Stock, par value $50 per share, of Solite (the "Solite Series A Preferred Stock"), the Series B Preferred Stock, par value $50 per share, of Solite (the "Solite Series B Preferred Stock"), and the Series C Preferred Stock, par value $200 per share, of Solite (the "Solite Series C Preferred Stock" and collectively with the Solite Series A Preferred Stock and the Solite Series B Preferred Stock, the "Solite Preferred Stock"), will be converted into Solite Common Stock in accordance with the formula represented by the Schedule set forth on Annex I hereto and (ii) the Merger Agreement. The formula for conversion of the Solite Preferred Stock is designed to result in the holders of Solite Preferred Stock receiving Solite Common Stock with a value equal, after giving effect to rounding, to the par value of the Solite Preferred Stock based upon certain estimated equity valuations. The estimated equity valuations are in part determined by reference to the Giant Common Stock to be issued in the Merger. Consequently, the ratios for conversion of the Solite Preferred Stock fluctuate with the market price for Giant Common Stock. The number of shares of Giant Common Stock received in the Merger by former holders of Solite Preferred Stock increases and the number of shares of Giant Common Stock received in the Merger by other holders of Solite Common Stock decreases as the price per share of Giant Common Stock decreases. Conversely, the number of shares of Giant Common Stock received in the Merger by former holders of Solite Preferred Stock decreases, and the number of shares of Giant Common Stock received by other holders of Solite Common Stock increases, as the price per share of Giant Common Stock increases. The Merger is expected to be consummated promptly after approval of the Merger Agreement by the shareholders of Solite.

     Assuming the conversion of all shares of Solite Preferred Stock on the basis proposed in this Proxy Statement/Prospectus and assuming the issuance of 175,000 shares of Giant Common Stock, and based upon the average closing bid and ask prices of shares of Giant Common Stock for the twenty trading days ended March 11, 1998 reported on the Nasdaq National Market, each such outstanding share of Solite Common Stock would have been converted into .2221 shares of Giant Common Stock with a then-current market value of $5.66 had the Merger been consummated on that date, and the aggregate then-current market value of the shares of Giant Common Stock issued in the Merger would have been $4,462,500 in exchange for all of the 787,972 shares of Solite Common Stock which would be outstanding. Assuming the 150,000 shares of Giant Common Stock placed in escrow are released and based upon the average closing bid and ask prices of shares of Giant Common Stock for the twenty trading days ended March 11, 1998 reported on the Nasdaq National Market, the holder of each outstanding share of Solite Common Stock would also have received .1904 shares of Giant Common Stock with a then current market value of $4.86 if the escrow shares had been released on that date and the aggregate then current market value of the shares of Giant Common Stock released from escrow would have been $3,825,000. There can be no assurance that the shares of Giant Common Stock placed in escrow upon consummation of the Merger will be released and that holders of Solite Common Stock will receive such shares as consideration in the Merger. The formula for conversion of the Solite Preferred Stock is based in part on the average of the closing bid and asked price of Giant Common Stock for the 20 trading days before the Effective Time. Since the Effective Time is expected to be after the date of the Special Meeting, holders of Solite Preferred Stock and Solite Common Stock will not know at the time of the Special Meeting the number of shares of Giant Common Stock they will receive in the Merger or the value of such Giant Common Stock. Notwithstanding the foregoing, the obligation of Solite to complete the Merger is not subject to the Giant Common Stock having to exceed a certain minimum value at the Effective Time.

     This Proxy Statement/Prospectus constitutes both the proxy statement of Solite relating to the solicitation of proxies by its Board of Directors for use at the Special Meeting and the prospectus of Giant with respect to the shares of Giant Common Stock to be issued in the Merger upon the conversion of the outstanding shares of Solite Common Stock. This Proxy Statement/Prospectus and the enclosed forms of proxy are first being sent to Solite shareholders on
or about April   , 1998.


     See "RISK FACTORS" on page 15 for a description of certain factors concerning Giant and its operations following the Merger.

    THE SECURITIES TO WHICH THIS PROXY STATEMENT/PROSPECTUS RELATES HAVE NOT
     BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE
         COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
            STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.


         The date of this Proxy Statement/Prospectus is April   , 1998.

                                --------------

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION, OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, IN CONNECTION WITH THE SOLICITATION AND THE OFFERING MADE BY THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH SOLICITATION OR OFFERING MAY NOT LAWFULLY BE MADE.

NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF GIANT OR SOLITE SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                --------------

                             AVAILABLE INFORMATION

     Giant is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, Giant files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC").

     Giant has filed, through the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR"), a Registration Statement on Form S-4 (the "Registration Statement") with the SEC under the Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of Giant Common Stock to be issued upon consummation of the Merger. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Copies of the Registration Statement (including such omitted portions) are available from the SEC upon payment of prescribed rates. For further information, reference is made to the Registration Statement and the exhibits filed therewith. Statements contained in this Proxy Statement/Prospectus relating to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

     This filed material can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the SEC:
Chicago Regional Office (Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661) and New York Regional Office (Seven World Trade Center, New York, New York 10048). Copies of such material may be obtained by mail from the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Giant Common Stock is traded on the Nasdaq National Market. Reports, proxies and information statements are available for inspection at the offices of the National Association of Securities Dealers, Inc. (the "NASD"), 1735 K Street, N.W., Washington, D.C. 20006. Material filed electronically through EDGAR may also be accessed through the SEC's home page on the World Wide Web at http:// www.sec.gov.


                          FORWARD-LOOKING STATEMENTS

     This Proxy Statement/Prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act. All of the statements contained in this Prospectus, other than statements of historical fact, should be considered forward-looking statements, including, but not limited to, those concerning combined operations of Giant and Solite after the Merger. Although the Company believes the expectations reflected in those forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations ("Cautionary Statements") are disclosed in this Prospectus, including, without limitation, under "Risk Factors" beginning on page 15. All subsequent written and oral forward-looking statements by or attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by such Cautionary Statements. Prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not intended to give any assurance as to future results. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following document is incorporated by reference in this Proxy Statement/Prospectus: Giant's Annual Report on Form 10-K for the year ended December 31, 1997.

     A copy of Giant's Annual Report on Form 10-K for the year ended December 31, 1997 and Annual Report to Shareholders will be delivered with this Proxy Statement/Prospectus.


     All reports and definitive proxy or information statements filed by Giant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement/Prospectus from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated in this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus. All information appearing in this Proxy Statement/Prospectus or in any document incorporated herein by reference is not necessarily complete and is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated by reference herein and should be read together with such information and documents.

     All information contained in this Proxy Statement/Prospectus relating to Giant or Merger Sub has been supplied by Giant, and all information relating to Solite and Northeast Solite (as defined) has been supplied by Solite.


     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (EXCLUDING EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION INCORPORATED HEREIN) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF SOLITE STOCK TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED UPON REQUEST. WITH RESPECT TO GIANT'S DOCUMENTS, REQUESTS SHOULD BE DIRECTED TO GIANT AT 320-D MIDLAND PARKWAY, SUMMERVILLE, SC 29485, ATTN: TERRY L. KINDER (TELEPHONE: (803) 851-9898). WITH RESPECT TO SOLITE'S DOCUMENTS, REQUESTS SHOULD BE DIRECTED TO SOLITE AT 2508 CHAMBERLAYNE AVENUE, RICHMOND, VA 23222, ATTN: JEREMIAH J. JEWETT, III (TELEPHONE: (804) 321-0409). IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY REQUEST SHOULD BE MADE BY APRIL 15, 1998.

                               TABLE OF CONTENTS

 SUMMARY .................................................................................     1
  Giant ..................................................................................     2
  Solite .................................................................................     2
  Special Meeting ........................................................................     2
  Required Vote ..........................................................................     3
  Proxies ................................................................................     3
  Certain Significant Considerations .....................................................     4
  The Spin-Off ...........................................................................     4
  Conversion of Solite Preferred Stock ...................................................     4
  The Merger .............................................................................     5
  Proxy Agreement ........................................................................     9
  Regulatory Matters .....................................................................     9
  Certain Federal Income Tax Consequences ................................................    10
  Accounting Treatment ...................................................................    11
  Dissenters' Rights .....................................................................    11
  Differences in Shareholder Rights ......................................................    11
  Market Price Data ......................................................................    11
  Summary Consolidated Historical and Pro Forma Financial Information ....................    11
  Giant Summary Consolidated Historical Financial Information ............................    12
  Solite Corporation and Subsidiaries Summary Consolidated Historical Financial
    Information ..........................................................................    13
  Historical and Pro Forma Unaudited Per Share Data ......................................    14

 RISK FACTORS ............................................................................    15
  Exchange Ratio .........................................................................    15
  Difficulty of Integration of Operations Following the Merger ...........................    15
  Dependence on the Construction Industry; Economic Conditions ...........................    15
  Highly Competitive and Price Sensitive Industry ........................................    16
  Cement Imports .........................................................................    16
  High Fixed Costs and Capital Intensive Industry ........................................    17
  Impact of Environmental Laws ...........................................................    17
  Potential Volatility of Giant Common Stock Prices ......................................    20
  Shares Eligible for Future Sales .......................................................    20

 THE SPECIAL MEETING .....................................................................    21

 BACKGROUND OF THE SPIN-OFF AND THE MERGER ...............................................    22
  Reasons for the Merger; Recommendation of the Solite Board .............................    24
  Opinion of CoView Capital, Inc. ........................................................    26
  Certain Assumptions ....................................................................    29
  Giant's Reasons for the Merger .........................................................    29

 THE SPIN-OFF ............................................................................    30

 CONVERSION OF THE SOLITE PREFERRED STOCK ................................................    30
  Voting Requirements for Approval of Preferred Stock Amendment ..........................    33
  Recommendation of the Solite Board .....................................................    33
  Opinion of Ferris, Baker Watts .........................................................    33

 THE MERGER ..............................................................................    36
  Effective Time .........................................................................    36
  Exchange Ratio .........................................................................    36
  Shares of Giant Common Stock to be Held in Escrow ......................................    36

 Cancellation of Solite Common Stock Shares ..............................................   36
 Exchange Procedures; Distributions with Respect to Unexchanged Shares; No Further
   Ownership Rights in Solite Common Stock; No Fractional Shares of Giant Common Stock ...   37
 Admission for Trading on Nasdaq National Market .........................................   38
 Certain Significant Considerations ......................................................   38
 Certain Federal Income Tax Consequences .................................................   38
 Backup Withholding ......................................................................   40
 Dissenters' Rights ......................................................................   40
 Proxy Agreement .........................................................................   42
 Interests of Certain Persons in the Merger and the Conversion ...........................   42
 Operations After the Merger .............................................................   43
 Dividends ...............................................................................   43
 Right of the Solite Board to Withdraw Recommendation ....................................   43
 Regulatory Filings and Approvals ........................................................   43
 Resale of Giant Common Stock Received in the Merger .....................................   43

DESCRIPTION OF GIANT .....................................................................   44
 General .................................................................................   44
 Competition .............................................................................   46
 Resource Recovery .......................................................................   47
 Management of Giant .....................................................................   48

DESCRIPTION OF SOLITE ....................................................................   49
 General .................................................................................   49
 Environmental Matters ...................................................................   50
 Legal Matters ...........................................................................   51
 Security Ownership of Directors, Executive Officers and Owners of five percent or more of
  Solite Stock. ..........................................................................   52

COMPARATIVE STOCK PRICES AND DIVIDENDS ...................................................   53

UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS .......................................   54

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS ..............................   56

GIANT CONSOLIDATED SELECTED HISTORICAL FINANCIAL INFORMATION AND OTHER
 DATA ....................................................................................   60

GIANT MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS ...................................................................   61

SOLITE CORPORATION AND SUBSIDIARIES SELECTED HISTORICAL FINANCIAL
 INFORMATION .............................................................................   65

SOLITE CORPORATION AND SUBSIDIARIES MANAGEMENT'S DISCUSSION AND ANALYSIS
 OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS ........................................   66

TERMS OF THE MERGER AGREEMENT ............................................................   69
 The Merger; Exchange and Conversion of Shares ...........................................   69
 Shares of Giant Common Stock to be Held in Escrow .......................................   69
 Exchange of Share Certificates ..........................................................   70
 Effective Time ..........................................................................   70
 Termination Rights ......................................................................   70

 Certain Fees and Expenses ...............................................................      71
 Conditions to the Merger ................................................................      71
 Representations and Warranties ..........................................................      72
 Certain Covenants of Solite .............................................................      73
 Certain Covenants of Solite and Giant ...................................................      73
 Indemnity Provisions ....................................................................      73
 No Solicitation of Other Offers .........................................................      73
 Amendments ..............................................................................      74
 Ancillary Agreements ....................................................................      74

CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS OF SOLITE, GIANT, AND
 NORTHEAST SOLITE ........................................................................      78
 Authorized Capital Stock ................................................................      78
 Shareholder Voting Requirements .........................................................      78
 Shareholder Action Without a Meeting ....................................................      78
 Dissenters' Rights ......................................................................      79
 Amendment of the Certificate or Articles of Incorporation ...............................      79
 Amendment of Bylaws .....................................................................      79
 Directors ...............................................................................      80
 Limitations on Director Liability .......................................................      80
 Indemnification .........................................................................      80
 Business Combination Statutes ...........................................................      80

EXPERTS ..................................................................................      81

LEGAL MATTERS ............................................................................      81

SOLITE FINANCIAL STATEMENTS ..............................................................     F-1
 Financial Statements (Unaudited) of Solite Corporation and Subsidiaries for the interim
  periods ended December 31, 1997 and 1996 ...............................................     F-1
 Financial Statements of Solite Corporation and Subsidiaries for the years ended
  March 31, 1997 and 1996 ................................................................     F-9
 Financial Statements of Solite Corporation for the years ended
  March 31, 1997 and 1996 ................................................................    F-27

ANNEX I   --   Conversion Schedule .......................................................     I-1
ANNEX II  -- Preferred Stock Amendment ...................................................    II-1
ANNEX III -- Opinion of Ferris, Baker Watts, Incorporated ................................   III-1
ANNEX IV  -- Agreement and Plan of Merger ................................................    IV-1
ANNEX V   -- Opinion of CoView Capital, Inc. .............................................     V-1
ANNEX VI  -- Article 15 of the Virginia Stock Corporation Act ............................    VI-1

                                     SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Proxy Statement/Prospectus, in the attached Annexes and in the documents incorporated herein by reference. Shareholders are urged to read carefully this Proxy Statement/Prospectus and the attached Annexes in their entirety.


             Important Notice Concerning Proxy Statement/Prospectus

     On December 5, 1997, a Notice of Special Meeting of Shareholders and accompanying Proxy Statement/Prospectus was mailed to shareholders of Solite Corporation, a Virginia corporation ("Solite"), concerning a proposed amendment of the Solite Articles of Incorporation and a proposed merger with a wholly owned subsidiary of Giant Cement Holding, Inc., a Delaware corporation ("Giant"). The completion of such proposed merger was subject to, among other things, the expiration of the statutory waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended the ("HSR Act"). As a result of a request for additional information from Solite and Giant made by the Antitrust Division of the U.S. Justice Department, such waiting period did not expire by the date scheduled for such special meeting of shareholders or the subsequent dates to which such special meeting was adjourned.

     In early February 1998, at Giant's request, an agreement in principle was reached by Giant and Solite to modify the terms of the proposed merger by, among other things, reducing the amount of consideration to the shareholders of Solite. Accordingly, the Board of Directors of Solite has directed the call of a new meeting and the mailing of this new Proxy Statement/Prospectus describing, among other things, the terms of the proposed merger, as modified.

THIS PROXY STATEMENT/PROSPECTUS SUPERSEDES IN ITS ENTIRETY THE PROXY STATEMENT/ PROSPECTUS DATED DECEMBER 5, 1997 THAT WAS EARLIER MAILED TO SHAREHOLDERS OF SOLITE. YOU ARE URGED TO READ THIS PROXY STATEMENT/PROSPECTUS CAREFULLY IN LIGHT OF IMPORTANT DIFFERENCES FROM THE DECEMBER 5, 1997 PROXY
STATEMENT/PROSPECTUS.


Introduction
     This Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of Solite Corporation, a Virginia corporation ("Solite"), with GCHI Acquisition Corp., a Virginia corporation ("Merger Sub") and a wholly owned subsidiary of Giant, pursuant to an Agreement and Plan of Merger dated as of September 10, 1997, as amended, including the plan of merger attached thereto as Schedule A-1 (the "Merger Agreement"). As a result of the Merger, Solite will become a wholly owned subsidiary of Giant. At the effective time of the Merger (the "Effective Time"), each outstanding share of common stock, par value $2.00 per share, of Solite (the "Solite Common Stock"), including shares of Solite Preferred Stock (as defined) converted into Solite Common Stock, but excluding shares held by Solite shareholders who perfect their dissenters' rights under the Virginia Stock Corporation Act (the "VSCA"), will be converted into the right to receive the number of shares of common stock, par value $0.01 per share, of Giant (the "Giant Common Stock") equal to the quotient derived by dividing (i) 175,000 shares of Giant Common Stock by (ii) the total number of shares of Solite Common Stock outstanding as of the Effective Time, including all shares of Solite Common Stock issuable upon conversion of the Solite Preferred Stock. Pursuant to the Merger Agreement, an additional 150,000 shares of Giant Common Stock will be placed in escrow upon consummation of the Merger. All, part, or none of 75,000 of such 150,000 shares shall be distributed to the persons who were holders of Solite Common Stock immediately prior to the Merger (including holders of Solite Preferred Stock that was converted into Solite Common Stock), depending upon whether, and the extent by which, as of the Effective Time, Solite's consolidated net book value (as defined in the Merger Agreement) exceeds $2.8 million and its net current assets (as defined in the Merger Agreement) exceeds $3.3 million. The other 75,000 shares of Giant Common Stock shall be held in escrow to satisfy the indemnification claims, if any, of Giant under the Merger Agreement. Unless a claim or claims by Giant are then pending in amounts in excess of the then value of 37,500 shares of Giant Common Stock, 37,500 shares of Giant Common Stock held in escrow shall be released on the second anniversary of the Effective Time, and unless any claim or claims by Giant are then pending, the balance of the shares of Giant Common Stock held in escrow shall be released on the third anniversary of the Effective Time.


     This Proxy Statement/Prospectus also relates to an amendment to the Solite Articles of Incorporation (the "Preferred Stock Amendment") pursuant to which each outstanding share of Series A Preferred Stock, par value $50 per share (the

"Solite Series A Preferred Stock"), of Solite, the Series B Preferred Stock, par value $50 per share (the "Solite Series B Preferred Stock") of Solite, and the Series C Preferred Stock, par value $200 per share, of Solite, (the "Solite Series C Preferred Stock" and, together with the Solite Series A Preferred Stock and Solite Series B Preferred Stock, the "Solite Preferred Stock") will be converted (the "Conversion") into Solite Common Stock in accordance with the formula represented by the Schedule set forth on Annex I hereto. Immediately following the Conversion, and immediately before the Merger, Solite will distribute (the "Spin-Off") to each holder of Solite Common Stock (including holders of Solite Common Stock as a result of the Conversion) a fully paid and nonassessable share of Northeast Solite Corporation, a New York corporation and a wholly-owned subsidiary of Solite ("Northeast Solite" or "Northeast"), for each share of Solite Common Stock held after the Conversion.


     Assuming the conversion of all shares of Solite Preferred Stock on the basis proposed in this Proxy Statement/Prospectus and assuming the issuance of 175,000 shares of Giant Common Stock, based upon the average closing bid and ask prices of shares of Giant Common Stock for the twenty trading days ended March 11, 1998, as reported on the Nasdaq National Market, each such outstanding share of Solite Common Stock would have been converted into .2221 shares of Giant Common Stock with a then-current market value of $5.66 had the Merger been consummated on that date, and the aggregate then-current market value of the shares of Giant Common Stock issued in the Merger would have been $4,462,500 in exchange for all of the 787,972 shares of Solite Common Stock which would be outstanding. Assuming the 150,000 shares of Giant Common Stock placed in escrow are released and based upon the average closing bid and ask prices of shares of Giant Common Stock for the twenty trading days ended March 11, 1998 reported on the Nasdaq National Market, the holder of each outstanding share of Solite Common Stock would also have received .1904 shares of Giant Common Stock with a then-current market value of $4.86 if the escrow shares had been released on that date and the aggregate then-current market value of the shares of Giant Common Stock released from escrow would have been $3,825,000. There can be no assurance that the shares of Giant Common Stock placed in escrow upon consummation of the Merger will be released and that holders of Solite Common Stock will receive such shares as consideration in the Merger. The formula for conversion of the Solite Preferred Stock is based in part on the average of the closing bid and ask prices of Giant Common Stock for the 20 trading days before the Effective Time. Since the Effective Time is expected to be after the date of the Special Meeting, holders of Solite Preferred Stock and Solite Common Stock will not know at the time of the Special Meeting the number of shares of Giant Common Stock to be received for each share of Solite Common Stock in the Merger or the value of such Giant Common Stock. Notwithstanding the foregoing, the obligation of Solite to complete the Merger is not subject to the Giant Common Stock having exceeded a certain minimum value at the Effective Time.



Giant
     Giant manufactures a complete line of portland and masonry cements used in residential, commercial, and infrastructure construction applications. Giant's manufacturing facilities have an aggregate rated annual clinker capacity of approximately 1.4 million tons, ranking it as the 17th largest producer of cement in the United States. Its two manufacturing facilities are fully integrated from limestone mining through cement production to serve the South-Atlantic and Middle-Atlantic regions of the United States. Giant pioneered resource recovery techniques for use in the manufacturing of cement and is one of the largest users of waste-derived fuels in the cement industry.

     Giant Common Stock (symbol: GCHI) is admitted for trading on the Nasdaq National Market.


Solite
     Solite and its subsidiaries produce and sell construction materials to the commercial, industrial, governmental and residential construction markets, including building, bridge and road markets. Solite's primary geographic market is the eastern United States. Solite's principal product is "Solite[RegTM]," a lightweight aggregate primarily used in concrete and masonry blocks. Solite's operations also include sand, gravel, masonry block, hazardous waste fuels, coal and transportation.


Special Meeting

     A Special Meeting of the shareholders of Solite will be held at 9:00 a.m., local time, on Tuesday, April 28, 1998 (the "Special Meeting"), at the offices of McGuire Woods Battle & Boothe LLP, fourth floor, 901 East Cary Street, Richmond, Virginia. Only holders of record of Solite Common Stock and holders of Solite Preferred Stock at the close of business on March 1, 1998 (the "Record Date"), will be entitled to notice of, and to vote at, the Special Meeting. The Solite Common Stock and the Solite Preferred Stock are sometimes hereinafter referred to collectively as the "Solite Stock." At the Special Meeting, the holders of Solite Stock will be asked to consider and vote upon the approval of the Preferred Stock Amendment and the Merger Agreement, copies of which are attached as Annexes II and IV, respectively, to this Proxy Statement/Prospectus. Solite will be the surviving corporation in the Merger (the "Surviving Corporation") and will become a wholly owned subsidiary of Giant. The holders of Solite Stock will not be asked to consider and vote on the approval of the Spin-Off. The holders of Solite Stock will also transact such other business as may properly come before the Special Meeting.


     At the Special Meeting, holders of Solite Stock will be advised of (i) the Giant Conversion Price as it would be determined if the Effective Time occurred on the date of the Special Meeting, (ii) the number of shares of Solite Common Stock into which each series of Solite Preferred Stock would be converted based on such price, and (iii) the number of shares of Giant Common Stock to be received for each share of Solite Common Stock in the Merger based on such price. Holders of Solite Stock not attending the meeting may obtain this information beginning at 8:00 a.m. on the day of the Special Meeting by calling
(804) 775-1031. Holders of Solite Stock outside the Richmond, Virginia calling area may call collect. If, after obtaining such information, holders of Solite Stock not attending the Special Meeting who have previously voted by proxy desire to revoke their proxy or change their vote, they may fax signed instructions to such effect to J.J. Jewett, III at (804) 698-2152. To be valid, any such instructions must be received prior to 9:30 a.m. on the date of the Special Meeting, which is the time when polls for voting on all matters at the Special Meeting will be closed. Holders of Solite Stock attending the Special Meeting may revoke any previously delivered proxies at the Special Meeting, if they so desire.


     Giant and Solite intend to consummate the Merger immediately following the Special Meeting. However, the consummation of the Merger is subject, among other things, to the expiration of the statutory waiting period under the HSR Act. On October 10, 1997, Giant and Solite received a second request for information from the Department of Justice (the "Antitrust Division") in connection with their filing of certain required information under the HSR Act. As part of this process, at the request of the Antitrust Division, Solite has agreed to determine by April 20, 1998 whether there are any alternative purchasers for certain of its assets. The Antitrust Division has indicated it will advise Solite and Giant by April 27, 1998 whether it will permit the transaction to proceed without challenge. See "SUMMARY--Regulatory Matters" and "THE MERGER--Regulatory Filings and Approvals."



Required Vote
     Approval of the Merger Agreement and the Preferred Stock Amendment requires
(i) the affirmative vote of more than two-thirds of the votes that holders of the outstanding Solite Common Stock and Solite Preferred Stock, voting as one voting group, are entitled to cast and (ii) the affirmative vote of more than two-thirds of the votes that the holders of the outstanding Solite Common Stock, Solite Series A Preferred Stock, Solite Series B Preferred Stock and Solite Series C Preferred Stock, each voting as a separate voting group, are entitled to cast. Approval of the Preferred Stock Amendment also requires the affirmative vote of a majority of the votes that holders of the outstanding Solite Common Stock and Solite Preferred Stock, other than John W. Roberts and his family, are entitled to cast.

     As an inducement for Giant to enter into the Merger Agreement, certain shareholders of Solite (Jane M. Roberts, John M. Roberts, John W. Roberts, John
W. Roberts, as Trustee, Don K. Burris, Lee A. Facetti, A. Cabell Ford, Jr., J.
J. Jewett, III, Linwood F. Perkins, Jr., J. Wayne Thornton, Clay H. Barr, Joan
R. Cates, Willard Cates, Jr., H. C. Hofheimer II, Kaufman Americana Foundation, Carolyn L. Kaufman, George M. Kaufman, Linda H. Kaufman and Elise H. Wright) have entered into a Proxy Agreement with Giant pursuant to which such shareholders have, among other things, irrevocably appointed Giant their lawful agent, attorney and proxy to vote all of their shares of Solite Stock (approximately 76.9%, 100%, 86.9% and 100% of the outstanding shares of Solite Common Stock, Solite Series A Preferred Stock, Solite Series B Preferred Stock and Solite Series C Preferred Stock, respectively) in favor of the Merger Agreement and the Merger. See "THE MERGER--Proxy Agreement" and "THE SPECIAL MEETING." Consequently, no other affirmative vote is required to approve the Merger Agreement. However, you are urged to review this Proxy Statement/Prospectus carefully with respect to the Preferred Stock Amendment and to decide whether to exercise dissenters' rights. See "CONVERSION OF THE SOLITE PREFERRED STOCK" and "THE MERGER--Dissenters' Rights."

     Although no other affirmative vote is required to approve the Merger Agreement, the consummation of the Merger is conditioned upon adoption of the Preferred Stock Amendment, which must be approved by the holders of a majority of the votes that the holders of the outstanding Solite Preferred Stock and Solite Common Stock, other than John W. Roberts and his family, are entitled to cast. Such holders hold 1,575 shares (or 11.2%) of the outstanding Solite Preferred Series B Stock and 263,165 shares (or 49.4%) of the outstanding Solite Common Stock. The Proxy Agreement granted to Giant in connection with the Merger Agreement does not direct the vote of any shares of Solite Stock on the Preferred Stock Amendment. Directors and officers of Solite (other than John W. Roberts and members of his family) holding 517 shares (3.67%) of the outstanding Solite Preferred Series B Stock and 8,805 shares (1.65%) of the outstanding Solite Common Stock have indicated their intention to vote in favor of the Preferred Stock Amendment.

     The approval of Giant's shareholders is not required to effect the Merger.

Proxies
     Solite shareholders are requested to complete, sign, date and return promptly the enclosed proxy card in the postage-paid envelope provided for this purpose to ensure that their shares are voted. A holder of shares of Solite Stock may revoke a proxy by submitting a later dated proxy with respect to the same shares at any time prior to 9:30 a.m. on the date of the Special Meeting by delivering written notice of revocation to the Secretary of Solite at any time prior to 9:30 a.m. on the date of the Special Meeting or by attending the Special Meeting and voting in person. Mere attendance at the Special Meeting will not in and of itself revoke a proxy.


Certain Significant Considerations
     In considering whether to approve the Merger, the shareholders of Solite should carefully consider the factors described under "RISK FACTORS" as well as the fact that (i) the total number of shares of Giant Common Stock issuable pursuant to the Merger will not be adjusted based upon changes in the market price of the shares of Giant Common Stock, which at the Effective Time may vary significantly from the most recent market price set forth in this Proxy Statement/Prospectus or the market price on the date of the opinion of CoView Capital, Inc. or on the date of the Special Meeting and (ii) certain members of Solite's management and Solite's financial advisors have interests in the Merger, which interests may be viewed as giving rise to potential conflicts of interest. For certain information about these factors, see "--The Merger--Interests of Certain Persons in the Merger" in this Summary, "RISK FACTORS--Potential Volatility of Giant Common Stock Prices", "BACKGROUND OF THE SPIN-OFF AND THE MERGER--General", "--Reasons for the Merger; Recommendation of the Solite Board", "--Opinion of CoView Capital" and "THE MERGER--Interests of Certain Persons in the Merger."


The Spin-Off
     Immediately following the Conversion, and immediately before the Merger, Solite will distribute (the "Spin- Off") to each holder of Solite Common Stock (including holders of Solite Common Stock as a result of the Conversion) a fully paid and nonassessable share of common stock, par value $.20 per share of Northeast Solite ("Northeast Solite Common Stock") for each share of Solite Common Stock held after the Conversion. The Spin-Off is conditioned upon approval of the Merger Agreement and the Preferred Stock Amendment and will not occur unless all conditions of the Merger have been satisfied.

     Before the Merger and the Spin-Off, Solite will contribute to Northeast Solite certain assets, as well as stock of certain subsidiaries, in transactions intended to qualify for tax-free treatment under the Internal Revenue Code of 1986, as amended (the "Code"). As a result, at the time of the Spin-Off, Northeast Solite will hold the following: (i) two lightweight aggregate plants (one located in New York and one located in Kentucky), as well as hazardous waste fuels facilities associated with the Kentucky plant; (ii) one masonry block manufacturing and sales facility in Chesapeake, Virginia;
(iii) the coal mining properties owned and leased by Solite in Kentucky and West Virginia; (iv) a Florida tank farm storage facility and related assets,
(v) a closed Florida lightweight aggregate plant facility and related assets;
(vi) a sand and gravel plant in Hanover County, Virginia; (vii) certain lease and royalty (income) agreements, a leasehold interest in 365 acres in Wilcox County, Alabama, an option agreement to acquire 655 acres of real property in Fluvanna County, Virginia and a 69-acre parcel of real property in Spotsylvania County, Virginia; and (viii) the stock of Solite's inactive subsidiaries.

     For financial reporting purposes herein, the term Solite Corporation and Subsidiaries is used to describe Solite as a whole prior to the Spin-Off, and Solite Corporation is used to describe Solite on a "carve out" basis as if the Spin-Off were completed.

     The holders of Solite Stock will not be asked to consider and vote on the approval of the Spin-Off.


Conversion of Solite Preferred Stock
     In order to simplify Solite's capital structure and to facilitate the Spin-Off and the Merger, Solite proposes to convert all outstanding shares of Solite Preferred Stock to Solite Common Stock. The Conversion will be effectuated by the adoption of the Preferred Stock Amendment, attached hereto as Annex II. The Merger and the Spin-Off are conditioned upon approval of the Preferred Stock Amendment and completion of the Conversion. The Conversion will be effected immediately before the Spin-Off and the Merger, and will occur only if all other conditions to the Merger have been satisfied.

     The Board of Directors of Solite (the "Solite Board") has unanimously approved the Preferred Stock Amendment. Ferris, Baker Watts, Incorporated ("FBW") has delivered a written opinion to the Solite Board that the consideration to be received by the holders of Solite Preferred Stock in exchange for the conversion of their shares of Solite Preferred Stock to Solite Common Stock is fair to the holders of Solite Preferred Stock and Solite Common Stock. The full text of FBW's written opinion which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by FBW in rendering its opinion, is attached hereto as Annex III. Holders of Solite Common Stock and holders of Solite Preferred Stock are strongly urged to read such opinion in its entirety. See "Conversion of the Solite Preferred Stock--Opinion of Ferris, Baker Watts."

     The Preferred Stock Amendment will convert, without further action by the holders of the Solite Preferred Stock, each issued and outstanding share of Solite Preferred Stock into Solite Common Stock in accordance with the formula represented by the Schedule set forth on Annex I hereto (collectively, the "Preferred Stock Conversion Formula"). Upon the issuance of a certificate of amendment by the Office of the Clerk of the State Corporation Commission of the Commonwealth of Virginia evidencing the adoption of the Preferred Stock Amendment, each issued and outstanding preferred stock certificate which previously evidenced ownership of shares of Solite Preferred Stock will evidence the ownership of the number of shares of Solite Common Stock determined in accordance with the Preferred Stock Conversion Formula. Each holder of shares of Solite Preferred Stock converted into Solite Common Stock who would otherwise be entitled to receive a fraction of a share of Solite Common Stock in the Conversion will receive, in lieu thereof, cash (without interest) in an amount determined as set forth on Annex I.


     As a result of the reduction in the aggregate number of shares to be issued in the Merger, the Preferred Stock Conversion Formula will result in the percentage of shares received by former holders of Solite Preferred Stock being greater than the percentage that would have been received under the conversion formula proposed in connection with the Merger Agreement as executed in September 1997.



The Merger
     The Parties
     Giant Cement Holding, Inc. Giant's principal executive offices are located at 320-D Midland Parkway, Summerville, SC 29485, telephone number (803) 851-9898. As used in this Proxy Statement/Prospectus, "Giant" refers to Giant Cement Holding, Inc., its subsidiaries and 50% owned companies, and its predecessor, unless otherwise indicated.

     GCHI Acquisition Corp. Merger Sub is a Virginia corporation and is a wholly owned subsidiary of Giant, formed solely for the purpose of effecting the Merger.

     Solite Corporation. Solite's principal executive offices are located at 2508 Chamberlayne Avenue, Richmond, VA 23222, telephone number (804) 321-6761. As used in this Proxy Statement/Prospectus, unless otherwise indicated, "Solite" refers to Solite and its subsidiaries following the Spin-Off.

     Exchange Ratio. At the Effective Time, each outstanding share of Solite Common Stock, other than shares as to which the holders have perfected their dissenters' rights under the VSCA, will be converted into the right to receive the number of shares of Giant Common Stock equal to the quotient derived by dividing (i) 175,000 shares of Giant Common Stock by (ii) the total number of shares of Solite Common Stock outstanding as of the Effective Time, including all shares of Solite Common Stock issuable upon conversion of the Solite Preferred Stock. No fractional shares of Giant Common Stock will be issued in the Merger and the holders of shares of Solite Common Stock will be entitled to a cash payment in lieu of any such fractional shares of Giant Common Stock that would otherwise be issued in the Merger.

     Shares of Giant Common Stock to be Held in Escrow. Pursuant to the Merger Agreement, an additional 150,000 shares of Giant Common Stock will be placed in escrow upon consummation of the Merger.

     75,000 of such shares would be returned to Giant and cancelled if, as of the Effective Time, the consolidated net book value of Solite is $2.8 million or less or the net current assets of Solite are $3.3 million or less. If such consolidated net book value is more than $4.5 million and such net current assets are more than $5 million, all such 75,000 shares would be distributed to the persons who were holders of Solite Common Stock immediately prior to the Merger (including holders of Solite Preferred Stock that was converted into Solite Common Stock, but excluding holders who have perfected their dissenters' rights under the VSCA) on the basis of each such share of Solite Common Stock entitling such former holder to the number of shares of Giant Common Stock equal to the quotient derived by dividing 75,000 by the total number of outstanding shares of Solite Common Stock as of the Effective Time. If such consolidated net book value is more than $2.8 million but less than $4.5 million, or such net current assets are more than $3.3 million but less than $5 million, the shares of Giant Common Stock held pursuant to such escrow shall be returned, in part, to Giant for cancellation and distributed, in part, to such holders of Solite Common Stock on a formula basis with the Giant Common Stock returned valued at $22 per share. The $22 per share valuation was determined by Giant and Solite based upon the approximate market price per share of Giant Common Stock on the date Giant and Solite negotiated the terms of the escrow, the effect of which is to prevent Solite shareholders from benefitting from an increase in the price of the Giant Common Stock or detrimenting from a decrease in the price of Giant Common Stock, on shares that ultimately are returned to Giant pursuant to the terms of the Merger Agreement.

     The other 75,000 shares of Giant Common Stock shall be held in escrow and shall be available to satisfy the indemnification claims, if any, of Giant under the Merger Agreement. Unless a claim or claims by Giant are then pending in amounts in excess of the then value of 37,500 shares of Giant Common Stock, 37,500 shares of Giant Common Stock held in escrow shall be released on the second anniversary of the Effective Time, and unless any claim or claims by Giant are then pending, the balance of the shares of Giant Common Stock held in escrow shall be released on the third anniversary of the Effective Time. See "TERMS OF THE MERGER AGREEMENT--Indemnification Provisions."


     Review and Recommendation of the Merger by the Board of Directors of Solite. The Board of Directors of Solite (the "Solite Board") has unanimously approved the Merger Agreement, determined that the Merger is in the best interests of Solite's shareholders, and recommends that the shareholders of Solite vote FOR the approval of the Merger Agreement. In reaching its decision to approve the Merger Agreement and recommend approval of the Merger Agreement, the Solite Board considered, without assigning any relative or specific weights, a number of factors including, among other things, (i) the Solite Board's familiarity with the history, financial condition and results of operations of Solite, the financial condition and results of operations of Giant, the prospects of Solite both as an independent entity and as an affiliated entity of Giant and the value of the assets and liabilities to be held by Northeast Solite after the Spin-Off, (ii) the greater liquidity for Solite shareholders as a result of exchanging Solite Common Stock, which is not publicly traded, for Giant Common Stock, which trades on the Nasdaq National Market; (iii) the opportunity for improved operating performance by Solite as a result of merging with a strong geographically complementary company in a closely-related business, with the expectation that lower costs could be achieved as a result of the Merger; (iv) the opinions of Solite's financial advisors to the effect that the consideration to be received by the Solite shareholders in the Merger is fair, from a financial point of view, to such shareholders; and (v) the structure of the Merger, Spin-Off and Conversion as transactions intended to qualify for tax-free treatment under the Code. There can be no assurance, however, that any or all of the potential results described above will be achieved if the Merger is consummated. In considering the recommendation of the Solite Board, holders of Solite Preferred Stock and holders of Solite Common Stock should be aware that certain members of the Solite Board and management (particularly John W. Roberts) have interests which may present them with potential conflicts of interest. The Solite Board was aware of these potential conflicts and considered them in making its recommendation and approving the Merger Agreement and the Preferred Stock Amendment. See

"BACKGROUND OF THE SPIN-OFF AND THE MERGER--General" and "--Reasons for the Merger; Recommendation of the Solite Board."


     Opinion of CoView Capital. CoView Capital, Inc. ("CoView Capital"), delivered an oral opinion on February 9, 1998 that the consideration to be received in the Merger by the holders of Solite Common Stock is fair to such holders from a financial point of view. CoView Capital confirmed such opinion in writing on March 16, 1998. The full text of CoView Capital's written opinion, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex V hereto and is incorporated herein by reference. Holders of Solite Common Stock are strongly urged to read such opinion in its entirety. See "BACKGROUND OF THE SPIN-OFF AND THE MERGER--Opinion of CoView Capital."


     Interests of Certain Persons in the Merger. As of the Record Date, the directors and executive officers of Solite beneficially owned an aggregate of 251,055, 8,700, 12,195 and 15,429 shares of Solite Common Stock, Solite Series A Preferred Stock, Solite Series B Preferred Stock and Solite Series C Preferred Stock, respectively. Pursuant to the Merger Agreement, Solite's directors and executive officers will receive the same consideration for their shares of Solite Common Stock, including shares of Solite Preferred Stock converted into Solite Common Stock, as the other Solite shareholders.

     Pursuant to the CoView Capital engagement letter, CoView Capital provided advisory services and a financial opinion in connection with the Merger and Solite has agreed to pay a fee of 1% to CoView Capital based on the aggregate value of the transaction, including debt assumed, if the Merger is consummated.


     Mr. John W. Roberts has personally guaranteed $2 million of the obligations of Solite for borrowings under its bank line of credit. In connection with Merger, Giant intends to refinance such indebtedness with proceeds from Giant's credit facilities. As a result of such refinancing, Mr. Roberts will be relieved of any further obligations under such guarantees. See "THE MERGER--Interests of Certain Persons in the Merger."


     As of the record date, John W. Roberts and his family beneficially own 8,700 shares (or 100%) of the outstanding Solite Series A Preferred Stock, 12,518 shares (or 88.8%) of the outstanding Solite Series B Preferred Stock, and 15,429 shares (or 100%) of the outstanding Series C Preferred Stock. In addition, members of the Solite Board and officers of Solite own an additional 517 shares (or 3.67%) of the outstanding Solite Series B Preferred Stock. As a result of the reduction in the aggregate number of shares to be issued in the Merger, the percentage of such shares received by former holders of Solite Preferred Stock will be greater than the percentage that would have been received under the Merger Agreement executed in September 1997. As a result of the Conversion, John W. Roberts will beneficially own a majority of the outstanding Northeast Solite Common Stock after the Spin-Off, and consequently will be able to elect the entire Board of Directors of Northeast Solite and may be able to amend the Articles of Incorporation of Northeast Solite, without the vote of any other shareholder. Mr. Roberts is expected to be a director of both Northeast Solite and Giant after the Merger.

     Security Ownership of Certain Persons. As of the Record Date, there were 532,750 shares of Solite Common Stock, 8,700 shares of Solite Series A Preferred Stock, 14,093 shares of Solite Series B Preferred Stock, and 15,429 shares of Solite Series C Preferred Stock outstanding, of which an aggregate 380,055 shares of Solite Common Stock (71.3%), 8,700 shares of Solite Series A Preferred Stock (100%), 12,195 shares of Solite Series B Preferred Stock (86.5%), and 15,429 shares of Solite Series C Preferred Stock (100%) were owned of record by the directors, officers and persons holding 5% or more of the outstanding shares of Solite Common Stock, Solite Series A Preferred Stock, Solite Series B Preferred Stock or Solite Series C Preferred Stock. Certain Solite shareholders have entered into a Proxy Agreement. See "--Proxy Agreement."


     Conditions to the Merger. The obligations of Giant, Merger Sub and Solite to consummate the Merger are subject to the satisfaction or waiver of various conditions, including, without limitation, Solite shareholder approval of the Merger Agreement and the Preferred Stock Amendment. It is also a condition, among others, to completion of the Merger, that (i) holders of 1% or more, owning in the aggregate at least 50%, of the total outstanding capital stock of Northeast Solite enter into a Northeast Shareholder Agreement restricting his or her ability to transfer shares of Northeast Solite Common Stock (it is anticipated that Mrs. Clay H. Barr, Joan R. Cates, Davenport & Co., Harry W. Hahn, Jr. (revocable trust), H. C. Hofheimer II, Kaufman Americana Foundation, Carolyn L. Kaufman, Charles L. Kaufman, Jr., David L. Kaufman, George M. Kaufman, Linda M. Kaufman, Jane Martin Roberts, John Martin Roberts, John W. Roberts, John W. Roberts, as trustee and Elise H. Wright may enter into the Northeast Shareholder

Agreement), and (ii) holders of 1% or more, owning in the aggregate at least 70%, of the total outstanding shares of Giant Common Stock to be issued in connection with the Merger enter in a Giant Shareholder Agreement restricting his or her ability to transfer shares of Giant Common Stock (it is anticipated that Mrs. Clay H. Barr, Joan R. Cates, Davenport & Co., Harry W. Hahn, Jr. (revocable trust), H. C. Hofheimer II, Kaufman Americana Foundation, Carolyn L. Kaufman, Charles L. Kaufman, Jr., David L. Kaufman, George M. Kaufman, Linda M. Kaufman, Jane Martin Roberts, John Martin Roberts, John W. Roberts, John W. Roberts, as trustee and Elise H. Wright may enter into the Giant Shareholder Agreement). See "TERMS OF THE MERGER AGREEMENT--Conditions to the Merger."


     No Solicitation. The Merger Agreement provides that neither Solite, its subsidiaries or affiliates, nor any of their respective directors, officers, employees, agents or representatives shall, directly or indirectly, solicit, initiate, facilitate or encourage any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving the Core Business (as defined in the Merger Agreement) or the acquisition of capital stock of Solite or any subsidiary constituting part of the Core Business or all or any significant assets of the Core Business (an "Acquisition Transaction") or negotiate, explore or otherwise engage in discussions with any person (other than Giant and its representatives) with respect to any Acquisition Transaction, or enter into any agreement, arrangement or understanding with respect to any such Acquisition Transaction or which would require it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by the Merger Agreement; provided, however, that Solite may, in response to an unsolicited written proposal from a third party, furnish information to and engage in discussions with such third party, in each case only if the Solite Board determines in good faith, by majority vote after consultation with its financial advisor and based upon the advice of outside counsel, that failing to take such action would result in a breach of the fiduciary duties of the Solite Board and prior to taking such action, Solite (x) provides reasonable notice to Giant to the effect that it is taking such action and (y) receives from such corporation, partnership, person or other entity or group (and delivers to Giant) an executed confidentiality agreement in customary form. In the Merger Agreement, Solite agrees to immediately advise Giant in writing of any inquiries or proposals (or desire to make a proposal) received by (or indicated to), any such information from, or any such negotiations or discussions sought to be initiated or continued with, any of it, its subsidiaries or affiliates, or any of the respective directors, officers, employees, agents or representatives of the foregoing in each case from a person (other than Giant and its representatives) with respect to an Acquisition Transaction, and the terms thereof, including the identity of such third party, and to update on an ongoing basis or upon Giant's request, the status thereof, as well as any actions taken or other developments. Giant has waived the no solicitation provisions of the Merger Agreement in connection with Solite's efforts to determine whether there are alternative purchasers for certain of its assets pursuant to procedures specified by the Antitrust Division. See "SUMMARY--Regulatory Matters" and "TERMS OF THE MERGER AGREEMENT-- No Solicitation of Other Offers."


     Right of the Solite Board to Withdraw Recommendation. Under the Merger Agreement, the Solite Board may not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Giant or Merger Sub, the Solite Board's approval or recommendation of the Merger Agreement, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Transaction, or
(iii) cause Solite to enter into any agreement with respect to any Acquisition Transaction. Notwithstanding the foregoing, in the event that prior to the Effective Time the Solite Board determines in its good faith reasonable judgment, by majority vote, after consultation with its financial advisors that the Acquisition Transaction is more favorable to the shareholders of Solite than the Merger and, based upon the advice of outside counsel to Solite, that such action is required by the fiduciary duties of the Solite Board, the Solite Board may withdraw or modify its approval or recommendation of the Merger Agreement and the Merger, approve or recommend such Acquisition Transaction, or cause Solite to enter into an agreement with respect to an Acquisition Transaction, but only if Solite gives Giant at least five business days prior written notice, during which time Giant may make, and in such event, Solite shall in good faith consider, a counter proposal to such Acquisition Transaction.


     Termination. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the shareholders of Solite shall have approved the Merger Agreement (i) by mutual written consent of Giant and Solite or (ii) by either Giant or Solite if the Merger shall not have been consummated before April 30, 1998, (iii) by Giant, if (a) there has been a breach of any representations or warranties of Solite set forth in the Merger Agreement, the effect of which, individually or together with all other such breaches, is a material adverse effect on the financial condition, results of operations, business, assets, liabilities, prospects or properties of Solite and its subsidiaries, taken as a whole, or the ability of Solite to consummate the Merger and the other transactions contemplated by the Merger Agreement, (b) there has been a breach in any material respect of any of the covenants or agreements set forth in the Merger Agreement on the part of Solite, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Giant to Solite, (c) the Solite Board (1) withdraws or amends or modifies in a manner adverse to Giant or Merger Sub its recommendation or approval to shareholders in respect of this Agreement or the Merger, (2) makes any recommendation with respect to an Acquisition Transaction (including making no recommendation or stating an inability to make a recommendation), other than a recommendation to reject such Acquisition Transaction, or (3) takes any action that violates the non-solicitation provisions of the Merger Agreement, (d) subject to certain exceptions, any person or group ("Acquiring Person") other than Giant, or any affiliate or subsidiary of Giant, shall have become the beneficial owner of more than 331/3% of the outstanding voting equity of Solite (either on a primary or a fully diluted basis), or (f) any other Acquisition Transaction shall have occurred with any Acquiring Person other than Giant, or any affiliate or subsidiary of Giant, or (iv) by Solite, if (a) there has been a breach of any representations or warranties of Giant or the Merger Sub set forth in the Merger Agreement the effect of which, individually or together with all other such breaches, is a material adverse effect on the financial condition, results of operations, business, assets, liabilities, prospects or properties of Giant and its subsidiaries taken as a whole, or the ability of Giant to consummate the Merger and the other transactions contemplated by the Merger Agreement, (b) there has been a breach in any material respect of any of the covenants or agreements set forth in the Merger Agreement on the part of Giant, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Solite to Giant or (c) such termination is necessary to allow Solite to enter into an Acquisition Transaction permitted under the Merger Agreement. See "TERMS OF THE MERGER AGREEMENT--Termination Rights."


     Certain Fees. If the Merger Agreement is terminated as provided above (i) by Giant due to the Solite Board having withdrawn or modified its recommendation or approval with respect to the Merger Agreement or the Merger or having made a recommendation to shareholders with respect to an Acquisition Transaction or having taken any actions that violate the non-solicitation provisions of the Merger Agreement, or an Acquiring Person having become the beneficial owner of 331/3% or more of Solite's outstanding voting equity or any other Acquisition Event occurs, (ii) by Solite, in order to enter into an Acquisition Agreement permitted by the Merger Agreement, (iii) by either Giant or Solite due to the Merger not being consummated before April 30, 1998 or (iv) by Giant due to a material breach or misrepresentation by Solite and, in the case of a termination described in these clauses (iii) and (iv), within six months of such termination Solite or any of its subsidiaries shall have consummated an Acquisition Transaction or have entered into a definitive agreement with respect thereto; then Solite shall pay to Giant a termination fee of $1,750,000 (the "Termination Fee"). Giant has waived the Termination Fee in connection with Solite's efforts to determine whether there are alternative purchasers for certain of its assets pursuant to procedures specified by the Antitrust Division. See "SUMMARY--Regulatory Matters."



Proxy Agreement
     Giant and certain shareholders of Solite (Jane M. Roberts, John M. Roberts, John W. Roberts, John W. Roberts, as Trustee, Don K. Burris, Lee A. Facetti, A. Cabell Ford, Jr., J. J. Jewett, III, Linwood F. Perkins, Jr., and J. Wayne Thornton, Clay H. Barr, Joan R. Cates, Willard Cates, Jr., H. C. Hofheimer II, Kaufman Americana Foundation, Carolyn L. Kaufman, George M. Kaufman, Linda H. Kaufman and Elise H. Wright) have entered into a Proxy Agreement (the "Proxy Agreement"), pursuant to which such shareholders have granted to Giant an irrevocable proxy to vote all of their shares of Solite Stock in favor of the Merger Agreement and against any other Acquisition Transaction. As of the date of this Proxy Statement/Prospectus, such shareholders owned of record an aggregate of 409,470, 8,700, 12,287, and 15,429 shares of Solite Common Stock (76.9%), Solite Series A Preferred Stock (100%), Solite Series B Preferred Stock (87.2%) and Solite Series C Preferred Stock (100%) outstanding, respectively. See "THE SPECIAL MEETING" and "THE MERGER--Proxy Agreement." Consequently, no other affirmative vote is required to approve the Merger Agreement. However, you are urged to review this Proxy Statement/Prospectus carefully with respect to the Preferred Stock Amendment and to decide whether to exercise dissenters' rights. See " CONVERSION OF THE SOLITE PREFERRED STOCK" and "THE MERGER--Dissenters' Rights."

     Although no other affirmative vote is required to approve the Merger Agreement, the consummation of the Merger is conditioned upon adoption of the Preferred Stock Amendment, which must be approved by the holders of a majority of the votes that the holders of the outstanding Solite Preferred Stock and Solite Common Stock, other than John W. Roberts and his family, are entitled to cast. Such holders hold 1,575 shares (or 11.2%) of the outstanding Solite Preferred Series B Stock and 263,165 shares (or 49.4%) of the outstanding Solite Common Stock. The Proxy Agreement granted to Giant in connection with the Merger Agreement does not direct the vote of any shares of Solite Stock on the Preferred Stock Amendment. Directors and officers of Solite (other than John W. Roberts and members of his family) holding 517 shares (3.67%) of the outstanding Solite Preferred Series B Stock and 8,805 shares (1.65%) of the outstanding Solite Common Stock have indicated their intention to vote in favor of the Preferred Stock Amendment.


Regulatory Matters
     The Merger is subject to the requirements of the HSR Act, and the rules and regulations thereunder, which provide that certain transactions may not be consummated until required information and material have been furnished to the Antitrust Division and the Federal Trade Commission (the "FTC") and certain waiting periods have expired or been terminated. Solite and Giant filed the required information and material with the Antitrust Division and the FTC on September 12, 1997. On October 10, 1997, Giant and Solite received a second request for information from the Antitrust Division in connection with their filing of certain required information under the HSR Act.


     As part of this process, at the request of the Antitrust Division, Solite has agreed to determine by April 20, 1998 in accordance with specified procedures whether there are any alternative purchasers for the following assets: three of Solite's lightweight aggregate facilities (the two facilities located in Virginia and the one facility located in North Carolina) and one of Solite's subsidiaries, Oldover Corporation (collectively, the "Hazardous Waste Fuels Assets").

     Pursuant to the procedures specified by the Antitrust Division, Solite expects to engage by April 3, 1998 an investment banking firm (the "Special Investment Banker") with no prior relationship with Solite, Giant, or the law firms representing them in connection with the Merger. The Special Investment Banker will offer the Hazardous Waste Fuels Assets both as a package and as separate plants and is required to complete its efforts to find an alternative purchaser by April 20, 1998. The Special Investment Banker is then required to provide certain specified information with respect to its efforts to the Antitrust Division. The Antitrust Division has indicated it will advise Solite and Giant by April 27, 1998 whether it will permit the transaction to proceed without challenge.

     As required by the procedures specified by the Antitrust Division, Giant has agreed to waive certain provisions of the Merger Agreement, including the no solicitation and termination fee provisions, in connection with Solite's efforts to find alternative purchasers for the Hazardous Waste Fuels Assets. See "TERMS OF THE MERGER AGREEMENT--No Solicitation of Other Offers" and "TERMS OF THE MERGER--Termination Rights."



Certain Federal Income Tax Consequences
     The Conversion. McGuire Woods Battle and Boothe LLP, counsel to Solite, is of the opinion that the Conversion will qualify as a reorganization and, accordingly, (except with respect to any Solite Common Stock deemed received with respect to unpaid dividends on the Solite Preferred Stock) no gain or loss will be recognized by (and no amount will be included in the income of) holders of Solite Preferred Stock on the Conversion of such stock into Solite Common Stock. The receipt of cash, however, by holders of Solite Preferred Stock in lieu of fractional shares of Solite Common Stock may give rise to taxable gain or loss.

     The Spin-Off. Solite has obtained a private letter ruling from the Internal Revenue Service (the "IRS") that, provided that the Merger constitutes a tax-free reorganization under Section 368(a)(1)(B) of the Code, the Spin-Off will qualify as a reorganization and, accordingly, no gain or loss will be recognized by (and no amount will be included in the income of) Solite shareholders on the receipt of the Northeast Solite Common Stock.

     The Merger. McGuire Woods Battle & Boothe LLP and Proskauer Rose LLP are of the opinion that the Merger will qualify as a reorganization and accordingly, no gain or loss will be recognized by the Solite shareholders as a result of the exchange of shares of Solite Common Stock for shares of Giant Common Stock. However, the receipt of cash by Solite shareholders in lieu of fractional shares of Giant Common Stock (and the receipt of cash by Solite shareholders who exercise dissenters' rights) may give rise to taxable gain or loss.

     Each shareholder of Solite is urged to consult his, her or its tax advisor to determine the specific tax consequences of the Conversion, Spin-Off and the Merger to such shareholder. The obligation of Solite to consummate the Merger is subject to receipt of the opinion of Solite's and Giant's counsel to the effect that the Merger qualifies as a reorganization and to not receiving an opinion of counsel that as a result of changes in law the Spin-Off will no longer qualify as a tax-free reorganization. For a further discussion of the tax consequences of the Conversion, the Spin-Off and the Merger, see "THE MERGER--Certain Federal Income Tax Consequences."


Accounting Treatment
     Giant will account for the Merger using the purchase method of accounting. See "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS."


Dissenters' Rights
     Holders of Solite Stock entitled to vote on the approval of the Merger Agreement will be entitled to have the fair value of each such holder's shares of Solite Common Stock immediately prior to consummation of the Merger paid to such holder in cash, together with interest, if any, by complying with the provisions of Article 15 of the VSCA ("Article 15"). A written notice of such holder's intent to demand payment for such holder's Solite Common Stock must be delivered to Solite before the taking of the vote on the approval of the Merger Agreement. This written notice must be in addition to and separate from voting against, abstaining from voting, or failing to vote on approval of the Merger Agreement. Voting against, abstaining from voting or failing to vote on the approval of the Merger Agreement will not constitute written notice of an intent to demand payment within the meaning of Article 15. See "THE MERGER--Dissenters' Rights" and the complete text of Article 15, which is attached as Annex VI hereto.


Differences in Shareholder Rights


     If the Merger is consummated, shareholders of Solite will become shareholders of Giant, a Delaware corporation, which will result in their rights as shareholders being governed by Delaware law and Giant's Certificate of Incorporation and By-Laws, rather than Virginia law (Solite is a Virginia corporation) and Solite's Articles of Incorporation, as amended, and By-Laws, as amended. In addition, as a result of the Spin-Off, shareholders of Solite will become shareholders of Northeast Solite which will result in their rights as shareholders being governed by Northeast Solite's Articles of Incorporation and Bylaws, rather than Solite's Articles and Bylaws, as amended. It is not practical to describe all the differences between Delaware and Virginia law and between Solite's governing documents and those of Giant and Northeast Solite. A summary of all material differences is set forth in "CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS OF SOLITE, GIANT AND NORTHEAST SOLITE."



Market Price Data


     The Giant Common Stock (symbol: GCHI) is admitted for trading on the Nasdaq National Market. The following table sets forth the high and low sales price per share of the Giant Common Stock and the Solite Common Stock (on an equivalent per share basis) on the Nasdaq National Market on March 11, 1998.


                                              High          Low
                                          -----------   -----------
   Giant Common Stock .................   $ 26.75       $ 26.25
   Equivalent share basis(1) ..........   $ 11.18       $ 10.92

------------
(1) Equivalent share basis is determined by multiplying the applicable Giant Common Stock price by an Exchange Ratio, which assumes the issuance of 325,000 shares of Giant Common Stock in exchange for 776,734 and 781,108 shares of Solite Common Stock in the case of the high and low selling prices, respectively, in accordance with the formula for the conversion of the Solite Preferred Stock (assumes that the price of the Giant Common Stock is the high or low sales price of the Giant Common Stock on the Nasdaq National Market on March 11, 1998). The price of Giant Common Stock is subject to fluctuation due to changes in the business, operations or prospects of Giant, market assessments of the likelihood that the Merger will be consummated and the timing thereof, general market and economic conditions, and other factors.



Summary Consolidated Historical and Pro Forma Financial Information
     The following tables present summary consolidated selected historical financial information of Giant and Solite Corporation and Subsidiaries. Giant and Solite Corporation and Subsidiaries consolidated historical financial information for each of the annual periods presented have been derived from their respective audited consolidated financial statements, and in the case of Giant, previously filed with the SEC. Solite Corporation and Subsidiaries historical consolidated financial information for the nine months ended December 31, 1997 and December 31, 1996, have been derived from Solite's unaudited consolidated financial statements for such periods. The summary consolidated selected historical financial information should be read in conjunction with the consolidated selected historical financial information presented elsewhere in this Proxy Statement/Prospectus. See "GIANT CONSOLIDATED SELECTED HISTORICAL FINANCIAL INFORMATION" and "SOLITE CORPORATION AND SUBSIDIARIES CONSOLIDATED SELECTED HISTORICAL FINANCIAL INFORMATION."

     Additionally, the following table presents summary unaudited pro forma combined financial information after giving effect to the Merger under the purchase method of accounting as if the Merger had been consummated as of the beginning of the periods presented. The tables have been derived from, or prepared on a basis consistent with, the unaudited pro forma combined information included in this Proxy Statement/Prospectus. The selected pro forma combined financial information should be read in conjunction with, and is qualified in its entirety by reference to, the unaudited pro forma combined condensed financial statements and the notes thereto. See "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS." The following data are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred or that will occur after consummation of the Merger.



                Giant Summary Consolidated Financial Information
                     (in thousands, except per share data)


                                                                    Years Ended December 31,
                                           ---------------------------------------------------------------------------
                                                1997            1996            1995           1994           1993
                                           -------------   -------------   -------------   ------------   ------------
Historical Income Statement Data:
 Total revenues ........................     $ 116,888       $ 110,198       $ 100,185       $ 90,802       $ 81,900
 Gross profit ..........................        35,132          32,380          27,314         20,443         14,845
 Operating income ......................        26,409          24,539          19,767         13,752          8,725
 Net income ............................     $  16,085       $  15,421       $  12,715       $  9,195       $  5,148
 Net income per common share:
  Basic ................................     $    1.70       $    1.57       $    1.27       $    .92       $    .51
  Diluted ..............................     $    1.69       $    1.57       $    1.27       $    .92       $    .51
 Cash dividends ........................            --              --              --             --             --
 Weighted average common shares
   outstanding .........................         9,459           9,833           9,990         10,000         10,000
Pro Forma Income
 Statement Data:
 Pro forma revenues ....................     $ 169,274
 Pro forma operating income ............        30,165
 Pro forma net income ..................     $  17,410
 Pro forma basic net income per
   common share(1) .....................     $    1.78
 Pro forma average shares
   outstanding .........................         9,784
Historical Balance Sheet and Other Data:
 Working capital .......................     $  29,778       $  26,706       $  17,539       $ 20,513       $ 12,228
 Total assets ..........................       128,600         118,616         111,714         90,525         80,944
 Total debt ............................        10,549          11,751          17,804          8,403          9,312
 Shareholders' equity ..................        87,645          77,128          64,614         54,203         42,394

(1) See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

Solite Corporation and Subsidiaries Summary Consolidated Historical Financial
                          Information (in thousands)


                                       Nine Months Ended
                                         December 31,                           Years Ended March 31,
                                   ------------------------- ------------------------------------------------------------
                                       1997         1996         1997         1996        1995        1994        1993
                                   ------------ ------------ ------------ ------------ ---------- ------------ ----------
Statement of Operations Data:             (Unaudited)
Total revenues ...................   $ 49,672    $  50,872    $  66,779    $  61,956    $ 68,062    $ 66,475    $61,160
Gross profit .....................     11,872       11,680       17,193       18,171      19,849      17,668     22,822
Operating income (loss) ..........       (158)        (724)      (2,183)      (2,452)     (3,311)     (5,997)     2,158
Net income (loss)(1) .............   $    435    $  (1,428)   $  (3,390)   $  (6,891)   $   (772)   $ (5,120)       575

Balance Sheet Data (at period end):
Working capital (deficit) ........   $ (9,052)   $ (12,914)   $ (13,851)   $ (12,617)   $ 16,119    $ 17,269    $17,525
Total assets .....................     47,717       54,779       54,054       57,290      66,400      71,893     73,893
Total debt .......................     20,662       25,903       27,001       28,053      33,267      38,927     36,751
Shareholders' equity .............     15,181       16,531       14,692       18,048      21,914      22,553     26,732

------------
(1) Gains on the sale of assets of $2.8 million and $812,000 were recorded for the nine months ended December 31, 1997 and 1996, respectively. Gains on the sale of assets recorded for the years ended March 31 were $810,000 in 1997, $246,000 in 1996, $6.2 million in 1995, $209,000 in 1994 and $1.2 million in 1993. Charges of $166,000, $2.0 million and $904,000 were recorded in the years ended March 31, 1997, 1996 and 1995, respectively, for the impairment of long-lived assets.

               Historical and Pro Forma Unaudited Per Share Data


     The following table summarizes certain unaudited per share data for Giant on a pro forma combined basis, and on a historical basis giving effect to the Merger as a "purchase" for accounting purposes. Such information is derived from and should be read in conjunction with the Unaudited Pro Forma Combined Condensed Financial Information, including the notes thereto, contained elsewhere in this Proxy Statement/Prospectus. The unaudited pro forma statements are presented for comparative purposes only and are not necessarily indicative of future combined earnings or financial position or combined earnings or financial position that would have been reported had the Merger been completed at the beginning of the respective periods or as of the dates for which such unaudited pro forma information is presented.



                                                          Year           Year
                                                         Ended           Ended
                                                      December 31     December 31
                                                     -------------   ------------
                                                          1997           1996
                                                     -------------   ------------
   PRO FORMA COMBINED
   Net income per common share--Basic ............   $1.78(1)
    Net income per common share--Diluted .........    1.76
   Book value per common share--Basic ............    9.82

   GIANT--HISTORICAL
   Net income per common share--Basic ............    1.70           $1.57
    Net income per common share--Diluted .........    1.69            1.57
   Book value per common share--Basic ............    9.27            7.84


     Giant has never paid a cash dividend on its common stock and Solite has not paid a cash dividend on its common stock in more than five years.



(1) See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

                                  RISK FACTORS

     In addition to other information in this Proxy Statement/Prospectus, the following factors should be considered carefully by the holders of shares of Solite Stock in evaluating whether to approve the Merger Agreement and the Preferred Stock Amendment.


Exchange Ratio
     In considering whether to approve the Merger Agreement providing for the Merger, holders of shares of Solite Stock should carefully consider that the total number of shares of Giant Common Stock to be issued pursuant to the Merger is fixed and will not be adjusted based on changes in the market price of the Giant Common Stock, and that the market price of the Giant Common Stock at the Effective Time may vary from the price as of the date of this Proxy Statement/Prospectus or the date on which holders of shares of Solite Stock vote on the Merger due to changes in the business, operations or prospects of Giant, market assessments of the likelihood that the Merger will be consummated and the timing thereof, general market and economic conditions, and other factors.


     Because the formula for conversion of the Solite Preferred Stock under the Preferred Stock Amendment fluctuates with the market price for Giant Common Stock, the number of shares of Solite Common Stock to be received on conversion of the Solite Preferred Stock as well as the number of shares of Giant Common Stock to be received for each share of Solite Common Stock in the Merger, will not be known at the time of the Special Meeting. In addition, the effect of this fluctuation is to increase the number of shares of Giant Common Stock received in the Merger by former holders of Solite Preferred Stock and decrease the number of shares of Giant Common Stock received in the Merger by other holders of Solite Common Stock, if the price per share of Giant Common Stock decreases. As a result of the reduction in the aggregate number of shares to be issued in the Merger, the percentage of such shares received by former holders of Solite Preferred Stock will be greater than the percentage that would have been received under the Merger Agreement executed in September 1997. Holders of Solite Stock should also consider that, as of the Record Date, John W. Roberts and his family beneficially own 100% of the outstanding Solite Series A Preferred Stock, 88.8% of the outstanding Solite Series B Preferred Stock and 100% of the outstanding Solite Series C Preferred Stock.



Difficulty of Integration of Operations Following the Merger
     The Board of Directors of Giant (the "Giant Board") and the Solite Board have each given careful consideration to the Merger and believe it to be in the best interests of their respective shareholders. However, the Merger involves the combination of two companies that have operated independently. Accordingly, there can be no assurance that Solite can be successfully integrated into Giant or that Giant and its shareholders (including the shareholders of Solite who become shareholders of Giant) will ultimately realize any benefits from the Merger. The success of the combined company following the Merger will require the dedication of management resources which may temporarily detract from attention to the day to day business of Giant and Solite. There can be no assurance that such diversion of management resources will not adversely affect revenues or that other material adverse effects will not result from such activities.


Dependence on the Construction Industry; Economic Conditions
     General and Regional Conditions. Demand for Giant's products is directly related to activity in the construction industry and general economic conditions. Various economic factors beyond Giant's control affect cement consumption, including the level of new residential, commercial and infrastructure construction activity, which are in turn affected by movement in interest rates, the availability of short- and long-term financing and the availability of public funds for infrastructure projects. Accordingly, adverse economic conditions in Giant's markets or a worsening of general or local economic conditions could adversely affect Giant's operating results. There can be no assurance that cement demand will remain at current levels. Giant's resource recovery operations are dependent on general and regional economic conditions; federal, state and local environmental policies; and competition from other waste disposal alternatives. There can be no assurance that Giant's resource recovery services revenues will remain at current levels. See "GIANT MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

     Highly Cyclical and Seasonal Industry. Regional cement markets are highly cyclical, experiencing volatility corresponding to regional construction cycles. While the impact on Giant of regional downturns in the construction industry may be mitigated to some degree by Giant's presence in both the Middle-Atlantic and South-Atlantic markets, profitability is significantly affected by such construction cycles. In addition, the cement industry is seasonal in nature primarily due to the effect of weather conditions on construction activity. Giant has historically experienced lower operating income during the months of December, January and February, particularly with respect to its Pennsylvania operations where construction activity is more significantly affected by inclement weather. See "GIANT MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."


Highly Competitive and Price Sensitive Industry
     Due to the lack of product differentiation and the commodity nature of cement, the cement industry is highly competitive. Competition is based largely on price and, to a lesser extent, quality and service. Giant competes with national and regional cement producers in its markets. Many of Giant's competitors are larger and have significantly greater resources than Giant. The prices that Giant charges its customer are not likely to be materially different from the prices charged by other producers in the same markets. Accordingly, profitability in the cement industry is generally dependent on the level of cement demand and on a cement producer's ability to contain operating costs. Prices are subject to material changes in response to relatively minor fluctuations in supply and demand, general economic conditions and other market conditions beyond Giant's control. There can be no assurance that prices will not decline in the future or that such declines will not have a material adverse effect on the Company's financial condition or results of operations. See "GIANT MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--General," "DESCRIPTION OF GIANT--Competition."


Cement Imports
     During the latter part of the 1980s, an influx of low-priced cement imports caused prices to deteriorate in many domestic markets, including portions of the markets served by Giant. Responding to anti-dumping petitions filed by a group of domestic cement producers, the Department of Commerce imposed significant anti-dumping duties on cement and clinker imported from Mexico since 1990 and from Japan since 1991. Upon request by an interested party, the Department of Commerce will review these duties and an interested party may appeal the results of such review to the U.S. Court of International Trade. Such a review could result in a change in the duties now imposed on Mexican and Japanese imports. In addition, in February 1992 the Department of Commerce signed a five-year agreement with Venezuelan cement producers designed to eliminate the dumping of portland cement into Florida and other regions of the United States.

     Legislation was submitted to the Congress in September 1994 to approve and implement the "Uruguay Round" of multilateral trade negotiations completed under the auspices of the General Agreement on Tariffs and Trade ("GATT") in December 1993. The Uruguay Round agreements include modifications to the GATT Anti-dumping Code (the internationally approved rules concerning anti-dumping actions) that will require corresponding change in the U.S. anti-dumping laws. Such legislation may make it more difficult to obtain and maintain U.S. anti-dumping orders against foreign cement producers exporting to the United States. While the existing anti-dumping orders imposed on Mexican and Japanese cement and clinker imports and the agreement with Venezuelan cement producers will remain in force, "sunset" provisions in the GATT Anti-dumping Code and such legislation will provide for a review after five years to determine whether the orders should be terminated, modified, or remain in effect. Current U.S. legal provisions providing for review and termination of anti-dumping orders under certain circumstances have resulted in termination of anti-dumping orders in very few cases.

     The North American Free Trade Agreement ("NAFTA"), which entered into force for Mexico, Canada and the United States on January 1, 1994, does not modify the substantive anti-dumping rules of the GATT Code or U.S. law. However, NAFTA provides that appeals from the final results of U.S. anti-dumping investigations and administrative reviews involving Mexico or Canada may be taken to bi-national arbitral panels in lieu of the U.S. Court of International Trade and the Court of Appeals for the Federal Circuit. In such proceedings, U.S. laws, regulations and administrative practices, as well as decisional law, will continue to apply.

     Portions of the markets served by Giant can be directly or indirectly impacted by imports of foreign cement. In 1997, a customer of Giant's in the South-Atlantic region opened a captive import terminal to supply the majority of its own cement requirements. While Giant does not believe imports have had a significant impact on its market areas in 1997, there can be no assurance that importation of lower-priced cement in the future will not have a material adverse effect on the Company's operations. A substantial reduction or elimination of the existing anti-dumping duties could have a material adverse effect on Giant's financial condition or results of operations.


High Fixed Costs and Capital Intensive Industry
     The cement industry is highly dependent upon the level of cement demand as a result of the high fixed costs associated with production. Giant's cost per ton of production is directly related to the number of tons of cement manufactured; decreases in production increase Giant's fixed cost per ton. Equipment utilization percentages or uptime can vary from year to year based upon demand for Giant's products or as a result of equipment failure. Much of Giant's significant manufacturing equipment requires long lead-times to replace and is very costly to replace or repair. Giant attempts to maintain sufficient spare parts inventories to avoid long periods of shutdown in the event of equipment failure, but there can be no assurance such shutdowns can be avoided.



Impact of Environmental Laws
     Giant's operations and properties are subject to extensive and changing federal, state, and local environmental laws relating to air and water quality, as well as to the handling, treatment, storage and disposal of wastes. In connection with Giant's utilization of hazardous waste-derived fuels, environmental laws require certain permits and other authorizations mandating procedures under which Giant shall operate. Environmental laws also provide significant penalties for violators, as well as liabilities and costs of cleaning up releases of hazardous wastes into the environment. In addition, Giant could be subject to claims by employees or others alleging exposure to toxic or hazardous substances as a result of the failure to observe environmental laws. Violations of mandated procedures under operating permits, even if immaterial or unintentional, may result in fines, shutdowns, remedial actions, or revocation of such permits.


     Giant has been performing industrial operations at its properties for many years. Various materials from these operations have been disposed of in on-site landfills and may have been disposed of in off-site landfills and other facilities. As a result, Giant from time to time may be involved in administrative and other proceedings involving compliance matters and alleged violations of environmental laws at its operations and facilities.

     Giant estimates that annual expenditures for environmental compliance exceed $3.5 million per year, which includes dust collection and control systems and compliance expenditures related to Giant's resource recovery operations. Capital expenditures relative to environmental compliance totaled $1.6 million in 1995, $2.8 million in 1996 and $3.2 million in 1997. In 1997, Giant committed to construct a residual waste landfill at its Pennsylvania plant for the future management of cement kiln dust ("CKD"), the total capital cost of which is expected to be $2.5 million over the landfill's estimated 15 year life. Giant does not believe compliance expenditures impair its competitive position because its competitors are subject to the same laws and regulations, with the exception of those regulations specifically relating to resource recovery operations for which Giant currently receives revenues that more than offset the related compliance costs. However, Giant has no knowledge of its competitors' environmental compliance costs and such costs could vary depending upon the characteristics of a competitor's facilities.


     Giant's operations are subject to the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), and two delegated state programs, which together provide a comprehensive regulatory framework for the management of hazardous wastes at active facilities. RCRA sets up a "cradle to grave" system for the management of hazardous wastes, imposing upon all parties who generate, transport, treat, store, or dispose of waste above certain minimum quantities, requirements, including permitting requirements, for performance, testing, and record keeping. The boiler and industrial furnaces ("BIF") regulations, promulgated in 1991 under RCRA, also require, among other things, that cement kilns utilizing waste-derived fuels obtain operating permits. The BIF regulations are extremely complex and certain provisions are subject to different interpretations.


     In October 1991, the South Carolina Department of Health and Environmental Control issued to Giant a RCRA Part B Permit for the storage and management of hazardous waste. Giant was issued a similar RCRA Part B Permit by the Commonwealth of Pennsylvania in December 1991. In addition, Giant operates under BIF "interim status" permits which allow it to substitute approximately 100% and 75% of its respective fuel requirements, at its South Carolina and Pennsylvania plants, with hazardous waste-derived fuels. However, Giant is currently limited to approximately 50% waste fuel substitution by its Pennsylvania Department of Environmental Protection ("PADEP") air quality plan approval at its Pennsylvania plant. During this interim status period, Giant's plants must comply with BIF standards regarding emissions of particulate matter and other parameters. Giant is currently pursuing RCRA Part B permits for the burning of such fuels pursuant to the BIF regulations, which the Company believes may take one or more years to obtain.


     Pursuant to the BIF regulations, in order to maintain interim status permits for the burning of waste-derived fuels, Giant was required to perform BIF Compliance Tests ("BIF Tests") and submit Certificates of Compliance ("COCs") in 1995 and is required to perform BIF Tests and submit COCs every three years thereafter. Giant will be required to perform BIF tests in 1998. The BIF Tests results and COCs set various operating parameters within which Giant must operate, including volumes of waste-derived fuel, qualitative aspects of waste-derived fuel and various other parameters. The BIF Tests are monitored by the EPA or its representative, and the BIF Tests results and COCs are subsequently reviewed by the EPA for compliance with the BIF regulations. Giant believes its COCs are substantially in compliance with the BIF regulations. However, there can be no assurance that upon EPA's review of the submissions, the EPA will concur with Giant and not require a new BIF Test or levy fines for non-compliance. There can be no assurance that the results of future BIF Tests will be successful or that future COCs will provide favorable operating parameters for burning waste-derived fuels. The two BIF Tests conducted in 1995 cost Giant approximately $800,000. Should Giant fail a BIF Test, it can continue to utilize waste-derived fuels for a total of 720 hours including hours spent conducting a new BIF Test.

     Various aspects of Giant's operations are also subject to regulation under the federal Clean Air Act, as amended (the "CAA"). The CAA amendments of 1990 (the "Amendments") resulted in numerous changes to the CAA, including a new federal operating permit (Title V permit) and fee program for virtually all manufacturing operations. The Amendments will likely result in significantly increased capital and operational expenses for all manufacturers in Giant's industry in the future, the amounts of which are not presently determinable. In 1996, Giant's plants submitted detailed Title V permit applications for air emissions. In addition, the EPA is developing regulations for certain air pollutants under the Amendments for a broad spectrum of industrial sectors, including portland cement manufacturing and commercial waste combustion facilities. The EPA has indicated that the new maximum available control technology standard ("MACT") for these pollutants under these Amendments could require significant reduction of air pollutants below existing levels prevalent in the industry, which could have a material adverse effect on Giant's financial condition or results of operations. The EPA issued draft regulations for MACT in 1996 for public comment and requested additional public comment on alternative approaches in April 1997, with final promulgation expected in late 1998.

     Many of the raw materials, products, by-products, and wastes associated with Giant's facilities and operations contain chemical elements or compounds that are regulated under the environmental laws. Some examples of such materials are CKD and general purpose solvents, which in some instances may contain hazardous constituents including trace metals, organics or exhibit other hazardous waste characteristics. Giant has from time to time transported or delivered certain of these materials to various on-site and off-site disposal sites. Treatment and disposal of hazardous wastes generated from operations at on-site and off-site locations is additionally subject to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 ("CERCLA"). CERCLA imposes joint and several liability (without regard to fault) on certain categories of persons for clean-up costs related to releases of certain materials at facility sites, and for damage to natural resources. Giant has been identified as a potentially responsible party at a site in Southington, Connecticut under CERCLA. According to the EPA, it initially notified over 1,000 parties, and subsequently notified hundreds of additional parties including Giant, of their potential liabilities. The final volumetric ranking for the site, dated July 1993, indicates Giant contributed only .03206% (3.2 one hundredths of a percent). The agent for the PRP group has estimated the cleanup cost could range from $30 million to $100 million over the course of ten to twelve years. Unless a substantial number of larger PRP's are released from liability, Giant's liability at .03206 percent is not expected to be material. In addition to CERCLA, similar state or other Environmental Laws may impose the same or even broader liability for the discharge, release, or the mere presence of certain substances into and in the environment.


     CKD, a by-product of cement manufacturing, is currently excluded from regulation as a hazardous waste under the "Bevill Amendment" to RCRA. However, CKD that comes in contact with water might produce a leachate with an elevated pH. In December 1993, the EPA issued a Report to Congress on CKD in which the EPA concluded that risks associated with CKD management are generally low, but that there is potential under certain circumstances for CKD to pose a danger to human health and the environment, or that it may do so in the future. On January 31, 1995 the EPA issued a Regulatory Determination on CKD. The EPA reported that CKD would retain its status as a "Bevill Waste" and remain exempt from regulation as a hazardous waste until such time as the EPA promulgates new regulatory controls. The EPA intends to take a "common sense" approach in developing a highly tailored set of standards that will "prevent damage to ground and potable water and reduce health risks associated with breathing and ingesting dust from cement kilns." The EPA further made it clear that it has no problems with recycling or reuse of CKD, and that it has not limited beneficial uses of CKD; however, the EPA does not encourage the use of CKD as an agricultural lime additive. Though the EPA originally intended to conduct a typical rule-making process which would involve information gathering, eventually followed by the development of a proposed rule and the promulgation of a final rule, the EPA is now considering two alternatives to the full rule-making process. Under the first alternative, a state with a federally approved hazardous waste program would be able to oversee the management of CKD on a site-by-site basis, either through regulation, permit, or enforceable agreement. The second alternative would be to create federal rules that would set contingent management standards for cement kiln dust to meet before being exempt from Subtitle C of the Resource Conservation and Recovery Act. Key components of management conditions would be based on the design of the waste management unit, dust control practices, and other factors. The EPA is expected to issue a proposed rule in late 1998, with a final rule anticipated in late 1999.

     The cement industry will be vigorously pursuing a range of regulatory, legislative and judicial remedies because the industry continues to believe that CKD is not a hazardous waste, should never be classified as a hazardous waste and, therefore, does not warrant RCRA Subtitle C regulation. The industry believes its voluntary enforceable agreement that was submitted to the Agency in 1995 offers a responsible and valid approach for managing CKD outside the realm of RCRA Subtitle C. These standards address all possible exposure pathways and are fully protective of human health and the environment. The industry is fully committed to avoiding regulation of CKD as a hazardous waste while at the same time acknowledging the need to generally improve CKD management.


     Accepted industry practice has been to store CKD on-site. Giant collects and stores CKD at its plants and recycles CKD related to its operations. Additionally, Giant markets CKD and, occasionally, a customized blend of CKD and cement under the registered trade name "StableSorb." StableSorb is utilized by construction, remediation, and other contractors for the purpose of solidifying soil, wastes, and other materials. Although the potential costs and impact of repeal of the Bevill Amendment exemption with respect to CKD or adoption of particular EPA or State management standards for CKD in the future cannot be estimated at this time, such costs and impact could have a material adverse effect on Giant's financial condition or results of operations.

     Another RCRA concern in the cement industry involves the disposal of refractory brick containing chromium. Refractory brick containing chromium was formerly widely used in the cement industry to line cement kilns and has been utilized and disposed of on-site by Giant in the past. Giant's facilities conduct tests on all brick removed from its kilns to determine whether or not it is a hazardous waste, and these tests have confirmed such brick to be non-hazardous under the applicable RCRA standards. Giant conducts these tests in accordance with EPA standards and believes that the EPA would reach the same conclusions.

     Giant's quarry sites must comply with noise and dust suppression regulations, zoning, and special use permitting requirements, applicable mining regulations and federal health and safety requirements administered by the Mine Safety and Health Administration. Giant is also obligated under certain of its mining permits and certain regulations to engage in reclamation of land within the quarries upon completion of extraction and mining.

     The burning of hazardous waste-derived fuels is a key factor to the profitability of Giant. A substantial reduction in Giant's ability to substitute hazardous waste-derived fuels for traditional fossil fuels could have a material adverse effect on Giant's financial condition or results of operations. Giant regularly monitors and reviews its operations, procedures, and policies for compliance with these environmental laws and Giant's operating permits. Giant believes that its current procedures and practices in its operations, including those for handling hazardous wastes, are substantially in compliance with all environmental laws and its material operating permits. There can be no assurance, however, that a review of Giant's past, present, or future operations by courts or federal, state, or local regulatory authorities will not result in determinations that could have a material adverse effect on Giant's financial condition or results of operations. In addition, the revocation of any of Giant's operating permits, the denial of any application by Giant for a permit or the failure to renew any interim permit could have a material adverse effect on Giant's financial condition or results of operations. Giant cannot predict what environmental laws will be enacted or adopted in the future or how such future environmental laws will be administered or interpreted. The trend has been toward more stringent environmental standards. Compliance with more stringent environmental laws or more vigorous enforcement policies or stricter interpretation of current environmental laws could have a material adverse effect on Giant's financial condition or results of operation.

     On December 8, 1997, Giant experienced a fire at its hazardous waste storage tank farm in Bath, Pennsylvania. There were no injuries and no known environmental releases. As a result of the fire, the Company suspended its utilization of hazardous wastes as fuel and burned 100% coal in its kilns for the last three weeks of December and is continuing to do so while system repairs and engineering certification work is ongoing. The Company and the PADEP have entered a consent agreement which requires the Company to submit certain information and certificates before commencing waste fuel operations. Counsel has informed the Company that Keystone has complied fully with the consent agreement. The Company believes that the interruption of its hazardous waste fuels business as a result of the fire is covered by insurance; however, there can be no assurance the Company will recover its losses. The Company expects to incur a fine in addition to the legal, consulting and other costs associated with this incident. See "GIANT MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."



Potential Volatility of Giant Common Stock Prices
     The market price of the Giant Common Stock may be subject to fluctuations in response to quarter-to-quarter variations in operating results, changes in earnings estimates by investment analysts or changes in business or regulatory conditions affecting Giant, its customers, or its competitors. The stock market historically has experienced volatility which has particularly affected the market prices of securities of many companies in the construction related industries and which sometimes has been unrelated to the operating performances of such companies. These market fluctuations may adversely affect the market price of the Giant Common Stock.


     Since December 31, 1996, the closing market price of the Giant Common Stock as reported on the Nasdaq National Market has ranged from a high of $30.00 to a low of $15.25.



Shares Eligible for Future Sales
     Future sales of substantial amounts of Giant Common Stock (including shares issued upon the exercise of stock options) by Giant's current shareholders (including certain executive officers, employees and affiliates of Giant) after the Merger, or the perception that such sales could occur, could adversely affect the market price for Giant Common Stock.

     In addition, all of the shares of Giant Common Stock received by holders of Solite Common Stock in the Merger will have been registered under the Securities Act and will be freely transferable, except that (i) persons who are deemed to be affiliated to Solite prior to the Effective Time may sell the shares of Giant Common Stock received in the Merger only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of Giant) or as otherwise permitted by the Securities Act; persons who may be deemed to be affiliates of Solite or Giant generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal shareholders of such party; and
(ii) pursuant to the terms of the Giant Shareholder Agreement, holders of 1% or more, owning in the aggregate at least 70%, of the total outstanding shares of Giant Common Stock to be issued in connection with the Merger will agree to certain restrictions on the sale or other disposition of such shares. See "TERMS OF THE MERGER AGREEMENT--Ancillary Agreements." It is anticipated that Clay H. Barr, Joan R. Cates, Davenport & Co., Harry W. Hahn, Jr. (revocable trust), H.C. Hofheimer II, Kaufman Americana Foundation, Carolyn L. Kaufman, Charles L. Kaufman, Jr., David L. Kaufman, George M. Kaufman, Linda H. Kaufman, Jane Martin Roberts, John Martin Roberts, John W. Roberts, John W. Roberts, as trustee and Elise H. Wright may enter into the Giant Shareholder Agreement.

                              THE SPECIAL MEETING


     The Special Meeting will be held at 9:00 a.m. at the offices of McGuire Woods Battle & Boothe LLP, fourth floor, 901 East Cary Street, Richmond, Virginia on April 28, 1998.


     At the Special Meeting, the Solite Shareholders will be asked to vote upon proposals to (i) approve the Preferred Stock Amendment and (ii) approve the Merger Agreement, and such other business as may properly come before the Special Meeting. Promptly following the Effective Time of the Merger, Solite shareholders will be furnished transmittal letters to surrender their certificates to Giant for prompt issuance of certificates representing shares of Giant Common Stock.

     The accompanying proxy is solicited by and on behalf of the Solite Board for use at the Special Meeting or any adjournments thereof, for the purpose set forth in this Proxy Statement/Prospectus and the attached Notice of Special Meeting. Costs of solicitation of proxies will be borne by Solite. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by the directors, officers and employees of Solite without additional compensation to them. Solite may reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding proxy materials to the beneficial owners of shares held of record by such persons.

     The shares of Solite Stock represented by all properly executed proxies received by the Secretary of Solite and not revoked as herein provided will be voted as set forth therein unless the shareholder directs otherwise in the proxy, in which event such Solite Stock will be voted in accordance with such directions. If no instructions are indicated, such proxies will be voted "FOR" approval of the Merger Agreement and the Preferred Stock Amendment, and in the discretion of the persons named in the enclosed form of proxy, as to any other matter that may come before the Special Meeting or any adjournment or postponement thereof including, among other things, a motion to adjourn or postpone the Special Meeting to another time and/or place, for the purpose of soliciting additional proxies or otherwise; provided, however, that no proxy which is voted against the proposal to approve the Merger Agreement or the Preferred Stock Amendment will be voted in favor of any such adjournment or postponement. Any proxy may be revoked at any time before the shares of Solite Stock to which it relates are voted either by written notice (which may be in the form of a substitute proxy delivered to the Secretary of the meeting at any time prior to 9:30 a.m. on the date of the Special Meeting, which is the time for the closing of the polls at the Special Meeting) or by attending the meeting and voting in person.


     The Solite Board has unanimously approved the Merger Agreement, determined that the Merger is in the best interests of Solite shareholders, and recommends that the shareholders of Solite vote for the approval of the Merger Agreement.

     The Solite Board has established the close of business on March 1, 1998 (the "Record Date") as the record date for the determination of Solite shareholders entitled to receive notice of and to vote at the Special Meeting and any adjournments thereof. With respect to each matter to be considered at the Special Meeting, each holder of record of Solite Stock on the Record Date will be entitled to one quarter vote for each share of Solite Series A Preferred Stock or Solite Series B Preferred Stock then registered in his name and to one vote for each share of Solite Series C Preferred Stock or Solite Common Stock then registered in his name. As of the close of business on the Record Date, the following shares were outstanding and entitled to vote at the Special Meeting:
8,700 shares of Solite Series A Preferred Stock, 14,093 shares of Solite Series B Preferred Stock, 15,429 shares of Solite Series C Preferred Stock and 532,750 shares of Solite Common Stock. Approval of the Merger Agreement and the Preferred Stock Amendment requires (i) the affirmative vote of more than two-thirds of the votes that holders of the outstanding Solite Common Stock and Solite Preferred Stock, voting as one voting group, are entitled to cast and
(ii) the affirmative vote of more than two-thirds of the votes that the holders of the outstanding Solite Common Stock, Solite Series A Preferred Stock, Solite Series B Preferred Stock and Solite Series C Preferred Stock, each voting as a separate voting group, are entitled to cast. Approval of the Preferred Stock Amendment also requires the affirmative vote of a majority of the votes that holders of outstanding Solite Common Stock and Solite Preferred Stock, other than John W. Roberts and his family, are entitled to cast.


     Approval of the Merger Agreement and Preferred Stock Amendment by the holders of Solite Stock may be raised as a defense in the event that any suit or other legal action is instituted opposing the Merger or the Conversion. However, there are no legal actions pending, or to the knowledge of Giant or Solite, threatened with respect to the Merger or the Conversion.

     John W. Roberts, members of his family, officers, directors and certain other shareholders of Solite, holding an aggregate of more than two thirds of the Solite Common Stock and each class of Solite Preferred Stock have granted Giant irrevocable proxies to vote in favor of the Merger Agreement. Consequently, no other affirmative vote is required to approve the Merger Agreement. These irrevocable proxies do not include the vote on the Preferred Stock Amendment. Consequently, in order for the Conversion to be approved and for the Merger to occur, the Preferred Stock Amendment must be approved by the requisite vote of Solite shareholders, including approval by the affirmative vote of a majority of the votes that holders of Solite Common Stock and Solite Preferred Stock, other than John W. Roberts and members of his family, are entitled to cast.

                   BACKGROUND OF THE SPIN-OFF AND THE MERGER

     In June 1994, Solite engaged CoView Capital to assist it in the sale of certain specified assets. This engagement was part of a strategy to reduce the high level of long-term debt of Solite and improve operating results through the sale of certain assets. These assets included (i) two concrete block plants, which were sold in 1994, (ii) a ready-mix concrete subsidiary, which was sold in 1995, (iii) the sand and gravel operations, most of which were sold in August 1997, (iv) the Kentucky Solite subsidiary which consists primarily of the lightweight aggregate plant in Kentucky which is currently not operating and (v) the lightweight aggregate plant in Florida which was permanently shut down in 1995. Giant was one of the companies contacted by CoView Capital to determine whether there was interest in acquiring the Kentucky Solite subsidiary. While Giant indicated it was not interested in acquiring the Kentucky Solite subsidiary, Solite did pursue discussions with other companies with respect to the Kentucky Solite subsidiary, although no definitive sales agreement resulted. As part of its engagement, CoView Capital was also asked to explore the possibility of new equity investors as another method of reducing Solite's leverage. These efforts were unsuccessful; however, Solite did obtain additional capital during 1994, 1995 and 1996 through the sale of Solite Preferred Stock to John W. Roberts, President, and Chairman of the Board of Solite and other stockholders.

     In April 1995, Gary Pechota, President, CEO and Chairman of the Board of Giant, called Mr. John Roberts, President and Chairman of the Board of Solite and asked if it made strategic sense for the two companies to consider merging. Mr. Pechota explained that, since Giant went public in October 1994, it had improved its plant operations, strengthened its balance sheet and was interested in growing through acquisitions in the construction products industry and particularly in a geographic area between Giant's two existing operations in South Carolina and Pennsylvania. In addition, Giant was involved in resource recovery and this was an important part of Solite's business. Mr. Roberts indicated an interest and Mr. Pechota and Mr. Roberts had an initial meeting on April 19, 1995.

     At the April 19, 1995 meeting, Mr. Roberts and Mr. Pechota described to each other in general terms the companies' business operations, operating philosophies and growth objectives. No specific merger terms were discussed, but they agreed that it made sense to have further discussions regarding a proposed merger at a later date.

     As Solite's strategy of selling assets had not been fully successful and the continued high debt level was resulting in a deterioration of operating results, the Solite Board decided to explore a possible transaction with Giant.


     A second meeting was held on April 17, 1996. Both Mr. Roberts and Mr. Pechota had additional or follow-up questions from the initial meeting. Mr. Roberts expressed that it was important to the employees and shareholders of Solite that Giant use stock as payment. Mr. Roberts explained that any transaction would need to be nontaxable. It was agreed that representatives of the Company would set up a further meeting.

     On May 18, 1996, Mr. Roberts and Lee Facetti, Vice President and Chief Financial Officer of Solite met Mr. Pechota and Terry Kinder, Vice President and Chief Financial Officer of Giant. The Giant and Solite representatives exchanged additional general information about their respective businesses, their strategies and the industries in which they operate. A confidentiality agreement was executed in anticipation of such exchange of information. It was decided at the May 18 meeting that a stock-for-stock merger should be further explored. The merger transaction contemplated would include Solite's lightweight aggregate and block operations strategically located between Giant's cement manufacturing operations and Solite's related resource recovery facilities including M&M Chemical. It was determined that Solite should spin-off the assets that either did not fit Giant strategically or geographically, including but not limited to the New York, Kentucky and Florida lightweight aggregate facilities, the coal operations and the sand and gravel operations.

     After the May 1996 meeting between Mr. Roberts and Mr. Pechota, CoView Capital contacted two other companies which CoView Capital believed to be the most logical other buyers of Solite to determine whether there was any interest in pursing a possible transaction with Solite. These companies indicated they were not interested in considering such a transaction. Solite and CoView Capital did not contact other companies because (i) Giant was considered the most logical transaction partner in view of the geographic fit of the two companies' operations and the use by both of waste-derived fuels and
(ii) the indication from Giant that it was willing to pursue a stock transaction, at levels which Solite considered attractive, which would enable the Solite shareholders to continue their equity participation in the combined entity.

     On June 11, 1996, Mr. Kinder met with Mr. Roberts, Mr. Facetti and Linwood
F. Perkins, Jr., a director of Solite. They discussed Solite's internal financial statements and the accounting methods Solite uses for intercompany transactions and other matters with respect to Solite's business.

     On July 10, 1996, Mr. Pechota and Mr. Kinder met with Mr. Roberts and Mr. Facetti to discuss the strengths, weaknesses, opportunities and threats of and to their respective businesses, the structure of any proposed merger, what entities within Solite should be included in a transaction and valuation methodologies.

     On August 12, 1996, Mr. Pechota and Mr. Kinder met with Mr. Roberts, Mr. Facetti and Sam Yellin, Managing Director of CoView Capital. The parties discussed the potential structure for a transaction, valuation methodologies and possible performance-based contingent consideration.

     On October 11, 1996, Mr. Kinder met with Mr. Yellin to continue discussions regarding Solite's projections, synergies of the transaction, Solite's potential overhead cost reductions and valuation methodologies.

     During October, November and December of 1996, numerous conference calls took place between Messrs. Pechota and Mr. Kinder, on the one hand, and Messrs. Roberts, Facetti and Yellin, on the other, in which the parties negotiated the structure and pricing of a proposed merger, subject to the completion of due diligence by both parties.

     At a regular meeting of the Giant Board held on October 11, 1996, Mr. Pechota and Mr. Kinder gave a presentation for the Giant Board regarding Solite and the potential merger, which presentation included, among other things, financial and strategic analyses and reports. It was the consensus of the Giant Board at this meeting that the negotiations with Solite should continue. At a special meeting of the Giant Board on December 17, 1996, Mr. Pechota and Mr. Kinder were authorized to enter into a non-binding letter of intent to acquire Solite subject to satisfactory completion of due diligence and approval of a definitive agreement by the Giant Board. A letter of intent was executed on December 20, 1996 contemplating a stock-for-stock merger providing for the issuance to Solite shareholders of an aggregate 1,300,000 shares of Giant Common Stock and, potentially, additional shares of Giant Common Stock in the event certain post-merger financial benchmarks were achieved.

     During the first two quarters of 1997, Giant and Solite conducted their respective due diligence. In May and June 1997, Giant's due diligence included Coopers & Lybrand, L.L.P.'s audit of the "carve out" financial statements of the businesses within Solite Corporation to be included in the proposed merger transaction.

     Subsequent to the completion of due diligence, negotiations were reopened and numerous conference calls took place between June and September of 1997, between Messrs. Pechota and Kinder, on the one hand, and Messrs. Roberts and Facetti and Mr. J.J. Jewett, III, Vice President, Legal and Regulatory Affairs of Solite, on the other.

     Subsequent to completion of due diligence, Giant proposed a reduction in the consideration to be paid in the Merger due to lower than expected operating results for Solite's 1997 fiscal year, reductions in the value of Solite's current assets and a need for larger than anticipated capital expenditures on plant and equipment. Following further negotiations, Solite and Giant agreed to a reduction in the number of shares of Giant Common Stock to be issued in the Merger to 750,000 and the elimination of the contingent earnout. Giant also agreed to increase the maximum amount of debt to be assumed in the Merger from $18 million to $20 million.

     Following amendment of the letter of intent, there were numerous discussions between Messrs. Pechota and Kinder, on the one hand, and Messrs. Roberts, Facetti and Jewett, on the other, including meetings on August 20, 21, and 22 of 1997, concerning the terms of the definitive agreement for the Merger.

     In September 1997, Giant proposed to further reduce the consideration received in the Merger to 650,000 shares of Giant Common Stock due to lower than anticipated operating results for Solite's quarter ended June 30, 1997. After several additional conference calls and phone conversations in late August and early September of 1997 between Messrs. Pechota, Kinder, Roberts, Jewett, Facetti and Yellin, the definitive terms of the Merger were agreed upon. Solite's Board of Directors met on August 29 and September 9, 1997 to consider the Merger Agreement and the terms of the Merger. The Merger Agreement was signed on September 10, 1997.


     On December 5, 1997, a notice of special meeting of shareholders to be held on December 30, 1997 and accompanying proxy statement/prospectus was mailed to shareholders of Solite concerning the Merger and the Preferred Stock Amendment. Such special meeting was adjourned to subsequent dates and then adjourned without action being taken with respect to either proposal as a result of the Antitrust Division's continuing review of the transaction (see "THE MERGER--Regulatory Filings and Approvals").

     In February 1998, Giant proposed a further reduction in the consideration to be received in the Merger to 325,000 shares of Giant Common Stock due to Giant's lower expectations for Solite's operating results, the increase in Giant's stock price and the increased transaction costs associated with the Antitrust Division's review of the Merger. After several conference calls and phone conversations between February 3, 1998 and February 9, 1998, between Messrs. Pechota, Kinder, Roberts, Jewett, Facetti, Yellin and Jeffrey T. Beaver of CoView Capital, the terms of the amendment to the Merger Agreement were agreed upon. On February 9, 1998, the Solite Board met, approved in principle the proposed reduction in consideration subject to receiving a fairness opinion from FBW on a revised formula for converting Solite Preferred Stock based on the reduced consideration to be received in the Merger. On February 26, 1998, the Solite Board met, received oral confirmation of the fairness opinion of CoView Capital, received the oral fairness opinion of FBW with respect to the Preferred Stock Amendment, approved the amendment to the Merger Agreement reflecting the reduced consideration, and approved the Preferred Stock Amendment with a conversion formula reflecting the reduced consideration to be received in the Merger. The Amendment to the Merger Agreement was signed on March 2, 1998.



Reasons for the Merger; Recommendation of the Solite Board
     The Solite Board unanimously approved the Merger and recommends that Solite shareholders vote for approval of the Merger Agreement. In reaching this determination, the Board considered, without assigning any relative or specific weights, the following material factors:


     (i) the Solite Board's familiarity with the history, financial condition and results of operations of Solite, the financial condition and results of operations of Giant (including the potential effects of the interruption in use of hazardous waste fuels at Giant's Pennsylvania facility), the prospects of Solite both as an independent entity and as an affiliated entity of Giant and the value of the assets and liabilities to be held by Northeast Solite after the Spin-off;


     (ii) the greater liquidity for Solite shareholders as a result of exchanging Solite Common Stock, which is not publicly traded, for Giant Common Stock, which trades on the Nasdaq National Market;

     (iii) the need to provide Solite with access to sufficient financial resources to make needed capital expenditures;

     (iv) the reduction in debt level for Northeast Solite as a result of the Merger.

     (v) the opportunity for improved operating performance by Solite as a result of merging with a strong geographically complementary company in a closely related business, with the expectation that lower costs could be achieved as a result of the Merger;

     (vi) the opinions of Solite's financial advisors, to the effect that the consideration to be received by the Solite shareholders in the Merger is fair, from a financial point of view, to the shareholders;

     (vii) the terms and conditions of the Merger Agreement;

     (viii) the structure of the Merger, Spin-off and Conversion as transactions intended to qualify for tax-free treatment under the Code;


     (ix) the lower than anticipated earnings performance of the assets to be retained by Solite after the Spin-Off since September 10, 1997, the date the Merger Agreement was originally executed; and

     (x) the increase in the trading range of the Giant Common Stock since September 10, 1997.


     Because the Solite Board felt there was a commonality of interest between Mr. Roberts and the other holders of Solite Common Stock with respect to the Merger, the Solite Board did not consider it necessary to form a committee of disinterested directors to negotiate the Merger. In view of the ownership interest of Mr. Roberts and his family in Solite Preferred Stock, the Solite Board determined to engage a financial adviser which had not previously rendered advice to Solite to assist the Solite Board in determining conversion ratios for the Solite Preferred Stock and to provide a fairness opinion that the consideration received by the holders of Solite Preferred Stock in exchange for the conversion of their shares of Solite Preferred Stock to Solite Common Stock is fair to the holders of Solite Preferred Stock and the holders of Solite Common Stock. In addition, in view of the ownership percentage of Mr. Roberts and his family in the Solite Preferred Stock and Solite Common Stock, the Solite Board conditioned approval of the Preferred Stock Amendment on the affirmative vote of a majority of the votes that holders of outstanding Solite Common Stock and Solite Preferred Stock, other than Mr. Roberts and his family, are entitled to cast.


     In approving the Merger Agreement, the Solite Board was aware that (i) the Merger Agreement contains certain provisions restricting Solite's ability to solicit, initiate, encourage or negotiate with respect to other offers or agreements to acquire Solite (see "TERMS OF THE MERGER AGREEMENT--No Solicitation of Other Offers"), and (ii) Giant would be entitled to receive a termination fee from Solite under certain circumstances generally relating to a failure by Solite to consummate the Merger because of another offer for Solite (see "TERMS OF THE MERGER AGREEMENT--Termination Rights"). However, the Solite Board of Directors was also aware that such terms were specifically bargained for as inducements for Giant to enter into the Merger Agreement and that the Solite Board's obligation under the Merger Agreement to recommend approval of the Merger Agreement by its shareholders was explicitly made subject to the Solite Board's fiduciary duties under applicable law. Accordingly, the Merger Agreement expressly permits the Solite Board, if required by the exercise of its fiduciary duties under applicable law, to withdraw, modify or change such recommendations (see "THE MERGER--Right of the Solite Board to Withdraw Recommendation").


     The Solite Board has determined that the Merger, the Conversion and related transactions are in the best interests of the Solite shareholders and unanimously recommends that Solite shareholders vote "For" approval of the Merger Agreement and the Preferred Stock Amendment.


     In considering the recommendation of the Solite Board, holders of Solite Preferred Stock and holders of Solite Common Stock should be aware that certain members of the Board and management (particularly John W. Roberts) have interests which may present them with potential conflicts of interest (see "The Merger--Interests of Certain Persons in the Merger"). These potential conflicts include the fact that, as a result of the reduction in the aggregate number of shares to be issued in the Merger, the percentage of such shares received by former holders of Solite Preferred Stock will be greater than the percentage that would have been received under the Merger Agreement executed in September 1997. The Solite Board was aware of these potential conflicts and considered them in making its recommendation and approving the Merger Agreement and the Preferred Stock Amendment.


     The Solite Board believes that the Merger is fair to the holders of Solite Preferred Stock and Solite Common Stock even though approval of the Merger Agreement is not conditioned on the affirmative vote of a majority of the holders of such outstanding stock other than John W. Roberts and his family, because all holders of Solite Common Stock, after the Conversion, will receive the same consideration in the Merger. In view of the ownership by Mr. Roberts and his family of all the outstanding Series A Solite Preferred Stock and Series C Solite Preferred Stock and ownership of approximately 88.8% of the outstanding Series B Solite Preferred Stock, the Solite Board conditioned approval of the Preferred Stock Amendment, which approval is also a condition to the Merger, upon the receipt of the affirmative vote of a majority of the votes that holders of outstanding Solite Common Stock and Solite Preferred Stock, other than Mr. Roberts and his family, are entitled to cast.

     The Merger Agreement does not require that the Giant Common Stock received in the Merger have any minimum market value at the time the Merger is consummated. The Board approved the Merger Agreement without such a requirement, and determined that, notwithstanding the lack of such requirement, the Merger was in the best interests of the holders of Solite Stock, in view of the conditions to closing contained in the Merger Agreement that (i) the fairness opinions of CoView Capital and FBW be confirmed in writing at the Effective Time and (ii) since the date of the Merger Agreement, there has been no change, circumstance or occurrence in the business, results of operations or financial condition of Giant that has or is reasonably likely to have a material adverse effect on Giant.

     The Solite Board believes that the Preferred Stock Amendment and the Merger are in the best interests of the holders of Solite Common Stock (other than Mr. Roberts) in view of (i) the material factors considered by the Board in approving the Merger and (ii) the existing provisions of the Solite Articles of Incorporation which require payment of cash consideration per share to redeem the Solite Preferred Stock greater than the aggregate value per share proposed in the Conversion (based upon the assumed equity valuations).

Opinion of CoView Capital, Inc.


     Pursuant to a letter agreement dated February 19, 1997 (the "CoView Capital Engagement Letter"), CoView Capital provided a financial fairness opinion in connection with the Merger. CoView Capital was selected by the Solite Board to act as Solite's financial advisor based on CoView Capital's qualifications, expertise and reputation and its knowledge of the business and affairs of Solite. On February 9, 1998, CoView Capital rendered its oral opinion, subsequently confirmed orally as of February 26, 1998 and in writing as of March 16, 1998, that as of such date, based upon and subject to the various considerations set forth in the opinion, the consideration to be received pursuant to the Merger Agreement was fair from a financial point of view to the holders of shares of Solite Common Stock. In view of CoView Capital's relationship with the Company, which included working closely with Mr. Roberts in connection with the possible sale of certain Solite assets, the Solite Board felt it would be preferable to engage a financial adviser which had not previously rendered advice to Solite to assist the Solite Board in determining the conversion ratio for the Solite Preferred Stock. In view of the CoView Capital opinion with respect to the fairness of the Merger, the Solite Board did not believe it was necessary to incur the additional expense that would be involved in obtaining a second fairness opinion on the Merger from FBW.

     The full text of the written opinion of CoView Capital dated March 16, 1998 which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by CoView Capital in rendering its opinion, is attached as Annex V hereto. Solite shareholders are urged to, and should, read the opinion carefully and in its entirety in conjunction with this Proxy Statement/Prospectus. CoView Capital's opinion was prepared at the request of the Solite Board and addresses only the fairness of the consideration to be received pursuant to the Merger from a financial point of view as of the date of the opinion, and does not constitute a recommendation to any holder of Solite Stock as to how to vote at the Special Meeting. The summary of all of the material portions of the opinion of CoView Capital set forth in this Proxy Statement/ Prospectus is qualified in its entirety by reference to the full text of such opinion.


     In connection with rendering its opinion, CoView Capital, among other things, reviewed and analyzed: (i) trends in the building, aggregate, cement and hazardous waste management and treatment industries, including demand, pricing and competitive factors; (ii) significant developments in Solite's and Giant's markets; (iii) certain publicly available information with respect to Solite and Giant competitors; (iv) historical Solite and Giant financial statements; (v) internal financial statements and other financial and operating data provided by Solite and Giant managements, including historical, pro forma statements reflecting the spin-off of certain Solite assets; (vi) Solite projections for the fiscal years 1998 through 2000; (vii) Giant projections for the fiscal years 1997 through 2000; (viii) certain analyst projections for Giant's fiscal years 1997 and 1998; (ix) securities research analysts' reports regarding Giant; (x) information and market valuations pertaining to publicly-traded companies which are engaged in activities relatively similar and comparable to Solite; (xi) publicly-available information pertaining to the financial terms of generally comparable acquisition transactions; and (xii) the Merger Agreement. In addition, CoView Capital: (i) participated in discussions among the representatives of Solite and Giant; (ii) discussed with the managements of Solite and of Giant the strategic logic for the Merger; (iii) performed a Discounted Cash Flow (DCF) analysis on future Solite projections using various discount rates to determine Solite's net present value; and (iv) discussed with Solite's and Giant's senior management their respective financial statements, operations, future prospects and financial projections, as well as the pro forma impact of the Merger.


     CoView Capital assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the internal financial statements and other financial and operating data including estimates of the strategic, financial and operational benefits anticipated from the Merger provided by Solite and Giant, CoView Capital has been advised by the management of Solite and Giant, respectively, that such financial statements and other financial and operating data were reasonably prepared on bases reflecting the best then currently available estimates and judgments of the prospects of Giant and Solite, respectively. CoView Capital also relied upon, without independent verification, the assessment by the managements of Solite and Giant of the strategic and other benefits expected to result from the Merger. CoView Capital did not make any independent valuation or appraisal of the assets or liabilities of Solite or Giant. CoView Capital assumed that the Merger would be treated as a tax-free reorganization and/or exchange pursuant to the Code and would be consummated in accordance with the terms set forth in the Merger Agreement. CoView Capital's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion.

     The following is a brief summary of the analysis performed by CoView Capital in connection with the preparation of its opinion rendered February 9, 1998.

[bullet] Peer Group Comparison. Six building products companies were compared to
         Solite: Florida Rock Industries, Giant Cement Holding, Lafarge, Lone Star Industries, Medusa and Southdown. These Building Products Companies were chosen, in the absence of any directly comparable companies, as representing the closest similarities in terms of sector focus. CoView Capital did not consider Solite's business to be as well situated as that of the cement companies because substitutes for lightweight aggregate are more readily available and competitive than those for cement. No company used in the peer group comparison is identical to Solite and considerable differences were noted between the positive financial performance of the peer group in recent years and, prospectively, in 1997 and the declining trend of Solite's earnings over this same period. CoView Capital compared the following financial information of the Solite transaction with that of Building Products
         Companies: stock price as a multiple of earnings per share, enterprise value as a multiple of earnings before interest and taxes (EBIT), and stock price as a multiple of book value. This comparison was based on the latest available financial results and the relevant statistics for Solite (assuming the closing stock price for Giant on February 9, 1998 and reflecting the terms of the exchange of Giant stock for Solite stock). The consideration represents a price/earnings multiple of 10.4x (which is below the range compared to the Building Products Companies, whose multiples ranged from 10.6x to 17.2x and averaged 13.2x), an enterprise value/EBIT multiple of 9.1x (which is below the middle of the range compared to the Building Products Companies, whose multiples ranged from 7.5x to 11.6x and averaged 9.0x), and a price/book multiple of 1.6x (which is below the range compared to the Building Products Companies, whose multiples ranged from 1.7x to 3.3x and averaged 2.3x).

[bullet] Analysis of Selected Comparable Transactions. CoView Capital compared two building products transactions to the Solite transaction: (i) Hanson's acquisition of Concrete Pipe & Products Co. and (ii) Stonebridge Partners' acquisition of Joelson Concrete Pipe. These transactions were chosen because they were in related industries and information concerning the terms of each deal was available. Martin Marietta Materials' acquisition of American Aggregates Corp. was excluded from the analysis as it was determined to be a purchase based primarily on asset values, and not a transaction based on the earning power of the entity. CoView Capital computed the equity value of Solite implied by the following statistics of the selected transactions and compared it to the $7.1 million market value of Giant Common Stock to be received by Solite shareholders for their equity (assuming the closing stock price for Giant Common Stock on February 9, 1998 and reflecting the terms of the exchange of Giant Common Stock for Solite Stock). For the comparable transactions, the price/earnings ratio implied a value of $7.9 million (the consideration received is below the range) the enterprise value/EBIT ratio implied values ranging from $0.5 million to $3.3 million (the consideration received is above the range); and the price/book value ratio implied values ranging from $10.0 million to $10.3 million (the consideration received is below the range). No transaction used in the Analysis of Selected Comparable Transactions is identical to the Merger.

[bullet] Discounted Cash Flow Value. CoView Capital performed an analysis of the present value of Solite's equity based on the Solite's financial projections for the calendar years 1998 and 1999. Available cash was assumed to be used to repay debt at the end of each fiscal year, in order to maintain bank facilities. As a result, projected cash available of $0.6 million and $0.7 million, respectively, was used to pay down debt, and the cash flow evaluated consisted solely of the terminal value. CoView Capital applied an EBIT exit multiple range of 7 times to 11 times and a range of discount rates of 15% to 20%. Based on this analysis, CoView Capital estimated Solite's equity value, based on the present value of future cash flows, to range between $2.0 million and $11.4 million. The consideration is above the middle of this range.

[bullet] Relative Contribution Analysis. CoView Capital analyzed historical and projected financial results of Giant Cement and Solite based on respective management estimates. This analysis showed that in terms of net income of a combined company, exclusive of any projected benefit of such a combination, Solite would contribute 8% in 1996; 4% in 1997; 3% in 1998; and 3% in 1999. This analysis also showed that, at closing, the Solite debt assumed by Giant would account for about 67% of the combined company's debt and that Solite would account for approximately 7% of the tangible net worth of the combined company. These figures were compared to a pro forma ownership of the combined company by Solite shareholders of 3% (reflecting the terms of the exchange of Giant stock for Solite stock).

     Although most of the foregoing quantitative analyses showed that the consideration is below or on the low end of the applicable range of value, other analyses showed that the consideration ($7.1 million based on the closing price of Giant Common Stock on February 9, 1998) is at the middle of the applicable range of value, and CoView Capital considered the results of the quantitative comparison to be acceptable, in view of Solite's uncertain financial position and prospects.

     In connection with its written opinion dated as of March 16, 1998, CoView Capital confirmed the appropriateness of its reliance on the analyses used to render its oral opinion of February 9, 1998, by performing procedures to update certain of the Peer Group Comparison and the Analysis of Selected Comparable Transactions and by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith. CoView Capital updated its analysis on March 16, 1998. As of that date, CoView Capital valued the transaction at $7.9 million. The updated analysis showed that all comparisons for the Peer Group Comparison were at least as favorable as those on February 9, 1998; the consideration represented a price earnings multiple of 11.4x; an enterprise/EBIT multiple of 9.4x; and a price/book multiple of 1.7x. With respect to the Comparable Transaction Analysis, the relative value of the consideration improved with respect to each implied valuation as a result of the increase in market value of Giant Common Stock to be received in the Merger from $7.1 million (based on the closing price of Giant Common Stock on February 9, 1998) to $7.9 million (based on the closing price of Giant Common Stock on March 16, 1998).

     In addition in connection with its written opinion dated as of March 16, 1998, CoView Capital analyzed the pro forma impact of the Merger on the earnings attributable to Solite shareholders. Such analysis was based on a comparison of managements' earnings estimates for Solite assuming the Merger did not take place and for the merged company assuming the realization of synergies. Earnings estimates for the merged company were based on Giant management's forecasts, and for the years ending December 31, 1998 and 1999, respectively, including certain synergies expected to result from the Merger but excluding any one-time integration charges, indicate consolidated earnings per share of $2.25 and $2.50. Earnings estimates for Solite, assuming the Merger did not take place, were based on Solite management's forecasts, and for the years ending December 31, 1998 and 1999, respectively, indicate projected net income of $0.56 million and $0.61 million. The comparable earnings attributed to Solite shareholders based upon the projected earnings of the merged companies on a consolidated basis are $0.67 million and $0.74 million for the years ending December 31, 1998 and 1999, respectively. The comparison reflects the terms of the Merger, and CoView Capital observed that the Merger would result in earnings accretion for Solite shareholders of 18% and 22% for 1998 and 1999, respectively, based on the consideration to be received (reflecting the terms of the exchange of Giant Common Stock for Solite Common Stock).

     CoView Capital performed a variety of financial and comparative analyses for purposes of its opinion given in connection herewith. In arriving at its opinion, CoView Capital considered the results of all of its analyses as a whole and did not attribute any particular weight to any quantitative analysis or factor considered by it. In addition, CoView Capital considered the following qualitative factors: in the absence of the Merger (i) extended waivers of defaults by Solite lenders would likely be required and are hardly assured and (ii) Solite would need to make additional capital expenditures, the financing for which could be problematic. There have been repeated events of default, most recently Solite's failure to retire $19.2 million principal amount of bank and insurance company debt at December 31, 1997 and January 31, 1998. Management anticipates that waivers will be extended to permit the proposed merger to proceed.


     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Furthermore, selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In performing its analyses, CoView Capital made assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Solite or Giant. Any estimates contained herein are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of CoView Capital's analysis of the fairness of the consideration to be received in the Merger to the holders of shares of Solite Common Stock and were conducted in connection with the delivery of CoView Capital's opinion. The analyses do not purport to be appraisals or to reflect the prices at which Solite might actually be sold. The consideration to be received by the shareholders of Solite pursuant to the Merger was determined through arm's-length negotiations between Solite and Giant and was approved by the Solite Board. CoView Capital did not recommend that any specific consideration constituted the only appropriate consideration for the Merger.

     The Solite Board retained CoView Capital based upon CoView Capital's qualifications, experience and expertise. CoView Capital is an investment banking and advisory firm focused on middle market companies. CoView Capital, as part of its investment banking business, is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, private placements and valuations for corporate and other purposes.

     Pursuant to the CoView Capital Engagement Letter, CoView Capital provided advisory services and a financial opinion in connection with the Merger and Solite has agreed to pay a fee of 1% to CoView Capital based on the aggregate value of the transaction, including debt assumed, if the Merger is consummated and to reimburse CoView Capital for reasonable expenses as incurred. Solite has also agreed to indemnify CoView Capital, its directors, officers, agents and employees against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to CoView Capital's engagement.


Certain Assumptions


     The internal financial analyses of Giant reviewed by CoView Capital were derived from internal forecasts prepared by Giant's management for internal use only. The material assumptions underlying these projections include the following: Giant's cement revenues will increase 4% annually; cement manufacturing capacity will be fully utilized during the three-year period; costs will increase 3% annually, at a slower rate than revenue growth; resource recovery revenues will increase modestly each year, primarily as a result of higher volumes of solids processed; Solite's revenues will increase 2% annually, primarily as a result of higher volumes of lightweight aggregate and block produced and sold; Solite's cost of sales will decline 2% in 1998 and remain level thereafter as a result of cost reduction and containment measures; Solite's depreciation will increase 5% annually as a result of increased capital expenditures; and Solite's selling, general and administrative expenses will decrease 3% annually as a result of cost reduction and containment measures. Other assumptions include continuing economic growth, annual inflation at or lower than 3%, stable interest rates, continuing strong construction spending nationally and regionally, continuing favorable regulatory environments, and wage increases in line with general inflation. The internal financial analyses of Solite reviewed by CoView Capital were derived from forecasts prepared by Solite's management for internal use only. The material assumptions underlying these projections include the following:
Solite's revenues and costs remain constant for the two year period; available cash is used to repay debt at the end of each fiscal year, the interest rate on debt increases to 11% in 1998 and 1999; and the effective tax rate is equal to 35%. THE ASSUMPTIONS SET FORTH ABOVE INVOLVE INHERENT UNCERTAINTIES AND ACTUAL RESULTS MAY DIFFER MATERIALLY FROM PROJECTED RESULTS. SEE CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS.



Giant's Reasons for the Merger
     Giant's business strategy includes three primary uses for excess cash flow; first to reinvest in its cement manufacturing and resource recovery plant and equipment, second to repurchase its common stock, and third to acquire companies whose businesses are complementary to Giant's. The cement industry is dominated by large multinational companies that own more than 65% of United States capacity. Of the actively traded U.S. public cement companies, Giant's revenues are less than half of the next largest public company. The capital intensive nature of the industry could result in larger more well financed competitors gaining advantages over Giant unless Giant can grow through acquisitions.

     Solite was identified by Giant as an attractive candidate for a business acquisition. Giant believes that the Merger will broaden its presence on the east coast, broaden its construction materials product lines, broaden its resource recovery services capabilities and allow it to compete more effectively in both of these businesses.

                                 THE SPIN-OFF

     Before the Merger and the Spin-Off, Solite will contribute to Northeast Solite certain assets, as well as stock of certain subsidiaries, in transactions intended to qualify for tax-free treatment under the Code. As a result, at the time of the Spin-Off, Northeast Solite will hold the following:
(i) two lightweight aggregate plants (one located in New York and one located in Kentucky), as well as hazardous waste fuels facilities associated with the Kentucky plant; (ii) one masonry block manufacturing and sales facility in Chesapeake, Virginia; (iii) the coal mining properties owned and leased by Solite in Kentucky and West Virginia; (iv) a Florida tank farm storage facility and related assets; (v) a closed Florida lightweight aggregate plant facility and related assets; (vi) a sand and gravel plant in Hanover County, Virginia;
(vii) certain lease and royalty (income) agreements, a leasehold interest in 365 acres in Wilcox County, Alabama, an option agreement to acquire 655 acres of real property in Fluvanna County, Virginia, and a 69-acre parcel of real property in Spotsylvania County, Virginia; and (viii) the stock of Solite's inactive subsidiaries.

     On February 19, 1997, Solite filed a private letter ruling request with the IRS requesting rulings on the Spin-Off. On September 8, 1997, the IRS issued a letter ruling to Solite holding that the Spin-Off will not be taxable to either Solite or Northeast Solite or their respective shareholders.

     Immediately following the Conversion, and immediately before the Merger, Solite will distribute to each holder of Solite Common Stock a fully paid and non-assessable share of Northeast Solite Common Stock for each share of Solite Common Stock held after the Conversion. The Spin-Off is conditioned upon approval of the Merger Agreement and the Preferred Stock Amendment and will not occur unless all conditions to the Merger have been satisfied. See "TERMS OF THE MERGER AGREEMENT--Conditions to the Merger." The Articles of Incorporation and By-laws of Northeast Solite will be amended to conform as nearly as practicable to the Articles of Incorporation and By-laws of Solite. See "CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS OF SOLITE, GIANT AND NORTHEAST SOLITE."

     In connection with the Merger, Northeast Solite will enter into the Northeast Agreement, the Tax Provisions Agreement, the Indemnity Agreement, the License Agreement, the Services Agreement, and the Non-Competition Agreement. See "TERMS OF THE MERGER AGREEMENT--Ancillary Agreements." In addition to the obligations under the foregoing agreements, Northeast Solite will be responsible for the liabilities and obligations associated with the assets transferred to it in connection with, and held by it after, the Spin-Off.

     Solite currently provides administrative, management, accounting, legal and human resources services to the operations that will constitute Northeast Solite after the Spin-Off. Pursuant to the Services Agreement to be entered into in connection with the Merger, Solite will agree to provide these services to Northeast Solite, as needed, for terms varying in length from six months to three years, six months. See "Terms of the Merger--Ancillary Agreements." During this period, Northeast Solite plans to retain personnel, or enter into outsourcing arrangements, to provide these functions upon termination of the services provided pursuant to the Services Agreement.

     The shares of Northeast Solite Common Stock distributed in the Spin-Off, like the outstanding shares of Solite Stock, will not be registered under the Securities Act, and accordingly, may not be sold or transferred unless registered under the Securities Act or an applicable exemption from such registration requirements is available.


     John W. Roberts will beneficially own a majority of the outstanding Northeast Solite Common Stock after the Spin-Off, and consequently will be able to elect the entire board of directors of Northeast Solite and, may be able to amend the articles of incorporation of Northeast Solite, without the vote of any other shareholder. Mr. Roberts is expected to be a director of both Northeast Solite and Giant after the Merger.



                   CONVERSION OF THE SOLITE PREFERRED STOCK
     In order to simplify Solite's capital structure and to facilitate the Spin-Off and the Merger, Solite proposes to convert all outstanding shares of Solite Preferred Stock to Solite Common Stock. The Conversion will be effectuated by the adoption of the Preferred Stock Amendment, attached hereto as Annex II. The Merger and the Spin-Off are conditioned upon approval of the Preferred Stock Amendment and completion of the Conversion. The Conversion will be effected immediately before the Spin-Off and the Merger, and will occur only if all other conditions to the Merger have been satisfied. See "TERMS OF THE MERGER AGREEMENT--Conditions to the Merger."

     The following summarizes all of the material provisions of the Preferred Stock Amendment which is attached hereto in its entirety. The following does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Preferred Stock Amendment.

     Authorized and Outstanding Solite Preferred Stock. As of the date hereof, the Solite Articles of Incorporation authorize the issuance of 100,000 shares of Solite Preferred Stock, issuable in series, of which Solite has designated 25,000 shares as Solite Series A Preferred Stock, 16,300 shares as Solite Series B Preferred Stock, and 16,807 shares as Solite Series C Preferred Stock. As of the Record Date, 8,700 shares of Solite Series A Preferred Stock, 14,093 shares of Solite Series B Preferred Stock and 15,429 shares of Solite Series C Preferred Stock, were outstanding.

     As of the Record Date, John W. Roberts and his family beneficially own 8,700 shares (or 100%) of the outstanding Solite Series A Preferred Stock, 12,518 shares (or 88.8%) of the outstanding Solite Series B Preferred Stock, and 15,429 shares (or 100%) of the outstanding Solite Series C Preferred Stock.


     Effects of the Conversion. The Preferred Stock Amendment will convert, without further action by the holders of the Solite Preferred Stock, each issued and outstanding share of Solite Preferred Stock in accordance with the formula represented by the Schedule set forth on Annex I hereto (collectively, the "Preferred Stock Conversion Formula"). Upon the issuance of a certificate of amendment by the Office of the Clerk of the State Corporation Commission of the Commonwealth of Virginia (the "Virginia SCC") evidencing the adoption of the Preferred Stock Amendment, each issued and outstanding preferred stock certificate which previously evidenced ownership of shares of Solite Preferred Stock will evidence the ownership of the number of shares of Solite Common Stock determined in accordance with the Preferred Stock Conversion Formula. Each holder of shares of Solite Preferred Stock converted into Solite Common Stock who would otherwise be entitled to receive a fraction of a share of Solite Common Stock in the Conversion will receive, in lieu thereof, cash (without interest) in an amount determined as set forth on Annex I.


     The Preferred Stock Conversion Formula is designed to result in the holders of Solite Preferred Stock receiving Solite Common Stock with a value equal, after giving effect to rounding, to the par value of the Solite Preferred Stock converted based upon certain estimated equity valuations of the Northeast Solite assets and the Solite assets after the Spin-Off. See "--Opinion of Ferris Baker Watts." The Solite Board selected par value as the value to be given to the holders of Solite Preferred Stock in designing the Preferred Stock Conversion Formula based on the advice of FBW that such valuation was fair to the holders of Solite Preferred Stock and Solite Common Stock as it equaled the liquidation preference of the Solite Preferred Stock (less accrued dividends). The par value for the Solite Series A Preferred Stock is $50 per share, the par value for the Solite Series B Preferred Stock is $50 per share, and the par value for the Solite Series C Preferred Stock is $240 per share. The estimated equity value of the Solite assets after the Spin-Off is determined by reference to the Giant Common Stock to be issued in the Merger (valued at the average of the closing bid and asked price per share of Giant Common Stock for the 20 trading days before the Effective Date, rounded to the nearest eighth, referred to herein as the "Giant Conversion Price"). Consequently, the ratios for the conversion of the Solite Preferred Stock fluctuate with the market price for Giant Common Stock. The effect of such fluctuation is to increase the number of shares of Giant Common Stock received in the Merger by former holders of Solite Preferred Stock and decrease the number of shares of Giant Common Stock received in the Merger by other holders of Solite Common Stock as the price per share of Giant Common Stock decreases. Conversely, the number of shares of Giant Stock received in the Merger by former holders of Solite Preferred Stock decreases and the number of shares of Giant Common Stock received in the Merger by other holders of Solite Common Stock increases as the price per share of Giant Common Stock increases. As a result of the reduction in the aggregate number of shares to be issued in the Merger, the Preferred Stock Conversion Formula will result in the percentage of shares received by former holders of Solite Preferred Stock being greater than the percentage that would have been received under the conversion formula proposed in connection with the Merger Agreement as executed in September 1997.

     Solite shareholders may refer to the schedule on Annex I to determine the number of shares of Giant Common Stock and Northeast Solite Common Stock they will receive in the Merger and Spin-Off depending on the price per share of Giant Common Stock. For example, if the Giant Conversion Price were $22.50, a holder of 100 shares of Solite Series B Preferred Stock and 100 shares of Solite Common would (i) multiply the number of shares of Solite Series B Preferred Stock by the Conversion Ratio for Solite Series B Preferred Stock appearing under the Giant Conversion Price of $22.50 (100 x 3.3961 = 339.61);
(ii) add that number (less any fraction which will be paid in cash as set forth in Annex I) to the number of shares of Solite Common Stock (339 + 100 = 439); and (iii) multiply the total by the Common Exchange Ratio appearing under the Giant Conversion Price of $22.50 (439 x 0.2135 = 93.7265). In this case, the shareholder would receive 439 shares of Northeast Solite Common Stock in the Spin-Off, 93 shares of Giant Common Stock in the Merger (173 if the escrow shares are released in full) with a cash payment for the fractional share (0.7265 x $22.50 = $16.35 ).

     The following example illustrates how the Preferred Stock Conversion Formula results in holders of Solite Preferred Stock receiving Solite Common Stock with a value equal, after giving effect to rounding, to the par value of the Solite Preferred Stock converted. This example assumes a Giant Conversion Price of $22.50. The par value of 100 shares of Solite Series B Preferred Stock is $5,000. A holder of 100 shares of Solite Series B Preferred Stock would receive 339 shares of Northeast Solite Stock, with an assumed value of $1,967.83; 72 shares of Giant Common Stock, with a value of $1,620 at a Giant Conversion Price of $22.50; and an additional 62 shares, if the Escrow Shares are released in full, with a value of $1,395 at a Giant Conversion Price of $22.50, or an aggregate consideration in Northeast Solite Common Stock and Giant Common Stock of $4,982.83 with cash payments in lieu of fractional shares accounting for the balance of the $5,000 par value.

     The Preferred Stock Conversion Formula contemplates a Giant Conversion Price from $15.00 through $35.00. In the event the Giant Conversion Price was greater than $35.00 per share or less than $15.00 per share, the Preferred Stock Amendment would not be implemented, the Conversion and Merger would be delayed and the Merger Agreement may be subject to termination. Based on historical trading ranges for the Giant Common Stock, Solite and Giant believe it is unlikely that the Giant Conversion Price will be outside the range contemplated by the Preferred Stock Conversion Formula. However, in such event, rather than delaying until a change in the market price sufficient for the Giant Conversion Price to return to the $15 through $35 range, Solite anticipates the Solite Board would approve a conversion formula with a revised range of Giant Conversion Prices. Any such revision would be submitted to shareholders for approval at a rescheduled special meeting and new proxies would be solicited pursuant to a supplement to this Proxy Statement/Prospectus or a new Proxy Statement/Prospectus. In view of the notice requirements under Virginia law, it is likely that a special meeting to consider such a revised conversion formula would occur after April 30, 1998, in which event the Merger Agreement would be subject to termination by either Solite or Giant. See "Terms of the Merger Agreement--Termination Rights."


     Rights of Solite Preferred Stock.
     The following summarizes all of the material terms of the Solite Preferred Stock under the Solite Articles of Incorporation currently in effect and prior to the adoption of the Preferred Stock Amendment.

     Solite Series A Preferred Stock. The holders of outstanding shares of Solite Series A Preferred Stock are entitled to receive, if, when and as declared by the Solite Board, cash dividends at the rate of $4 per share per annum which, after the first year following their issuance, are cumulative and are payable annually. Each share is entitled to one quarter vote for all purposes for which the holders of Solite Common Stock are entitled to vote. Solite may redeem all or any portion of the outstanding Solite Series A Preferred Stock for $60 per share, plus accrued dividends, but may not require the conversion of the Series A Preferred Stock into Solite Common Stock. Holders have the option, subject to certain conditions, of converting shares of Solite Series A Preferred Stock called for redemption by Solite into shares of Solite Common Stock at the rate of one share of Solite Common Stock for every four shares of Solite Series A Preferred Stock converted. The liquidation value of the Solite Series A Preferred Stock is $50 per share, plus accrued dividends, to be paid before any distribution to holders of Solite Series B Preferred Stock, Solite Series C Preferred Stock and Solite Common Stock. Solite Series A Preferred Stock ranks senior to Solite Series B Preferred Stock and Solite Series C Preferred Stock.

     Solite Series B Preferred Stock. The holders of outstanding shares of Solite Series B Preferred Stock are entitled to receive, if, when and as declared by the Solite Board, cash dividends at the rate of $4 per share per annum which, after the first year following their issuance, are cumulative and are payable annually. Each share is entitled to one quarter vote for all purposes for which the holders of Solite Common Stock are entitled to vote. Solite may redeem all or any portion of the outstanding Solite Series B Preferred Stock for $60 per share, plus accrued dividends, but may not require the conversion of the Series B Preferred Stock into Solite Common Stock. Holders have the option, subject to certain conditions, of converting shares of Solite Series B Preferred Stock called for redemption by Solite into shares of Solite Common Stock at the rate of one share of Solite Common Stock for every four shares of Solite Series B Preferred Stock converted. The liquidation value of the Solite Series B Preferred Stock is $50 per share, plus accrued dividends, to be paid before any distribution to holders of Solite Series C Preferred Stock and Solite Series B Preferred Stock ranks junior to Solite Series A Preferred Stock and senior to Solite Series C Preferred Stock.

     Solite Series C Preferred Stock. The holders of outstanding shares of Solite Series C Preferred Stock are entitled to receive, if, when and as declared by the Solite Board, cash dividends at the rate of $21.50 per share per annum which, after the first year following their issuance, are cumulative and are payable annually. Each share is entitled to one vote for all purposes for which the holders of Solite Common Stock are entitled to vote. Solite may redeem all or any portion of the outstanding Solite Series C Preferred Stock for $240 per share, plus accrued dividends, but may not require the conversion of the Series C Preferred Stock into Solite Common Stock. Holders have the option, subject to certain conditions, of converting shares of Solite Series C Preferred Stock called for redemption by Solite into shares of Solite Common Stock at the rate of one share of Solite Common Stock for each share of Solite Series C Preferred Stock converted. The liquidation value of the Solite Series C Preferred Stock is $200 per share, plus accrued dividends, to be paid before any distribution to holders of Solite Common Stock. Solite Series C Preferred Stock ranks junior to Solite Series A Preferred Stock and Solite Series B Preferred Stock.


Voting Requirements for Approval of Preferred Stock Amendment
     Approval of the Preferred Stock Amendment requires (i) the affirmative vote of more than two-thirds of the votes that holders of the outstanding Solite Common Stock and Solite Preferred Stock, voting as one voting group, are entitled to cast and (ii) the affirmative vote of more than two-thirds of the votes that the holders of the outstanding Solite Common Stock, Solite Series A Preferred Stock, Solite Series B Preferred Stock and Solite Series C Preferred Stock, each voting as a separate voting group, are entitled to cast. Approval of the Preferred Stock Amendment also requires the affirmative vote of a majority of the votes that holders of outstanding Solite Common Stock and Solite Preferred Stock, other than John W. Roberts and his family, are entitled to cast.


Recommendation of the Solite Board
     The Solite Board has unanimously approved the Preferred Stock Amendment and believes the Conversion is in the best interests of the holders of Solite Preferred Stock and of Solite Common Stock. THE SOLITE BOARD RECOMMENDS THAT THE HOLDERS OF SOLITE PREFERRED STOCK AND SOLITE COMMON STOCK VOTE FOR THE APPROVAL OF THE PREFERRED STOCK AMENDMENT.

     The Solite Board believes that the Preferred Stock Amendment and the Merger are in the best interests of the holders of Solite Common Stock (other than Mr. Roberts) in view of (i) the material factors considered by the Solite Board in approving the Merger and (ii) the existing provisions of the Solite Articles of Incorporation requiring payment of cash consideration per share to redeem the Solite Preferred Stock greater than the aggregate value per share proposed in the Conversion (based upon the assumed equity valuations).


     In considering the recommendation of the Solite Board, holders of Solite Preferred Stock and holders of Solite Common Stock should be aware that certain members of the Solite Board and management (particularly John W. Roberts) have interests which may present them with potential conflicts of interest. See "The Merger--Interests of Certain Persons in the Merger." These potential conflicts include the fact that, as a result of the reduction in the aggregate number of shares to be issued in the Merger, the percentage of such shares received by former holders of Solite Preferred Stock will be greater than the percentage that would have been received under the Merger Agreement executed in September 1997.The Solite Board was aware of these potential conflicts and considered them in making its recommendation and approving the Merger Agreement and the Preferred Stock Amendment.



Opinion of Ferris, Baker Watts
     Pursuant to a letter agreement dated January 17, 1997, Ferris, Baker Watts, Incorporated ("FBW") was retained by the Solite Board to assist the Solite Board in determining conversion ratios for the Solite Series A Preferred Stock, Solite Series B Preferred Stock and Solite Series C Preferred Stock and to provide a fairness opinion that the consideration received by the holders of Solite Preferred Stock in exchange for their conversion to Solite Common Stock is fair to the holders of Solite Preferred Stock and to the holders of Solite Common Stock.


     At the meeting of Solite's Board on February 26, 1998, FBW provided: (i) an oral presentation describing its analysis in determining the appropriate conversion ratios for the Solite Preferred Stock; and (ii) rendered its oral opinion and delivered an opinion in writing as of such date, based upon and subject to the various assumptions, qualifications and limitations set forth in the opinion, that the consideration received by the holders of Solite Preferred Stock in exchange for their conversion to Solite Common Stock (as set forth on Exhibit A to such opinion for Giant Conversion Prices from $15 through $35 per share) was fair to the holders of Solite Preferred Stock and the holders of Solite Common Stock.

     The full text of the written opinion of FBW dated as of February 26, 1998 which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by FBW in rendering its opinion, is attached as Annex III hereto. Solite shareholders are urged to, and should, read the opinion carefully and in its entirety in conjunction with this Proxy Statement/Prospectus. FBW's OPINION WAS PREPARED AT THE REQUEST OF THE SOLITE BOARD AND DOES NOT CONSTITUTE A RECOMMENDATION AS TO HOW A SHAREHOLDER SHOULD VOTE ON MATTERS ASSOCIATED WITH THE SOLITE PREFERRED STOCK. The following summarizes all of the material provisions of the opinion of FBW which is attached hereto in its entirety. The following does not purport to be complete and is subject to, and is qualified in its entirety by reference to the full text of such opinion.

     In connection with the opinion, FBW reviewed, among other things, (i) the financial structure of the proposed transaction with Giant, (ii) the Merger Agreement, (iii) internally prepared, unaudited, historical operating results of Solite's operations that will constitute Northeast Solite upon consummation of the Spin-Off, (iv) internally prepared projections for Northeast Solite, (v) the Series B Preferred Shares Offering Memorandum, (vi) draft of the request for the private letter ruling submitted to the IRS, (vii) Asset Purchase Agreement between Solite Corporation, Southern Materials Corporation, Rappahannock Farm Enterprises, Inc., Rockville Nurseries Corporation, John W. Roberts, and Mid-Atlantic Materials, Inc., dated August 29, 1997, (viii) third party appraisals for certain Kentucky and Florida operations, dated August 31, 1992, which were not updated to the present, (ix) Golder Associates, Inc. Preliminary Remediation Cost Evaluation for the Florida Solite Company Facility in Green Cove Springs, Florida, dated April 23, 1997, (x) Amendment Number 1 and Amendment Number 2 to Form S-4 for Giant Cement Holding, Inc. dated November 12, 1997 and December 4, 1997, respectively, and (xi) the redemption and conversion provisions for the Solite Preferred Stock in the Solite Articles of Incorporation as currently in effect. FBW also held discussions with the members of the management of Solite regarding its past and current business operations, financial condition and future prospects. FBW also held discussions with the Solite's accountants and performed such other investigations as it deemed necessary.


     FBW assumed and relied upon the accuracy and completeness of all financial and other information reviewed by it for the purposes of the opinion whether publicly available or provided to FBW by Solite, and FBW has not assumed, and does not assume, any responsibility for independent verification of such information.


     FBW's opinion is based on economic, market and other considerations as in effect on, and the information made available to FBW as of, February 26, 1998. Subsequent events may affect the conclusions reached in the opinion, and FBW neither has, nor does it assume any obligation to update, revise or reaffirm the opinion which speaks solely as of February 26, 1998 and with respect to matters contained therein.

     As a condition of the Merger Agreement, the holders of Solite Preferred Stock are required to convert their shares of Solite Preferred Stock into shares of Solite Common Stock. FBW determined that a conversion ratio that resulted in holders of Solite Preferred Stock receiving shares of Solite Common Stock equal, after giving effect to rounding, in value to the par value of the Solite Preferred Stock was fair to the holders of Solite Preferred Stock and the holders of Solite Common Stock. To determine the appropriate conversion ratios for the Solite Preferred Stock, FBW utilized various valuation methodologies to estimate the equity value of Solite's assets prior to the Merger and the Spin-Off. The following is a brief summary of the analysis performed by FBW in connection with determining the appropriate conversion ratios for the Solite Preferred Stock and with the preparation of the opinion letter dated February 26, 1998.

     Valuation of Merged Assets. For the assets which will pass to Giant in connection with the Merger (the "Merged Assets"), FBW used the Giant offer as described in the Merger Agreement as a proxy for equity valuation, stipulating that equity value for these assets was determined by good faith negotiations between a willing buyer and a willing seller. For the purpose of determining the conversion ratios, the equity value of Merged Assets will equal the sum of 325,000 shares of Giant Common Stock times the average of the closing bid and asked prices per share for Giant Common Stock for the twenty trading days immediately preceding closing.


     Valuation of Independent Assets


     Discounted Free Cash Flow Analysis. FBW performed an analysis of the present value of the equity value of the assets that will be spun-off to Northeast Solite ("Northeast Solite Assets") based on the Solite's financial projections for the fiscal years 1998 through 2001. FBW analyzed both a base case scenario and a best case scenario. Based on this discounted free cash flow analysis, FBW estimated Northeast Solite Asset's equity value to range between $1.1 million under the base case scenario to $6.3 million under the best case scenario. The equity value for Northeast Solite Assets used to determine the conversion ratios is $4.8 million, which is greater than the mid-point of this range.

     Liquidation Analysis. Using appraisals conducted in August 1992 (but not updated) on certain operations, recent sale transactions and offers for operations that represent a portion of the Northeast Solite Assets, senior management of Solite provided FBW its estimate of $5.2 million as the orderly liquidation value of Northeast Solite Assets. One of Northeast Solite Asset's operations (the lightweight aggregate plant in New York), which cannot be liquidated for a period of one year following the Effective Time pursuant to the Northeast Agreement to be entered into as condition to the Merger (see "Terms of the Merger Agreement--Ancillary Agreements--Northeast Agreement"), was valued on a stand-alone basis, using a discounted free cash flow analysis. The discounted free cash flow analysis for the stand-alone entity was performed using both base case and best case scenarios. FBW analyzed the liquidation estimates provided by senior management and held various discussions with management not involved with compiling the estimates. Based on this liquidation and discounted free cash flow analysis, FBW estimated Northeast Solite Asset's equity value to range between $2.4 million under the base case scenario to $9.3 million under the best case scenario. The equity value for Northeast Solite Assets used to determine the conversion ratios is $4.8 million, which is lower than the mid-point of this range.

     FBW performed a variety of financial and comparative analyses for purposes of determining an equity value of Northeast Solite Assets. In performing its analysis, FBW made assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Solite. Any estimates contained herein are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of FBW's analysis of the fairness of the consideration to be received by the holders of Solite Preferred Stock in exchange for their conversion to Solite Common Stock and were conducted in connection with the delivery of FBW's opinion. The analyses do not purport to be appraisals or to reflect the prices at which Northeast Solite Assets might actually be sold.

     For the purposes of determining the conversion ratio, FBW gave equal weight to the high and low estimates of equity value for the Northeast Solite Assets, resulting in an estimated equity value of the Northeast Solite Assets of $4,758,150.


     Preferred Conversion Ratios. For purposes of determining what percentage of ownership the Solite Preferred Stock will hold in Solite upon conversion of its shares, FBW developed a matrix (the "Conversion Matrix") which divides the par value of the Solite Preferred Stock by the estimated equity value of the Northeast Solite Assets plus the equity value of Merged Assets. The Conversion Matrix, which is included as Exhibit A to Annex III, accounts for the average closing bid and asked prices per share for Giant Common Stock for the twenty trading days immediately preceding closing to be from $15 through $35 per share. The Conversion Matrix further indicates, for a given price for Giant Common Stock, what the corresponding conversion ratios would be for each of the three series of Solite Preferred Stock.


     The Solite Board retained FBW based upon FBW's qualifications, experience and expertise. FBW, as part of its investment banking business, is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, public offerings and private placements, and valuations for corporate and other purposes.

     Pursuant to the FBW Engagement Letter, FBW provided advisory services and a financial opinion in connection with the consideration to be received by the holders of Solite Preferred Stock in exchange for their conversion to Solite Common Stock. Solite has paid FBW $30,000 for the advisory services and financial opinion and has agreed to pay FBW an additional $30,000 if the Merger is consummated as well as reimburse FBW for reasonable expenses incurred. In addition, Solite has also agreed to indemnify FBW, its directors, officers, agents and employees against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to FBW's engagement.

                                  THE MERGER

Effective Time
     The Merger will become effective at such time as a Certificate of Merger is issued by the Virginia SCC or at such latter time as specified in the Articles of Merger filed with the Virginia SCC. The Merger Agreement provides that Merger Sub and Solite will execute and file such articles or other appropriate documents as soon as practicable after the conditions to the Merger are satisfied. See "TERMS OF THE MERGER--Conditions to the Merger."

Exchange Ratio


     At the Effective Time, each share of Solite Common Stock issued and outstanding immediately prior to the Effective Time, other than shares of Solite Common Stock held by Solite shareholders who perfect their dissenter's rights under the VSCA, will be converted into the right to receive the number of shares of Giant Common Stock equal to the quotient derived by dividing (i) 175,000 shares of Giant Common Stock by (ii) the total number of shares of Solite Common Stock outstanding as of the Effective Time, including all shares of Solite Common Stock issuable upon conversion of the Solite Preferred Stock.


Shares of Giant Common Stock to be Held in Escrow


     Pursuant to the Merger Agreement, an additional 150,000 shares of Giant Common Stock will be placed in escrow upon consummation of the Merger.

     75,000 of such shares would be returned to Giant and cancelled if, as of the Effective Time, the consolidated net book value (as defined in the Merger Agreement) of Solite is $2.8 million or less or the net current assets (as defined in the Merger Agreement) of Solite is $3.3 million or less. If such consolidated net book value is more than $4.5 million and such net current assets are more than $5 million, all such 75,000 shares would be distributed to the persons who were holders of Solite Common Stock immediately prior to the Merger (including holders of Solite Preferred Stock that was converted into Solite Common Stock, but excluding holders who have perfected their dissenters' rights under the VSCA) on the basis of each such share of Solite Common Stock entitling such former holder to the number of shares of Giant Common Stock equal to the quotient derived by dividing 75,000 by the total number of shares of Solite Common Stock outstanding as of the Effective Time. If such consolidated net book value is more than $2.8 million but less than $4.5 million, or such net current assets are more than $3.3 million but less than $5 million, the shares of Giant Common Stock held pursuant to such escrow shall be returned, in part, to Giant for cancellation and distributed, in part, to such holders of Solite Common Stock on a formula basis with the Giant Common Stock returned valued at $22 per share. The $22 per share valuation was determined by Giant and Solite based upon the approximate market price per share of Giant Common Stock on the date Giant and Solite negotiated the terms of the escrow, the effect of which is to prevent Solite shareholders from benefiting from an increase in the price of the Giant Common Stock or detrimenting from a decrease in the price of Giant Common Stock, on shares that ultimately are returned to Giant pursuant to the terms of the Merger Agreement.

     The other 75,000 shares of Giant Common Stock shall be held in escrow and shall be available to satisfy the indemnification claims, if any, of Giant under the Merger Agreement. Unless a claim or claims by Giant are then pending in amounts in excess of the then value of 37,500 shares of Giant Common Stock, 37,500 shares of Giant Common Stock held in escrow shall be released on the second anniversary of the Effective Time, and unless any claim or claims by Giant are then pending, the balance of the shares of Giant Common Stock held in escrow shall be released on the third anniversary of the Effective Time.


     Upon release of the Giant Common Stock from escrow, Solite shareholders will be entitled to receive for each share of Solite Common Stock held by them at the Effective Time the number of shares of Giant Common Stock equal to the quotient derived by dividing (i) the number of shares of Giant Common Stock released from escrow by (ii) the total number of shares of Solite Common Stock outstanding as of the Effective Time, including all shares of Solite Common Stock outstanding as a result of the Conversion.


Cancellation of Solite Common Stock Shares
     As of the Effective Time, all shares of Solite Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Solite Common Stock shall cease to have any rights with respect thereto, except the right to receive shares of Giant Common Stock and any cash in lieu of fractional shares of Giant Common Stock to be issued or paid in consideration therefor upon surrender of such certificate, in each case without interest.

Exchange Procedures; Distributions with Respect to Unexchanged Shares; No Further Ownership Rights in Solite Common Stock; No Fractional Shares of Giant Common Stock

     Exchange Procedures. As soon as reasonably practicable after the Effective Time, Giant shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Solite Common Stock (the "Solite Certificates"), whose shares were converted into the right to receive shares of Giant Common Stock pursuant to the Merger, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of the Solite Certificates to Giant, and shall be in such form and have such other provisions as Giant may reasonably specify) and (ii) instructions for use in effecting the surrender of the Solite Certificates in exchange for certificates representing shares of Giant Common Stock. Upon surrender of a Solite Certificate for cancellation to Giant, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by Giant, the holder of such Solite Certificate shall be entitled to receive in exchange therefor certificates representing shares of Giant Common Stock (rounded down to the nearest whole share) which such holder has the right to receive after taking into account all the shares of Solite Common Stock then held by such holder under all such Solite Certificates so surrendered, cash in lieu of fractional shares of Giant Common Stock, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Solite Common Stock that is not registered in the transfer records of Solite, a certificate representing shares of Giant Common Stock may be issued to a person other than the person in whose name the Solite Certificate so surrendered is registered, if, upon presentation to Giant, such Solite Certificate is properly endorsed or otherwise is in proper form for transfer and the person requesting such payment pays any transfer or other taxes required by reason of the transfer of Giant Common Stock to a person other than the registered holder of such Solite Certificate or establishes to the satisfaction of Giant that such tax has been paid or is not applicable. Until so surrendered, each Solite Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a certificate representing shares of Giant Common Stock, cash in lieu of any fractional shares of Giant Common Stock and any dividends or other distributions to which such holder is entitled pursuant to the Merger Agreement. No interest will be paid or will accrue on any cash payable pursuant to the Merger Agreement.

     Solite shareholders should not forward Solite certificates to Giant until they have received transmittal forms. Solite shareholders should not return stock certificates with the enclosed proxy.

     Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to shares of Giant Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Solite Certificate with respect to the shares of Giant Common Stock represented thereby and no cash payment in lieu of fractional shares of Giant Common Stock shall be paid to any such holder until the holder of record of such Solite Certificate shall surrender such Solite Certificate. Following surrender of any such Solite Certificate, there shall be paid to the record holder of the shares of Giant Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Giant Common Stock and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Giant Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time, but prior to such surrender, and a payment date subsequent to such surrender payable with respect to such whole shares of Giant Common Stock.

     No Further Ownership Rights in Solite Common Stock. All shares of Giant Common Stock issued upon the surrender for exchange of shares of Solite Common Stock in accordance with the terms of the Merger Agreement (including any cash paid) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Solite Common Stock, and there shall be no further registration of transfers on the stock transfer books of the surviving corporation of the shares of Solite Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Solite Certificates are presented to the surviving corporation or Giant for any reason, they shall be canceled and exchanged as provided in the Merger Agreement.

     No Fractional Shares of Giant Common Stock. To avoid the expense and inconvenience of issuing fractional shares no certificates representing fractional shares of Giant Common Stock shall be issued upon the surrender for exchange of Solite Certificates. Each holder of shares of Solite Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Giant Common Stock (after taking into account all Solite Certificates delivered by such holder) will receive, in lieu thereof, cash (without interest) in an amount determined by multiplying (i) the fractional interest to which such holder would otherwise be entitled and (ii) the average of the closing bid and asked prices per share for Giant Common Stock on the Nasdaq National Market for the twenty trading days immediately preceding the Effective Time.

Admission for Trading on Nasdaq National Market
     The outstanding shares of Giant Common Stock are presently admitted for trading on the Nasdaq National Market. The shares of Giant Common Stock issuable to Solite's shareholders pursuant to the Merger Agreement shall be admitted for trading on the Nasdaq National Market, subject to official notice of issuance.


Certain Significant Considerations
     In considering whether to approve the Merger Agreement providing for the Merger, shareholders of Solite should carefully consider those factors described under "RISK FACTORS" as well as the fact that the total number of shares of Giant Common Stock to be issued in connection with the Merger is fixed and will not be adjusted based on changes in the price of Giant Common Stock, and the price of the shares of Giant Common Stock at the Effective Time may vary from the price as of the date of this Proxy Statement/Prospectus or the date on which shareholders of Solite vote on the Merger due to changes in the business, operations or prospects of Giant, market assessments of the likelihood that the Merger will be consummated and the timing thereof, general market and economic conditions, and other factors.


Certain Federal Income Tax Consequences
     The following is a discussion of the material federal income tax consequences to the Solite shareholders of the Conversion, the Spin-Off and the Merger, without regard to the particular facts and circumstances of each shareholder. The tax treatment of shareholders may vary depending upon their particular situations, and certain shareholders (for example, insurance companies, tax-exempt organizations, financial institutions or broker-dealers, and persons who are neither citizens nor residents of the United States, or who are foreign corporations, foreign partnerships or foreign estates or trusts as to the United States) may be subject to special rules not discussed below.

     SOLITE SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS, AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS DESCRIBED HEREIN, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, AND OF CHANGES IN APPLICABLE TAX LAWS.

     Consummation of the Conversion, the Spin-Off and the Merger are conditioned upon (a) the receipt of a favorable private letter ruling from the IRS as to the qualification of the Spin-Off as a reorganization, (b) no opinion having been received from counsel to Giant, Merger Sub or Solite to the effect that as a result of a change in law the Spin-Off will no longer qualify as a reorganization, and (c) the receipt of opinions of McGuire Woods Battle & Boothe LLP, counsel to Solite, and Proskauer Rose LLP, counsel to Giant, as to the qualification of the Merger as a tax-free reorganization.

     The IRS issued a private letter ruling to Solite dated September 8, 1997 which provides that:

     (i) No gain or loss will be recognized by Solite or Northeast Solite upon the Spin-Off.

     (ii) No gain or loss will be recognized by (and no amount will be included in the income of) the Solite shareholders upon the Spin-Off.

     (iii) A Solite shareholder will apportion the tax basis of the Solite Common Stock held immediately before the Spin-Off between the Solite Common Stock held immediately after the Spin-Off and the Northeast Solite Common Stock distributed to the shareholder in the Spin-Off, in proportion to the fair market value of each at the time of the distribution.

     (iv) The holding period of the Northeast Solite Common Stock will include the holding period of the Solite Common Stock with respect to which the Northeast Solite Common Stock is received, provided that the Solite Common Stock is held as a capital asset at the time of the distribution.

     A ruling from the IRS, while generally binding on the IRS, may under certain circumstances be revoked or modified by the IRS retroactively. Neither Giant nor Solite is currently aware of any facts or circumstances that would cause the IRS to revoke or modify the ruling it issued to Solite as to the federal income tax consequences described above.

     The Taxpayer Relief Act of 1997 amended the tax-free spin-off provisions of the Code, effective with respect to distributions occurring after April 16, 1997, to exclude from the coverage of those provisions spin-offs followed by acquisitions of the distributing or distributed corporation, like the acquisition of Solite by Giant (so-called

"Morris Trust" transactions). The amendment provides, however, that it shall not be applicable if the transaction is described in a ruling request submitted to the IRS on or before April 16, 1997. The ruling request with respect to the Spin-Off, which described the Merger, was submitted to the IRS on February 19, 1997.

     The ruling obtained from the IRS is based on the Merger qualifying as a reorganization within the meaning of section 368(a)(1)(B) of the Code. Solite has not sought a ruling from the IRS as to the qualification of the Merger (or the Conversion) as a reorganization because the IRS takes the position that the tax consequences of a transaction such as the Merger (or the Conversion) is adequately established in the law, and it therefore will not issue a "comfort" ruling as to whether such transaction qualifies as a reorganization.

     Solite has also received the opinions of McGuire Woods Battle & Boothe LLP and Proskauer Rose LLP that:

     (i) The Merger will qualify as a reorganization under section 368(a)(1)(B) of the Code.

     (ii) Except for any cash received in lieu of fractional shares (or in connection with the exercise of dissenters' rights), a Solite shareholder will not recognize any income, gain or loss as a result of the receipt of Giant Common Stock in exchange for the shareholder's Solite Common Stock.

     (iii) A Solite shareholder's tax basis for shares of Giant Common Stock received in exchange for Solite Common Stock, including fractional share interests for which cash is received, will equal the shareholder's aggregate tax basis immediately before the Merger in the Solite Common Stock.

     (iv) A Solite shareholder's holding period for the Giant Common Stock (received in exchange for Solite Common Stock,) including any fractional share interests for which cash is received, will include the period during which the shares of Solite Common Stock were held, provided such shares were held as capital assets at the Effective Time.

     (v) Cash received by a Solite shareholder in lieu of a fractional share interest in Giant Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interests in Giant Common Stock which that shareholder would otherwise be entitled to receive. This receipt of cash will result in gain or loss measured by the difference between the tax basis of such fractional share interest and the cash received. Such gain or loss will be capital gain or loss to the shareholder, provided the Solite Common Stock was a capital asset in that shareholder's hands.

     (vi) Where cash is received by a dissenting Solite shareholder, and that dissenting shareholder's constructive ownership interest in Solite (through that shareholder's ownership interest in Giant) after the transaction is such that the cash payment is not essentially equivalent to a dividend, that cash payment will be treated as a redemption and that shareholder will recognize gain measured by the difference between the amount of cash received and the shareholder's tax basis immediately before the Merger in the Solite Common Stock.

     Solite has also received the opinion of McGuire Woods Battle & Boothe LLP that:

     (i) The Conversion will qualify as a reorganization under section 368(a)(1)(E) of the Code and (except for any Solite Common Stock deemed received with respect to unpaid dividends on the Solite Preferred Stock) no income, gain or loss will be a recognized by a holder of Solite Preferred Stock on its conversion into Solite Common Stock.

     (ii) A Solite shareholder's tax basis for shares of Solite Common Stock received in exchange for Solite Preferred Stock will equal the shareholder's aggregate tax basis in the Solite Preferred Stock.

     (iii) A Solite shareholder's holding period of the Solite Common Stock received in exchange for Solite Preferred Stock will include the holding period of the Solite Preferred Stock, provided that the Solite Preferred Stock was held as a capital asset at the time of the Conversion.

     Copies of the opinions issued by McGuire Woods Battle & Boothe LLP and Proskauer Rose LLP have been filed as exhibits to the Registration Statement of which this Proxy Statement/Prospectus is a part.

     Opinions of counsel represent such counsel's best legal judgment and are not binding on the IRS or the courts. There can be no assurance that the IRS or the courts would not take one or more contrary positions to those expressed in opinions of counsel. Also, the opinions of McGuire Woods Battle & Boothe LLP and Proskauer Rose LLP are based on, among other things, current law and certain representations as to factual matters made by Solite and Giant which, if incorrect in certain material respects, would jeopardize the conclusions reached by counsel in their opinions. Neither Solite nor Giant is currently aware of any facts and circumstances which would cause any such representations made by it to be untrue or incorrect in any material respect. In addition, Northeast Solite, the holders of the shares of Northeast Solite Common Stock and certain holders of Giant Common Stock received in exchange for Solite Common Stock have agreed to certain restrictions on their future actions to provide further assurances that the Spin-Off and the Merger will be tax-free. See "TERMS OF THE MERGER AGREEMENT--Conditions to the Merger."

     If the Merger does not qualify as a reorganization, the Spin-Off will also not qualify as a reorganization. As a result, Solite will recognize gain equal to the excess of the value of the Northeast Solite shares distributed over Solite's tax basis in those shares, and the Solite shareholders will each recognize gain or loss equal to the excess of the value of the Northeast Solite stock received in the Spin-Off and the Giant Common Stock received in the Merger over the Shareholder's tax basis in the Solite Common Stock immediately before the Spin-Off and the Merger.


Backup Withholding
     Under the backup withholding rules, a Solite shareholder that receives Giant Common Stock may be subject to backup withholding at the rate of 31% with respect to dividends and proceeds of redemption, unless the shareholder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under these rules will be credited against the Solite shareholder's federal income tax liability. A Solite shareholder who does not provide Giant with his or her current taxpayer identification number also may be subject to penalties imposed by the IRS.


Dissenters' Rights
     Holders of Solite Stock entitled to vote on approval of the Merger Agreement will be entitled to have the fair value of each such holder's shares of Solite Common Stock immediately prior to consummation of the Merger paid to such holder in cash, together with interest, if any, by complying with the provisions of Article 15. Under Article 15, the determination of the fair value of a dissenter's shares would exclude any appreciation or depreciation in the value of such shares in anticipation of the Merger, unless such exclusion would be inequitable.

     A holder of Solite Stock who desires to exercise such holder's dissenters' rights must satisfy all of the following conditions. A written notice of such holder's intent to demand payment for such holder's Solite Common Stock must be delivered to Solite before the taking of the vote on approval of the Merger Agreement. This written notice must be in addition to and separate from voting against, abstaining from voting, or failing to vote on approval of the Merger Agreement. Voting against, abstaining from voting or failing to vote on approval of the Merger Agreement will not constitute written notice of an intent to demand payment within the meaning of Article 15.

     A holder of Solite Stock electing to exercise such holder's dissenters' rights under Article 15 must not vote for approval of the Merger Agreement. Voting for approval of the Merger Agreement or delivering a proxy in connection with the Solite Special Meeting (unless the proxy specifies a vote against, or affirmatively abstaining from voting on, approval of the Merger Agreement), will constitute a waiver of such holder's dissenters' rights and will nullify any written notice of an intent to demand payment submitted by such holder.

     A holder of record of Solite Stock may assert dissenters' rights as to less than all of the shares registered in such holder's name only if such holder dissents with respect to all shares beneficially owned by any one person and notifies Solite in writing of the name and address of each person on whose behalf such holder is asserting dissenters' rights. The rights of a partial dissenter under Article 15 are determined as if the shares as to which the holder dissents and the holder's other shares were registered in the names of different shareholders.

     A beneficial holder of Solite Stock may assert dissenters' rights as to shares held on such holder's behalf only if such holder: (i) submits to Solite the record holder's written consent to the dissent not later than the time the beneficial holder asserts dissenters' rights; and (ii) does so with respect to all shares of which such holder is the beneficial holder or over which such holder has the power to direct the vote.

     If the Merger is consummated, Solite will, within ten days after the date of the Effective Time of the Merger, deliver a dissenters' notice to all holders who satisfied the foregoing requirements. The dissenters' notice will:
(i) state where payment demand is to be sent and where and when certificates for Dissenting Shares are to be deposited; (ii) supply a form for demanding payment that includes the date of the first announcement to news media of the terms of the Merger, and requires that the person asserting dissenters' rights certify whether or not such person acquired beneficial ownership of such person's Dissenting Shares before or after such date; (iii) set a date by which Solite must receive the payment demand, which date may not be less than 30 nor more than 60 days after the date of delivery of the dissenters' notice; and
(iv) be accompanied by a copy of Article 15.

     Except as provided below with respect to after-acquired shares, within 30 days after receipt of a payment demand, Solite shall pay the dissenter the amount that Solite estimates to be the fair value of the dissenter's shares, plus accrued interest. The obligation of Solite to make such payment may be enforced: (i) by the Circuit Court for the City of Richmond, Virginia; or (ii) at the election of any dissenter residing or having its principal office in Virginia, by the circuit court in the city or county where the dissenter resides or has such office. The payment by Solite will be accompanied by: (i) Solite's balance sheet as of the end of a fiscal year ended not more than 16 months before the date of the Effective Time of the Merger, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any; (ii) an explanation of how Solite estimated the fair value of the Dissenting Shares and of how the interest was calculated; (iii) a statement of the dissenter's right to demand payment as described below; and (iv) a copy of Article 15.

     Solite may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the Dissenting Shares on the date of the first publication by news media or the first announcement to shareholders generally, whichever is earlier, of the terms of the proposed corporate action, as set forth in the dissenters' notice, in which case Solite will estimate the fair value of such after-acquired shares, plus accrued interest, and will offer to pay such amount to each dissenter who agrees to accept it in full satisfaction of such dissenter's demand. Solite will send with such offer an explanation of how it estimated the fair value of the shares and of how the interest was calculated, and a statement of the dissenter's right to demand payment as described below.

     Within 30 days after Solite makes or offers payment as described above, a dissenter may notify Solite in writing of the dissenter's own estimate of the fair value of the Dissenting Shares and the amount of interest due, and demand payment of such estimate (less any payment by Solite) or reject Solite's offer and demand payment of such estimate.

     If any such demand for payment remains unsettled, within 60 days after receiving the payment demand Solite will petition the Circuit Court for the City of Richmond, Virginia to determine the fair value of the shares and the accrued interest and make all dissenters whose demands remain unsettled parties to such proceeding, or pay each dissenter whose demand remains unsettled the amount demanded. Each dissenter made a party to such proceeding is entitled to a judgment for: (i) the amount, if any, by which the court finds that the fair value of the Dissenting Shares, plus interest, exceeds the amount paid by Solite; or (ii) the fair value, plus accrued interest, of the dissenter's after-acquired shares for which Solite elected to withhold payment. The court will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court and assess the costs against Solite, or against all or some of the dissenters to the extent the court finds the dissenters did not act in good faith in demanding payment.

     The foregoing is only a summary of all of the material rights of a dissenting holder of Solite Stock. Any holder of Solite Stock who intends to dissent from the Merger should carefully review the text of Article 15 and should also consult with such holder's attorney. The failure of a holder of Solite Stock to follow precisely the procedures summarized above may result in loss of dissenters' rights. No further notice of the events giving rise to dissenters' rights or any steps associated therewith will be furnished to holders of Solite Stock, except as indicated above or otherwise required by law.

     In general, any dissenting shareholder who perfects such holder's right to be paid the fair value of such holder's Solite Common Stock in cash will recognize taxable gain or loss for federal income tax purposes upon receipt of such cash. See "--Certain Federal Income Tax Consequences."

Proxy Agreement


     As an inducement for Giant to enter into the Merger Agreement, certain shareholders of Solite (Jane M. Roberts, John M. Roberts, John W. Roberts, John
W. Roberts, as Trustee, Don K. Burris, Lee A. Facetti, A. Cabell Ford, Jr., J.
J. Jewett, III, Linwood F. Perkins, Jr., J. Wayne Thornton, Clay H. Barr, Joan
R. Cates, Willard Cates, Jr., H.C. Hofheimer II, Kaufman Americana Foundation, Carolyn L. Kaufman, George M. Kaufman, Linda H. Kaufman and Elise H. Wright) have entered into a Proxy Agreement with Giant pursuant to which such shareholders have, among other things, irrevocably appointed Giant their lawful agent, attorney and proxy to vote all of their shares of Solite Stock (approximately 76.9%, 100%, 87.2% and 100% of the outstanding shares of Solite Common Stock, Solite Series A Preferred Stock, Solite Series B Preferred Stock and Solite Series C Preferred Stock, respectively) in favor of the Merger Agreement and the Merger. Consequently, no other affirmative vote is required to approve the Merger Agreement. However, you are urged to review this Proxy Statement/Prospectus carefully with respect to the Preferred Stock Amendment and to decide whether to exercise dissenter's rights. See "CONVERSION OF THE SOLITE PREFERRED STOCK" and "THE MERGER--Dissenters Rights." Pursuant to the Proxy Agreement, each Solite shareholder who is a party to such agreement (a "Contracting Shareholder") has irrevocably agreed to constitute and appoint Giant or any designee of Giant as the lawful agent, attorney and proxy of such Contracting Shareholder to vote all of his or her shares of Solite Stock (including additional shares as to which one such Contracting Shareholder has an irrevocable proxy to vote) at any meeting or in connection with any written consent of Solite's shareholders (i) in favor of the Merger, (ii) in favor of the Merger Agreement, as it may be modified or amended from time to time, (iii) against any Acquisition Transaction (other than the Merger) or other merger, sale or other business combination between Solite and any other person or entity or any other action which would make it impractical for Giant to effect a merger or other business combination of Solite with Giant or Merger Sub, and
(iv) against any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Solite under the Merger Agreement or which would result in any of Solite's obligations under the Merger Agreement not being fulfilled. An "Acquisition Transaction" means any merger, consolidation or other business combination involving the Core Business (as defined in the Merger Agreement) or the acquisition of capital stock of Solite or any Solite subsidiary constituting part of the Core Business or all or any significant assets of the Core Business.


     The Proxy Agreement terminates on the earlier of (i) the Effective Time or
(ii) the termination of the Merger Agreement.

     Although no other affirmative vote is required to approve the Merger Agreement, the consummation of the Merger is conditioned upon adoption of the Preferred Stock Amendment, which must be approved by the holders of a majority of the votes that the holders of the outstanding Solite Preferred Stock and Solite Common Stock, other than John W. Roberts and his family, are entitled to cast. Such holders hold 1,575 shares (or 11.2%) of the outstanding Solite Preferred Series B Stock and 263,165 shares (or 49.4%) of the outstanding Solite Common Stock. The Proxy Agreement granted to Giant in connection with the Merger Agreement does not direct the vote of such shares on the Preferred Stock Amendment. Directors and officers of Solite (other than John W. Roberts and members of his family) holding 517 shares (3.67%) of the outstanding Solite Preferred Series B Stock and 8,805 shares (1.65%) of the outstanding Solite Common Stock have indicated their intention to vote in favor of the Preferred Stock Amendment.


Interests of Certain Persons in the Merger and the Conversion
     As of the Record Date, the directors and executive officers of Solite beneficially owned an aggregate of 251,055, 8,700, 12,195 and 15,429 shares of Solite Common Stock, Solite Series A Preferred Stock, Solite Series B Preferred Stock and Solite Series C Preferred Stock, respectively. Pursuant to the Merger Agreement, Solite's directors and executive officers will receive the same consideration for their shares of Solite Common Stock, including shares of Solite Preferred Stock converted into Solite Common Stock, as the other Solite shareholders.

     Pursuant to the CoView Capital engagement letter, CoView Capital provided advisory services and a financial opinion in connection with the Merger and Solite has agreed to pay a fee of 1% to CoView Capital based on the aggregate value of the transaction, including debt assumed, if the Merger is consummated.


     Mr. John W. Roberts has personally guaranteed $2 million of the obligations of Solite for borrowings under its bank line of credit. In connection with Merger, Giant intends to refinance such indebtedness with proceeds from Giant's credit facilities. As a result of such refinancing, Mr. Roberts will be relieved of any further obligations under such guarantees.

     As of the record date, John W. Roberts and his family beneficially own 8,700 shares (or 100%) of the outstanding Solite Series A Preferred Stock, 12,518 shares or (88.8%) of the outstanding Solite Series B Preferred

Stock, and 15,429 shares (or 100%) of the outstanding Series C Preferred Stock. In addition, members of the Solite Board and officers of Solite own an additional 517 shares (or 3.67%) of the outstanding Series B Preferred Stock. As a result of the reduction in the aggregate number of shares to be issued in the Merger, the percentage of such shares received by former holders of Solite Preferred Stock will be greater than the percentage that would have been received under the Merger Agreement executed in September 1997. As a result of the Conversion, John W. Roberts will beneficially own a majority of the outstanding Northeast Solite Common Stock after the Spin-Off, and consequently will be able to elect the entire Board of Directors of Northeast Solite and, may be able to amend the Articles of Incorporation of Northeast Solite, without the vote of any other shareholder. Mr. Roberts is expected to be a director of both Northeast Solite and Giant after the Merger.



Operations After the Merger
     At the Effective Time, Merger Sub will be merged with and into Solite, and Solite, as the surviving corporation in the Merger, will become a wholly owned subsidiary of Giant. Giant plans to cause Solite to become part of the same consolidated federal income tax return group as Giant.


Dividends
     Giant has never paid a cash dividend and Solite has not paid a cash dividend in at least the last five years. Giant does not anticipate paying any cash dividends on the Giant Common Stock in the foreseeable future; it intends to retain its earnings to finance the expansion of its business and for general corporate purposes. Any payment of dividends will be at the discretion of Giant's Board and will depend upon the earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to payment of dividends and other factors. Giant's revolving credit agreement contains financial covenants that could have the effect of limiting the distribution of dividends without the prior written consent of the lenders who are parties to such agreement.


Right of the Solite Board to Withdraw Recommendation
     Under the Merger Agreement, the Solite Board may not, among other things,
(i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Giant or Merger Sub, the Solite Board's approval or recommendation of the Merger Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Transaction, or (iii) cause Solite to enter into any agreement with respect to any Acquisition Transaction. Notwithstanding the foregoing, if the Solite Board determines in good faith by majority vote, after consultation with Solite's financial advisor that the Acquisition Transaction is more favorable to the Shareholders of Solite than the Merger and, based upon the advice of outside counsel to Solite, that such action is required by the fiduciary duties of the Board of Directors, the Solite Board may withdraw or modify its approval or recommendation of the Merger Agreement or the Merger, approve or recommend an Acquisition Transaction, or cause Solite to enter into an agreement with respect to an Acquisition Transaction, provided, in each case that Solite provides at least five business days prior notice to Giant or Merger Sub to the effect that it is taking such action.


Regulatory Filings and Approvals


     The Merger is subject to the requirements of the HSR Act and the rules and regulations thereunder, which provide that certain transactions may not be consummated until required information and materials have been furnished to the Antitrust Division and the FTC and certain waiting periods have expired or been terminated. Giant and Solite filed the required information and materials with the Antitrust Division and the FTC on September 12, 1997. On October 10, 1997, Giant and Solite received a second request for information from the Antitrust Division in connection with their filing of certain required information under the HSR Act.

     As part of this process, at the request of the Antitrust Division, Solite has agreed to determine by April 20, 1998 in accordance with specified procedures whether there are any alternative purchasers for the Hazardous Waste Fuels Assets, which consist of the following: three of Solite's lightweight aggregate facilities (the two facilities located in Virginia and the one facility located in North Carolina) and one of Solite's subsidiaries, Oldover Corporation.

     Pursuant to the procedures specified by the Antitrust Division, Solite expects to engage by April 3, 1998 the Special Investment Banker, which is an investment banking firm with no prior relationship with Solite, Giant, or the law firms representing them in connection with the Merger. The Special Investment Banker is then required to provide certain specified information with respect to its efforts to the Antitrust Division. The Antitrust Division has indicated it will advise Solite and Giant by April 27, 1998 whether it will permit the transaction to proceed without challenge.

     As required by the procedures specified by the Antitrust Division, Giant has agreed to waive certain provisions of the Merger Agreement, including the no solicitation and termination fee provisions, in connection with Solite's efforts to find alternative purchasers for the Hazardous Waste Fuels Assets. See "TERMS OF THE MERGER AGREEMENT--No Solicitation of Other Offers" and "TERMS OF THE MERGER--Termination Rights."


     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after the Effective Time, either the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, or certain other persons could take action under the antitrust laws, including seeking to enjoin the Merger.


Resale of Giant Common Stock Received in the Merger
     All Giant Common Stock received by holders of Solite Common Stock in the Merger will have been registered under the Securities Act and will be freely transferable, except as described herein. Giant Common Stock received by persons who are deemed to be affiliated to Solite (for purposes of Rule 145 under the Securities Act) prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of Giant) or as otherwise permitted by the Securities Act. Persons who may be deemed to be affiliates of Solite or Giant generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal shareholders of such party. The rights of affiliates of Solite to receive Giant Common Stock in the Merger are conditioned upon the execution by each of such affiliates of a written agreement to the effect that such person will not offer or sell or otherwise dispose of any of the Giant Common Stock issued to such person in the Merger in violation of Securities Act or the rules and regulations promulgated thereunder. The Giant Common Stock received in the Merger by such affiliates will bear a restrictive legend to such effect.

     Additionally, pursuant to the terms of the Giant Shareholder Agreement, holders of 1% or more, owning in the aggregate at least 70%, of the total outstanding shares of Giant Common Stock to be issued in connection with the Merger will agree to certain restrictions on the sale or other disposition of such shares. See "TERMS OF THE MERGER AGREEMENT--Ancillary Agreements--Giant Shareholder Agreement." It is anticipated that Mrs. Clay H. Barr, Joan R. Cates, Davenport & Co., Harry W. Hahn, Jr. (revocable trust), H.C. Hofheimer II, Kaufman Americana Foundation, Carolyn L. Kaufman, Charles L. Kaufman, Jr., David L. Kaufman, George M. Kaufman, Linda H. Kaufman, Jane Martin Roberts, John Martin Roberts, John W. Roberts, John W. Roberts, as trustee and Elise H. Wright may enter into the Giant Shareholder Agreement.


                             DESCRIPTION OF GIANT

General
     Giant Cement Holding, Inc. (herein referred to as "Giant" on a consolidated basis or "GCHI" on a separate company basis) was incorporated under the laws of the state of Delaware in April 1994. Giant manufactures a complete line of portland and masonry cements used in residential, commercial, and infrastructure construction applications. Giant's manufacturing facilities have an aggregate rated annual clinker capacity of approximately 1.4 million tons, ranking it as the 17th largest producer of cement in the United States.

     In September 1994, 10,000,000 shares of common stock of GCHI were sold to the public in an initial public offering. The offering resulted in GCHI and its subsidiaries being spun-off from its predecessor parent. GCHI's primary subsidiaries have been in operation since 1883 and 1928.

     GCHI and its subsidiaries are involved in a single business segment which includes the domestic manufacture and sale of portland and masonry cements and related aggregates. Giant derives revenues from the sales of products, primarily cement and to a much lesser extent construction aggregates, as well as from the provision of resource recovery services. Resource recovery services revenue is primarily derived from third parties that pay Giant to utilize their waste as fuel, which additionally reduces the cost of traditional fossil fuels used in the manufacture of cement. Due to the nature of Giant's operations and the fact that the burning of waste-derived fuels is inseparable from the manufacture of cement, it is impractical to disaggregate the costs of sales and services by revenue classification.

     Information concerning Giant's net sales, operating income and assets for each of the years in the three-year period ended December 31, 1997 is included under "Giant Consoliated Selected Historical Financial Information and Other Data" included herein.


     Giant owns and operates two limestone quarries and cement manufacturing facilities through its wholly-owned subsidiaries Giant Cement Company ("Giant Cement") and Keystone Cement Company ("Keystone"). Giant Cement, located in Harleyville, South Carolina, serves the South-Atlantic region of the United States and Keystone, located in Bath, Pennsylvania, serves the Middle-Atlantic region. Giant pioneered resource recovery techniques for use in the manufacturing of cement in the late 1970's and is one of the largest users of waste-derived fuels in the cement industry.


     Operations. Giant Cement was founded in 1883 and commenced operations in Harleyville, South Carolina in 1947. Giant Cement owns approximately 2,100 acres of land in Harleyville, where its cement production facilities and 230-acre limestone quarry are located. Giant Cement presently estimates that Giant Cement's limestone reserves are adequate to meet its plant requirements for in excess of 50 years. Giant Cement has four wet process kilns with a combined rated annual clinker capacity of approximately 840,000 tons and a manufacturing plant with an annual finish grinding capacity of approximately 950,000 tons.


     Keystone, founded in 1928, owns approximately 1,000 acres of land in Bath, Pennsylvania, in the Lehigh Valley region approximately 60 miles north of Philadelphia. Keystone obtains the cement rock used in its production from its 200-acre limestone quarry located adjacent to its plant. Giant presently estimates that Keystone's limestone reserves are adequate to meet its plant requirements for in excess of 50 years. The two wet process kilns used in Keystone's operations have a combined rated annual clinker capacity of approximately 600,000 tons and its manufacturing plant has an annual finish grinding capacity of approximately 750,000 tons.

     Rated annual clinker capacity is based upon the cement kiln manufacturer's specifications. Giant's historical annual clinker production has not exceeded
1.3 million tons.

     In addition to limestone, the other principal raw materials used in the manufacturing of cement are silica, alumina, iron oxide, and gypsum, which are purchased from various suppliers. Management believes that the supply of these raw materials will be adequate to permit production at planned capacities for the foreseeable future.


     Products. Giant principally manufactures a full line of portland cement, which is the fundamental binding agent in concrete. Giant Cement's portland cement has a low alkali content, a characteristic favored for use by federal and state governments on certain projects due to its minimal reaction with soil and other aggregates. Keystone also produces limited quantities of low alkali cement. Giant believes that Keystone is the only cement manufacturer currently producing a low alkali cement within a 100 mile radius of the Keystone plant. In addition to portland cement, Giant manufactures masonry cement, which is used in the preparation of mortar used in block and brick masonry. Giant also mines, crushes, screens, and sells various sizes of stone and gravel, known as aggregates, to the construction industry for use in paving, road base material, and assorted small volume applications. Additionally, Giant markets cement kiln dust ("CKD") and, occasionally, a customized blend of CKD and cement under the registered trade name "StableSorb." StableSorb is utilized by construction, remediation, and other contractors for the purpose of solidifying soil, wastes, and other materials.


     Cement is made in a multi-stage process that begins with the crushing, grinding, and mixing of calcium (usually in the form of quarried limestone or "cement rock"), silica, alumina, iron oxide, and other materials. This raw material is then processed in a rotary kiln at extremely high temperatures, causing it to undergo a chemical reaction. The resulting marble-sized, pellet-like material (known as "clinker") is then cooled and ground with a small quantity of gypsum to produce cement.


     Marketing and Distribution. Giant markets its products to ready-mix concrete plants, concrete product manufacturers, building material dealers, construction contractors, and state and local government agencies through its experienced sales force. Approximately 85% of Giant's cement is sold in bulk, primarily to ready-mix and concrete products manufacturers, with the remainder sold in individually packed bags, primarily to building materials dealers.


     South-Atlantic Region. Giant Cement's market area covers most of the South-Atlantic region of the United States, from southern Virginia to southern Georgia. The South-Atlantic region is one of the largest cement markets in the United States in terms of cement consumption. Giant Cement's sales are most heavily concentrated in North and South Carolina, with the remainder of its sales in Georgia and southern Virginia.

     Middle-Atlantic Region. Keystone's market area, which covers most of the Middle-Atlantic region of the United States, includes eastern Pennsylvania, southeastern New York, New Jersey, western Connecticut, and portions of Delaware and Maryland. Keystone's sales are most heavily concentrated in eastern Pennsylvania, southeastern New York, and New Jersey, with the remainder of its sales in Connecticut, Delaware, and Maryland.


     Sales Practices and Distribution. Giant has more than 500 customers, the majority of which have been doing business with Giant for more than five years. No single customer accounted for 10% or more of Giant's cement sales during 1997, and Giant believes that the loss of any single customer would not have a material adverse effect on Giant's financial condition or results of operations.


     Giant, following the sales practices characteristic of its industry, does not provide the right to return nonfaulty product or extended payment terms to customers in the ordinary course of business. As is customary in the industry, Giant does not typically enter into long-term sales contracts, except with respect to major construction projects. Because the needs of its customers are generally short term in nature, backlog orders are not significant in the cement industry.


     The production facilities of both Keystone and Giant Cement are located near, and served by, major rail transportation lines, which provide ready access for transporting cement to Giant's customers or terminals. Giant Cement delivers a substantial portion of its product by rail either directly to its customers or to its terminals where the product is picked up by customers. At Keystone, almost all product is shipped via truck, with a substantial amount being picked up by customer-owned trucks. Both Giant Cement and Keystone have good relations with contract carriers which operate fleets of trucks to provide quick delivery, on demand, to Giant's customers requesting truck deliveries.


     To meet the needs of its customers in the South-Atlantic market area, Giant Cement operates one terminal and three distribution warehouses, with annual throughput capacity of approximately 165,000 finished tons, and 25,000 square feet of storage capacity for bagged product.


     General and Regional Economic Conditions. Demand for Giant's products is directly related to activity in the construction industry and general economic conditions. Various economic factors beyond Giant's control affect cement consumption, including the level of new residential, commercial and infrastructure construction activity, which are in turn affected by movement in interest rates, the availability of short and long-term financing and the availability of public funds for infrastructure projects. Accordingly, adverse economic conditions in Giant's markets or a worsening of general or local economic conditions could adversely affect Giant's operating results. Cement demand reached a cyclical low in 1991, and, as a consequence, Giant experienced a decline in sales in 1991. Demand was flat to slightly higher in most regions of the country during 1992 and increased in 1993 through 1996 to record levels for U.S. cement consumption. While U.S. cement consumption was at or near record levels again in 1997 and exceeded U.S. supply, there can be no assurance that increased cement demand will continue or that demand will remain at current levels.



Competition
     Due to the lack of product differentiation and the commodity nature of cement, the cement industry is highly competitive. Competition is based largely on price and, to a lesser extent, quality and service. Giant competes with national and regional cement producers in its markets. Many of Giant's competitors are larger and have significantly greater resources than Giant. The prices that Giant charges its customers are not likely to be materially different from the prices charged by other producers in the same markets. Accordingly, profitability in the cement industry is generally dependent on the level of cement demand and on a cement producer's ability to contain operating costs. Prices are subject to material changes in response to relatively minor fluctuations in supply and demand, general economic conditions and other market conditions beyond Giant's control. Prior to 1993, cement prices in the United States, including Giant's markets, had fallen and remained depressed for several years, primarily due to the economic recession and competition from lower priced foreign imports. Although Giant has been able to increase its cement prices during 1994, 1995, 1996 and 1997, there can be no assurance that prices will not decline in the future.

     There are 11 companies in the South-Atlantic region which compete with Giant Cement in some portion of its market, including three direct competitors, two of which compete throughout its market area. There are 15 companies in the Middle-Atlantic region which compete with Keystone in some portion of its market, including five direct primary competitors. Giant believes that Keystone is the only cement plant currently producing low alkali cement in its immediate market area. Additionally, none of Keystone's direct competitors are currently permitted to utilize waste-derived fuel as an alternative source of fuel.


     During the latter part of the 1980's, an influx of low-price cement imports caused prices to deteriorate in many domestic markets. A portion of the market served by Keystone may be directly subject to imports of foreign cement which can affect pricing in all of its market areas. The market areas served by Giant Cement are also impacted indirectly by imports of foreign cement. Imports declined significantly from 1987 to 1992. Giant believes the decline was the result of increased foreign consumption, increased ocean transportation costs and the imposition of anti-dumping duties, among other things. From 1993 to 1997, imports into the United States increased significantly as a result of the US demand and consumption exceeding the domestic supply. Through 1997, the increase in the cement imports has had little effect on current prices. While Giant does not believe imports had a significant impact on its market areas in 1997, nationally, imports increased significantly and there can be no assurance that importation of lower-priced cement in the future will not increase.



Resource Recovery
     The cost of energy represents a significant percentage of total cement manufacturing costs. Giant's plants utilize the "wet kiln" process. While the "wet kiln" process requires more thermal energy than the alternative "dry kiln" process, Giant has implemented technology which utilizes liquid and solid industrial wastes with high BTU values ("waste-derived fuels") as fuel substitutes ("resource recovery") in the process of manufacturing cement.


     In the late 1970's, Keystone pioneered resource recovery techniques in the U.S. cement industry. Giant Cement also began the limited use of waste as a fuel substitute in 1987 and has since expanded its use of industrial solvents and other hazardous waste-derived fuels, including waste solids. These resource recovery efforts have significantly reduced Giant's traditional fossil fuel consumption and production costs, while providing it with an additional source of revenue as industrial companies pay Giant to utilize these waste-derived fuels. In 1997, waste-derived fuels comprised about 45% of Keystone's total fuel usage and 55% of Giant Cement's. These percentages have grown significantly since such programs were initiated, allowing fuel costs to be substantially reduced.

     Although Giant was among the first in the cement industry to utilize resource recovery as a substitute for fossil fuels, this technique has since been adopted by a number of other U. S. cement producers and is utilized at 18 cement plants. Six of the ten largest cement companies in the United States utilize resource recovery at one or more of their production facilities. Keystone is, however, one of only two Pennsylvania plants which are presently permitted to commercially burn hazardous waste, and the only facility in the Lehigh Valley area which is permitted to utilize this economically beneficial process. Keystone is currently permitted to burn such waste at rates of up to approximately 50% of its fuel requirements. While Giant Cement is one of two plants in its immediate market area that is presently permitted to burn numerous categories of hazardous and non-hazardous liquids and solids, it is the only one in such area that is presently permitted to burn such wastes at rates of up to approximately 100% of its fuel requirements. Additionally, Giant Cement has developed techniques to increase the proportion of higher revenue waste solids used in its resource recovery activities. Giant's subsidiaries, Keystone, Giant Cement and Giant Resource Recovery Company, Inc. ("GRR"), utilize a network of brokers, fuel blenders, and treatment, storage, and disposal facilities to obtain waste-derived fuels. The sources for such waste products range from Fortune 500 companies to small independent waste treatment, storage, and disposal facilities. Giant's resource recovery operations are dependent on general and regional economic conditions; federal, state and local environmental laws, regulations and policies; and Giant's cement kiln utilization. Giant competes with numerous other companies for the supply of waste-derived fuels primarily on the basis of service and price.

Management of Giant
     Directors and Executive Officers.

     The following table sets forth certain information regarding the directors and executive officers of Giant. Mr. Roberts will become a director of Giant upon the consummation of the Merger.


Name                             Age                          Position
-----------------------------   -----   ----------------------------------------------------
Gary L. Pechota .............    48     Chairman, President, Chief Executive Officer and
                                        Director
Terry L. Kinder .............    39     Vice President, Chief Financial Officer, Secretary,
                                        Treasurer and Director
Richard A. Familia ..........    44     Vice President, Environmental Affairs
Dean M. Boylan ..............    71     Director
Edward Brodsky ..............    68     Director
Robert L. Jones .............    61     Director


     Background of Directors and Executive Officers.


     Gary L. Pechota has served as Chairman, President, Chief Executive Officer and a director of Giant since its inception in April 1994. Mr. Pechota also has served as Chairman of Giant Cement and GRR since January 1993, as Chairman of Keystone since September 1992 and as President of Keystone Cement Company since May 1992. Prior to joining Keystone Cement Company, Mr. Pechota served as President and Chief Executive Officer of Dacotah Cement Company, a state-owned cement company, from January 1982 to May 1992. Mr. Pechota has been employed in the cement industry for over 16 years.


     Terry L. Kinder has served as Vice President, Chief Financial Officer, Secretary, Treasurer and a director of Giant since April 1994 and a director of Giant Cement, Keystone and GRR since June 1989. Mr. Kinder has also served as Vice President, Secretary and Treasurer of Giant Group Ltd. from June 1986 to September 1994. From June 1989 to December 1992, Mr. Kinder also served as Chairman of Giant Cement and GRR, and from June 1989 to August 1992, he served as Chairman of Keystone. Prior to joining Giant Group Ltd., Mr. Kinder was a Certified Public Accountant with Coopers & Lybrand L.L.P. from January 1980 to June 1986.

     Richard A. Familia has served as Vice President, Environmental Affairs of Giant since April 1994. Mr. Familia has also served as President and Chief Operating Officer of GRR since February 1992. From 1987 to February 1992, he served as Director of Operations for various environmental and other businesses. Mr. Familia has been employed in the environmental industry for over 20 years.

     Dean M. Boylan has been a director of Giant since April 1994. He served as a director of Giant Group Ltd. from 1985 to September 1994 and was a director of Keystone Cement Company from 1976 until January 1985 when it was acquired by Giant Group Ltd. Mr. Boylan has been an employee and director of Boston Sand & Gravel Company, Inc., a publicly-held company since prior to 1985 and is presently Vice Chairman.

     Edward Brodsky has been a director of Giant since April 1994. He served as a director of Giant Group Ltd. from 1986 to September 1994. Mr. Brodsky has been a partner at the law firm Proskauer Rose LLP, New York, New York, which renders legal services to Giant since August 1992. Prior thereto, he was a partner at the law firm of Spenglar Carlson Gubar Brodsky & Frischling, New York, New York, from 1977 to August 1992.

     Robert L. Jones has been a director of Giant since April 1994. He served as a director of Giant Group Ltd. from 1984 to September 1994. Mr. Jones has been the Chairman of Davidson-Jones-Beers since February 1995 and prior thereto was the President of Davidson & Jones Corporation--a predecessor holding company located in Raleigh, North Carolina, engaged in general contracting and real estate activities--since prior to 1986. Since 1990, he has been a director of Carolina Power & Light Company (New York Stock Exchange).

                             DESCRIPTION OF SOLITE

     Solite and its subsidiaries produce and sell construction materials to the commercial, industrial, governmental and residential construction markets, including building, bridge and road markets. Solite's primary geographic market is the eastern United States. Solite's principal product is "Solite[RegTM]," a lightweight aggregate primarily used in concrete and masonry blocks. Solite's operations also include sand, gravel, masonry block, hazardous waste fuels, coal and transportation.


General
     For operational and management purposes, Solite is organized into six "groups." Of Solite's six groups, three produce and sell various building materials. These are the Lightweight Aggregate Group ("LWA Group"), the Concrete Aggregates Group ("ConAgg Group") and the Block Group. Two other groups, the Coal Group and the Fuels Group, historically have supplied fuel to the LWA Group and to other companies. The Transportation Group manages trucking (other than fuels trucking) and ancillary services either directly by operating trucking units, or indirectly by out-sourcing or brokering trucking services for the LWA Group, the ConAgg Group and the Block Group, as well as unrelated customers.

     Lightweight Aggregate Group. Solite and three subsidiaries--Northeast Solite, Kentucky Solite Corporation ("Kentucky Solite") and Carolina Solite Corporation ("Carolina Solite")--constitute the LWA Group. At five active sites, the LWA Group historically has mined shale or slate and processed this raw material in rotary kilns to produce the lightweight aggregate Solite[RegTM]. Solite directly operates two quarries and associated processing plants located in Virginia. Northeast operates a quarry and processing plant located in New York. The quarry and processing plant located in Kentucky are owned by Kentucky Solite. While the Kentucky plant is not currently mining shale or manufacturing unfinished lightweight aggregate ("clinker"), it is processing stockpiles of clinker to produce finished Solite[RegTM] and selling Solite[RegTM] manufactured at other plants. The fifth quarry and processing plant is located in North Carolina and is owned by Carolina Solite. In addition, Carolina Solite owns a Florida plant for the production of lightweight aggregate, which was permanently shut down in 1995. This plant site, outside of Jacksonville, Florida, is now being utilized as a dispersal site for lightweight aggregate railed in from the Virginia or North Carolina plants.

     The LWA Group plants are located on 200 to 1,000 acre sites and each has over a 50-year supply of raw materials. The plants are readily accessible by highway, railway and/or navigable waterway. As a general rule, plants ship Solite[RegTM] to customers within an approximately 200-mile radius. The plants enable Solite to reach the northeastern, mid-Atlantic, and southeastern United States markets, as well as other major markets east of the Mississippi. Solite[RegTM] lightweight aggregate is shipped via rail, water or highway directly to customers or to dispersal sites for stockpiling and subsequent distribution. In addition to Carolina Solite's Florida site, Northeast has a dispersal site in New Jersey, Kentucky Solite has dispersal sites in Kentucky and Tennessee, and Solite has dispersal sites located in Virginia and Maryland.


     The LWA Group operations also include (i) a facility which designs and fabricates parts and equipment, the majority of which are for Solite, (ii) a facility which repairs and rebuilds off-road equipment such as front-end loaders, and (iii) constructing or managing the construction of plant facilities.

     Concrete Aggregates Group. The ConAgg Group operates a pit and processing plant for the extraction and processing of sand and gravel in Hanover County, Virginia. The material is mined with front-end loaders, hauled to the processing plant, placed on conveyor belts, washed, crushed in the case of some gravel, and screened into gradations of sand and gravel. Customers include ready mix concrete producers, asphalt producers, masonry block producers, highway construction contractors, general contractors, and the Commonwealth of Virginia (for road maintenance).

     Block Group. The Block Group is composed of six masonry block manufacturing and dispersal facilities, three of which are located in North Carolina and three of which are located in Virginia, and one sales and dispersal facility located in Virginia. The Block Group manufacturers and sells concrete masonry blocks, including lightweight blocks made from Solite[RegTM]. The Block Group produces about 19 million block equivalents per year. Blocks are sold to general contractors, commercial builders and home builders. Due to the expense of transporting block, plants are located within a one hundred mile radius of the market being served. The Block Group provides a presence for Solite in certain geographic markets where a competitor might otherwise dominate, and serves as a significant outlet for the sale of Solite[RegTM] lightweight aggregate. To position themselves as full-service block companies, the plants also sell merchandise such as coatings, mortar mix, and reinforcing wire.

     Coal Group. The Coal Group owns and leases coal mining properties in Kentucky and West Virginia. Currently the Kentucky properties generate a small amount of royalty income. The West Virginia properties are not currently being mined.

     Only the lightweight aggregate plants in New York and North Carolina use significant amounts of coal for kiln fuel, but they purchase coal from third parties due to lower transportation costs. Therefore, the Coal Group's coal reserves are not being used by Solite. However, the Coal Group's reserves of coal are available to Solite in the event it becomes economically feasible in the future to extract coal for the use of the LWA Group.

     Fuels Group. Producing Solite[RegTM] lightweight aggregate is an energy intensive process which uses about one million gallons of liquid fuel per month. The Fuels Group provides waste-derived fuels, such as waste solvents and used-petroleum products, as fuels for the LWA Group's kilns. Currently, four of the five lightweight aggregate plants are capable of using these waste-derived fuels (only the Northeast plant is not). The Fuels Group gives Solite a competitive advantage by providing an inexpensive source of energy to produce lightweight aggregate. The Fuels Group collects waste solvents, inks, oils and other high BTU wastes from a wide variety of sources including paint manufacturers, solvent recyclers, industrial plants, automotive maintenance shops and trucking terminals. Tanker trucks then transport the waste fuels to tank farm facilities located at the lightweight aggregate plants.


     The Fuels Group also recycles used solvents and transports, blends and stores hazardous waste fuel. It receives waste from chemical plants, recyclers and other industrial plants in bulk and in 55 gallon drums. Waste fuel is supplied to cement kilns in addition to Solite kilns. In connection with these operations, the Fuel Group reconditions and resells empty 55 gallon drums. The Fuels Group's operating subsidiaries include the following: Oldover Corporation, Environmental Conservation Systems Inc. and the M&M Chemical and Equipment Company, Inc.


     Transportation Group. Because transportation is an integral part of its business, Solite operates, for internal and external customers, a specialized fleet of over-the-road tractors and dump trailers, and tanker units. The Transportation Group also hauls non-Solite[RegTM] products.


Environmental Matters


     Solite's facilities, particularly the lightweight aggregate plants, the facilities and trucking operations of Oldover Corporation and Environmental Conservation Systems, Inc., and the M&M Chemical and Equipment Company, Inc. facilities and trucking operations, are heavily regulated by the EPA and state environmental agencies, and are subject to numerous permit requirements. Solite believes that its level of compliance with such requirements is generally good, but as with any company subject to such a complex system of environmental regulation, there is a significant potential for future fines and penalties associated with enforcement actions.


     Solite's lightweight aggregate plants which burn hazardous waste as fuel are in the process of obtaining final hazardous waste management permits. These permits, when obtained, may impose additional operating limitations and compliance costs on the facilities.


     As new hazardous waste management permits are obtained (or, in the case of the Florida facilities, relinquished), corrective action may be required for existing environmental conditions at the facilities subject to such permits. Carolina Solite has entered into administrative orders on consent concerning corrective action with EPA for its Florida facility (which will be transferred to Northeast Solite in connection with the Spin-Off) and with the State of North Carolina for its North Carolina facility. The full cost of compliance with the EPA administrative order at the Florida facility also cannot be reliably predicted, but the environmental consulting firm responsible for implementing the order has estimated, on a preliminary basis, that remedial costs will fall within a range of $500,000 to $1,150,000 over a period of up to 15 years. The North Carolina order requires Solite to investigate areas of the plant site where activities took place that could be associated with environmental contamination. If contaminated areas are identified, Solite could be required to undertake remedial action. Although corrective action costs may be required, it is not possible at this time to reasonably estimate the amount of any obligation for remediation at these locations that may be material because the extent of environmental impact, remediation alternatives (which could involve no or minimal action), and concurrence of the regulatory authorities have not yet advanced to the stage where a reasonable estimate of any loss can be made. However, at December 31, 1997, Solite had accrued $55,000, which represents amounts Solite expects to incur to prepare reports which would then be used to determine the need for further investigative or remedial activities.


     EPA is in the process of promulgating new regulations for Hazardous Waste Combustors, including lightweight aggregate kilns. These regulations are expected to be issued in 1998, with a compliance date three years after issuance. The precise requirements that will be included in the new regulations are uncertain, and the ultimate costs of compliance could be substantial.


     The Carolina Solite facility in Aquadale, North Carolina was issued a new state permit for the construction and operation of air emission sources, including new limitations relating to toxic air pollutants (the "Air Permit"), on July 10, 1996. The Air Permit was appealed in the North Carolina Office of Administrative Hearings by both Carolina Solite and a citizens group, the Stanly Citizens Opposed to Toxic Chemical Hazards ("SCOTCH"). The Carolina Solite appeal, after lengthy negotiations, was settled and a revised Air Permit was issued on June 13, 1997. The revised Air Permit was also appealed by SCOTCH and the North Carolina Waste Awareness and Reduction Network ("N.C. WARN"). It was discovered in July, 1997 that the revised Air Permit was based on erroneous air quality modeling assumptions. As a result of this discovery, on July 22, 1997, the North Carolina Division of Air Quality issued a Notice to Terminate Carolina Solite's revised Air Permit. Carolina Solite has filed a timely appeal of this Notice and has submitted to the Division corrected air quality modeling data. Carolina Solite believes it is likely that another revised Air Permit will be issued containing limitations that will be more stringent than those contained in previous Air Permits. Solite expects that if such Air Permit requires the installation of additional pollution control equipment, Carolina Solite will be allowed to operate substantially as it has in the past pending installation of such equipment, but there can be no assurance that Solite will be allowed to operate in such manner. A hearing of Carolina Solite's appeal is scheduled for May 11, 1998.

     After SCOTCH filed its first appeal of the Air Permit, Carolina Solite brought a civil action against SCOTCH and its president, Joann Almond, in Stanly County Superior Court seeking an injunction and damages for breach of a 1993 Settlement Agreement pursuant to which SCOTCH and Mrs. Almond agreed to support the modification of Carolina Solite's Air Permit. Carolina Solite's Motion for Summary Judgment on the issue of liability was granted on August 6, 1997 and a motion for reconsideration of the Order granting summary judgment has been denied.


     On December 20, 1996 Martin Marietta Materials, Inc. ("MMM") notified the Company of a claim for waste and debris removal and remediation costs, estimated at $355,725, under an Asset Purchase Agreement between Solite and MMM dated June 10, 1994. The MMM claim relates to conditions at a stone quarry in Caroline County, Virginia sold to MMM by Solite. Solite has evaluated the MMM claim and has concluded that it should have little if any liability for the removal and remedial costs alleged by MMM under the indemnification provisions of the Asset Purchase Agreement, because the environmental conditions alleged to require remediation by MMM are largely or entirely the result of activities occurring after the date of the sale, for which Solite is not liable.


Legal Matters


     In addition to the environmental matters discussed herein, Solite is involved in various other legal proceedings, including litigation in the ordinary course of its business. These proceedings are not expected to have a material adverse effect on Solite or Northeast Solite.

Security Ownership of Directors, Executive Officers and Owners of five percent or more of Solite Stock


     The following table sets forth certain information with respect to the beneficial ownership of Solite Stock as of March 1, 1998, by each shareholder known by Solite to be the beneficial owner of more than 5% of the outstanding Solite Common Stock and each class of Solite Preferred Stock, by each director, by each of the executive officers and by all directors and executive officers as a group:

                                                             Solite                  Solite                  Solite
                                    Solite       Percent    Series A   Percent      Series B     Percent    Series C   Percent
                                    Common          of     Preferred      of       Preferred        of     Preferred     of
             Name                    Stock        Class      Stock      Class        Stock        Class      Stock      Class
------------------------------ ---------------- --------- ----------- --------- --------------- --------- ----------- --------
John W. Roberts ..............      227,475(a)     42.7%     8,700        100%       11,375(a)     80.7%     15,429      100%
Joan R. Cates ................       13,150         2.5%        --         --            --          --          --       --
Arthur W. Helwig .............           --          --         --         --            --          --          --       --
Linwood F. Perkins ...........          100           *         --         --            60           *          --       --
A. Cabell Ford, Jr. ..........        1,775           *         --         --            60           *          --       --
Jeremiah J. Jewett, III ......          425           *         --         --            60           *          --       --
Don K. Burris ................        3,055(b)        *         --         --           426(b)        3%         --       --
J. Wayne Thornton ............        1,400           *         --         --            65           *          --       --
Lee A. Facetti ...............          850           *         --         --            23           *          --       --
William T. Johnson ...........        1,800           *         --         --            51           *          --       --
Kenneth R. Armistead .........          325           *         --         --            25           *          --       --
William E. Saunders, Jr. .....          700           *         --         --            50           *          --       --
Mrs. Clay H. Barr ............       37,467(c)      7.0%        --         --            --          --          --       --
George M. Kaufman ............       28,000(d)      5.2%        --         --            --          --          --       --
Linda H. Kaufman .............       31,466(e)      5.9%        --         --            --          --          --       --
Mrs. Elise H. Wright .........       32,067(f)      6.0%        --         --            --          --          --       --
All Executive Officers and
 Directors as a group ........      251,055(g)     47.1%     8,700        100%       12,195        86.5%     15,429      100%


------------
* Less than 1%.

(a) Includes 150,000 shares of Solite Common Stock held as trustee, 12,625 shares of Solite Common Stock and 5,940 shares of Solite Series B Preferred Stock held by his wife. Excludes 1,143 shares of Solite Series B Preferred Stock held by Mr. Roberts' adult children and grandchildren.

(b) Includes 100 shares of Solite Common Stock and 213 shares of Solite Series B Preferred Stock held by his wife.


(c) Includes 3,000 shares of Solite Common Stock held as custodian. Includes 1,967 shares held as co-trustee for the benefit of her husband and excludes 1,967 shares held as co-trustee for the benefit of Linda H. Kaufman and 1,967 shares held as co-trustee for the benefit of Elise H. Wright.

(d) Includes 3,000 shares of Solite Common Stock held as custodian. Excludes 27,500 shares of Solite Common Stock held by his wife, Linda H. Kaufman, 2,000 shares of Solite Common Stock held by her as custodian, and 5,900 shares held by her as co-trustee.

(e) Includes 2,000 shares of Solite Common Stock held as custodian. Excludes 25,000 shares of Solite Common Stock held by her husband George M. Kaufman and 3,000 shares of Solite Common Stock held by him as custodian. Includes 1,966 held as co-trustee for her benefit and excludes 1,967 shares held as co-trustee for the benefit of Elise H. Wright and 1,967 shares held as co-trustee for the benefit of Clay H. Barr.

(f) Includes 400 shares of Solite Common Stock held by her husband as trustee. Includes 1,967 held as co-trustee for her benefit and excludes 1,967 shares held as co-trustee for the benefit of Clay H. Barr and 1,966 shares held as co-trustee for the benefit of Linda H. Kaufman.


(g) See Notes (a) and (b)

                    COMPARATIVE STOCK PRICES AND DIVIDENDS

     Giant Common Stock is traded on the Nasdaq National Stock Market (symbol:
GCHI).


     The high, low and last reported sales prices per share of the Giant Common Stock on the Nasdaq National Market on September 9, 1997, the last trading day prior to the date of the public announcement of the signing of the Merger Agreement were $23.00, $22.50 and $22.50, respectively.


     The following table sets forth for the periods indicated the high and low reported sales prices of the Common Stock on the Nasdaq National Market.


                                                          High           Low
                                                      -----------   ------------
   Year ended December 31, 1996:
   First Quarter ..................................   $ 12.75       $ 10.4375
   Second Quarter .................................   $ 14.625      $ 12.325
   Third Quarter ..................................   $ 16.325      $ 12.625
   Fourth Quarter .................................   $ 16.125      $ 14.75
   Year ended December 31, 1997:
   First Quarter ..................................   $ 17.125      $ 15.25
   Second Quarter .................................   $ 18.75       $ 15.5
   Third Quarter ..................................   $ 24.625      $ 18.125
   Fourth Quarter .................................   $ 25.75       $ 22.00
   Year ending December 31, 1998:
   First Quarter (through March 29, 1998) .........   $ 30.00       $ 18.50

     On March 5, 1998, there were approximately 113 holders of record of Giant Common Stock and Giant estimates that there were a total of approximately 3,000 beneficial holders on such date.


     Giant does not anticipate paying any cash dividends on the Giant Common Stock in the foreseeable future; it intends to retain its earnings to finance the expansion of its business and for general corporate purposes. Any payment of dividends will be at the discretion of the Giant Board and will depend upon the earnings, financial condition, capital requirements, level of indebtedness, and contractual restrictions with respect to payment of dividends and other factors. In addition, Giant's revolving credit agreement contains financial covenants that could have the effect of limiting the distribution of dividends without the prior written consent of the lenders who are parties to such agreement. See "GIANT MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

               UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed financial statements give effect to the Spin-Off of Northeast Solite as described elsewhere herein. The pro forma adjustments reflect the elimination of the assets, liabilities, equity, revenues and expenses of Northeast Solite from Solite Corporation and Subsidiaries to arrive at Solite including only those businesses that will be included in the merger. These unaudited pro forma condensed consolidated financial statements have been prepared from and should be read in conjunction with, the historical consolidated financial statements and notes thereto of Solite Corporation and Subsidiaries, which are included herein.


     The unaudited pro forma statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred had the Spin-Off been consummated at the dates indicated, nor is it necessarily indicative of future operating results or financial position of Solite. Pro forma adjustments to income and expense for Solite Corporation and Subsidiaries for the twelve months ended ended December 31, 1997 are based on management's estimate of the financial effects of the Spin-Off and for the period and as of the date presented.

     The Unaudited Pro Forma Condensed Balance Sheet gives effect to the Spin-Off as if it had occurred December 31, 1997. The Unaudited Pro Forma Condensed Statement of Operations give effect to the Spin-Off as if it had occurred at the beginning of the earliest period presented, disaggregating the results of Northeast for the twelve months ended December 31, 1997 with those of Solite Corporation and Subsidiaries for the same period.

                  Unaudited Pro Forma Condensed Balance Sheet
                               December 31, 1997
                                (in thousands)

                                                      Solite Corporation      Pro Forma      Pro Forma
                                                       and Subsidiaries      Adjustments      Solite
                                                     --------------------   -------------   ----------
ASSETS
Current Assets:
 Cash and cash equivalents .......................          $ 2,844           $  (1,546)     $  1,298
 Accounts receivable, net ........................            8,037              (2,076)        5,961
 Inventories .....................................           10,460              (2,838)        7,622
 Other ...........................................            2,143              (1,095)        1,048
                                                            -------           ---------      --------
  Total current assets ...........................           23,484              (7,555)       15,929
Property and equipment, net ......................           20,677              (6,868)       13,809
Deferred income taxes ............................            1,860                (834)        1,026
Deferred charges and other .......................            1,696                (363)        1,333
                                                            -------           ---------      --------
  Total assets ...................................          $47,717           $ (15,620)     $ 32,097
                                                            =======           =========      ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
 Accounts payable ................................          $ 8,144           $  (1,462)     $  6,682
 Accrued expenses ................................            3,730              (1,034)        2,696
 Current maturities of long-term debt ............           20,662              (1,500)       19,162
                                                            -------           ---------      --------
  Total current liabilities ......................           32,536              (3,996)       28,540
Long-term debt ...................................               --                  --            --
                                                            -------           ---------      --------
  Total liabilities ..............................           32,536              (3,996)       28,540
Shareholders' equity:
 Preferred stock .................................            4,225                  --         4,225
 Common stock ....................................            1,066                  --         1,066
 Capital in excess of par value ..................            1,204                  --         1,204
 Retained earnings (accumulated deficit) .........            8,686             (11,624)       (2,938)
                                                            -------           ---------      --------
  Total Shareholders' equity .....................           15,181             (11,624)        3,557
                                                            -------           ---------      --------
                                                            $47,717           $ (15,620)     $ 32,097
                                                            =======           =========      ========

             Unaudited Pro Forma Condensed Statement of Operations
                 For the twelve months ended December 31, 1997
                                (in thousands)


                                                           Solite Corporation      Pro Forma      Pro Forma
                                                            and Subsidiaries      Adjustments      Solite
                                                          --------------------   -------------   ----------
 Total revenues .......................................         $ 65,579           $ (11,877)     $ 53,702
 Cost of sales ........................................           48,195              (8,767)       39,428
                                                                --------           ---------      --------
 Gross Profit .........................................           17,384              (3,110)       14,274
 Selling, general and administrative expenses .........           19,002              (7,855)       11,147
                                                                --------           ---------      --------
 Operating income (loss) ..............................           (1,618)              4,745         3,127
 Interest expenses ....................................           (2,558)                857        (1,701)
 Other, net ...........................................            2,511              (2,454)           57
                                                                --------           ---------      --------
 Income (loss) before taxes ...........................           (1,665)              3,148         1,483
 Provisions for income taxes ..........................             (137)                656           519
                                                                --------           ---------      --------
 Net income (loss) ....................................         $ (1,528)          $   2,492      $    964
                                                                ========           =========      ========


          Notes to Unaudited Pro Forma Condensed Financial Statements


1) Interest costs allocated to the businesses included in the Spin-Off for the twelve months ended December 31, 1997 are not indicative of these businesses' $1.5 million outstanding debt at December 31, 1997. As a result of the sale of the sand and gravel assets, Solite Corporation and Subsidiaries repaid $6.6 million of its debt in August 1997, the majority of which was previously allocated (based upon the historical allocation method) to the businesses to be spun-off. Pursuant to the terms of the Definitive Merger Agreement, Giant will assume up to $20.0 million of Solite's long-term debt. At December 31, 1997, Solite's long-term debt had been reduced to $19.2 million, excluding the $1.5 million payable to John Roberts by Northeast; accordingly, all of $19.2 million has been allocated to Solite.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The following unaudited pro forma combined condensed financial statements give effect to the Merger using the "purchase" method of accounting, after giving effect to the pro forma adjustments described in the accompanying notes. These unaudited pro forma combined condensed consolidated financial statements have been prepared from and should be read in conjunction with, the historical consolidated financial statements and notes thereto of Giant, which are incorporated by reference in the Proxy Statement/Prospectus, and Solite which are included herein.


     The unaudited pro forma statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred had the Merger been consummated at the dates indicated, nor is it necessarily indicative of future operating results or financial position of the merged companies. Pro forma adjustments include estimates for fair value adjustments required under purchase accounting for the Solite assets and liabilities and are subject to revision when final analyses of such values are completed. Pro forma adjustments to income and expense for Solite's twelve months ended December 31, 1997 are based on management's estimate of the financial effects of the Merger and for the period and as of the date presented.

     Giant has a fiscal year which ends December 31 whereas Solite has a fiscal year which ends March 31. The Unaudited Pro Forma Combined Condensed Balance Sheet gives effect to the Merger as if it had occurred December 31, 1997, combining the balance sheet of Solite at December 31, 1997 with that of Giant as of December 31, 1997. The Unaudited Pro Forma Combined Condensed Statement of Operations gives effect to the Merger as if it had occurred at the beginning of the earliest period presented, combining the results of Solite for the twelve months ended December 31, 1997 with those of Giant for the year ended December 31, 1997.


     As a result of the Merger, the merged companies expect to incur certain acquisition and transition related costs in connection with consummating the transaction and integrating the operations of Giant and Solite. The acquisition and transition related costs consist principally of professional and registration fees, employment contract termination costs, systems modification costs and other costs associated with the integration of the two businesses resulting from the Merger. The exact timing, nature and amount of these acquisition and transition related costs are subject to change and cannot be reasonably determined and accordingly have not been reflected in the accompanying unaudited pro forma combined condensed financial statements.

              Unaudited Pro Forma Combined Condensed Balance Sheet
                               December 31, 1997
                                (in thousands)


                                                         Historical     Pro Forma          Pro Forma          Pro Forma
                                                            Giant         Solite          Adjustments         Combined
                                                        ------------   -----------   --------------------   ------------
ASSETS
Current Assets:
 Cash and cash equivalents ..........................    $  12,674      $  1,298        $        --          $  13,972
 Accounts receivable, net ...........................       14,927         5,961                 --             20,888
 Inventories ........................................       19,238         7,622                262 (4)         27,122
 Other ..............................................        3,652         1,048                 --              4,700
                                                         ---------      --------        -----------          ---------
   Total current assets .............................       50,491        15,929                262             66,682
Property and equipment, net .........................       75,631        13,809              4,631 (4)         94,071
Deferred income taxes ...............................           --         1,026             (1,026)(5)             --
Deferred charges and other ..........................        2,478         1,333                                 3,811
Goodwill ............................................           --            --              1,713 (6)          1,713
                                                         ---------      --------        -----------          ---------
   Total assets .....................................    $ 128,600      $ 32,097        $     5,580          $ 166,277
                                                         =========      ========        ===========          =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
 Accounts payable ...................................    $  11,567      $  6,682        $        --          $  18,249
 Accrued expenses ...................................        8,258         2,696                                10,954
 Current maturities of long-term debt ...............          888        19,162            (16,762) (3)         3,288
                                                         ---------      --------        -----------          ---------
   Total current liabilities ........................       20,713        28,540            (16,762)            32,491
Long-term debt ......................................        9,661            --             16,762 (3)         26,423
Accrued pension and postretirement benefits .........        2,907            --                 --              2,907
Deferred income taxes and other .....................        7,674            --              1,713 (6)          8,361
                                                                                             (1,026)(5)
                                                         ---------      --------        -----------          ---------
   Total liabilities ................................       40,955        28,540                687             70,182
                                                         ---------      --------        -----------          ---------
Shareholders' equity:
 Preferred stock ....................................                      4,225             (4,225)(4)
 Common stock .......................................          100         1,066             (1,063)(4)            103
 Capital in excess of par value .....................       41,317         1,204             (1,204)(4)         49,764
                                                                                              8,447 (4)
 Retained earnings ..................................       58,120        (2,938)             2,938             58,120
 Treasury stock .....................................      (11,247)           --                 --            (11,247)
 Reduction for addl. pension liability ..............         (645)           --                 --               (645)
                                                         ---------      --------        -----------          ---------
   Total Shareholders' equity .......................       87,645         3,557              4,893             96,095
                                                         ---------      --------        -----------          ---------
                                                         $ 128,600      $ 32,097        $     5,580          $ 166,277
                                                         =========      ========        ===========          =========

         Unaudited Pro Forma Combined Condensed Statement of Operations
                 For the Twelve Months Ended December 31, 1997
                      (in thousands, except per share data)



                                                         Historical      Pro Forma         Pro Forma         Pro Forma
                                                            Giant         Solite          Adjustments        Combined
                                                        ------------   ------------   ------------------   ------------
Total revenues ......................................     $116,888       $ 53,702         $  (1,316)(1)      $169,274
Cost of sales .......................................       81,756         39,428            (1,316)(1)       120,439
                                                                                                571 (2)
                                                          --------       --------         ---------          --------
Gross profit ........................................       35,132         14,274              (571)           48,835
Selling, general and administrative expense .........        7,523         11,147                --            18,670
Acquisition related expenses ........................        1,200             --            (1,200)(8)            --
                                                          --------       --------         ---------          --------
Operating income ....................................       26,409          3,127               629            30,165
Interest expenses ...................................         (966)        (1,701)              261 (3)        (2,406)
Other, net ..........................................       (1,031)            57                --              (974)
                                                          --------       --------         ---------          --------
Income before taxes .................................       24,412          1,483               890            26,785
Provisions for income taxes .........................        8,327            519               529 (7)         9,375
                                                          --------       --------         ---------          --------
Net income ..........................................     $ 16,085       $    964         $     361          $ 17,410
                                                          ========       ========         =========          ========
Net income per share--Basic .........................     $   1.70         N/A              N/A              $   1.78
Net income per share--Diluted .......................         1.69         N/A              N/A                  1.76
Weighted average shares outstanding .................        9,459         N/A              N/A                 9,784

     Notes to Unaudited Pro Forma Combined Condensed Financial Statements


1) Represents an adjustment to eliminate Giant's sales of cement and resource recovery services to Solite of $750,000 and $566,000 in 1997, respectively.

2) Represents amortization of $309,000 of excess purchase price over the underlying value of the net assets acquired over an average period of 15 years, which is the average life for property, plant and equipment, and the $262,000 additional cost of sales resulting from the write up of inventories to fair value in accordance with purchase accounting treatment.

3) Simultaneous with the closing, Solite will become a borrower under, and borrow from, Giant's Revolving Credit and Letter of Credit Facilities. Giant has executed a commitment letter to extend the Credit Facility to $44.0 million from $32.0 million. The addition to the Credit Facility amortizes at a rate of $200,000 per month for sixty months, or $2.4 million per annum, which amount has been classified as current at December 31, 1997 in addition to the $888,000 current portion of Giant's existing indebtedness.


    As a result of the refinancing, Solite's borrowing cost will be reduced to Giant's, which is LIBOR plus 1.75% or prime minus 1%, whichever is lower. Proforma interest expense reflects the cost that would have been incurred had Solite had $19.2 million of debt outstanding for the entire period presented at Giant's borrowing cost, which averaged 7.5% for the periods presented. A 50 basis point change in the interest rate would change interest cost $96,000 per annum.


4) The adjustments reflect the issuance of 325,000 shares of Giant Common Stock, which represents a purchase price of approximately $8.5 million, together with the conversion and elimination of all outstanding Solite Preferred Stock and Solite Common Stock.


    The cost in excess of assets acquired represents the purchase price of approximately $8.5 million less the net assets acquired less amounts allocated to the write-up of inventories as required by purchase accounting.


    The Merger of Solite and Giant results in a new basis of accounting for Solite. Accordingly, the tangible and intangible assets and the liabilities of Solite will be reported at their fair values, determined by independent appraisals, at the date of the Merger. At the date of this Proxy Statement/Prospectus, such independent appraisals have not been performed. For purposes of this presentation, based upon historical independent appraisals previously prepared for Solite's lenders and Giant's management estimates, amortization expense shown on the pro forma combined statements of income data was determined as though the net assets acquired were equal to the net book value of Solite as of December 31, 1997 and were stated at estimated fair market value except inventory and property, plant and equipment, which would be increased by 100% of the excess cost of approximately $4.6 million, and be amortized over a 15-year period. In arriving at the allocation described, among the factors considered by Giant management were the prior appraisals, nature, age and condition of the assets being acquired, carrying value of assets and the estimated replacement cost of similar assets. Giant believes, pending the outcome of the updated independent appraisals, that the information utilized and management's estimates provide a reasonable basis for allocation as reflected in this pro forma information.


5) Represents the reclassification of long-term deferred income tax assets to reduce long-term deferred income liabilities.


6) Represents the combined tax effect of the adjustments to write-up property and equipment and inventories ($4.6 million and $262,000) at an effective tax rate of 35 percent.


7)  Represents the pro forma tax expense at an effective tax rate of 35 percent.


8) Represents the elimination of acquisition related expenses charged against 1997 historical income by Giant as a result of the uncertainty as to its ability to consummate the merger. See "SUMMARY--Regulatory Matters." Excluding the acquisition related expenses, Giant's historical net income per basic common share would have been $1.78, compared with $1.78 pro forma net income per basic common share.

                GIANT CONSOLIDATED SELECTED HISTORICAL FINANCIAL
                           INFORMATION AND OTHER DATA


     The following consolidated selected financial data with respect to Giant's financial position and its results of operations for each of the five years in the period ended December 31, 1997 set forth below has been derived from Giant's audited consolidated financial statements, which have previously been filed with the SEC. The consolidated selected financial data presented below should be read in conjunction with such audited consolidated financial statements and related notes and the other information set forth in this Proxy Statement/Prospectus or incorporated by reference herein. See "GIANT MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

                                                               Years Ended December 31,
                                           -----------------------------------------------------------------
                                               1997          1996          1995         1994         1993
                                           -----------   -----------   -----------   ----------   ----------
                                                         (In thousands, except per share data)
Statement of Operations Data:
Total revenues .........................    $116,888      $110,198      $100,185      $90,802      $81,900
Cost of sales ..........................      81,756        77,818        72,871       70,359       67,055
                                            --------      --------      --------      -------      -------
Gross profit ...........................      35,132        32,380        27,314       20,443       14,845
Selling, general and
 administrative expenses ...............       7,523         7,841         7,547        6,691        6,120
Acquisition related expenses............       1,200            --            --           --           --
                                            --------      --------      --------      -------      -------
Operating income .......................      26,409        24,539        19,767       13,752        8,725
Interest expense .......................        (966)       (1,141)         (181)        (761)        (804)
Other income (expense), net                   (1,031)          298           (24)        (219)        (450)
                                            --------      --------      --------      -------      -------
Income before income taxes                    24,412        23,696        19,562       12,772        7,471
Provision for income taxes .............       8,327         8,275         6,847        3,577        2,323
                                            --------      --------      --------      -------      -------
Net income .............................    $ 16,085      $ 15,421      $ 12,715      $ 9,195      $ 5,148
                                            ========      ========      ========      =======      =======
Net income per
 common share:
  Basic ................................    $   1.70      $   1.57      $   1.27      $  0.92      $  0.51
  Diluted ..............................        1.69          1.57          1.27         0.92         0.51
Weighted avg common
 shares outstanding ....................       9,459         9,833         9,990       10,000       10,000
Other Data:
Depreciation and
 amortization ..........................    $ 10,674      $  9,462      $  8,347      $ 7,773      $ 7,444
Capital expenditures ...................      15,362         9,819        23,898        7,527        5,471
Balance Sheet Data:
Working capital ........................    $ 29,778      $ 26,706      $ 17,539      $20,513      $12,228
Total assets ...........................     128,600       118,616       111,714       90,525       80,944
Total debt .............................      10,549        11,751        17,804        8,403        9,312
Shareholders' equity ...................      87,645        77,128        64,614       54,203       42,394

                 GIANT MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of Giant's consolidated financial condition and consolidated results of operations should be read in conjunction with Giant's consolidated historical financial statements and notes thereto. See "GIANT CONSOLIDATED SELECTED HISTORICAL FINANCIAL INFORMATION AND OTHER DATA."


General
     Giant's cement operations are directly related to the construction industry. The regional markets in which Giant operates, the Middle-Atlantic and South-Atlantic regions, are highly cyclical, experiencing peaks and valleys in demand corresponding to regional and national construction cycles. Additionally, the demand for cement is seasonal because construction activity diminishes during the winter months of December, January, and February. The seasonal impact can be particularly acute in Giant's Middle-Atlantic market. In addition, Giant performs a substantial portion of its routine annual major maintenance projects during the period of low plant utilization, typically the first quarter of its fiscal year, which results in significant additional expense during this period. Giant believes that the routine annual maintenance performed in the first quarter results in lower maintenance costs throughout the remainder of the year. Accordingly, Giant has historically experienced its lowest levels of revenue and gross profit during the first quarter.

     Giant derives revenues from the sales of products, primarily cement and construction aggregates, as well as from the provision of resource recovery services. Resource recovery services revenue is primarily derived from third parties that pay Giant to utilize their waste as fuel, which additionally reduces the cost of traditional fossil fuels used in the manufacture of cement. Due to the nature of Giant's operations and the fact that the burning of waste-derived fuels is inseparable from the manufacture of cement, it is impractical to disaggregate the costs of sales and services by revenue classification. Giant's resource recovery operations are dependent on general and regional economic conditions; federal, state, and local environmental policies; and competition from other waste disposal alternatives.


     Cement is a commodity product sold primarily on the basis of price. The price of cement tends to rise in periods of high demand and can fall if supply exceeds demand. The economic recovery that began in 1993 resulted in improved demand and increased pricing for Giant's products. Demand for cement has exceeded available supplies in Giant's South-Atlantic market at various times since 1993, causing cement shortages. Demand in Giant's Middle-Atlantic market has been good for most of the past three years. In 1995, Giant realized a price increase of $6 per ton in its Middle-Atlantic market and a price increase of $8 per ton in its South-Atlantic market. In 1996, Giant realized a $4 per ton price increase in its South-Atlantic market. In 1997, Giant realized a $4 per ton increase in its Middle-Atlantic market. Effective for April 1, 1998, Giant has announced a $4 per ton increase in its Middle-Atlantic market; and a $3 per ton increase in its South-Atlantic market, although there can be no assurance that these price increases will be realized or that current price levels will not decline should cement demand decline in relation to supply.

     Giant's cement-manufacturing, hourly employees are represented by the United Paperworkers International Union ("UPIU"). During 1997, Giant reached a new three-year labor agreement with the hourly employees at Giant Cement, granting annual wage increases averaging 3.2% over the three year period. The Agreement between Keystone Cement Company and the UPIU Local expires April 30, 1998. While Giant will endeavor to negotiate a new agreement with the UPIU, there can be no assurance that an agreement will be reached on terms favorable to Giant, nor can there be assurance that Giant will not incur work stoppages, slowdowns or a strike.


Results of Operations

1997 Versus 1996
     Total operating revenues increased $6.7 million or 6.1% to $116.9 million in 1997, compared with $110.2 million in 1996. Product sales increased $4.8 million or 5.0% to $101.0 million in 1997, compared with $96.2 million in 1996. The increase resulted primarily from an increase in the average selling price of cement and increased aggregate sales. Cement shipping volumes increased .6% in 1997 compared with 1996 volumes. The Company's average selling price per ton of cement increased 3.4% in 1997, as a result of price increases implemented in April 1996 and 1997. The Company realized a price increase of $4 per ton in April 1997 in its Middle-Atlantic market. Resource recovery revenues increased $1.9 million or 13.5% to $15.9 million in 1997, compared with $14.0 million in 1996, as a result of higher volumes and pricing of both liquid and solid fuels. Liquid fuels utilized increased 6.7%, while liquids pricing improved 5.9%. The Company's solid fuels volume increased 17.6%, while solid fuels pricing improved 5.7%.

     Improved cement pricing and resource recovery revenues resulted in a $2.7 million or 8.5% increase in gross profit from $32.4 million in 1996 to $35.1 million in 1997. The Company's gross margin percentage increased from 29.4% in 1996 to 30.1% in 1997. The total cost of sales and services increased $4.0 million to $81.8 million, compared with $77.8 million in 1996. The largest component of the increase in cost was increased depreciation expense from recent capital improvements. Cement costs per ton increased 1.1% in 1997. Clinker and cement manufactured increased 1.2% and 3.3%, respectively, compared with 1996, as a result of capital and operating improvements made in 1996 and 1997. Both of the Company's plants have operated at effective capacity throughout 1997.

     Selling, general and administrative expenses decreased $318,000 to $7.5 million, and decreased to 6.4% of operating revenues. The expense decrease primarily related to lower administrative costs.

     Acquisition related expenses of $1.2 million were charged to expense in 1997 as a result of the uncertainty of the Company's ability to obtain clearance from the Department of Justice to consummate the Solite acquisition.

     Prior to acquisition related expenses, operating income improved $3.1 million or 12.5% to $27.6 million in 1997, compared with $24.5 million in 1996, primarily as the result of the increase in operating revenues. Prior to acquisition related expenses, operating income margins improved from 22.3% in 1996 to 23.6% in 1997. The 1997 results of operations were impacted by the Company's suspension of the utilization of waste fuels at Keystone for most of the month of December as a result of a fire at Keystone's waste fuel storage tank farm. Keystone's inability to utilize waste fuels resulted in lost revenues and additional costs of approximately $450,000 in the quarter or $.03 per share after tax.

     Interest expense decreased $175,000 as a result of lower average borrowings outstanding. Other expense in 1997 includes pretax charges of $1.4 million, relating to Keystone's tank farm fire and its resulting suspension of the utilization of waste fuel. (See Environmental Matters).

     Federal and state income tax expenses resulted in an effective tax rate of 34.9% in 1996 and 34.1% in 1997. The Company's effective tax rate of 34.1% in 1997 is not expected to change materially under current tax law.

     Net income increased $700,000 or 4.3% to $16.1 million in 1997, compared with $15.4 million in 1996.



1996 Versus 1995
     Total operating revenues increased $10.0 million or 10.0% to $110.2 million in 1996, compared with $100.2 million in 1995. Product sales increased $9.6 million or 11.0% to $96.2 million in 1996, compared with $86.6 million in 1995, as a result of increased shipping volumes and higher average selling prices of cement. Cement shipping volumes increased 6.7% in 1996, as a result of volume increases in both of Giant's market areas. Giant's average selling price per ton of cement increased 4.1% in 1996, as a result of price increases in its South-Atlantic market. No price increases were realized in Giant's Middle-Atlantic market in 1996. Resource recovery revenues increased $462,000 or 3.4% to $14.0 million in 1996, compared with $13.6 million in 1995, primarily as a result of a 124.2% increase in the volume of solid waste fuels utilized, partially offset by lower liquid fuels pricing. Liquid fuel volumes increased 3.8%; however, average liquid fuel pricing decreased 16.1% in 1996 compared with 1995.

     Improved shipping volumes and cement pricing resulted in a $5.1 million or 18.5% increase in gross profit from $27.3 million in 1995 to $32.4 million in 1996. Giant's gross margin percentage increased from 27.3% in 1995 to 29.4% in 1996. The total cost of sales and services increased $4.9 million to $77.8 million primarily as a result of higher shipping volumes and increased depreciation expense. Cement costs per ton increased less than one percent in 1996. Clinker and cement manufactured increased 1.5% and 2.5%, respectively, compared with 1995, as a result of capital and operating improvements made in 1995 and 1996. Both of Giant's plants operated at effective capacity throughout 1996.

     Selling, general and administrative expenses increased $294,000 to $7.8 million, but decreased to 7.1% of operating revenues as a result of higher revenues. The increase related primarily to higher selling and promotional expenses.

     Operating income improved $4.8 million or 24.1% to $24.5 million in 1996, compared with $19.8 million in 1995, primarily as the result of the increase in operating revenues. Operating income margins improved from 19.7% in 1995 to 22.3% in 1996, as a result of higher cement selling prices with only minimal per unit cost increases.

     Interest expense increased $1.0 million as a result of higher average borrowings outstanding and the capitalization of $733,000 of interest cost in 1995.

     Federal and state income tax expenses resulted in an effective tax rate of 35.0% in 1995 and 34.9% in 1996. Giant's effective tax rate of 34.9% in 1996 is not expected to change materially under current tax law.

     Net income increased $2.7 million or 21.3% to $15.4 million in 1996, compared with $12.7 million in 1995. Net income as a percentage of net sales increased from 12.7% in 1995 to 14.0% in 1996.


Liquidity and Capital Resources


     The Company's liquidity requirements arise primarily from the funding of capital expenditures, debt service obligations and working capital needs. The Company has historically met these needs through internal generation of cash and borrowings on revolving credit facilities. The Company's borrowings have historically increased during the first half of the year because of the seasonality of its business and the annual plant maintenance performed in the first quarter.

     Cash and cash equivalents totaled $12.7 million at December 31, 1997, compared with $10.4 million at December 31, 1996. At December 31, 1997 and 1996, the Company had working capital of $29.8 million and $26.7 million with a current ratio of 2.4 and 2.5, respectively. Accounts receivable increased $30,000 or less than 1% to remain at $14.9 million, compared with 1996. Inventories increased $1.6 million or 9.0% to $19.2 million at December 31, 1997, primarily as a result of an increase in finished cement and repair parts inventories. Total current liabilities increased $2.4 million or 12.9% to $20.7 million in 1997, primarily as a result of higher trade accounts payable and accrued expenses.

     Net cash provided by operations increased $3.3 million or 14.7% to $25.6 million in 1997, compared with $22.3 million in 1996, primarily as a result of the Company's improved earnings, increased depreciation and a lesser increase in accounts receivable. Net cash used by investing increased to $15.4 million in 1997, compared with $9.8 million in 1996, as a result of increased capital expenditures. Net cash used by financing activities decreased to $8.0 million in 1997, compared with $10.1 million in 1996, primarily as a result of less debt repayment, partially offset by greater treasury share repurchases.

     The Company has entered into a three-year, annually renewable, $32 million Revolving Credit Facility and Letter of Credit Agreement. Advances under the Credit Facility bear interest at the lesser of LIBOR plus 1.75% or the bank's base rate minus 1.0%. Borrowings under the Credit Facility are partially collateralized by eligible accounts receivable and inventories (as defined). The Company is required to reduce outstanding borrowings under the Credit Facility to $22.0 million for a period of 30 days annually. At December 31, 1997, amounts outstanding and available under the Credit Facility totaled $8.2 million and $21.8 million, respectively.

     The Company anticipates that its capital expenditures for plant and equipment, including certain environmental compliance capital expenditures, will be $13.0 to $15.0 million in 1998. In addition to the Company's capital expenditure programs, the Company expends substantial resources on maintenance annually. These costs are expensed as incurred and were $12.2 million, $13.9 million and $14.9 million for 1995, 1996 and 1997, respectively. While a portion of these costs is discretionary, the Company anticipates that maintenance expenditures will continue at or near these levels.

     If the Merger, which will be accounted for as a purchase, is completed, it will require approximately $28 million to be financed through the issuance of approximately 325,000 common shares and bank borrowings of approximately $20 million. The Company intends to utilize a combination of new term financing and its existing Credit Facility to finance the $20 million.

     At December 31, 1997, three of the Company's defined benefit pension plans had projected benefit obligations of $3.2 million in excess of plan assets, while one of the Company's plans had assets in excess of projected benefit obligations of $2.2 million. The Company intends to fund the excess benefit obligations from time to time as funds are available. Additionally, under the provisions of Statement of Financial Accounting Standards No. 106, "Employer's Accounting for Postretirement Benefits Other Than Pensions," the Company's projected accumulated postretirement benefit obligation totaled $14.2 million at December 31, 1997, of which $4.4 million was accrued. The Company funds postretirement benefits as the claims are incurred and anticipates continuing to do so.


Year 2000
     The Company is in the initial stages of addressing year 2000 computer software and operating system issues. The Company is using a combination of internal and external resources to assess the needed changes to its various information systems. At present, Giant does not have an estimate of the total costs of evaluating and correcting any potential problems and is unable to determine if such expenses will be material. The costs associated with addressing these issues will be expensed as incurred.


New Accounting Standard
     Financial Accounting Standards Board Statement No. 131, "Disclosure About Segments Of an Enterprise and Related Information" ("SFAS No. 131"), is effective for the year ended December 31, 1998. The implementation of this standard will not have a material impact on the Company's financial statements. In accordance with SFAS No. 131, the Company will continue to report a single business segment.


Environmental Matters
     The Company's operations and properties are subject to extensive and changing federal, state and local laws (including common law), regulations and ordinances relating to noise and dust suppression, air and water quality, as well as to the handling, treatment, storage and disposal of wastes ("Environmental Laws"). In connection with the Company's quarry sites and utilization of hazardous waste-derived fuel, Environmental Laws require certain permits and other authorizations mandating procedures under which the Company shall operate. Environmental Laws also provide significant penalties for violators, as well as liabilities and costs of cleaning up releases of hazardous wastes into the environment. Violations of the permit conditions or of the regulations, even if immaterial or unintentional, may result in fines, shutdowns, remedial actions or revocation of the permits, the loss of any one of which could have a material adverse effect on the Company's financial condition or results of operations. In 1997, resource recovery services revenues totaled $15.9 million or 13.6% of consolidated revenues.

     While the Company endeavors to maintain full compliance with the environmental laws and regulations at all times, violations have occurred in the past and there is no assurance violations will not occur in the future, due to the inherent complexity and differing interpretations of the laws and regulations. The Company maintains environmental liability insurance with limits of $5.0 million per occurrence and $10.0 million annual aggregate at each of its cement manufacturing facilities. These policies cover certain off-site environmental damage. The policies do not cover liabilities arising under CERCLA, fines or penalties, and thus the Company has no claims for recovery of these items.

     On December 8, 1997, the resource recovery operation at Keystone Cement Company, a wholly-owned subsidiary of Giant Cement Holding, Inc., experienced a fire at its waste fuel storage tank farm. There were no injuries and no known environmental damage. Only very minimal damage to equipment at the plant occurred.

     Immediately after the incident, Keystone ceased utilization of waste fuels and later entered into a negotiated consent agreement with the Department of Environmental Protection (DEP) of the State of Pennsylvania to halt the use of waste fuels at its plant pending an investigation of the cause and determination of the appropriate corrective actions to ensure that a similar incident does not occur in the future. A report on the findings and recommended corrective actions was submitted to the DEP on December 31, 1997. Management has estimated that costs relating to this matter will total $1.4 million, which costs were fully accrued at December 31, 1997. Keystone and the DEP are negotiating to resolve all outstanding alleged violations of environmental statutes. The Company believes the interruption of its waste fuel business is covered by insurance; however, no amounts have been recorded for this recovery pending further evaluation of the claim and the ability to estimate the amounts, if any, that may be recovered.

                 SOLITE CORPORATION AND SUBSIDIARIES' SELECTED
                        HISTORICAL FINANCIAL INFORMATION


     The following consolidated selected financial data with respect to Solite Corporation and Subsidiaries' financial position and its results of operations for each of the five years in the period ended March 31, 1997 set forth below has been derived from Solite Corporation and Subsidiaries' audited consolidated financial statements. The selected financial data as of and for the nine months ended December 31, 1997 and 1996 have been derived from unaudited financial statements included herein. The consolidated selected financial data presented below should be read in conjunction with such audited consolidated financial statements and related notes and the other information set forth in this Proxy Statement/Prospectus. See "SOLITE MANAGEMENT'S DISCUSSION AND ANLAYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."


                                             Nine Months Ended                          Years Ended March 31,
                                        ---------------------------- ------------------------------------------------------------
                                         December 31,   December 31,
                                             1997           1996         1997         1996        1995        1994        1993
                                        -------------- ------------- ------------ ------------ ---------- ------------ ----------
Statement of Operations Data:           (Unaudited)                                         (In thousands)
Total revenues ........................    $ 49,672       $ 50,872     $ 66,779    $  61,956    $ 68,062    $ 66,475    $ 61,160
Cost of sales .........................      37,800         39,192       49,586       43,785      48,213      48,807      38,338
                                           --------       --------     --------    ---------    --------    --------    --------
Gross Profit ..........................      11,872         11,680       17,193       18,171      19,849      17,668      22,822
Selling, general and
 administrative expenses ..............      12,030         12,404       19,376       20,623      23,160      23,665      20,664
                                           --------       --------     --------    ---------    --------    --------    --------
Operating income (loss) ...............        (158)          (724)      (2,183)      (2,452)     (3,311)     (5,997)      2,158
Interest expense ......................      (1,908)        (1,961)      (2,611)      (2,978)     (3,312)     (2,990)     (2,699)
 ther, net (1) ........................       2,768            965          708       (1,973)      5,618         927       1,435
                                           --------       --------     --------    ---------    --------    --------    --------
Income (loss) before taxes ............         702         (1,720)      (4,086)      (7,403)     (1,005)     (8,060)        894

Provision (benefit) for income
 taxes ................................         267           (292)        (696)        (512)       (233)     (2,940)        319
                                           --------       --------     --------    ---------    --------    --------    --------

Net income (loss) .....................    $     435      $ (1,428)    $ (3,390)   $  (6,891)   $   (772)   $ (5,120)   $    575

                                           ========       ========     ========    =========    ========    ========    ========


Depreciation and amortization .........    $  2,879       $  3,299    $   4,095    $   4,325    $  5,059    $  5,151    $  4,867
Capital expenditures ..................       1,494          1,433        1,384          774       2,168       5,162       3,208

Balance Sheet Data (at period
 end):
Working capital (deficit) .............    $ (9,052)      $(12,914)   $ (13,851)   $ (12,617)   $ 16,119    $ 17,269    $ 17,525
Total assets ..........................      47,717         54,779       54,054       57,290      66,400      71,893      73,893
Total debt ............................      20,662         25,903       27,001       28,053      33,267      38,927      36,751
Shareholders' equity ..................      15,181         16,531       14,692       18,048      21,914      22,553      26,732


------------
(1) Gains on the sale of assets of $2.8 million and $812,000 were recorded for the nine months ended December 31, 1997 and 1996, respectively. Gains on the sale of assets recorded for the years ended March 31 were $810,000 in 1997, $246,000 in 1996, $6.2 million in 1995, $209,000 in 1994 and $1.2 million in 1993. Charges of $166,000, $2.0 million and $904,000 were recorded in the years ended March 31, 1997, 1996 and 1995, respectively, for the impairment of long-lived assets.

        SOLITE CORPORATION AND SUBSIDIARIES MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



Nine month period ended December 31, 1997 versus nine month period ended December 31, 1996
     For the nine months ended December 31, 1997 revenues were $49.7 million, as compared to $50.9 million in the comparable 1996 period, which represents a decrease of $1.2 million or 2.4%. The decline was due primarily to the sand and gravel operations which, prior to the sale of the bulk of the operations in August 1997, shipped 26% less than the comparable period of the prior year.

     Gross profit increased to $11.9 million or 23.9% of revenue for the nine months ended December 31, 1997 from $11.7 million or 23.0% of revenue for the nine months ended December 31, 1996. The increase, totaling $190,000, is due primarily to reduced costs of sales of lightweight aggregate offset by increased costs in the resource recovery operations compared with the prior year period.

     Selling, general and administrative costs decreased $374,000 or 3.0% to $12.0 million for the nine months ended December 31, 1997, from $12.4 million through December 31, 1996, as a result of various cost cutting measures in the corporate overhead department, including lower compensation costs compared to the prior year period. Selling, general and administrative costs as a percentage of revenues were 24.2% compared to 24.4% in the comparable prior year period.

     Interest expense decreased $53,000 due to the reduction of debt as a result of the sale of the bulk of the sand and gravel assets. Other income of $2.8 million in the 1997 period includes a $2.8 million gain on the sale of substantially all of Solite Corporation and Subsidiaries' sand and gravel business. Other income of $1.0 million in the 1996 period included gains on the sale of assets of $812,000.

     Net income of $435,000 through December 31, 1997, increased $1.9 million, compared with a loss of $1.4 million during the same period of last year, primarily as a result of the $2.8 million pretax gain on the sale of the sand and gravel business.



Fiscal year ended March 31, 1997 versus Fiscal year ended March 31, 1996
     Operating revenue increased 7.8% to $66.8 million in fiscal year ended March 31, 1997 compared to $62.0 million in fiscal year ended March 31, 1996. Revenues from the lightweight aggregate operations increased $1.2 million compared to the prior year as a result of higher average selling prices. Masonry Block operating revenue increased $2.1 million, or 13.7% due to higher average selling prices combined with a 9% increase in sales units. Resource recovery operating revenue increased 3% over the prior year as a result of higher average prices.

     Higher operating costs in the lightweight aggregate and resource recovery operations resulted in a decline in gross profit from $18.2 million in 1997 to $17.2 million in 1996, a decrease of 5.4%. The gross margin percentage declined from 29% to 26% primarily as a result of higher operating and repair costs in 1997 in the lightweight aggregate operations, and increased waste disposal costs.

     Selling, general and administrative costs declined $1.2 million to $19.4 million in 1997 from $20.6 million in the prior year, a decrease of 6.0%, primarily due to reductions in permit acquisition costs in the lightweight aggregate operations, reduced corporate overhead and a decline in health insurance costs of $181,000.

     Operating loss decreased to $2.2 million in 1997 from $2.5 million in 1996, primarily as a result of lower selling, general and administrative costs. Interest expense declined by $367,000 due to lower average outstanding debt.

     Other income in 1997 includes gains on the sale of assets of $810,000. Other expense in 1996 includes charges of $2.0 million to recognize impairment in the value of the long-lived assets associated with the Florida lightweight aggregate manufacturing facility.

     Federal and state income tax benefits were recorded to the extent that deferred tax assets are expected to be realized. Net loss declined by $3.5 million or 51% to $3.4 million in 1997 from $6.9 million in 1996 primarily as a result of lower charges for the impairment of asset values and higher gains on the sale of assets.

Liquidity and Capital Resources
     Solite Corporation and Subsidiaries' lightweight aggregate and block operations are directly related to the construction industry. Sales of construction related products have historically been highly cyclical, experiencing peaks and valleys in demand corresponding to regional and national construction cycles. Additionally, the demand for Solite's construction related products is seasonal because construction activity diminishes in the winter months.


     Solite Corporation and Subsidiaries' liquidity requirements arise primarily from the funding of capital expenditures, debt service obligations and working capital needs. In 1993 and 1994 Solite Corporation and Subsidiaries increased its debt for general working capital needs as well as for capital expenditures, particularly for improved emission control and monitoring equipment. Losses incurred over the past several years, primarily in the non-core businesses to be included in the Spin-Off, combined with increased debt service requirements, have negatively affected Solite Corporation and Subsidiaries' liquidity and resulted in repeated events of default due to failure to meet several lender financial covenants requirements. Solite Corporation and Subsidiaries has received waivers and amendments to cure these events of default and has received several extensions of final debt maturities. As a result of the defaults and extensions all revolving credit lines, lines of credit and senior notes have been classified as current at each balance sheet date. For the past five years, Solite Corporation and Subsidiaries has met its capital needs through sales of assets, borrowing and the sales of preferred stock. As of December 31, 1997 Solite Corporation and Subsidiaries are in default of their Credit Agreements and Note Agreements. Two of Solite Corporation and Subsidiaries' lenders have agreed, and the third lender is expected to agree, to grant forebearance through April 30, 1998, subject to the merger transaction with Giant proceeding.

     Cash and cash equivalents totaled $2.8 million at December 31, 1997 compared with $1.5 million at March 31, 1997. At December 31, 1997 and March 31, 1997, Solite Corporation and Subsidiaries had a deficit in working capital of $9.1 million and $13.9 million, respectively, with current ratios of 0.72 and 0.65, respectively. Inventories decreased $2.6 million or 20.0% to $10.5 million at December 31, 1997. The decrease is primarily due to inventories of $1.5 million which were sold in conjunction with the sale of the sand and gravel business. Accounts payable decreased $347,000 or 4.1%, from $8.5 million at March 31, 1997 to $8.1 million at December 31, 1997. Current maturities of debt decreased $6.3 million to $20.7 million at December 31, 1997, compared with $26.9 million at March 31, 1997, as a result of the sale of the sand and gravel assets. Total current liabilities decreased $6.7 million, or 17.2% to $32.5 million at December 31, 1997, as compared with $39.3 million at March 31, 1997.

     Cash provided by operations for the nine month period ended December 31, 1997 was $1.6 million compared with $3.2 million for the nine months ended December 31, 1996. The decrease in cash provided by operations was primarily due to the lower operating results exclusive of the $2.8 million gain on the sale of assets. Net cash provided by investing activities was $6.1 million for the nine months ended December 31, 1997 compared with net cash used of $773,000 in the nine months ended December 31, 1996, primarily as a result of $7.7 million of proceeds from the sale of assets. Net cash used by financing activities increased to $6.3 million for the 1997 period compared with $2.3 million for the nine months ended December 31, 1996. Solite repaid $6.6 million of its debt in the 1997 period as compared with $2.2 million in the 1996 period.

     Solite Corporation and Subsidiaries has had recurring operating losses, primarily as a result of losses in the businesses to be included in the Spin-Off prior to the Merger. The consolidated net loss for the fiscal year ended March 31, 1997 was $3.4 million. As a result of the continuing losses, Solite Corporation and Subsidiaries is dependent on external financing or asset sales to continue as a going concern. Solite Corporation and Subsidiaries has repeatedly defaulted on various terms of its financing arrangements, all of which defaults have previously been waived by Solite Corporation and Subsidiaries' lenders. The maturity dates of Solite Corporation and Subsidiaries' debt have been extended numerous times over the past five years, most recently to between December 31, 1997 and January 31, 1998 in contemplation of the merger of Solite and Giant. Two of Solite Corporation and Subsidiaries' lenders have agreed, and the third lender is expected to agree, to grant forbearance through April 30, 1998, subject to the merger transaction with Giant proceeding. During the fiscal quarter ended September 30, 1997, Solite Corporation and Subsidiaries sold substantially all of the assets of its sand and gravel business. The proceeds from the sale were used primarily to retire debt. Solite Corporation and Subsidiaries has entered into a definitive agreement to merge with Giant as discussed in Note 1 of the Solite Corporation and Subsidiaries' Notes to Financial Statements. Solite Corporation and Subsidiaries' ability to continue its operations as a going concern is dependent upon its plans to merge with Giant or upon its lenders for continued financing. There can be no assurance that Solite Corporation and Subsidiaries' lenders will continue to grant waivers of defaults, extensions of maturity dates or allow Solite Corporation and Subsidiaries to borrow additional funds.

     As a result of the Spin-Off, Solite Corporation and Subsidiaries' shareholders will receive stock in Northeast Solite. On a historical basis, Northeast Solite has incurred substantial operating losses including $4.7 million for the twelve-months ended December 31, 1997 and $5.7 million for the fiscal year ended March 31, 1997. Northeast Solite's ability to continue as a going concern may require additional external financing, which has yet to be secured. At December 31, 1997, Northeast Solite's only source of financing was a $1.9 million credit facility provided by John Roberts, who will be Northeast Solite's controlling stockholder, with $1.5 million outstanding.


     Northeast Solite's operating losses were due primarily to losses at the Florida and Kentucky lightweight aggregate operations, coal and sand and gravel operations. In response to these losses, management has permanently discontinued operations at its Florida lightweight aggregate facility, and significantly reduced operations at its Kentucky lightweight aggregate facility and its coal operations. In addition, the company has completed the sale of the bulk of its sand and gravel operations, the proceeds from which were utilized to substantially reduce Northeast's debt and interest costs. It is Northeast's intent that most, if not all, of the Florida property will be sold within the next three years. In addition, if profitable operations cannot be resumed within the next year, Northeast may sell its coal properties, its remaining sand and gravel assets, and its Kentucky lightweight aggregate facility.

     Northeast is currently discussing financing alternatives with several banks. It is management's intent that Northeast will enter into a credit agreement providing for a working capital line of credit and a revolver or term loan, however, there can be no assurance that Northeast will be able to obtain external financing.

                         TERMS OF THE MERGER AGREEMENT

     The following is a summary of the material provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached hereto as Annex IV and incorporated by reference herein.


The Merger; Exchange and Conversion of Shares


     Pursuant to and subject to the terms and conditions of the Merger Agreement, at the Effective Time, Merger Sub will be merged with and into Solite. Solite will be the surviving corporation in the Merger. At the Effective Time, each outstanding share of Solite Common Stock, other than shares as to which the holders have perfected their dissenters' rights under the VSCA, will be converted into the right to receive the number of shares of Giant Common Stock equal to the quotient derived by dividing (i) 175,000 shares of Giant Common Stock by (ii) the total number of shares of Solite Common Stock outstanding as of the Effective Time, including all shares of Solite Common Stock issuable upon conversion of the Solite Preferred Stock.


     The holders of shares of Solite Stock as to which dissenter's rights shall have been duly demanded under applicable law shall be entitled to payment by Solite only of the fair value of such shares plus accrued interest to the extent permitted by and in accordance with the provisions of applicable law; provided, however, that if any holder fails to establish such holder's entitlement to rights to payment as provided under applicable law, such holder or holders (as the case may be) shall forfeit such right to payment for such shares and such shares shall thereupon be deemed to have been converted into Giant Common Stock as of the Effective Time. See "THE MERGER-- Dissenters' Rights."

     No fractional shares of Giant Common Stock will be issued in connection with the Merger. If a holder of shares of Solite Common Stock would otherwise be entitled at the Effective Time to a fraction of a share of Giant Common Stock, such holder will be entitled to receive from Giant an amount in cash in lieu of such fractional share of Solite Common Stock, determined by multiplying
(i) the fractional interest to which such holder would otherwise be entitled and (ii) the average of the closing bid and ask prices of Giant Common Stock on the Nasdaq National Market for the twenty trading days immediately preceding the Closing. The payment of cash in lieu of fractional shares is solely for the purpose of avoiding the expense and inconvenience to Giant of issuing fractional shares and does not represent separately bargained-for consideration.


Shares of Giant Common Stock to be Held in Escrow


     Pursuant to the Merger Agreement, an additional 150,000 shares of Giant Common Stock will be placed in escrow upon consummation of the Merger.

     75,000 of such shares would be returned to Giant and cancelled if, as of the Effective Time, the consolidated net book value (as defined in the Merger Agreement) of Solite is $2.8 million or less or the net current assets (as defined in the Merger Agreement) of Solite are $3.3 million or less. If such consolidated net book value is more than $4.5 million and such net current assets are more than $5 million, all such 75,000 shares would be distributed to the persons who were holders of Solite Common Stock immediately prior to the Merger (including holders of Solite Preferred Stock that were converted into Solite Common Stock, but excluding holders who have perfected their dissenters' rights under the VSCA) on the basis of each such share of Solite Common Stock entitling such former holder to the number of shares of Giant Common Stock equal to the quotient derived by dividing 75,000 by the total number of shares of Solite Common Stock outstanding as of the Effective Time. If such consolidated net book value is more than $2.8 million but less than $4.5 million, or such net current assets are more than $3.3 million but less than $5 million, the shares of Giant Common Stock held pursuant to such escrow shall be returned, in part, to Giant for cancellation and distributed, in part, to such holders of Solite Common Stock on a formula basis with the Giant Common Stock returned valued at $22 per share. The $22 per share valuation was determined by Giant and Solite based upon the approximate market price per share of Giant Common Stock on the date Giant and Solite negotiated the terms of the escrow, the effect of which is to prevent Solite shareholders from benefiting from an increase in the price of Giant Common Stock or detrimenting from a decrease in the price of Giant Common Stock, on shares that ultimately are returned to Giant pursuant to the terms of the Merger Agreement.

     The other 75,000 shares of Giant Common Stock shall be held in escrow and shall be available to satisfy the indemnification claims, if any, of Giant under the Merger Agreement. Unless a claim or claims by Giant are then pending in amounts in excess of the then value of 37,500 shares of Giant Common Stock, 37,500 shares of Giant

Common Stock held in escrow shall be released on the second anniversary of the Effective Time, and unless any claim or claims by Giant are then pending, the balance of the shares of Giant Common Stock held in escrow shall be released on the third anniversary of the Effective Time.

     Upon release of the Giant Common Stock from escrow, Solite shareholders will be entitled to receive for each share of Solite Common Stock held by them at the Effective Time the number of shares of Giant Common Stock equal to the quotient derived by dividing (i) the number of shares of Giant Common Stock released from escrow by (ii) the total number of shares of Solite Common Stock outstanding as of the Effective Time, including all shares of Solite Common Stock outstanding as a result of the Conversion.


Exchange of Share Certificates
     At the Effective Time, certificates representing shares of Solite Common Stock ("Solite Certificates") will be deemed to represent solely the right to receive the number of shares of Giant Common Stock, and the amount of cash, if any, in lieu of any fractional shares of Giant Common Stock, determined as described above. Until shares of Solite Common Stock are converted into shares of Giant Common Stock, such shares of Solite Common Stock will have no voting rights with respect to matters considered by Giant's shareholders.


Effective Time
     The Effective Time of the Merger, at which time the Merger will become effective, will be the time a Certificate of Merger is issued by the Virginia SCC or such later time as specified in the Articles of Merger. The Effective Time is expected to occur as soon as practicable following the closing of the transactions contemplated by the Merger Agreement. See "--Termination Rights" and "--Conditions to the Merger."


Termination Rights
     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the approval by the shareholders of Solite:

     (a)  by mutual consent of Giant and Solite; or


     (b) by either Giant or Solite, if (i) the Merger shall not have been consummated on or before April 30, 1998; or


     (c) by Giant, if (i) there has been a breach in any material respect of any representations or warranties of Solite, (ii) there has been a breach in any material respect of any of the covenants or agreements set forth in the Merger Agreement on the part of Solite, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Giant to Solite, (iii) the Board of Directors of Solite (x) withdraws or amends or modifies in a manner adverse to Giant or Merger Sub its recommendation or approval in respect of the Merger Agreement or the Merger, (y) makes any recommendation with respect to an Acquisition Transaction (including making no recommendation or stating an inability to make a recommendation), other than a recommendation to reject such Acquisition Transaction, or (z) breaches the No Solicitation Agreement in any material respect, (iv) any Acquiring Person other than John W. Roberts, any member of Mr. Roberts' family, any trust for the benefit of Mr. Roberts and/or any member or members of his family, any legal representatives of any of the foregoing, Giant, or any affiliate or Subsidiary of Giant, shall have become the beneficial owner of 331/3% or more of the outstanding voting equity of Solite (either on a primary or a fully diluted basis), or (v) any other Acquisition Transaction shall have occurred with any Acquiring Person other than the Giant, or any affiliate or Subsidiary of Giant; or

     (d) by Solite, if (i) there has been a breach in any material respect of any representations or warranties of Giant or the Merger Sub, (ii) there has been a breach in any material respect of any of the covenants or agreements set forth in the Merger Agreement on the part of Giant or Merger Sub, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Solite to Giant, or (iii) such termination is necessary to allow Solite to enter into an Acquisition Transaction (provided that such termination shall not be effective unless and until Solite shall have paid to Giant in full the termination fee).

     Upon termination, the Merger Agreement shall become void and have no effect, and there shall be no liability thereunder on the part of Giant, Merger Sub or Solite, except as provided below:

     (a) the provisions governing costs and expenses shall survive any termination of the Merger Agreement; and

     (b) If (x) Giant shall have terminated the Merger Agreement under the circumstances described in paragraph 1(c)(iii),(iv) or (v) or (y) either (1) Solite shall have terminated the Merger Agreement under the circumstances described in paragraphs 1(b) or (2) Giant shall have terminated the Merger Agreement under the circumstances described in paragraph 1(c)(i) or (ii) and, prior to or within six
          (6) months after any termination described in this clause (y), Solite (or any of its Subsidiaries) shall have directly or indirectly entered into a definitive agreement for, or shall have consummated, an Acquisition Transaction, or (z) Solite shall have terminated the Merger Agreement under the circumstances described in paragraph 1(f), then, in any of such cases, Solite shall pay Giant a termination fee of one million seven hundred fifty thousand dollars ($1,750,000).


     Giant has waived the Termination Fee in connection with Solite's efforts to determine whether there are alternative purchasers for certain of its assets pursuant to procedures specified by the Antitrust Division. See "THE MERGER--Regulatory Filings and Approvals."



Certain Fees and Expenses
     Except as provided in "Termination Rights" above, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement (including the exhibits and schedules thereto) and the transactions contemplated thereby shall be paid by the party incurring such expenses, except that all costs and expenses incurred in connection with the Spin-Off shall be paid by Northeast Solite.


Conditions to the Merger
     The parties' obligations to effect the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of various conditions, including: (i) approval of the Merger Agreement, the Merger and related transactions by the requisite holders of the Solite Common Stock in accordance with applicable law and Solite's articles of incorporation and by-laws; (ii) the effectiveness of the Registration Statement and the absence of stop order or proceeding for a stop order; (iii) any waiting period (and any extension thereof) under the HSR Act applicable to the Merger having expired or been terminated and any action by the Department of Justice or FTC challenging or seeking to enjoin the Merger having been withdrawn or terminated; (iv) no preliminary or permanent injunction, statute, rule, regulation, executive order, decree, or other order having been issued or enacted by any court or by any governmental or regulatory agency, body or authority which enjoins, restrains or prohibits the consummation of the Merger; (v) no opinion from counsel to Giant, Merger Sub or Solite having been obtained to the effect that as a result of a change in law the Spin-Off will no longer qualify as a reorganization within the meaning of Section 368(a) of the Code and (vi) Solite having obtained a ruling from the Internal Revenue Service, in form and substance satisfactory to counsel for Solite and Giant, to the effect that the Spin-Off will qualify as nontaxable to Solite and its shareholders under
Section 368(a)(1)(D) and Section 355 of the Code (except to the extent of any gain recognized under Section 357(c) of the Code).

     Further conditions precedent to the obligations of Giant and Merger Sub to effect the Merger are: (i) the representations and warranties of Solite being true and correct in all material respects; (ii) the performance in all material respects of all obligations of Solite contained in the Merger Agreement to be performed by it prior to the Effective Time; (iii) all material consents, waivers, approvals, authorizations required to be obtained, and all filings required to be made by Solite, having been obtained or made by Solite; (iv) no action or proceeding by any governmental authority or administrative agency having been instituted, pending, threatened seeking to limit Giant from exercising all material rights and privileges pertaining to its ownership of the surviving entity or the ownership or operation by Giant or its subsidiaries of all or a portion of the business or assets of Giant or any of its subsidiaries as a result of the Merger or the transactions contemplated by the Merger Agreement; (v) Giant having received the opinion of McGuire Woods Battle & Boothe LLP; (vi) all persons who are "affiliates" of Solite for purposes of Rule 145 under the Securities Act having delivered an Affiliate Agreement in the form attached as an exhibit to the Merger Agreement with respect to Rule 145 of the Securities Act requirements; (vii) Giant having received from the persons who each hold 1% or more, and who hold at least 70% of the outstanding shares of Giant Common


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

Stock to be issued in connection with the Merger a Giant Shareholder Agreement in the form attached as an exhibit to the Merger Agreement; (viii) Giant having received from persons who each hold 1% or more, and who hold in the aggregate at least 50% of the total outstanding shares of capital stock of Northeast Solite to be issued in connection with the Spin-Off a Northeast Shareholder Agreement in the form attached as an exhibit to the Merger Agreement; (ix) Solite and Northeast Solite having executed and delivered the Escrow Agreement in the form attached as an exhibit to the Merger Agreement; (x) Solite having executed and delivered the Indemnity Escrow Agreement in the form attached as an exhibit to the Merger Agreement; (xi) Giant having received from Northeast Solite the Northeast Agreement in the form attached as an exhibit to the Merger Agreement; (xii) there having been no change, circumstance or occurrence in the business, properties, results of operations or financial condition of Solite or any of its Subsidiaries which had or is reasonably likely to have a material adverse effect on the business, properties or results of operations of Solite or its Subsidiaries, taken as a whole; (xiii) John W. Roberts having entered into the Market Stand-Off Agreement in the form attached as an exhibit to the Merger Agreement; (xiv) there having been no Phase II assessment report(s) which disclose any environmental conditions with respect to Solite's business, assets or the Real Property that present or is reasonably likely to give rise to any material Environmental Liabilities not reflected in Solite's March 31, 1997 audited financial statements; (xv) Giant having received from Northeast Solite a Tax Provisions Agreement in the form attached as an exhibit to the Merger Agreement; (xvi) Giant having received from Northeast Solite the Indemnity Agreement in the form attached as an exhibit to the Merger Agreement;
(xvii) Giant having received a letter of resignation and the Noncompetition Agreement from John W. Roberts in the form attached as an exhibit to the Merger Agreement; (xviii) Solite having caused the Solite Preferred Stock to be converted into Solite Common Stock; (xix) Giant having received the statement that Solite was not a U.S. real property holding corporation during the previous five years; (xx) there having been no redemption or other acquisition of Solite capital stock by Solite for cash or other consideration in excess of $10,000 in the aggregate; (xxi) Northeast Solite having executed and delivered the Services Agreement in the form attached as an exhibit to the Merger Agreement; (xxii) Northeast Solite having executed and delivered the Non-Competition Agreement in the form attached as an exhibit to the Merger Agreement; and (xxiii) Solite having been released from (x) its guaranty of any and all obligations of Northeast Solite and/or its Subsidiaries to John W. Roberts and (y) any and all past or prospective obligations under the Lease Agreement dated July 1994 between Solite and John W. Roberts for sand and gravel property, mineral extraction and plant site rent.

     Further conditions precedent to the obligations of Solite to effect the Merger are: (i) the representations and warranties of Giant and Merger Sub being true and correct in all material respects; (ii) the performance in all material respects of all obligations of Giant and Merger Sub contained in the Merger Agreement to be performed or complied with prior to the Effective Time;
(iii) all material consents, waivers, approvals, authorizations required to be obtained, and all filings required to be made by Giant, having been obtained or made by Giant; (iv) Solite having received (x) the opinion of CoView Capital to the effect that consideration to be paid pursuant to the Merger Agreement is fair, from a financial point of view, to Solite and its Shareholders, and (y) the opinion of FBW that the conversion of Solite Preferred Stock is fair, from a financial point of view, to Solite and its Shareholders; (v) Solite having received the opinions of McGuire Woods Battle & Boothe LLP and Proskauer Rose LLP to the effect that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code; (vi) Giant having executed and delivered the License Agreement in the form attached as an exhibit to the Merger Agreement; (vii) there having been no change, circumstance or occurrence in the business, results of operations or financial condition of Giant or any of its Subsidiaries which had or is reasonably likely to have a material adverse effect on the business, properties or results of operations of Giant or its subsidiaries, taken as a whole; (viii) Solite having received the opinions of Proskauer Rose LLP and Hunton & Williams; (ix) Northeast Solite having received from Giant the Tax Provisions Agreement in the form attached as an exhibit to the Merger Agreement; (x) Giant having executed and delivered the Services Agreement in the form attached as an exhibit to the Merger Agreement; (xi) Giant having executed and delivered the Non-Competition Agreement in the form attached as an exhibit to the Merger Agreement; and (xii) Giant having executed and delivered the Northeast Agreement in the form attached as an exhibit to the Merger Agreement.


Representations and Warranties
     The Merger Agreement contains various customary representations and warranties relating to, among other things, (i) each of Solite's and Giant's organization, capital structure and similar corporate matters, (ii) the financial statements of each of Solite and Giant, (iii) the authorization of the Merger Agreement by each of Solite and Giant and related matters, (iv) the absence of any conflicts under charters or by-laws, receipt of required consents or


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approvals, and absence of violations of any instruments or law, (v) documents filed by Solite and Giant with the SEC and the accuracy of information contained therein, (vi) the absence of a material adverse change in the business, properties, assets, liabilities, operations, results of operations or condition (financial or otherwise) of Solite and its subsidiaries taken as a whole and Giant and its subsidiaries taken as a whole, each since certain specified dates, (vii) in the case of Solite, Employee Benefit Plans (as defined in the Merger Agreement) and ERISA matters, (viii) in the case of Solite, certain environmental matters, (x) litigation, (xi) compliance with law, (xii) in the case of Solite, the shareholders' vote required and (xiii) broker's or finder's fees. The representations and warranties in the Merger Agreement shall survive the Effective Time.


Certain Covenants of Solite
     Solite has agreed, among other things, to use its reasonable best efforts to (i) terminate as of the Effective Time the agreements with each of the persons specified in a schedule to the Merger Agreement; (ii) cause each "affiliate" of Solite for purposes of Rule 145 under the Securities Act to deliver to Giant an Affiliate Agreement in the form attached as an exhibit to the Merger Agreement; (iii) cause Northeast Solite to deliver to Solite the Northeast Agreement in the form attached as an exhibit to the Merger Agreement; and (iv) cause all outstanding shares of Solite Preferred Stock to be converted into Solite Common Stock.


Certain Covenants of Solite and Giant
     Prior to the Effective Time, each of Solite and Giant and their respective subsidiaries have agreed that they will afford to the other and to the other's representatives reasonable access to its properties, books and records during normal business hours. Unless otherwise required by law, each of Solite and Giant agrees that it (and its respective subsidiaries and representatives) shall hold in confidence all non-public information so acquired. Giant has the right to retain an environmental consultant reasonably acceptable to Solite to undertake further environmental assessment of the Real Property, and Solite's business and assets, including a Phase II assessment. In addition, both Solite and Giant have agreed to cooperate in filing the Registration Statement of which this Proxy Statement/Prospectus is a part and to use their best efforts to procure its effectiveness.


Indemnity Provisions
     The Merger Agreement provides that from and after the Closing, Northeast Solite and, to the extent solely of shares of Giant Common Stock deposited in escrow, the Solite shareholders shall indemnify Giant, Merger Sub and Solite and their respective affiliates, directors, officers, employees, agents and representatives and all of their successors and assigns (collectively, the "Claimants") from all Losses (as defined in the Merger Agreement) asserted against, imposed upon or incurred by the Claimants resulting from or arising out of (i) any inaccuracy or breach of any representation or warranty of Solite contained in the Merger Agreement; (ii) any breach of any covenant or obligation of Solite in the Merger Agreement; (iii) any breach of any covenant or obligation of Northeast Solite in the Indemnity Agreement; (iv) certain Losses resulting from the ownership, use, lease, occupancy or operation of any Real Property (as defined in the Merger Agreement); (v) any breach of any covenant or obligation of Northeast Solite contained in the Tax Provisions Agreement; or (vi) any liability or obligation of Northeast Solite, whether incurred prior to or after the Effective Time. The indemnity obligation will arise only if the aggregate claims are in excess of $250,000, and with respect to the first $250,000 of aggregate claims, be limited to $125,000.


No Solicitation of Other Offers
     Prior to the Effective Time, Solite agrees that neither it, any of its subsidiaries or its affiliates, nor any of the respective directors, officers, employees, agents or representatives of the foregoing will, directly or indirectly, solicit, initiate, facilitate or encourage any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving the Core Business or the acquisition of capital stock of Solite or any Subsidiary constituting part of the Core Business or all or any significant assets of the Core Business (an "Acquisition Transaction") or negotiate, explore or otherwise engage in discussions with any person (other than Giant and its representatives) with respect to any Acquisition Transaction, or enter into any agreement, arrangement or understanding with respect to any such Acquisition Transaction or which would require it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by the Merger Agreement; provided, however, that Solite may, in response to an unsolicited written proposal from a third party, furnish information to and engage in discussions with such third party, in each case only if the Board of Directors of Solite determines in good faith, by majority vote after consultation with its financial advisor and based upon the advice of outside


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


counsel, that failing to take such action would result in a breach of the fiduciary duties of the Board of Directors and, prior to taking such action, Solite (x) provides reasonable notice to Giant to the effect that it is taking such action and (y) receives from such corporation, partnership, person or other entity or group (and delivers to Giant) a confidentiality agreement in a customary form.


     Solite agrees that it, its Subsidiaries and affiliates, and respective directors, officers, employees, agents and representatives of the foregoing, shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any third party with respect to any Acquisition Transaction. Solite will immediately advise Giant in writing of any inquiries or proposals (or desire to make a proposal) received by, (or indicated to), any such information requested from, or any such negotiations or discussions sought to be initiated or continued with, any of it, its Subsidiaries or affiliates, or any of the respective directors, officers, employees, agents or representatives of the foregoing, in each case from a person (other than Giant and its representatives) with respect to an Acquisition Transaction, and the terms thereof, including the identity of such third party, and to update on an ongoing basis or upon Giant's request any actions taken or other developments.

     The Solite Board shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Giant or Merger Sub, the approval or recommendation by the Solite Board of the Merger Agreement, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Transaction, or
(iii) cause Solite to enter into any agreement with respect to any Acquisition Transaction. Notwithstanding the foregoing, in the event that prior to the Effective Time the Solite Board determines in its good faith reasonable judgment, by a majority vote, after consultation with its financial advisors, that the Acquisition Transaction is more favorable to the shareholders of Solite than the Merger and, based upon the advice of outside counsel to Solite, that such action is required by the fiduciary duties of the Solite Board, the Solite Board may withdraw or modify its approval or recommendation of the Merger Agreement and the Merger, approve or recommend such Acquisition Transaction or cause Solite to enter into an agreement with respect to such Acquisition Transaction, but only if Solite gives Giant at least five business days' prior written notice thereof, during which time Giant may make, and, in such event, Solite shall in good faith consider, a counter proposal to such Acquisition Transaction.


     Giant has waived the no solicitation provisions of the Merger Agreement in connection with Solite's efforts to determine whether there are alternative purchasers for certain of its assets pursuant to procedures specified by the Antitrust Division. See "THE MERGER--Regulatory Filings and Approvals."



Amendments
     At any time prior to the Effective Time, the Merger Agreement may be amended in writing by the appropriate parties thereto with respect to any of the terms of the Merger Agreement.


Ancillary Agreements
     The obligations of Giant and Merger Sub to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, among others: (i) the receipt by Giant from all persons who are "affiliates" of Solite for purposes of Rule 145 under the Securities Act of an Affiliate Agreement in the form attached as an exhibit to the Merger Agreement;
(ii) the receipt by Giant from the persons who each hold 1% or more, and who hold in the aggregate at least 50%, of the total outstanding shares of capital stock of Northeast Solite of a Northeast Shareholder Agreement in the form attached as an exhibit to the Merger Agreement; (iii) the receipt by Giant from the persons who each hold 1% or more, and who hold in the aggregate at least 70%, of the total outstanding shares of Giant Common Stock to be issued in connection with the Merger of a Giant Shareholder Agreement in the form attached as an exhibit to the Merger Agreement; (iv) Solite and Northeast Solite shall have executed and delivered the Escrow Agreement in the form attached as an exhibit to the Merger Agreement; (v) Solite and Northeast Solite shall have executed and delivered the Indemnity Escrow Agreement in the form attached as an exhibit to the Merger Agreement; (vi) the receipt by Giant from Northeast Solite of the Northeast Agreement in the form attached as an exhibit to the Merger Agreement; (vii) the execution by John W. Roberts of the Market Stand-Off Agreement in the form attached as an exhibit to the Merger Agreement;
(viii) the receipt by Giant from Northeast Solite of the Tax Provisions Agreement in the form attached as an exhibit to the Merger Agreement; (ix) the receipt by Giant from Northeast Solite of the Indemnity Agreement in the form attached as an exhibit to the Merger Agreement; (x) the execution by John W. Roberts of the Non-Competition Agreement in the form attached as an exhibit to the Merger Agreement; (xi) the execution and delivery by Northeast Solite of the Services Agreement in the form attached as an exhibit to the Merger Agreement; and (xii) the execution and delivery by Northeast Solite


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of the Non-Competition Agreement in the form attached as an exhibit to the
Merger Agreement. The obligation of Solite to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions among others: (i) the execution and delivery by Giant of the License Agreement in the form attached as an exhibit to the Merger Agreement; (ii) the receipt by Northeast Solite from Giant of the Tax Provisions Agreement in the form attached as an exhibit to the Merger Agreement; (iii) the execution and delivery by Giant of the Services Agreement in the form attached as an exhibit to the Merger Agreement; (iv) the execution and delivery by Giant of the Non-Competition Agreement in the form attached as an exhibit to the Merger Agreement; and (v) the execution and delivery by Giant of the Northeast Agreement in the form attached as an exhibit to the Merger Agreement.


     Escrow Agreement. Contemporaneously with the execution and delivery of the Escrow Agreement, Giant will deliver to the escrow agent a certificate representing 75,000 shares of Giant Common Stock. Such shares will be held by the escrow agent until it receives a written notice from Giant and Northeast Solite directing the disposition of such shares. Under the terms of the Merger Agreement, all, part, or none of 75,000 of such shares shall be distributed to the persons who were holders of Solite Common Stock immediately prior to the Merger (including holders of Solite Preferred Stock which was converted into Solite Common Stock), depending upon whether, and the extent by which, as of the effective time, Solite's consolidated net book value exceeds $2.8 million and its net current assets exceed $3.3 million.

     Indemnity Escrow Agreement. Contemporaneously with the execution and delivery of the Indemnity Escrow Agreement, Giant will deliver to the escrow agent a certificate representing 75,000 shares of Giant Common Stock. Such shares will be held by the escrow agent until it receives a written notice from Giant and Northeast Solite directing the disposition of such shares. Under the terms of the Merger Agreement, such 75,000 shares are to be available to satisfy the indemnification claims, if any, of Giant under the Merger Agreement. Unless a claim or claims are then pending, in amounts in excess of the then value of 37,500 shares of Giant Common Stock, 37,500 shares of Giant Common Stock held in escrow shall be released on the second anniversary of the Closing Date, and unless any claim or claims are then pending, the balance of the shares of Giant Common Stock held in escrow shall be released on the third anniversary of the Closing Date.


     Affiliate Agreement. Pursuant to the Affiliate Agreement, each affiliate of Solite that receives Giant Common Stock in the Merger, will agree not to transfer such Giant Common Stock unless (i) the transfer is made in accordance with Rule 145 and such affiliate shall have delivered a written notice to Giant in the form attached as an exhibit to the Merger Agreement; (ii) Giant shall have been furnished an opinion of counsel that registration under the Securities Act is not required in respect of such transfer or (iii) a registration statement covering the shares of Giant Common Stock proposed to be transferred and the proposed transfer has been filed by Giant with the SEC and has become effective under the Securities Act.

     Northeast Shareholder Agreement. Pursuant to the Northeast Shareholder Agreement, each holder of 1% or more, and who hold in the aggregate at least 50%, of the total outstanding capital stock of Northeast Solite will agree not to sell, assign, transfer, pledge or otherwise encumber or dispose of for a period of one year after the Effective Time (other than transfers to such holder's estate or gifts) any shares of common stock of Northeast Solite held by such holder. Any attempted transfer in violation of the terms and conditions of the Northeast Shareholder Agreement shall be void ab initio.

     Giant Shareholder Agreement. Pursuant to the Giant Shareholder Agreement, each person that becomes the holder of 1% or more, and who hold in the aggregate at least 70% of the total outstanding shares of Giant Common Stock to be issued in connection with the Merger (a "One Percent Holder") will agree that such holder does not and will not have any plan or intention to pledge, sell, contract to sell, grant an option for the sale of, or otherwise dispose of any shares of Giant Common Stock that such holder receives in connection with the Merger. Notwithstanding the foregoing, a One Percent Holder, unless it is the opinion of counsel for Giant that to do so would adversely affect the tax-free nature of the Merger, may dispose of (i) during the one year period after the Effective Time, a number of shares which together with all shares of Solite Common Stock and Solite Preferred Stock disposed of by such One Percent Holder prior to the Effective Time equal to not more than 50% of such One Percent Holder's shares or (ii) before the Effective Time of a number of shares of Solite Common Stock and/or Solite Preferred Stock, or a combination of the two, equal in value to not more than 50% of the aggregate value of such One Percent Holder's shares of Solite Common Stock and Solite Preferred Stock.


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     Northeast Agreement. Pursuant to the Northeast Agreement, Giant and
Northeast Solite will agree that following the Spin-Off and the Merger they will not take any action inconsistent with the private letter ruling request made to the IRS and the private letter ruling issued in response thereto, including but not limited to, for a period of one year from and after the Effective Time discontinuing or substantially reducing certain of their operations. In addition, Giant and Northeast Solite will agree that for a period of five years from and after the Effective Time, it will not, directly or indirectly, solicit any employee, or induce or attempt to induce any employee to leave his or her employment with the other.

     Market Stand-Off Agreement. Pursuant to the Market Stand-Off Agreement, John W. Roberts will agree for a period of five years from the Effective Time not to (i) make, or in any way participate in, directly or indirectly, any solicitation of proxies to vote or consents; (ii) initiate or support, directly or indirectly, any shareholder's proposal with respect to Giant; and (iii) directly or indirectly make any public announcement with respect to, or submit a proposal for any extraordinary transactions involving Giant or its securities or assets. In addition, Mr. Roberts will agree to grant Giant a right of first refusal while he is a director of Giant with respect to any sale of any shares of Giant Common Stock held by Mr. Roberts.

     Tax Provisions Agreement. The Tax Provisions Agreement provides for the allocation of the responsibility for the payment of taxes of Solite and all of its subsidiaries for the periods prior to and after the Merger.

     Indemnity Agreement. The Idemnity Agreement provides that from and after the Closing, Northeast shall indemnify Giant, Merger Sub and Solite and their respective affiliates, directors, officers, employees, agents and representatives and all of their successors and assigns (collectively, the "Claimants") from all Losses (as defined in the Merger Agreement) asserted against, imposed upon or incurred by the Claimants resulting from or arising out of (i) any inaccuracy or breach of any representation or warranty of Solite contained in the Merger Agreement; (ii) any breach of any covenant or obligation of Solite in the Merger Agreement; (iii) any breach of any covenant or obligation of Northeast in the Indemnity Agreement; (iv) certain Losses resulting from the ownership, use, lease, occupancy or operation of any Real Property (as defined in the Merger Agreement); (v) any breach of any covenant or obligation of Northeast contained in the Tax Provisions Agreement; or (vi) any liability or obligation of Northeast, whether incurred prior to or after the Effective Time. In addition, from and after the Closiniates, directors, officers, employees, agents and representatives, successors and assigns (collectively, "Northeast Claimants") from and against any Losses asserted against, imposed upon or incurred by Northeast Claimants resulting from or arising out of any liability or obligation of Solite, whether incurred prior to or after the Effective Time, provided any such Loss does not relate to any matter as to which the Claimants may assert a claim. The liability of Northeast will (i) arise only if the aggregate claims are in excess of $250,000, and with respect to the first $250,000 of aggregate claims, be limited to $125,000 and
(ii) be limited to the amount of Claimants' Losses in excess of the value of the shares of Giant Common Stock then held pursuant to the Escrow Agreement and the Indemnity Escrow Account. The Indemnity Agreement will terminate with respect to any claims not asserted prior to the fifth anniversary of the Effective Time.

     Roberts' Non-Competition Agreement. The Non-Competition Agreement provides that John W. Roberts, for a period of five years from the Effective Time, will not (i) compete with Giant in, or otherwise participate in, the lightweight aggregate or lightweight block business in the states of Maryland, Virginia, North Carolina, South Carolina, Georgia or Florida, (ii) directly or indirectly, induce or attempt to induce, any employee to leave his or her employment with Giant and (iii) solicit, divert, take away or attempt to take away any of Giant's customers or suppliers or the business or patronage of any such customers or suppliers or in any way interfere with Giant's relationships with its customers and suppliers. The Non-Competition Agreement will not restrict Northeast Solite or restrict Mr. Roberts from acting in his capacity as a director or officer of Northeast Solite.

     License Agreement. Pursuant to the License Agreement, Solite will grant Northeast Solite the royalty-free right to use certain names and marks owned by Solite in connection with the businesses of Northeast Solite and its sale of certain products manufactured at Northeast Solite's New York and Kentucky plants. The License Agreement shall continue for a term of 99 years unless sooner terminated in accordance with its provisions.

     Services Agreement. Pursuant to the Services Agreement, Solite will agree to provide Northeast Solite with certain services and Northeast Solite will agree to provide Solite with certain services. The services to be provided have terms varying in length from six months to three years, six months.


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

     Non-Competition Agreement. The Non-Competition Agreement provides that for a period of five years (i) Giant and Solite will not sell lightweight aggregate in inventory or manufactured at Solite's existing lightweight aggregate plants within certain specified areas (generally, portions of New Jersey, Pennsylvania and New York, all of the New England States, the Chicago primary metropolitan statistical area, and within a 250 mile radius of Northeast Solite's Kentucky plant (except where such radius conflicts with the states specified in clause
(ii)) and (ii) Northeast Solite will not sell lightweight aggregate in inventory or manufactured at Northeast Solite's New York and Kentucky plants within the states of Maryland, Virginia, West Virginia, North Carolina, South Carolina, Georgia, Florida and the District of Columbia. The Noncompetition Agreement does not restrict competition outside the specified territories or within the specified territories for products manufactured at facilities other than the existing Solite or Northeast Solite lightweight aggregate plants.

     Requirements Contract. In connection with the Merger, Solite and a subsidiary of Northeast Solite expect to enter into a Requirements Contract pursuant to which for a period of five years Solite will supply, at competitive prices, the requirements for specified lightweight aggregate for Northeast Solite's masonry block plant in Chesapeake, Virginia.


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            CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS OF SOLITE,
                           GIANT AND NORTHEAST SOLITE


     Solite is incorporated under the laws of the Commonwealth of Virginia and the rights of Solite shareholders are governed by the VSCA, the Solite Articles of Incorporation ("Solite Articles") and the Solite Bylaws. Giant is incorporated under the laws of the State of Delaware and the rights of Giant shareholders are governed by the Delaware General Corporation Law ("DGCL"), the Giant Certificate of Incorporation ("Giant Certificate") and the Giant Bylaws. Upon consummation of the Merger, Solite shareholders will become Giant shareholders and their rights will be governed by the DGCL, the Giant Certificate and the Giant Bylaws. As a result of the Spin-Off, Solite shareholders will also become shareholders of Northeast Solite, which is currently incorporated under the laws of the State of New York. Northeast Solite expects to redomesticate to Virginia before the Spin-Off. Consequently, the rights of Northeast Solite shareholders will be governed by the VSCA, and Northeast Solite's articles and bylaws as a Virginia corporation. The following is a summary of the material differences between the rights of Solite shareholders, the rights of Giant shareholders, and the rights of Northeast Solite shareholders. This summary is qualified in its entirety by reference to the relevant portions of the VSCA, the DGCL, the Solite Articles and the Solite Bylaws, the Giant Certificate and the Giant Bylaws, and the Northeast Solite Articles of Incorporation and the Northeast Solite Bylaws. At the time of the Spin-off, the provisions of the Northeast Solite Articles of Incorporation and Northeast Solite Bylaws will be the same as the provisions of the Solite Articles and Solite Bylaws discussed below, except as otherwise noted.



Authorized Capital Stock
     The authorized capital stock of Solite consists of 1,000,000 shares of Solite Common Stock, par value $2.00 per share, and 100,000 shares of Solite Preferred Stock. With respect to the Solite Preferred Stock, the Solite Board is authorized, without shareholder approval, to designate classes or series of such shares and to determine the relative rights, preferences and limitations of any such class or series. As of the date of this Proxy Statement/Prospectus, the Solite Board has designated 25,000 shares as Solite Series A Preferred Stock, 16,300 shares as Solite Series B Preferred Stock, and 16,807 shares as Solite Series C Preferred Stock.

     The authorized capital stock of Giant consists of 20,000,000 shares of Giant Common Stock and 2,000,000 shares of Giant Preferred Stock, par value $.01 per share ("Giant Preferred Stock"). With respect to the Giant Preferred Stock, the Giant Board is authorized, without shareholder approval, to designate classes or series of such shares and to determine the relative rights, preferences and limitations of any such class or series. As of the date of this Proxy Statement/Prospectus, no shares of Giant Preferred Stock have been designated.


     The authorized capital stock of Northeast Solite will consist of 5,000,000 shares of Northeast Solite Common Stock and 100,000 shares of Northeast Solite Preferred Stock, par value $.01 per share ("Northeast Solite Preferred Stock"). With respect to the Northeast Solite Preferred Stock, the Northeast Solite Board will be authorized, without shareholder approval, to designate classes or series of such shares and to determine the relative rights, preferences and limitations of any such class or series.



Shareholder Voting Requirements
     The VSCA generally requires approval of certain mergers, consolidations, dissolutions or sales of all or substantially all of a corporation's assets by a vote of two-thirds of the outstanding shares entitled to vote on such a matter unless the articles of incorporation provide for a greater or lesser vote, which vote may not be less than a majority of all votes cast on such matter by each voting group entitled to vote thereon at a meeting at which a quorum of the voting group exists. As of the date of this Proxy Statement/Prospectus, the Solite Articles do not provide for a greater or lesser vote.


     The DGCL generally requires approval of certain mergers, consolidations, dissolutions or sales of all or substantially all of a corporation's assets by a vote of a majority of the outstanding shares entitled to vote thereon.



Shareholder Action Without a Meeting
     In accordance with the VSCA, the Solite Bylaws provide that any action may be taken by the shareholders without a meeting if a consent in writing, setting forth the action to be taken, is signed by all the shareholders entitled to vote thereon.

     Under the DGCL, unless the corporation's certificate of incorporation provides otherwise, any action that could be taken at an annual or special meeting of shareholders may be taken without prior notice and without a vote if a consent in writing setting forth the action to be taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Giant Certificate does not contain a provision which prohibits shareholder action without a meeting. Therefore, Giant's shareholders may act by written consent.



Dissenters' Rights
     Under the VSCA, a shareholder is entitled to dissent from (1) the consummation of a plan of merger if shareholder approval is required for the merger, the articles of incorporation entitle the shareholder to vote on the merger, or the corporation is a subsidiary that is merged with its parent, (2) the consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan, and (3) the consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the shareholder was entitled to vote on the sale or exchange. However, with respect to a plan of merger or share exchange or a sale or exchange of property, the VSCA does not provide dissenters' rights to the holders of shares which are listed on a national securities exchange or Nasdaq or held by at least 2,000 record shareholders unless (i) the articles of incorporation provide otherwise or, (ii) in the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for such shares anything except: (a) cash, (b) shares or membership interests of the surviving or acquiring corporation, or any other corporation listed on a national securities exchange or Nasdaq or held of record by at least 2,000 record shareholder or members, or (c) a combination of cash and such shares or, (iii) the transaction is an "affiliated transaction," under Virginia's Affiliated Transactions statute and was not approved by "disinterested directors" as provided thereby.


     Under the DGCL, a shareholder of a corporation who does not vote in favor of certain merger transactions and who demands appraisal of his shares in connection therewith may be entitled to dissenters' rights under varying circumstances. Unless the corporation's certificate of incorporation provides otherwise, such dissenters' rights are not available in certain circumstances, including without limitation (1) the sale, lease, or exchange of all or substantially all of ther or consolidation by a corporation, the shares of which are either listed on a national securities exchange or the Nasdaq or are held of record by more than 2,000 holders if such shareholders receive only shares of the surviving corporation or shares of any other corporation which are either listed on a national securities exchange or the Nasdaq or held of record by more than 2,000 holders, plus cash in lieu of fractional shares or
(2) to shareholders of a corporation surviving a merger if no vote of the shareholders of the surviving corporation is required to approve the merger because certain conditions are met.



Amendment of the Certificate or Articles of Incorporation
     Generally, the VSCA requires that amendments to the articles of incorporation be approved by a shareholder vote of more than two-thirds of all votes entitled to be cast.


     Under the DGCL, the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend the certificate of incorporation.



Amendment of Bylaws
     The VSCA provides that a corporation's board of directors may adopt, amend, or repeal bylaws, unless the corporation's articles of incorporation reserve such powers exclusively to the shareholders. The Solite Articles do not reserve such powers exclusively to the Solite shareholders. Instead, the Solite Bylaws provide for bylaw amendments by either the Solite Board or the Solite shareholders. In addition, the shareholders may specify that a shareholder-adopted bylaw may not be amended or repealed by the Solite Board.


     Under the DGCL, the power to adopt, amend, or repeal bylaws is vested exclusively in the shareholders entitled to vote, unless the corporation's certificate of incorporation confers such power on the board of directors as well. The Giant Certificate does confer such power on the Giant Board and authorizes the Giant Board to make, alter or repeal bylaws by a majority of the whole board of directors.

Directors
     Number and Election. The Solite Bylaws currently provide for a board of not less than eight nor more than ten directors.

     The Giant Certificate and Giant Bylaws provide for a board of directors of not less than two nor more than eleven. The exact number of directors is set by resolution of the Giant Board, which currently provides for a five-member board of directors.


     The VSCA and the DGCL permit a board of directors to be classified if provided for in the corporation's charter or bylaws. The Solite Articles do not provide for a classified board of directors, and each Solite Board member is elected annually. The Giant Certificate provides for directors to be elected annually.

     Removal. Directors of Solite may be removed by the shareholders with or without cause. Giant shareholders may remove members of the Giant Board with or without cause.



Limitations on Director Liability
     Under the VSCA, the damages assessed against an officer and director may be eliminated or limited in any proceeding brought by or in the right of a corporation, or by or on behalf of shareholders, if specified in the articles of incorporation or in the bylaws. As of the date of this Proxy Statement/Prospectus, neither the Solite Articles nor the Solite Bylaws limit the liability of directors. Therefore, Solite is subject to the VSCA which limits the liability of an officer or director for damages arising out of a single transaction or occurrence to the greater of $100,000 or the amount of cash compensation received by the officer or director from the corporation during the twelve months immediately preceding the act or omission for which liability was imposed.


     The Giant Certificate contains a provision, permitted by the DGCL, that eliminates the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duties as a director, except for liability of a director (1) for breach of the duty of loyalty, (2) for actions or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payment of improper dividends or redemptions, or (4) for any transaction from which the director derived an improper personal benefit.



Indemnification
     Under the VSCA, a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if he conducted himself in good faith and believed, in the case of conduct in his official capacity with the corporation that his conduct was in its best interests and, in all other cases, that his conduct was at least not opposed to its best interests and further, in the case of any criminal proceeding, that he had no reasonable cause to believe that his conduct was unlawful. The Solite Articles make such indemnification mandatory for directors and officers and permits the corporation to indemnify other individuals to the same extent.


     The Giant Certificate contains provisions under which Giant will indemnify, to the fullest extent permitted by law, individuals who are made a party to an action or proceeding by virtue of the fact that such individual is or was a director, officer, employee or agent of Giant or, at Giant's request, of another corporation. The DGCL generally permits such indemnification to the extent that the individual acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had reasonable cause to believe his conduct was lawful.



Business Combination Statutes
     The VSCA does not contain a business combination statute. Instead, the VSCA contains an Affiliated Transactions statute and "control share acquisition" provisions which regulate the process by which a person may acquire control of certain Virginia corporations without the consent or cooperation of the corporation's board of directors. The Affiliated Transactions statute and the control share acquisition provisions do not apply to the Merger or the Spin-Off.

     Giant is subject to Section 203 of the DGCL, which provides that any person who has acquired 15% or more of a corporation's voting stock (thereby becoming an "interested shareholder") may not engage in certain "business combinations" with the corporation for a period of three years following the date the person became an interested shareholder unless (1) the board of directors has approved, prior to the date that person became an interested shareholder, either the business combination or the transaction that resulted in the person becoming an interested shareholder, (2) upon consummation of the transaction that resulted in the person becoming an interested shareholder, that person owns at least 85% of the corporation's voting stock outstanding at the time the transaction is commenced (excluding shares owned by persons who are both directors and officers and shares owned by employee stock plans in which participants do not have the right to determine whether shares will be tendered in a tender or exchange offer) or (3) the business combination is approved by the board of directors and authorized by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested shareholder.



                                    EXPERTS


     The consolidated financial statements included in Giant's Annual Report on Form 10-K for the year ended December 31, 1997, which are incorporated by reference in this Proxy Statement/Prospectus, have been audited by Coopers & Lybrand L.L.P., independent certified public accountants, as of and for the periods indicated in their report with respect thereto and are incorporated herein in reliance upon such report given the authority of said firm as experts in accounting and auditing.


     The financial statements of Solite Corporation included herein for the fiscal years ended March 31, 1997 and 1996 have been audited by Coopers & Lybrand L.L.P., independent certified public accountants, as of and for the periods indicated in their report with respect thereto and are incorporated herein in reliance upon such report given the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Solite Corporation and Subsidiaries as of March 31, 1997 and 1996, and for the years then ended have been audited by McPhillips, Lieland & Deans, P.C., as of and for the periods indicated in their report with respect thereto and included herein in reliance upon such report given the authority of said firm as experts in accounting and auditing.


                                 LEGAL MATTERS

     The legality of the shares of Giant Common Stock to be issued pursuant to this Proxy Statement/Prospectus will be passed upon for Giant by Proskauer Rose LLP, counsel to Giant. Certain U.S. tax matters will be passed upon for Solite by McGuire Woods Battle & Boothe LLP, counsel to Solite.

                      FINANCIAL STATEMENTS (UNAUDITED) OF

                      SOLITE CORPORATION AND SUBSIDIARIES


           for the interim periods ended December 31, 1997 and 1996

                                   CONTENTS




                                                                                   Pages
                                                                                 --------
Financial Statements (unaudited):
 Condensed Consolidated Balance Sheets--December 31, 1997 and 1996 ............. F-3
 Condensed Consolidated Statements of Operations--Nine Months Ended
 December 31, 1997 and 1996 .................................................... F-4
 Condensed Consolidated Statement of Shareholders' Equity--Nine Months Ended
 December 31, 1997 ............................................................. F-5
 Condensed Consolidated Statements of Cash Flows--Nine Months Ended
 December 31, 1997 and 1996 .................................................... F-6
 Notes to Condensed Consolidated Financial Statements .......................... F-7-F-8

                      SOLITE CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS


                                                            December 31,     December 31,     March 31,
                                                                1997             1996           1997
                                                           --------------   --------------   ----------
                                                             (In thousands, except share
                                                                        data)
                                                                     (unaudited)
   ASSETS
 Current Assets:
   Cash and cash equivalents ...........................       $ 2,844          $   572       $ 1,488
   Accounts receivable, less allowances of $509, $538
    and $445, respectively .............................         8,037            7,728         8,811
   Inventories .........................................        10,460           14,695        13,090
   Deferred income taxes ...............................         1,655            1,808         1,656
   Other current assets ................................           488              531           378
                                                               -------          -------       -------
       Total current assets ............................        23,484           25,334        25,423
 Property, plant and equipment, net ....................        20,677           25,668        24,797
 Deferred income taxes .................................         1,860            1,222         1,914
 Other assets ..........................................         1,696            2,555         1,920
                                                               -------          -------       -------
                                                               $47,717          $54,779       $54,054
                                                               =======          =======       =======
            LIABILITIES AND SHAREHOLDERS' EQUITY
 Current Liabilities:
   Current maturities of debt ..........................       $20,662          $25,903       $26,913
   Accounts payable ....................................         8,144            8,506         8,491
   Accrued expenses and other ..........................         3,730            3,839         3,870
                                                               -------          -------       -------
       Total current liabilites ........................        32,536           38,248        39,274
                                                               -------          -------       -------
 Long term debt, less current maturities ...............            --               --            88
                                                               -------          -------       -------
 Commitments and contingencies (Notes 5 and 6)
 Shareholders' equity:
   Preferred stock, $50 par value; redeemable at $60 per
    share (cumulative dividend of $4 per share);
    100,000 shares authorized:
     Series A preferred, issued 8,700 shares ...........           435              435           435
     Series B preferred, issued 14,093 shares ..........           704              704           704
   Preferred stock, series C, $200 par value; redeemable
    at $240 per share (cumulative dividend of $21.50
    per share); 16,807 shares authorized; issued 15,429
    shares .............................................         3,086            3,086         3,086
   Common stock, $2 par value; authorized 1,000,000
    shares; issued 532,750 shares in 1997 and 527,850
    shares in 1996 .....................................         1,066            1,056         1,062
   Capital in excess of par value ......................         1,204            1,037         1,154
   Retained earnings ...................................         8,686           10,213         8,251
                                                               -------          -------       -------
                                                                15,181           16,531        14,692
                                                               -------          -------       -------
                                                               $47,717          $54,779       $54,054
                                                               =======          =======       =======



               The accompanying notes are an integral part of the
                       consolidated financial statements.

                      SOLITE CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (Unaudited)


              for the nine months ended December 31, 1997 and 1996



                                                      1997          1996
                                                   ----------   ------------
                                                        (In thousands)
 Sales                                              $ 49,672      $ 50,872
 Costs and expenses:
   Costs of sales and services .................      37,800        39,192
   Selling, general and administrative .........      12,030        12,404
                                                    --------      --------
     Operating loss ............................        (158)         (724)
 Other income (expenses):
   Interest expense ............................      (1,908)       (1,961)
   Other, net ..................................       2,768           965
                                                    --------      --------
     Income (loss) before income taxes .........         702        (1,720)
 Provision (benefit) for income taxes ..........         267          (292)
                                                    --------      --------
     Net income (loss) .........................    $    435      $ (1,428)
                                                    ========      ========



               The accompanying notes are an integral part of the
                       consolidated financial statements.

                      SOLITE CORPORATION AND SUBSIDIARIES

           CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                  (Unaudited)


                  for the nine months ended December 31, 1997




                                                   Preferred Stock                         Capital in
                                        ------------------------------------    Common     Excess of     Retained
                                         Series A     Series B     Series C      Stock     Par Value     Earnings       Total
                                        ----------   ----------   ----------   --------   -----------   ----------   ----------
                                                                 (In thousands, except share amounts)
Balances, March 31, 1997 ............      $435         $704        $3,086      $1,062       $1,154       $8,251      $14,692
Stock issued as employee
 bonuses, 1,800 shares ..............                                                4           50                        54
Net income ..........................                                                                        435          435
                                                                                                          ------      -------
Balances, December 31, 1997 .........      $435         $704        $3,086      $1,066       $1,204       $8,686      $15,181
                                           ====         ====        ======      ======       ======       ======      =======



               The accompanying notes are an integral part of the
                       consolidated financial statements.

                      SOLITE CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (Unaudited)


              for the nine months ended December 31, 1997 and 1996



                                                                          1997          1996
                                                                      -----------   ------------
                                                                            (In thousands)
Cash flows from operating activities:
   Net income (loss) ..............................................    $    435       $ (1,428)
   Depreciation, depletion and amortization .......................       2,879          3,299
   Gain on disposition of assets ..................................      (2,681)          (812)
   Deferred tax benefit ...........................................          54           (413)
   Stock bonuses ..................................................          54             34
   Changes in operating assets and liabilities:
     Receivables ..................................................         774            352
     Inventories ..................................................       1,175          1,025
     Other current assets .........................................        (267)            69
     Deposits .....................................................          67            (82)
     Accounts payable .............................................        (346)           999
     Accrued expenses and other current liabilities ...............        (539)           157
                                                                       --------       --------
         Net cash provided by operating activities ................       1,605          3,200
                                                                       --------       --------
Cash flows from investing activities:
   Purchases of property, plant and equipment .....................      (1,494)        (1,433)
   Proceeds from sale of assets ...................................       7,686            966
   Cost of environmental permits ..................................        (102)          (306)
                                                                       --------       --------
         Net cash provided (used) by investing activities .........       6,090           (773)
                                                                       --------       --------
Cash flows from financing activities:
   Proceeds from short-term borrowings ............................         300             --
   Principal payments on notes payable ............................      (6,639)        (2,150)
   Net purchases of common stock ..................................          --           (122)
                                                                       --------       --------
         Net cash used by financing activities ....................      (6,339)        (2,272)
                                                                       --------       --------
         Increase in cash and cash equivalents ....................       1,356            155
Cash and cash equivalents:
   Beginning of period ............................................       1,488            417
                                                                       --------       --------
   End of period ..................................................    $  2,844       $    572
                                                                       ========       ========
Supplemental information, cash paid during the period for:
   Interest (net of amounts capitalized) ..........................    $  1,752       $  1,870
   Income taxes ...................................................         309            211
Noncash investing and financing activities, common stock issued as
 employee bonuses .................................................          54             34


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                      SOLITE CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (Unaudited)

1. BASIS OF PRESENTATION:


     The accompanying condensed financial statements of Solite Corporation and Subsidiaries (the "Company") have been prepared in accordance with the requirements for interim financial statements and, accordingly, they are condensed and omit disclosures which would substantially duplicate those contained in the audited financial statements for the years ended March 31, 1997 and 1996. The financial statements as of and for the periods ended December 31, 1997 and 1996 are unaudited and, in the opinion of management, include all necessary adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation. Due to the seasonal nature of the Company's business, operating results for the interim periods are not necessarily indicative of the results that may be expected for the full year.



2.  ORGANIZATION:

     These financial statements of the Company consist of Solite Corporation and all of its subsidiaries, including those subsidiaries and businesses subject to the Spin-Off described in the audited financial statements for the year ended March 31, 1997. Significant intercompany transactions and balances have been eliminated.

     On September 10, 1997, Giant Cement Holding, Inc. ("Giant") signed a definitive agreement with the Company to purchase certain assets and assume certain liabilities of the Company. These financial statements present the assets, liabilities and results of operations of Solite Corporation and Subsidiaries, not the businesses to be acquired pursuant to the agreement as of and for the periods indicated. The sale is subject to certain conditions. These financial statements do not include any adjustments to the carrying value of the Company's net assets that might result from this proposed transaction.

     The Company is involved in the manufacture and sale of masonry blocks and lightweight aggregate construction materials. The Company also has sand, gravel, stone, coal mining and fuel operations. The Company is also involved in waste recycling and resource recovery, utilizing industrial waste as fuel in its kilns. The Company sells primarily to customers in the eastern United States.


3. INVENTORIES (in thousands):


                                                December 31,     December 31,
                                                    1997             1996
                                               --------------   -------------
   Finished goods ..........................       $ 5,181         $ 9,154
   In process ..............................         3,489           3,795
   Raw materials ...........................           186             161
   Supplies, repair parts and fuel .........         1,604           1,585
                                                   -------         -------
                                                   $10,460         $14,695
                                                   =======         =======

                      SOLITE CORPORATION AND SUBSIDIARIES

                                  (Unaudited)

4. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES (in thousands):


                                                             December 31,     December 31,
                                                                 1997             1996
                                                            --------------   -------------
   Accrued payroll and benefits .........................       $  732           $  981
   Accrued health and casualty claims insurance .........        1,412            1,270
   Other ................................................        1,586            1,588
                                                                ------           ------
                                                                $3,730           $3,839
                                                                ======           ======


5. COMMITMENTS AND CONTINGENCIES:


     The Company's policy is to partially self-insure group medical benefits for its employees and the employees of its subsidiaries. The Company is self-insured to certain maximum limits. At December 31, 1997 and 1996, approximately $274,000 and $386,000, respectively, in medical claims were accrued. In addition, the Company is self-insured to certain maximum limits for general liability, business auto and workmen's compensation benefits. At December 31, 1997 and 1996, approximately $1,138,000 and $884,000, respectively, in claims were accrued.

     The Company and its Subsidiaries have posted letters of credit pursuant to environmental regulations. At December 31, 1997, these letters of credit total $2,942,000. The Company would be obligated together with the non-core businesses for repayment of any commitments under these letters of credit.

     The Company guarantees the payment of certain debt owed by Northeast Solite to the president of the Company. The balance of the debt at December 31, 1997 totaled $1,500,000.



6. ENVIRONMENTAL:

     The Company has entered into an administrative order on consent with the North Carolina Division of Solid Waste Management at its North Carolina lightweight aggregate plant. This "Corrective Action" order requires the Company to investigate areas of the plant site where activities took place that could be associated with environmental contamination. If contaminated areas are identified, the Company could be required to undertake remedial action.


     Although corrective action costs may be required, it is not possible at this time to reasonably estimate the amount of any obligation for remediation at these locations that may be material to the Company's financial statements because the extent of environmental impact, remediation alternatives (which could involve no or minimal action), and concurrence of the regulatory authorities have not yet advanced to the stage where a reasonable estimate of any loss can be made. However, at December 31, 1997, the Company has accrued $55,000, which represents amounts the Company expects to incur to prepare reports to the Division of Solid Waste Management which would then be used to determine the need for further investigative or remedial activities.

     For the years ended March 31, 1997 and 1996, costs were accrued representing amounts which the Company expects to incur at its Florida facility to prepare reports to the EPA and to conduct a Resource Conservation and Recovery Act (RCRA) Facility Investigation (RFI). Management believes that it is probable a loss has been incurred and that at March 31, 1997, the loss could range from a minimum of $268,000, which represents the aforementioned RFI and reporting costs, to a maximum of $1.1 million. Until the Company completes the RFI, it is not possible to estimate the probability that corrective action will be required, nor where the potential cost thereof, if any, will fall within the above range. Therefore, the Company has accrued $268,000 and $168,000 at December 31, 1997 and 1996, respectively.

                      SOLITE CORPORATION AND SUBSIDIARIES

                                 ------------
                             FINANCIAL STATEMENTS


                  for the years ended March 31, 1997 and 1996

                                   CONTENTS



                                                  Pages
                                                --------
Independent Auditors' Report ................       11
Consolidated Financial Statements:
 Balance Sheet ..............................       12
 Statement of Operations ....................       14
 Statement of Stockholders' Equity ..........       15
 Statement of Cash Flows ....................       16
 Notes to Financial Statements ..............    18-26

                         INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Solite Corporation:

     We have audited the accompanying consolidated balance sheets of Solite Corporation and subsidiaries as of March 31, 1997 and 1996, and the related statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Solite Corporation and subsidiaries as of March 31, 1997 and 1996, and the results of their operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

     As more fully discussed in Note 17, prior years financial statements have been restated.

     As more fully discussed in Notes 4 and 18, the Company has suffered recurring losses from operations and was in default under certain provisions of its loan agreements, which have been waived and their maturity dates extended to December 31, 1997 and January 31, 1998. This has raised substantial doubt about the Company's ability to continue as a going concern at March 31, 1997. Management's plans in this regard are also discussed in Note 18. These financial statements do not include any adjustments that might result from this uncertainty.


Norfolk, Virginia
August 6, 1997, except Note 16, for which the date is September 10, 1997 and Note 4 with respect to waivers and extensions of maturity dates of which the date is November 6, 1997

                                            /s/ McPhillips, Lieland & Deans P.C.
                                            ------------------------------------

                      SOLITE CORPORATION AND SUBSIDIARIES

              CONSOLIDATED BALANCE SHEET, March 31, 1997 and 1996


                                                                       1997            1996
                                                                  -------------   -------------
                            ASSETS
   Current assets:
    Cash ......................................................   $ 1,488,339     $   416,520
    Accounts receivable:
     Trade, less reserve for doubtful accounts of $444,745
       and $432,000 in 1997 and 1996, respectively.............     8,563,553       7,847,218
     Employees, loans and advances ............................        22,386          25,382
     Other ....................................................       119,982          92,413
    Income taxes receivable ...................................       104,709         115,135
    Inventories:
     Finished goods ...........................................     7,464,609       9,000,452
     Work in process ..........................................     3,871,497       5,052,855
     Fuel, repair parts and supplies ..........................     1,753,821       1,667,260
    Prepaid expenses ..........................................       378,215         599,665
    Deferred income taxes .....................................     1,655,473       1,808,263
                                                                  -----------     -----------
      Total current assets ....................................    25,422,584      26,625,163
                                                                  -----------     -----------
   Property, plant and equipment:
    Buildings and equipment ...................................    52,615,872      51,515,005
      Less accumulated depreciation ...........................    33,734,160      29,955,487
                                                                  -----------     -----------
                                                                   18,881,712      21,559,518
    Land and mineral resources, net of cost depletion .........     4,734,403       4,962,669
    Construction in progress ..................................     1,181,346         876,255
                                                                  -----------     -----------
                                                                   24,797,461      27,398,442
                                                                  -----------     -----------
   Other assets:
    Cash value of life insurance ..............................        67,200          65,200
    Deposits and other ........................................     1,703,143       2,220,054
    Intangible assets of purchased subsidiaries,
      net of amortization .....................................       150,000         172,265
    Deferred income taxes .....................................     1,913,882         808,777
                                                                  -----------     -----------
                                                                    3,834,225       3,266,296
                                                                  -----------     -----------
                                                                  $54,054,270     $57,289,901
                                                                  ===========     ===========

                                                                      1997            1996
                                                                 -------------   -------------
                 LIABILITIES AND STOCKHOLDERS' EQUITY
   Current liabilities:
    Note payable, bank .......................................   $ 2,000,000     $ 2,000,000
    Current maturities of long-term debt .....................    23,713,319      26,053,282
    Note payable, stockholder ................................     1,200,000              --
    Accounts payable .........................................     8,490,472       7,506,993
    Accrued expenses .........................................     3,869,991       3,681,386
                                                                 -----------     -----------
      Total current liabilities ..............................    39,273,782      39,241,661
                                                                 -----------     -----------
   Long-term debt, less current maturities ...................        88,259              --
                                                                 -----------     -----------
   Commitments and contingencies
   Stockholders' equity:
    Preferred stock, 100,000 shares authorized, $4 cumulative,
     $50 par value, redeemable at $60 per share: .............
     Series A preferred, issued 8,700 shares .................       435,000         435,000
     Series B preferred, issued 14,093 shares ................       704,650         704,650
    Preferred stock, series C, 16,807 shares authorized,
     $21.50 cumulative, $200 par value, redeemable at
     $240 per share, issued 15,429 shares.....................     3,085,800       3,085,800
    Common stock, par value $2 per share; authorized
     1,000,000 shares; issued 530,950 shares (1997) and
     530,050 shares (1996) ...................................     1,061,900       1,060,100
    Capital in excess of par value ...........................     1,153,620       1,121,457
    Retained earnings ........................................     8,251,259      11,641,233
                                                                 -----------     -----------
                                                                  14,692,229      18,048,240
                                                                 -----------     -----------
                                                                 $54,054,270     $57,289,901
                                                                 ===========     ===========


             See accompanying notes which are an integral part of the
                       consolidated financial statements.

                      SOLITE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENT OF OPERATIONS


                  for the years ended March 31, 1997 and 1996



                                                           1997               1996
                                                       ------------       ------------
   Sales .........................................     $ 75,436,089       $ 71,539,750
                                                       ------------       ------------
    Less:
     Sales discounts and allowances ..............        2,262,104          3,251,015
     Freight and trucking ........................        5,759,348          5,564,664
     Distribution expenses .......................          635,445            768,343
                                                       ------------       ------------
                                                          8,656,897          9,584,022
                                                       ------------       ------------
       Net sales .................................       66,779,192         61,955,728
   Cost of goods sold ............................       49,585,847         43,785,137
                                                       ------------       ------------
       Gross profit ..............................       17,193,345         18,170,591
   Operating expenses ............................       19,376,665         20,622,487
                                                       ------------       ------------
       Operating loss ............................       (2,183,320)        (2,451,896)
                                                       ------------       ------------
   Non-operating income (expense):
    Interest income ..............................          113,075            123,208
    Interest expense .............................       (2,610,592)        (2,977,940)
    Gain on sale of assets .......................          809,862            246,071
    Other--net ...................................          (48,707)          (364,333)
    Impairment loss ..............................         (166,488)        (1,977,689)
                                                       ------------       ------------
                                                         (1,902,850)        (4,950,683)
                                                       ------------       ------------
       Loss before income taxes ..................       (4,086,170)        (7,402,579)
   Federal and state income tax benefit ..........          696,196            511,108
                                                       ------------       ------------
       Net loss ..................................     $ (3,389,974)      $ (6,891,471)
                                                       ============       ============

             See accompanying notes which are an integral part of the
                       consolidated financial statements.

                 CONSOLIDATED STATMENT OF STOCKHOLDERS' EQUITY

                  for the years ended March 31, 1997 and 1996



                                             Preferred Stock                          Capital in
                                   ----------------------------------     Common      Excess of      Retained
                                    Series A   Series B    Series C       Stock       Par Value      Earnings         Total
                                   ---------- ---------- ------------ ------------- ------------- -------------- --------------
Balances, April 1, 1995
 (as restated) ................... $435,000   $704,650   $      -      $1,062,730    $1,178,892   $18,532,704     $21,913,976
Stock issued as employee
 bonuses, 700 shares .............      -          -            -           1,400        29,620           -            31,020
Stock repurchased from
 employees, 2,015 shares .........      -          -            -          (4,030)      (87,055)          -           (91,085)
Series C preferred stock
 issued to officer,
 15,429 shares ...................      -          -      3,085,800           -             -             -         3,085,800
Net loss .........................      -          -            -             -             -      (6,891,471)     (6,891,471)
                                   --------   --------   ----------    ----------    ----------   ------------    -----------
Balances, March 31, 1996 .........  435,000    704,650    3,085,800     1,060,100     1,121,457    11,641,233      18,048,240
Stock issued as employee
 bonuses, 1,000 shares ...........      -          -            -           2,000        36,095           -            38,095
Stock repurchased from
 employees, 3,000 shares .........      -          -            -          (6,000)     (109,212)          -          (115,212)
Stock sold to Solite Corp.
 Salaried Pension Plan,
 2,900 shares ....................      -          -            -           5,800       105,280           -           111,080
Net loss .........................      -          -            -             -             -      (3,389,974)     (3,389,974)
                                   --------   --------   ----------    ----------    ----------   ------------    -----------
Balances, March 31, 1997 ......... $435,000   $704,650   $3,085,800    $1,061,900    $1,153,620   $ 8,251,259     $14,692,229
                                   ========   ========   ==========    ==========    ==========   ============    ===========

             See accompanying notes which are an integral part of the
                       consolidated financial statements.

                      SOLITE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENT OF CASH FLOWS

                  for the years ended March 31, 1997 and 1996

                                                                           1997               1996
                                                                       ------------       ------------
   Cash flows from operating activities:
    Net loss .....................................................     $ (3,389,974)      $ (6,891,471)
    Adjustments to reconcile to net cash provided by operating activities: ..................................................
     Depreciation, depletion and amortization ....................        4,095,000          4,325,390
     Gain on disposition of assets ...............................         (809,862)          (246,071)
     Stock bonuses ...............................................           38,095             31,020
     Discount on stock issuance treated as compensation ..........               --            331,723
     Impairment loss .............................................          166,488          1,977,689
     Uncollectible accounts written off ..........................           72,328             67,698
     Increase in reserve for loss on accounts receivable .........           12,745             90,000
     Increase in inventory reserve ...............................          298,529            415,317
     Deferred taxes ..............................................         (952,315)          (662,817)
     Changes in operating assets and liabilities:
      Accounts receivable ........................................         (828,977)         3,372,264
      Income taxes receivable ....................................           10,426           (115,135)
      Inventory ..................................................        2,318,641           (188,809)
      Prepaid expenses ...........................................          221,450             (8,825)
      Cash value of life insurance ...............................           (2,000)            (1,500)
      Deposits and other assets ..................................          443,584            (66,028)
      Accounts payable and accrued expenses ......................        1,172,084            880,885
      Income taxes payable .......................................               --           (296,626)
                                                                       ------------       ------------
        Net cash provided by operating activities ................        2,866,242          3,014,704
                                                                       ------------       ------------
   Cash flows from investing activities:
    Purchase of property and equipment ...........................       (1,383,761)          (773,773)
    Collections from employees ...................................            2,996             40,030
    Proceeds from sale of assets .................................        1,089,276            264,613
    Cost of environmental permits ................................         (318,646)          (525,562)
                                                                       ------------       ------------
        Net cash used in investing activities ....................         (610,135)          (994,692)
                                                                       ------------       ------------
   Cash flows from financing activities:
    Proceeds from preferred stock issued ........................      $         --       $  2,754,077
    Net advances on line of credit ..............................                --            800,000
    Proceeds from stockholder loan ..............................         1,200,000                 --
    Principal payments on notes payable .........................        (2,380,156)        (6,013,718)
    Net purchases of common stock ...............................            (4,132)           (91,085)
                                                                       ------------       ------------
        Net cash used in financing activities ...................        (1,184,288)        (2,550,726)
                                                                       ------------       ------------
   Net increase (decrease) in cash and cash equivalents .........         1,071,819           (530,714)
   Cash and cash equivalents, beginning of year .................           416,520            947,234
                                                                       ------------       ------------
   Cash and cash equivalents, end of year .......................      $  1,488,339       $    416,520
                                                                       ============       ============

            See accompanying notes which are an integral part of the
                       consolidated financial statements.

                      SOLITE CORPORATION AND SUBSIDIARIES
                  for the years ended March 31, 1997 and 1996

   Supplemental disclosures of cash flow information:
     Cash paid during the year for:
                                                               1997            1996
                                                         ----------      ----------
      Interest (net of amounts capitalized) .........    $2,669,665      $3,038,595
      Income taxes ..................................       288,129         506,669

     Supplemental schedule of noncash investing and financing activities:

     Additional common stock was issued to employees for bonuses as follows:


                           1997    $38,095
                           1996     31,020


     In 1997, the Company purchased equipment totaling $128,452 with long-term debt financing.

   In 1996, preferred stock was purchased by an officer of the Company at a discount totaling $331,723 which was treated as compensation to the officer.


See accompanying notes which are an integral part of the consolidated financial statements.

                      SOLITE CORPORATION AND SUBSIDIARES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES:
     The Company and its subsidiaries are engaged in the manufacture and sale of masonary blocks and lightweight aggregate construction materials. The Company also has sand, gravel, stone, coal mining and fuel operations. The Company is involved in waste recycling and resource recovery, utilizing industrial waste as fuel in its kilns. The Company sells primarily to customers in the eastern United States.

     Significant accounting policies relative to the business are:

     Principles of Consolidation:--The consolidated financial statements include the accounts of Solite Corporation and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

     Revenue Recognition:-- The Company derives revenue from product sales and resource recovery services. Revenue for product sales is recognized in the period in which the product is shipped to customers. Revenue for resource recovery services is recognized in the period in which the service is provided. Inventories of waste-derived fuel are immaterial.

     Inventories:

     Inventories are stated as follows:

     Finished goods, work in process and fuel: lower of cost (annual average) or market.

     Repair parts and supplies: lower of cost (first-in, first-out) or market.

     Property and Equipment:--Buildings and equipment are stated at cost which includes interest on funds borrowed to finance the acquisition or construction of major capital additions. Such interest amounted to $42,454 in fiscal 1997. Depreciation is provided over the following estimated useful lives:

     Buildings--10 to 33 years
     Equipment--5 to 15 years

     Depreciation expense of $3,660,655 and $3,643,991 for the years ended March 31, 1997 and 1996 was computed using the declining balance method on assets acquired prior to fiscal 1982 and the straight-line method for assets acquired after fiscal 1981.

     Mineral properties are recorded at cost and depleted on a units extracted basis.

     Amortization:--Amortization expense on intangible assets of purchased subsidiaries was $22,265 in 1997 and $44,530 in 1996. Amortization of loan costs amounted to $135,651 in 1997 and $139,609 in 1996. Amortization of environmental related operating permits amounted to $256,322 in 1997 and $480,472 in 1996.

     Environmental Expenditures:--Environmental expenditures related to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. The Company maintains insurance to cover amounts greater than $250,000 up to $15,000,000 for certain pollution hazards.

     Income Taxes:--The Company and its subsidiaries file a consolidated federal income tax return and where permissible, consolidated state income tax returns.

     Deferred income taxes are provided for the tax effects of differences in the timing of reporting certain types of expenses, primarily depreciation, inventory capitalization, spare parts and various accrued expenses for income tax and financial reporting purposes.

     Cash and Cash Equivalents:--The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

                      SOLITE CORPORATION AND SUBSIDIARIES

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES, continued:

     Use of Estimates:--Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported revenues and expenses. Actual results could vary from the estimates that were used.

     Concentration of Credit Risk:--Accounts receivable are principally from customers dependent upon the construction industry. However, concentrations of credit risk with respect to trade receivables are partially mitigated due to the large number of customers comprising the Company's customer base and their geographic dispersion. The trade receivables are short-term, and all probable bad debt losses have been appropriately considered in establishing the allowance for doubtful accounts. In general, the Company does not require collateral in relation to these receivables. The Company had $2,798,118 and $1,774,217 on deposit with banks in excess of the federal deposit insurance limits at March 31, 1997 and 1996, respectively.


2. PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment at March 31, 1997 and 1996 included the following:


                                               1997            1996
                                          -------------   -------------
   Buildings and improvements ..........   $ 4,015,425     $ 3,986,254
   Furniture and fixtures ..............       991,087         982,090
   Equipment ...........................    47,425,079      46,458,734
   Automotive equipment ................       184,281          87,927
                                           -----------     -----------
                                           $52,615,872     $51,515,005
                                           ===========     ===========

3. NOTE PAYABLE, BANK:

     The Company has an aggregate of $2,000,000 in short-term lines of credit with two banks due December 31, 1997. Interest is at prime plus 1.5%. The lines are guaranteed by an officer/stockholder. The outstanding balance at March 31, 1997 and 1996 was $2,000,000. (See Note 4)


4. LONG-TERM DEBT AND LINES OF CREDIT:

     Long-term debt consists of the following:


                                                                                1997             1996
                                                                           --------------   --------------
   Revolving credit lines with banks ...................................    $16,244,588      $17,547,620
   10.32%senior notes payable (amended) dated October 1, 1988 ..........      3,033,333        3,900,000
   10.32%senior notes payable (amended) dated August 1, 1990 ...........      4,408,494        4,605,662
   Equipment notes payable .............................................        115,163               --
                                                                            -----------      -----------
                                                                             23,801,578       26,053,282
   Less current maturities .............................................     23,713,319       26,053,282
                                                                            -----------      -----------
                                                                            $    88,259      $        --
                                                                            ===========      ===========

                      SOLITE CORPORATION AND SUBSIDIARIES

4. LONG-TERM DEBT AND LINES OF CREDIT, continued:

     The Company's long-term obligations mature as follows:


   Fiscal Year
   -----------

   1998 .........    $23,713,319
   1999 .........         28,776
   2000 .........         30,804
   2001 .........         21,661
   2002 .........          7,018
                     -----------
                     $23,801,578
                     ===========


     On February 25, 1993, the Company entered into $28,500,000 revolving credit lines with two banks with interest at the banks' prime rate plus 1%. On February 28, 1994 the Company entered into the first amendment of the credit agreement granting a security interest in all accounts and inventory. The Company then entered into a series of amendments, the last of which was dated November 6, 1997, which extended the commitment to December 31, 1997. Performance fees based upon provisions in the amendments have been accrued in the amount of $564,927 and $544,927 at March 31, 1997 and 1996, respectively. The banks have the right to file financing statements at their sole discretion.


     On August 1, 1990, the Company entered into a $5,000,000 senior note agreement with United of Omaha Life Insurance Company. The note, as amended, is due January 31, 1998 and calls for interest payable semi-annually at a fixed rate of 10.32%per annum through November 1, 1996. Effective November 1, 1996, interest is payable monthly at 12.32%per annum until maturity.

     The Company entered into a senior note agreement (Senior Notes) dated October 1, 1988 with Mutual of Omaha Insurance Company, United of Omaha Life Insurance Company, United World Life Insurance Company, and Companion Life Insurance Company with respect to borrowings of $13,000,000. The notes, as amended, are due in semi-annual installments of $650,000 through April 15, 1996 with interest payable semi-annually through December 1996 and monthly thereafter at 10.32%. Subsequent to April 15, 1996, note installments are due in the following amounts on the following dates:



   1/15/97 .........    $  216,667
   7/31/97 .........    $  150,000
   8/15/97 .........    $  150,000
   9/30/97 .........    $  150,000
   1/31/98 .........    $2,583,333


     Costs associated with the loan are being amortized over the term of the loan.

     As part of the February 25, 1993 revolving credit agreements, the banks and insurance companies entered into an intercreditors agreement. The agreement allows each party a pro-rata interest in certain collateral which includes a first priority security interest in substantially all fixed assets and permits located at four of the Company's lightweight aggregate plant sites and Oldover Corporation, a security interest in certain real estate located at four of the Company's Lightweight aggregate plants and certain other real estate located in Newington, Virginia and King George County, Virginia, a security interest in all accounts and inventory, plus the pledge of the Company's stock in M & M Chemical and Equipment Company, Inc., Big Ugly Coal Corporation, JTN Land Corporation and Terry Glenn Coal Company and the guarantees of Solite Corporation and its subsidiaries.

     Each agreement, including the lines of credit, contain certain restrictions with respect to maintenance of minimum consolidated working capital and consolidated tangible net worth, the encumbering of assets, stock

                      SOLITE CORPORATION AND SUBSIDIARIES

4. LONG-TERM DEBT AND LINES OF CREDIT, continued:

repurchases, payment of dividends, borrowing of money, disposal of assets and mergers with other companies. At March 31, 1997 and 1996, the Company had received waivers for certain covenants from the lenders involved.

     In 1997, the Company entered into seven truck financing agreements with Ford Motor Credit. The agreements call for equal monthly payments including principal and interest at varying rates and range from 48 to 60 months in length.


5. NOTE PAYABLE, STOCKHOLDER:

     In 1997, Northeast Solite Corporation (Northeast), a wholly-owned subsidiary entered into a subordinated loan agreement with an officer/stockholder. The agreement allows Northeast to borrow up to $1,900,000 from the officer/ stockholder with interest payable monthly at a rate of prime plus 2%. The note is due on demand, but is subordinated to all other bank and insurance company debt. The loan is guaranteed by Solite Corporation. At March 31, 1997, Northeast had borrowed $1,200,000 under this loan agreement.


6. INCOME TAXES:
     Income tax expense (benefit) computed under the provisions of FASB 109--Accounting for Income Taxes consists of:



                              1997            1996
                         -------------   -------------
   Current:
     State ...........    $  269,283      $  158,519
     Federal .........       (13,164)         (6,809)
   Deferred: .........
     State ...........      (160,941)       (112,016)
     Federal .........      (791,374)       (550,802)
                          ----------      ----------
                          $ (696,196)     $ (511,108)
                          ==========      ==========


     Deferred tax assets are included in the consolidated balance sheet at March 31, as follows:



                                             1997            1996
                                        -------------   -------------
   Net current assets:
     State ..........................    $  395,105      $  403,727
     Federal ........................     1,932,368       1,974,536
   Net noncurrent assets: ...........
     State ..........................       476,817         170,727
     Federal ........................     3,565,065       2,068,050
                                         ----------      ----------
                                          6,369,355       4,617,040
   Less valuation allowance .........     2,800,000       2,000,000
                                         ----------      ----------
                                         $3,569,355      $2,617,040
                                         ==========      ==========

     The Company recorded $104,709 and $115,135 for income taxes receivable in 1997 and 1996, respectively, related to the overpayment of estimated income taxes.

     The Company has recorded tax carryforward benefits of $6,992,000 which will expire in the year 2012, by utilizing $18,261,000 in net operating losses. Additionally, $1,233,000 in alternative minimum tax credits have been recognized. The net operating losses were used to offset deferred tax liabilities, the majority of which came from temporary differences totaling $10,462,000 related to the recognition of depreciation for income tax versus financial reporting purposes. A valuation allowance of $2,800,000 has been recorded to reduce deferred tax assets as of March 31, 1997. This is an increase of $800,000 over the valuation allowance recorded at March 31, 1996. Due to the

                      SOLITE CORPORATION AND SUBSIDIARIES

6. INCOME TAXES, continued:

valuation allowance increase, the income tax provision differs from the expense that would result from applying statutory rates to income before income taxes.


7. PENSION PLAN:

     The Company and its subsidiaries have two noncontributory pension plans covering substantially all employees not covered by union sponsored plans. The plans provide retirement benefits of 1% of the highest average earnings during 120 consecutive calendar months times years of service up to 30 years. The Company's funding policy for these plans is to fund pension cost as determined by its actuaries.

     Net periodic pension cost for fiscal 1997 and 1996 included the following components:


                                                                      1997              1996
                                                                ---------------   ---------------
   Service cost--benefits earned during the period ..........    $    459,453      $    365,580
   Interest cost on projected benefit obligation ............         731,976           698,511
   Actual return on assets ..................................      (1,579,337)       (2,441,492)
   Net amortization and deferral ............................         482,229         1,512,924
   Net periodic pension cost ................................    $     94,321      $    135,523
   Assumptions used in the accounting were:
    Discount rates ..........................................             7.5%              7.0%
    Rates of increase in compensation levels ................             5.0%              5.0%
    Expected long-term rate of return on assets .............             8.0%              8.0%

     The following table sets forth the funded status and amounts recognized in the Company's balance sheet at March 31, 1997 and 1996, respectively, for its pension plans:


                                                                                   1997               1996
                                                                             ----------------   ----------------
   Actuarial present value of benefit obligations:
   Vested benefit obligation .............................................    $   9,517,584      $   8,822,536
                                                                              =============      =============
   Accumulated vested benefit and nonvested obligation ...................    $   9,666,379      $   9,027,761
                                                                              =============      =============
   Projected benefit obligation ..........................................    $  11,244,064      $  10,735,351
   Plan assets at fair value (substantially mutual funds
    and common stocks) ...................................................      (13,530,361)       (12,465,280)
                                                                              -------------      -------------
   Plan assets less projected benefit obligation .........................       (2,286,297)        (1,729,929)
   Unrecognized net gain .................................................        2,447,481          1,712,132
   Prior service cost not yet recognized in periodic pension cost ........         (225,265)          (258,240)
   Unrecognized net asset at January 1, 1987 .............................          550,719            668,354
                                                                              -------------      -------------
   Accrued pension cost recognized in the balance sheet ..................    $     486,638      $     392,317
                                                                              =============      =============

     At December 31, 1996, salaried plan assets included 7,800 shares of the Company's common stock valued at $288,834. At December 31, 1995, salaried plan assets included 4,900 shares of the Company's common stock valued at $211,925.


8. COMMITMENTS AND CONTINGENCIES:
     The Company has letters of credit issued pursuant to environmental regulations. At March 31, 1997, the Company's letters of credit totaled $2,942,064.

     The Company's policy is to partially self-insure group medical benefits for its employees and the employees of its subsidiaries not covered by union sponsored plans. The Company is self-insured to the extent of $100,000

                      SOLITE CORPORATION AND SUBSIDIARIES

8. COMMITMENTS AND CONTINGENCIES, continued:

per employee with a lifetime benefit of $375,000 per employee with an aggregate annual stop loss as of August 6, 1997 of $2,114,000. Employees covered under the Company's HMO health plan do not have a limit on their lifetime benefit. Medical claims totaling $271,000 and $356,000 were accrued at March 31, 1997 and 1996, respectively. In addition, the Company is self-insured for general liability, business auto and workmens compensation insurance to the extent of $250,000 per incident with an aggregate annual stop loss of $1,403,000. Claims in these categories totaling $1,068,000 and $971,000 were accrued at March 31, 1997 and 1996, respectively.

     The Company's operations and properties are subject to extensive and changing federal, state and local laws (including common law), regulations and ordinances relating to noise and dust suppression, air and water quality, as well as to the handling, treatment, storage and disposal of wastes ("Environmental Laws"). In connection with the Company's quarry sites and utilization of hazardous waste-deprived fuel, Environmental Laws also provide significant penalties for violators, as well as liabilities and costs of cleaning up releases of hazardous wastes into the environment. Violation of mandated procedures under operating permits, even if immaterial or unintentional, may result in fines, shutdowns, remedial actions or revocation of such permits. (See Note 11)

     The Company is involved in various administrative matters or litigation. While the final resolution of any matter may have an impact on the Company's financial results for a particular reporting period, management believes that the ultimate disposition of these matters will not have a materially adverse effect upon the financial position of the Company.


9. OPERATING LEASES:

     The Company leases various equipment and surface rights to mineral land under operating leases (see Notes 12 and 14). Rent expense was $3,825,102 in 1997 and $3,433,657 in 1996. Minimum future rental commitments under all noncancelable operating leases at March 31, 1997 for the next five years are as follows:


   1998 .........    $2,087,546
   1999 .........     1,296,272
   2000 .........       686,433
   2001 .........       397,510
   2002 .........       260,997
                     ----------
                     $4,728,758
                     ==========


10. INTANGIBLE ASSETS:

     Intangible assets include the unamortized excess of the purchase price over the fair value of tangible net assets of subsidiaries acquired in prior years. Amortization of these amounts is being charged against income for a period of 10 years. Amortization amounted to $22,265 and $44,350 in 1997 and 1996, respectively.


11. ENVIRONMENTAL:

     The Company is subject to laws and regulations relating to the protection of the environment. The Company has capitalized costs associated with obtaining environmentally related operating permits and is amortizing these costs over periods of 3--5 years. Permit related costs of $318,646 and $532,459 were capitalized in 1997 and 1996, respectively. Amortization amounted to $256,322 and $480,472 in 1997 and 1996.

     The Company has entered into administrative orders on consent with the North Carolina Division of Solid Waste Management for its North Carolina lightweight aggregate plant and with the U.S. Environmental Protection Agency
(EPA) for its Florida facility. These corrective action orders require the Company to investigate areas of the plant sites where activities took place that could be associated with environmental contamination. If contaminated areas are identified, the Company could be required to take remedial action.

                      SOLITE CORPORATION AND SUBSIDIARIES

11. ENVIRONMENTAL, continued:

     For the years ended March 31, 1997 and 1996, the Company accrued $55,000 and $98,000, respectively, which represents amounts the Company expects to incur to prepare reports to the Division of Solid Waste Management which would then be used to determine the need for further investigative or remedial activities at its North Carolina facility. Although it is reasonably possible that the Company will incur additional corrective action costs at this facility, it is not possible at this time to reasonably estimate the amount of any obligation for remediation at this location that may be material to the Company's financial statements because the extent of environmental impact, remediation alternatives (which could involve no or minimal action) and concurrence of the regulatory authorities have not yet advanced to the stage where a reasonable estimate of any loss can be made.

     For the years ended March 31, 1997 and 1996, costs were accrued representing amounts which the Company expects to incur at its Florida facility to prepare reports to the EPA and to conduct a Resource Conservation and Recovery Act (RCRA) Facility Investigation (RFI). Management believes that it is probable a loss has been incurred and that at March 31, 1997, the loss could range from a minimum of $268,000, which represents the aforementioned RFI and reporting costs, to a maximum of $1.1 million. Until the Company completes the RFI, it is not possible to estimate the probability that corrective action will be required, nor where the potential cost thereof, if any, will fall within the above range. Therefore, the Company has accrued $268,000 and $180,000 at March 31, 1997 and 1996, respectively.

     Management also feels it is reasonably possible that the Company will incur future corrective action costs at its Kentucky facility. If incurred, management estimates confirmatory sampling to cost approximately $68,000 at this facility. This potential future cost has not been accrued.

     As part of a consent order executed in September 1996 with the Alabama Department of Environmental Management, the Company agreed to pay a $150,000 settlement. This amount was accrued at March 31, 1996 of which $60,000 remained outstanding at March 31, 1997.


12. RELATED PARTY:

     The Company leased certain property from an officer/stockholder. In August 1997, as part of the sale of the Company's Sand and Gravel operations (See Note
17), the Company was relieved of all obligations under the lease agreement. (See Note 14)

     In 1996, the Company sold 15,429 shares of Series C preferred stock, $200 par value, for $178.50 per share to an officer/stockholder. The discount of $331,723 on the sale was treated as compensation.

     In 1997 and 1996, the Company issued 1,000 and 700 shares respectively, of common stock to key employees as bonuses. The bonuses were charged to operating expenses and additional paid in capital has been increased by $36,095 in 1997 and $29,620 in 1996 representing the excess of the amount of the bonuses over the par value of the common stock. The Company also purchased 3,000 and 2,015 shares of common stock from employees for $115,212 and $91,085 in 1997 and 1996, respectively.

     In 1997, the Company sold 2,900 shares of its common stock to its salaried employee pension plan. The pension plan paid $111,080 for the stock.

     In 1997, the Company entered into a note agreement with an officer/stockholder. The officer/stockholder had advanced the Company $1,200,000 at March 31, 1997. (See Note 5)

                      SOLITE CORPORATION AND SUBSIDIARIES

13. PREFERRED STOCK:

     The Company has three series of outstanding preferred stock. Series A and Series B preferred stock have a $50 par value and do not accrue dividends for the first year following their issuance. Thereafter, dividends are cumulative and if and when declared accrue at $4 per share payable annually. Each of these shares is entitled to one-quarter of one vote for all purposes for which the holders of common shares are entitled to vote. They are redeemable for cash at any time at the option of the Company, in whole or in part, at $60 per share plus accrued dividends, except that the preferred stockholder has the option of converting the redeemed shares into common stock at a rate of one common share for four preferred shares. Series A and B preferred shares have a liquidation value of $50 per share plus accrued dividends.

     Series C preferred stock has a $200 par value and does not accrue dividends for the first year following issuance. Thereafter, dividends are cumulative and if and when declared accrue at $21.50 per share payable annually. Each share is entitled to one vote for all purposes for which the holders of common shares are entitled to vote. They are redeemable for cash at any time at the option of the Company, in whole or in part, at $240 per share plus accrued dividends, except that the preferred stockholder has the option of converting the redeemed shares into common stock at a rate of one common share for one preferred share. This series of preferred stock has a liquidation value of $200 per share plus accrued dividends. In 1996, the Company sold 15,429 shares of Series C preferred stock to an officer/stockholder for $178.50 per share. The discount of $331,723 on the sale was treated as compensation.

     At March 31, 1997, dividends in arrears which have not been paid, declared or accrued are as follows:


                        Preferred     Preferred     Preferred
                            A             B             C          Total
                            --            ---           --         -----
   3/31/95 .........     $17,400      $ 14,093      $    --      $ 31,493
   3/31/96 .........      34,800        56,372           --        91,172
   3/31/97 .........      34,800        56,372       82,931       174,103
                         -------      --------      -------      --------
                         $87,000      $126,837      $82,931      $296,768
                         =======      ========      =======      ========

14. SALE--LEASEBACK:

     In 1995 through a series of transactions, the Company sold certain property and subsequently leased the property from an officer/stockholder. There were no amounts paid to the officer/stockholder pertaining to the lease agreement. In August 1997, as part of the sale of the Company's Sand and Gravel operations, the Company was relieved of all obligations calculated under the lease agreement. Therefore, no expense was recognized in 1996 or 1997 pertaining to this agreement.


15. IMPAIRMENT OF LONG-LIVED ASSETS:

     In 1996, the Company ceased production at its Florida lightweight aggregate facility and recognized an impairment loss totaling $1,977,689 due to the write-down of assets used directly in the production process to their estimated net realizable value. The loss was computed as required under Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The fair market value of the impaired assets was obtained from third parties whenever it was feasible; otherwise, it was based on management's best estimate.

     In 1997, the Company decided to sell one of its coal facilities. The facility was not sold during 1997, but the Company recognized an impairment loss totaling $166,304 using the procedures required under SFAS 121. The fair market value of the impaired assets was obtained from third parties whenever it was feasible; otherwise, it was based on management's best estimate.

                      SOLITE CORPORATION AND SUBSIDIARIES

16. MERGER/SPIN-OFF:

     On September 10, 1997, the Company and Giant Cement Holding, Inc. (Giant) entered into an Agreement and Plan of Merger to merge Solite Corporation and certain of its divisions and subsidiaries into Giant immediately following a spin-off of certain subsidiaries. The spin-off and merger process is summarized as follows:

     A. The Company will effect a recapitalization under which it will convert it's outstanding preferred stock to common.

     B. Certain subsidiaries and divisions which are not to be included in the merger will be spun-off. This is expected to qualify as a tax free spin-off under Section 355 of the Internal Revenue Code.

     C. Solite shareholders will receive up to 650,000 shares of Giant's common stock for all of Solite's outstanding common stock. Giant will also assume up to $20 million of Solite's long-term and short-term debt. The Giant stock will be released as follows:

     450,000 shares at closing; up to 100,000 shares, subject to offset dependent upon meeting certain financial benchmarks at closing, available 90 days after closing; up to 100,000 shares, subject to offset to satisfy certain indemnification obligations of Solite, with up to 50,000 shares available if certain conditions are satisfied at the second anniversary of the closing, and the remainder available at the third anniversary.

     The merger is expected to occur in December, 1997.


17. PRIOR PERIOD ADJUSTMENT:

     During 1997 management realized that the value of some inventory was overstated as a result of incomplete elimination of certain intercompany profits, that the values of certain fixed assets had also been overstated and that an asset which had been placed in service in a previous year had not been depreciated. The effect on income for 1995 was to increase expenses by $2,009,494, net of a $1,246,857 tax benefit, thus changing net income previously reported of $1,236,577 to a net loss in 1995 of $772,917. The overall effect on retained earnings at March 31, 1995 was a decrease from $21,321,315 as previously reported to $18,532,704, which is net of a $1,707,551 tax benefit.


18. MANAGEMENT'S PLANS:

     Over the past four years, the Company has had recurring losses from operations. The Company has requested and received amendments to various debt instruments postponing scheduled curtailments; however, management does not project sufficient cash from operations to be able to meet debt obligations due during the next fiscal year. These factors raise substantial doubt about the Company's ability to continue as a going concern.

     Management has taken the following actions in order to mitigate the conditions described above:

     A. As mentioned above (See Note 16), Giant Cement Holding, Inc. (Giant) has entered into an Agreement and Plan of Merger to merge Solite Corporation and certain subsidiaries into Giant. As part of the merger, Giant will assume up to $20 million of Solite's long-term and short-term debt.

     B. In August 1997, the Company sold substantially all the assets of its Sand and Gravel operation. The Company curtailed $5.87 million of debt as a result of this transaction.

     The Company has maintained good working relationships with the various lenders over the years and management believes these relationships will continue throughout the upcoming negotiations. However, there is no assurance that the lenders will continue to provide financing to the Company in the future. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                            FINANCIAL STATEMENTS OF


                              SOLITE CORPORATION


                  for the years ended March 31, 1997 and 1996

                   CONTENTS

                                              Page
                                              ----
Report of Independent Accountants ........... F-29
Balance Sheets .............................. F-30
Statements of Operations .................... F-31
Statements of Shareholders' Equity .......... F-32
Statements of Cash Flows .................... F-33
Notes to Financial Statements ............... F-34-F-41

                       REPORT OF INDEPENDENT ACCOUNTANTS


Board of Directors
Giant Cement Holding, Inc. and Solite Corporation:

We have audited the accompanying balance sheets of Solite Corporation (the "Company") as of March 31, 1997 and 1996, and the related statements of operations, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the accompanying financial statements, on September 10, 1997, Giant Cement Holding, Inc. signed an agreement to purchase substantially all of the assets and assume certain liabilities of Solite Corporation. These financial statements do not include any adjustments arising from the sale transaction.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Solite Corporation as of March 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

As more fully discussed in Notes 1, 6 and 13, the Company was in default under certain provisions of its loan agreements, which have been waived and their maturity dates have been extended to between October 31, 1997 and December 31, 1997, and non-core businesses (as defined in Note 1) have suffered recurring losses from operations that raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in this regard are also discussed in Note 13. These financial statements do not include any adjustments that might result from this uncertainty.


Charlotte, North Carolina
August 11, 1997, except as to the information presented in the second paragraph of Note 1, for which the date is September 10, 1997 and Note 6 with respect to the extensions of maturity dates, for which the date is November 6, 1997

                                            /s/ Coopers & Lybrand L.L.P.
                                            ---------------------------

                              SOLITE CORPORATION

                                BALANCE SHEETS

                            March 31, 1997 and 1996

                                                                              1997            1996
                                                                         -------------   -------------
                               ASSETS
Current assets:
   Cash and cash equivalents .........................................   $ 1,441,339     $   357,046
   Accounts receivable, less allowances of $343,000 in 1997 and
    $328,000 in 1996 .................................................     6,323,448       5,576,998
   Inventories .......................................................     7,706,450       8,351,244
   Deferred income taxes .............................................       918,000         875,000
   Other current assets ..............................................       207,287         362,174
                                                                         -----------     -----------
       Total current assets ..........................................    16,596,524      15,522,462
   Property, plant and equipment, net ................................    14,436,188      15,184,880
   Deferred income taxes .............................................     1,026,000         888,000
   Other assets ......................................................     1,529,058       1,996,533
                                                                         -----------     -----------
                                                                         $33,587,770     $33,591,875
                                                                         ===========     ===========
                 LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Current maturities of debt (Note 6) ...............................   $17,038,223     $18,525,735
   Accounts payable ..................................................     6,630,566       5,610,243
   Accrued payroll and benefits ......................................       611,702         555,976
   Accrued health and casualty insurance claims ......................     1,015,194         789,239
   Other current liabilities .........................................     1,183,883         699,426
                                                                         -----------     -----------
       Total current liabilities .....................................    26,479,568      26,180,619
                                                                         -----------     -----------
Commitments and contingencies (Notes 1, 8, 10 and 13)
Shareholders' equity:
   Preferred stock, $50 par value; redeemable at $60 per share
    (cumulative dividend of $4 per share); 100,000 shares
    authorized:
     Series A preferred, issued 8,700 shares .........................       435,000         435,000
     Series B preferred, issued 14,093 shares ........................       704,650         704,650
   Preferred stock, series C, $200 par value; redeemable at $240 per share (cumulative dividend of $21.50 per share); 16,807
    shares authorized; issued 15,429 shares ..........................     3,085,800       3,085,800
   Common stock, $2 par value; authorized 1,000,000 shares;
    issued 530,950 shares in 1997 and 530,050 shares in 1996 .........     1,061,900       1,060,100
   Capital in excess of par value ....................................     1,153,620       1,121,457
   Retained earnings .................................................       667,232       1,004,249
                                                                         -----------     -----------
                                                                           7,108,202       7,411,256
                                                                         -----------     -----------
                                                                         $33,587,770     $33,591,875
                                                                         ===========     ===========


    The accompanying notes are an integral part of the financial statements

                              SOLITE CORPORATION

                           STATEMENTS OF OPERATIONS

                     for the years March 31, 1997 and 1996

                                                        1997             1996
                                                   --------------   --------------
 Sales                                              $ 52,612,860     $ 49,442,632
 Costs and expenses:
   Cost of sales and services ..................      38,329,081       33,734,747
   Selling, general and administrative .........      10,807,766       11,680,681
                                                    ------------     ------------
       Operating income ........................       3,476,013        4,027,204
 Other income (expenses):
   Interest expense ............................      (1,731,735)      (1,835,441)
   Other, net ..................................         312,593          263,612
                                                    ------------     ------------
       Income before income taxes ..............       2,056,871        2,455,375
                                                    ------------     ------------
 Provision for income taxes (benefit):
   Current .....................................         891,000        1,551,000
   Deferred ....................................        (181,000)        (576,000)
                                                    ------------     ------------
                                                         710,000          975,000
                                                    ------------     ------------
       Net income ..............................    $  1,346,871     $  1,480,375
                                                    ============     ============



    The accompanying notes are an integral part of the financial statements

                              SOLITE CORPORATION

                      STATEMENTS OF SHAREHOLDERS' EQUITY

                  for the years ended March 31, 1997 and 1996

                                             Preferred Stock                          Capital in
                                   ----------------------------------     Common      Excess of       Retained
                                    Series A   Series B    Series C       Stock       Par Value       Earnings         Total
                                   ---------- ---------- ------------ ------------- ------------- --------------- --------------
Balances, March 31, 1995 ......... $435,000   $704,650   $    --       $1,062,730    $1,178,892   $7,853,508      $11,234,780
Stock issued as employee
 bonuses, 700 shares .............                                          1,400        29,620                       31,020
Stock repurchased from
 employees, 2,015 shares .........                                         (4,030)      (87,055)                     (91,085)
Series C preferred stock
 issued to officer, 15,429
 shares (Note 12) ................                        3,085,800                                                3,085,800
Net income .......................                                                                 1,480,375       1,480,375
Distributions to non-core
 businesses, net .................                                                                (8,329,634)     (8,329,634)
                                                                                                  ----------      -----------
Balances, March 31, 1996 .........  435,000    704,650    3,085,800     1,060,100     1,121,457    1,004,249       7,411,256
Stock issued as employee
 bonuses, 1,000 shares ...........                                          2,000        36,095                       38,095
Stock repurchased from
 employees, 3,000 shares .........                                         (6,000)     (109,212)                    (115,212)
Stock sold to Solite Corp.
 Salaried Pension Plan,
 2,900 shares ....................                                          5,800       105,280                      111,080
Net income .......................                                                                 1,346,871       1,346,871
Distributions to non-core
 businesses, net .................                                                                (1,683,888)     (1,683,888)
                                                                                                  ----------      -----------
Balances, March 31, 1997 ......... $435,000   $704,650   $3,085,800    $1,061,900    $1,153,620   $  667,232      $7,108,202
                                   ========   ========   ==========    ==========    ==========   ==========      ===========


    The accompanying notes are an integral part of the financial statements

                              SOLITE CORPORATION

                           STATEMENTS OF CASH FLOWS

                  for the years ended March 31, 1997 and 1996

                                                                               1997              1996
                                                                         ---------------   ---------------
Cash flows from operating activities:
   Net income ........................................................    $  1,346,871      $  1,480,375
   Depreciation, depletion and amortization ..........................       2,751,890         2,900,902
   Gain on disposition of assets .....................................        (203,913)         (255,031)
   Deferred tax benefit ..............................................        (181,000)         (576,000)
   Reimbursement of deposits held by insurance administrator .........         536,030                --
   Compensation expense (Note 12) ....................................              --           331,723
   Stock bonuses .....................................................          38,095            31,020
   Changes in operating assets and liabilities:
     Receivables .....................................................        (746,450)         (555,530)
     Inventories .....................................................         644,794           624,105
     Other current assets ............................................         154,887         3,035,079
     Other assets ....................................................         (90,431)          (60,460)
     Accounts payable ................................................       1,020,323         1,227,547
     Accrued payroll and benefits ....................................          55,726            11,057
     Accrued health and casualty claims insurance ....................         225,955           146,786
     Other operating liabilities .....................................         484,457           258,662
                                                                          ------------      ------------
       Net cash provided by operating activities .....................       6,037,234         8,600,235
                                                                          ------------      ------------
Cash flows from investing activities:
   Purchases of property, plant and equipment ........................      (1,298,390)         (465,193)
   Proceeds from sale of assets ......................................         228,628           273,573
   Cost of environmental permits .....................................        (314,981)         (425,623)
                                                                          ------------      ------------
       Net cash used by investing activities .........................      (1,384,743)         (617,243)
                                                                          ------------      ------------
Cash flows from financing activities:
   Proceeds from short-term borrowings ...............................              --           800,000
   Principal payments on notes payable ...............................      (2,380,156)       (6,013,718)
   Proceeds from issuance of preferred stock .........................              --         2,754,077
   Proceeds from issuance of common stock ............................         111,080                --
   Purchases of common stock .........................................        (115,212)          (91,085)
   Distributions to non-core businesses ..............................      (1,183,910)       (5,641,327)
                                                                          ------------      ------------
       Net cash used by financing activities .........................      (3,568,198)       (8,192,053)
                                                                          ------------      ------------
       Increase (decrease) in cash and cash equivalents ..............       1,084,293          (209,061)
Cash and cash equivalents:
   Beginning of period ...............................................         357,046           566,107
                                                                          ------------      ------------
   End of period .....................................................    $  1,441,339      $    357,046
                                                                          ============      ============
Supplemental information, cash paid for interest (net of
  $42,454 capitalized in 1997)........................................    $  1,940,904      $  2,004,626
Noncash investing and financing activities:
   Assets financed by notes payable ..................................         128,452                --
   Property, plant and equipment contributed by non-core
    businesses .......................................................         264,214           851,424
   Assumption by Company of non-core businesses' debt ................         764,192         3,539,731
   Common stock issued as employee bonuses ...........................          38,095            31,020


    The accompanying notes are an integral part of the financial statements

                              SOLITE CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION:

     These financial statements of Solite Corporation (the "Company") consist of the following businesses owned by Solite Corporation: Solite Corporation (excluding Sand and Gravel Division); Carolina Solite Corporation (excluding the Florida Solite Company); Solite Lightweight Transportation, Inc.; Lightweight Block Company, Incorporated; Boston Concrete Products, Incorporated; Lightweight Block-Eden Corporation; Lightweight Block--Lexington Corporation; Charlotte Block, Inc.; Oldover Corporation (excluding the Green Cove Springs facilities); M&M Chemical and Equipment Co., Inc. and Eden Machine and Design Corporation. Significant intercompany transactions and balances have been eliminated. Non-core businesses consist of the following entities which are excluded from these financial statements: Northeast Solite Corporation; Florida Solite Company; Kentucky Solite Corporation; Sand & Gravel Division of Solite Corporation; Southern Materials Corporation; Solite Masonry Units Corporation; JTN Land Corporation; Terry Glenn Coal Company; Environmental Conservation Systems, Inc.; Industrial Environmental Systems, Inc.; Standard Minerals Corporation; RR, Incorporated; Massey Concrete Corporation; Rockville Nurseries Corporation; Stoneridge Farms, Inc.; Rappahannock Farm Enterprises, Inc.; Big Ugly Coal Corporation; Princess Anne Coal Corporation; JTN Leasing Company; Lightweight Block Company, Inc. (a North Carolina corporation) and Lightweight Block - Wilmington Corporation. References to "non-core businesses" relate to the businesses owned by Solite Corporation which will not be acquired pursuant to the definitive agreement, described below.

     On September 10, 1997, Giant Cement Holding, Inc. ("Giant") signed a definitive agreement with the Company to purchase certain assets and assume certain liabilities of the Company. These financial statements present the assets, liabilities and results of operations of the businesses to be acquired pursuant to the agreement as of and for the periods indicated. The sale is subject to certain conditions. These financial statements do not include any adjustments to the carrying value of the Company's net assets that might result from this proposed transaction.

     The Company is involved in the manufacture and sale of masonry blocks and lightweight aggregate construction materials. The Company is also involved in waste recycling and resource recovery, utilizing industrial waste as fuel in its kilns. The Company sells primarily to customers in the eastern United States.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     CASH AND CASH EQUIVALENTS--The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

     INVENTORIES--Inventories are carried at the lower of annual average cost or market with the exception of repair parts and supplies, which are carried at the lower of first-in, first-out cost or market.

     PROPERTY, PLANT AND EQUIPMENT--Property, plant and equipment are stated at cost. The Company records depreciation over the estimated useful lives of the related assets, ranging from five to thirty-three years. The Company records depreciation principally on the straight-line method. Depletion of quarry property is computed on a units extracted basis based on estimated total units available. When property, plant and equipment is sold or retired. the related cost and accumulated depreciation is removed from the accounts and any gain or loss is included in income.

     OTHER ASSETS--Other assets include certain costs incurred to obtain multi-year operating permits upon certification of compliance with environmental regulations. Deferred permit certification costs are amortized over the estimated period benefited, presently two to five years.

     ENVIRONMENTAL LIABILITIES--The Company evaluates environmental contingencies and, if appropriate, accrues the estimated cost by charging income for the gross liability for all matters where a future loss is probable and reasonably estimable. If it is probable that the Company will be indemnified and/or recover all or a portion of a probable loss, and the amount of such recovery is reasonably estimable, the Company accrues the related asset on a gross basis. The Company utilizes all of the information available to it to estimate the range or amount of loss and the timing of loss payments.

     REVENUE RECOGNITION--The Company derives revenue from product sales and resource recovery services. Revenue for product sales is recognized in the period in which the product is shipped to customers. Revenue for resource

                              SOLITE CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued:

recovery services is recognized in the period in which the service is provided. Inventories of waste-derived fuel are immaterial.

     INCOME TAXES--The Company is included in a consolidated tax return which includes the non-core businesses. The Company provides for income taxes as if the Company filed a separate return. Deferred tax liabilities and assets are recorded for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance if, based on available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

     CONCENTRATION OF CREDIT RISK--Accounts receivable are principally from customers dependent upon the construction industry. However, concentrations of credit risk with respect to trade receivables are partially mitigated due to the large number of customers comprising the Company's customer base and their geographic dispersion. Trade receivables are short-term, and probable bad debt losses are considered in establishing the allowance for doubtful accounts. The Company generally does not require collateral for receivables. Substantially all of the Company's cash is maintained in one financial institution, and balances are in excess of federal government insurance limits.

     USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Significant estimates relate to raw material and in process inventory quantities, valuation allowances and self- insurance reserves. See Notes 6 and 11 with respect to the allocation of estimated costs of interest and administrative functions.

3. INVENTORIES:

     Inventories at March 31 are as follows:

                                                     1997            1996
                                                -------------   -------------
   Finished goods ...........................    $3,488,353      $4,931,252
   In process ...............................     3,140,330       2,145,480
   Raw materials ............................       115,527         168,809
   Supplies, repair parts and fuel ..........       962,240       1,105,703
                                                 ----------      ----------
                                                 $7,706,450      $8,351,244
                                                 ==========      ==========

4. PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment at March 31 are as follows:

                                                                 1997            1996
                                                            -------------   -------------
   Land and mineral resources ...........................   $ 1,167,844     $ 1,188,184
   Buildings and improvements ...........................     3,305,296       3,276,125
   Furniture and fixtures ...............................       946,482         937,487
   Equipment ............................................    25,688,555      24,072,777
   Transportation equipment .............................     2,628,286       2,543,289
                                                            -----------     -----------
                                                             33,736,463      32,017,862
   Less accumulated depreciation and depletion ..........    19,300,275      16,832,982
                                                            -----------     -----------
                                                            $14,436,188     $15,184,880
                                                            ===========     ===========

                              SOLITE CORPORATION

5. INCOME TAXES:
     The provision (benefit) for income taxes at March 31 is as follows:

                              1997            1996
                         -------------   -------------
   Current:
     Federal .........    $  567,000      $1,404,000
     State ...........       324,000         147,000
   Deferred:
     Federal .........      (154,000)       (478,000)
     State ...........       (27,000)        (98,000)
                          ----------      ----------
                          $  710,000      $  975,000
                          ==========      ==========

     The following is a reconciliation between the federal income tax rate and the Company's effective income tax rate:

                                                              1997         1996
                                                           ----------   ----------
   Statutory tax rate ..................................       34.0%        34.0%
   State income taxes, net of federal benefit ..........        4.1          4.4
   Excess depletion for tax purposes ...................       (2.3)        (2.7)
   Executive compensation expense and other ............       (1.3)         4.0
                                                               ----         ----
                                                               34.5%        39.7%
                                                               ====         ====

     Cumulative gross deferred tax assets and liabilities relate to the following at March 31:

                                                                   1997              1996
                                                             ---------------   ---------------
   Net operating loss carryforwards ......................    $  3,789,000      $  2,756,000
   Alternative minimum tax credit carryforwards ..........         717,000           717,000
   Pension benefits ......................................         170,000           138,000
   Inventory .............................................         113,000           328,000
   Self-insurance accruals ...............................         302,000           193,000
   Other .................................................         333,000           216,000
                                                              ------------      ------------
                                                                 5,424,000         4,348,000
   Valuation allowance ...................................      (1,134,000)          (30,000)
                                                              ------------      ------------
       Net deferred tax assets ...........................       4,290,000         4,318,000
   Depreciation ..........................................      (2,346,000)       (2,555,000)
                                                              ------------      ------------
       Net deferred tax asset ............................       1,944,000         1,763,000
   Current deferred tax asset ............................         918,000           875,000
                                                              ------------      ------------
       Non-current deferred tax asset ....................    $  1,026,000      $    888,000
                                                              ============      ============

     Net operating loss carryforwards begin expiring in 2011.

                              SOLITE CORPORATION

6. FINANCING:

     Debt consists of the following at March 31:

                                                                                 1997                1996
                                                                            --------------   --------------------
   Revolving credit line with a bank, interest payable monthly at prime
    plus 1.00% (prime equals 8.50% at March 31, 1997) ...................    $10,224,729        $  11,255,625(A)
   Revolving credit line with a bank, interest payable monthly at prime
    plus 1.00% ..........................................................      6,019,859            6,291,995(B)
   Two lines of credit with banks, interest payable monthly at prime plus
    1.50% ...............................................................      2,000,000            2,000,000(C)
   Five senior notes payable to insurance companies, interest payable
    monthly at rates up to 12.32% .......................................      7,441,827            8,505,662(D)
   Seven notes payable for automobiles, interest and principal payable
    monthly at rates up to 10.25% .......................................        115,163                   --
                                                                             -----------        -------------
                                                                              25,801,578           28,053,282
   Less amounts allocated to non-core business ..........................      8,763,355            9,527,547(E)
                                                                             -----------        -------------
                                                                             $17,038,223        $  18,525,735
                                                                             ===========        =============

     The revolving credit lines, lines of credit, senior notes and notes payable for automobiles are recorded by the Company. However, all covenants in the debt agreements apply to both the Company and non-core businesses. The Company and non-core businesses are in default of certain covenants as of March 31, 1997 and have obtained waivers of these violations. However, all debt allocated to the Company has been classified as current based on the maturity dates expiring within the next year.

     (A) The total amount available (including outstanding borrowings) under the agreement at March 31, 1997 is $18,500,000, which decreases to $10,500,000 upon the occurrence of certain trigger events, as defined in the credit agreement. Subsequent to year-end, the bank amended the credit agreement to change the maturity date to December 31, 1997.

     (B) The total amount available (including outstanding borrowings) under the agreement at March 31, 1997 is $10,000,000, which decreases to $6,000,000 upon the occurrence of certain trigger events, as defined in the credit agreement. Subsequent to year-end, the bank amended the credit agreement to change the maturity date to December 31, 1997.

     (C) The total amount available (including outstanding borrowings) under the lines of credit at March 31, 1997 is $2,000,000. Subsequent to year-end, the banks amended the credit agreements to change the maturity dates to December 31, 1997. The lines of credit are guaranteed by an officer/stockholder.

     (D) Subsequent to year-end, the insurance companies amended the debt agreements to change the maturity dates to January 31, 1998.

     (E) For purposes of the Company's financial statements, a portion of the debt has been allocated to non-core businesses based on the ratio of the non-core businesses' overhead expenses to the total overhead expenses of the Company and non-core businesses.

     The Company and non-core businesses have pledged substantially all of their assets as collateral under the revolving credit lines, lines of credit, senior notes and notes payable for automobiles.

7. PENSION PLAN:

     The Company has two noncontributory defined benefit pension plans covering substantially all employees not covered by union sponsored plans. The Company's funding policy for these plans is to fund pension cost as determined by its actuaries. Plan assets consist primarily of mutual funds. At December 31, 1996 and 1995, plan assets included 7,800 and 4,900 shares of the parent company's stock valued at $289,000 and $212,000, respectively.

                              SOLITE CORPORATION

7. PENSION PLAN, continued:

     The actuarial valuation performed for the Company's plans was performed for the Company and the non- core businesses. For purposes of these financial statements, a portion of the pension liability, pension expense and pension disclosure balances for the funded status and pension expense was allocated to the Company in the ratio of the Company's employee headcount to the total Company and non-core businesses' employee headcount.

     The following table sets forth the plan's funded status as of January 1 and amounts recognized in the Company's balance sheet at March 31:


                                                                                1997               1996
                                                                          ----------------   ----------------
   Actuarial present value of benefit obligations:
     Vested benefit obligation ........................................    $   8,532,132      $   8,062,812
     Nonvested ........................................................          134,995            188,880
                                                                           -------------      -------------
   Accumulated benefit obligation .....................................        8,667,127          8,251,692
   Effect of future compensation increases ............................        1,411,111          1,557,930
                                                                           -------------      -------------
   Project benefit obligation .........................................       10,078,238          9,809,622
   Plan assets at fair value ..........................................      (12,116,109)       (11,380,416)
                                                                           -------------      -------------
   Plan assets in excess of projected benefit obligation ..............       (2,037,871)        (1,570,794)
   Unrecognized net gain ..............................................        2,200,651          1,568,713
   Unrecognized prior service cost ....................................         (218,926)          (251,680)
   Unrecognized net transition asset ..................................          493,622            610,882
                                                                           -------------      -------------
   Accrued pension cost included in other current liabilities .........    $     437,476      $     357,121
                                                                           =============      =============

     The assumed discount rates for 1997 and 1996 were 7.5% and 7.0%, respectively. The long-term rates of return on assets and rates of increase for future compensation were 8.0% and 5.0%, respectively, in 1997 and 1996.

     Pension expense for the plans includes the following:

                                                                    1997              1996
                                                              ---------------   ---------------
   Service cost, benefits earned during the year ..........    $    412,811      $    334,935
   Interest cost on projected benefit obligation ..........         656,257           638,217
   Actual return on assets ................................      (1,413,053)       (2,231,956)
   Net amortization and deferral ..........................         431,376         1,384,948
                                                               ------------      ------------
       Total ..............................................    $     87,391      $    126,144
                                                               ============      ============

8. COMMITMENTS AND CONTINGENCIES:

     The Company's policy is to partially self-insure group medical benefits for its employees and the employees of its subsidiaries. The Company is self-insured to certain maximum limits. At March 31, 1997 and 1996, approximately $225,000 and $285,000, respectively, in medical claims were accrued. In addition, the Company is self-insured to certain maximum limits for general liability, business auto and workmen's compensation benefits. At March 31, 1997 and 1996, approximately $790,000 and $504,000, respectively, in claims were accrued.

     The Company and the non-core businesses have posted letters of credit pursuant to environmental regulations. At March 31, 1997, these letters of credit total $2,942,000. The Company would be obligated together with the non-core businesses for repayment of any commitments under these letters of credit.

     The Company guarantees the payment of certain debt owed by another entity owned by the non-core businesses. This debt is owed to the president of the Company. The balance of the debt at March 31, 1997 totaled $1,200,000.

                              SOLITE CORPORATION

8. COMMITMENTS AND CONTINGENCIES, continued:

     The Company's operations and properties are subject to extensive and changing federal, state and local laws (including common law), regulations and ordinances relating to noise and dust suppression, air and water quality, as well as to the handling, treatment, storage and disposal of wastes ("Environmental Laws", see Note 10). In connection with the Company's quarry sites and utilization of hazardous waste-derived fuel, Environmental Laws also provide significant penalties for violators, as well as liabilities and costs of cleaning up releases of hazardous wastes into the environment. Violation of mandated procedures under operating permits, even if immaterial or unintentional, may result in fines, shutdowns, remedial actions or revocation of such permits.

     The Company has entered into an administrative order of consent with the U.S. Environmental Protection Agency (EPA) for the lightweight aggregate manufacturing facility of Florida Solite Company, a non-core business. This corrective action order requires the Company, Florida Solite Company and the non-core businesses to investigate areas of the plant sites where activities took place that could be associated with environmental contamination. If contaminated areas are identified, the Company, Florida Solite Company and the non-core businesses could be required to take remedial action.

     The Company is contingently liable for any investigative and corrective action costs should Florida Solite Company, together with the non-core businesses, be unable to meet these obligations. Management believes that it is reasonably possible Florida Solite Company and the non-core businesses will incur corrective action costs in the future ranging from $268,000 to $1,118,000 at this facility.

     The Company and non-core businesses are involved in various administrative matters or litigation. While the final resolution of any matter may have an impact on the Company's financial results for a particular reporting period, management believes that the ultimate disposition of these matters will not have a materially adverse effect upon the financial position of the Company.


9. OPERATING LEASES:
     The Company leases various equipment and surface rights to mineral land under operating leases with remaining terms of up to sixteen years. Certain vehicle leases include provisions for additional rent payments based on miles driven. Rent expense totaled $3,448,000 and $3,294,000 in 1997 and 1996, respectively.

     Minimum future rental commitments under all noncancelable operating leases at March 31, 1997 for the next five years are as follows:

   1998 .........    $1,626,000
   1999 .........     1,127,000
   2000 .........       574,000
   2001 .........       295,000
   2002 .........       159,000

10. ENVIRONMENTAL:

     The Company has entered into an administrative order on consent with the North Carolina Division of Solid Waste Management at its North Carolina lightweight aggregate plant. This "Corrective Action" order requires the Company to investigate areas of the plant site where activities took place that could be associated with environmental contamination. If contaminated areas are identified, the Company could be required to undertake remedial action.

     Although a loss is probable, it is not possible at this time to reasonably estimate the amount of any obligation for remediation at these locations that may be material to the Company's financial statements because the extent of environmental impact, remediation alternatives (which could involve no or minimal action) and concurrence of the regulatory authorities have not yet advanced to the stage where a reasonable estimate of any loss can be made. However, at March 31, 1997, the Company has accrued $55,000, which represents amounts the Company expects

                              SOLITE CORPORATION

10. ENVIRONMENTAL, continued:

to incur to prepare reports to the Division of Solid Waste Management which would then be used to determine the need for further investigative or remedial activities.

     As part of a consent order executed in September 1996 with the Alabama Department of Environmental Management, the Company agreed to pay a $150,000 settlement and strengthen its controls over the tracking of shipments of hazardous waste. This amount was accrued as of March 31, 1996.

11. RELATED PARTY:

     During 1997 and 1996, the Company's sales included $2,423,000 and $1,997,000 of sales to non-core businesses. At March 31, 1997 and 1996, the Company had approximately $193,000 of receivables due from non-core businesses.

     The Company provides certain administrative functions to the non-core businesses including senior executive management services, accounting, legal and human resources services. The cost of these functions has been allocated to the non-core businesses by a formula based on the level of revenue, headcount and projects. Administrative costs allocated to non-core businesses were approximately $1,868,000 and $1,925,000 in 1997 and 1996, respectively.

12. PREFERRED STOCK:

     The Company has three series of outstanding preferred stock. Series A and Series B preferred stock have a $50 par value and do not accrue dividends for the first year following their issuance. Thereafter, dividends are cumulative and, if and when declared, accrue at $4 per share payable annually. Each of these shares is entitled to one-quarter of one vote for all purposes for which the holders of common shares are entitled to vote. They are redeemable for cash at any time at the option of the Company, in whole or in part, at $60 per share plus accrued dividends, for an aggregate amount of $609,000 and $973,000 for Series A and Series B, respectively, at March 31, 1997, except that the preferred shareholder has the option of converting the redeemed shares into common stock at a rate of one common share for four preferred shares. Series A and Series B preferred shares have a liquidation value of $50 per share plus accrued dividends for an aggregate amount of $522,000 and $832,000, respectively, at March 31, 1997.

     Series C preferred stock has a $200 par value and does not accrue dividends for the first year following issuance. Thereafter, dividends are cumulative and, if and when declare, accrue at $21.50 per share payable annually. Each share is entitled to one vote for all purposes for which the holders of common shares are entitled to vote. They are redeemable for cash at any time at the option of the Company, in whole or in part, at $240 per share plus accrued dividends, for an aggregate amount of $3,786,000 at March 31, 1997 except that the preferred shareholder has the option of converting the redeemed shares into common stock at a rate of one common share for one preferred share. This series of preferred stock has a liquidation value of $200 per share plus accrued dividends for an aggregate amount of $3,169,000 at March 31, 1997. In 1996, the Company sold 15,429 shares of Series C preferred stock to an officer/shareholder for $178.50 per share, resulting in a discount of $331,723 which has been recorded as compensation expense in the accompanying March 31, 1996 financial statements.

     At March 31, 1997, dividends in arrears which have not been paid, declared or accrued are $87,000 for Series A preferred stock, $127,000 for Series B preferred stock and $83,000 for Series C preferred stock.

                              SOLITE CORPORATION

13. MANAGEMENT PLANS:

     The Company and the non-core businesses have had recurring operating losses and incurred a consolidated net loss in 1997 of approximately $3,174,000. Additionally, as noted in Note 6, the Company and the non- core businesses were in default of their financing agreements, which have been waived, and their maturity dates have been extended to between December 31, 1997 and January 31, 1998, and the Company and the non-core businesses are dependent upon continued financing from their lenders. The Company and non-core businesses have entered into plans to sell substantially all of their assets, including the assets of the Company (as defined in Note 1). The ability of the Company to continue as a going concern and address their financial concerns is dependent on the success of the plans for asset sales and the continued financing from their lenders. These financial statements do not include any adjustments that might result from this uncertainty.

                                                                        Annex I

                              Conversion Schedule

     The conversion ratios for Solite Preferred Stock in the Conversion and Solite Common Stock in the Merger will be the conversion ratio for such class shown under the dollar amount equal to the average of the closing bid and asked prices per share of Giant Common Stock on the Nasdaq National Market for the 20 trading days immediately before the Effective Time, rounded to the nearest eighth (the "Giant Conversion Price"). The Common Exchange Ratio shows the exchange ratio for the 175,000 shares of Giant Common Stock to be issued at the Effective Time. The Escrow Exchange Ratio shows the exchange ratio for the 150,000 shares of Giant Common Stock to be placed in escrow pursuant to the Merger Agreement and assumes the release of all 150,000 shares from escrow. No fractional shares will be issued in the Conversion or the Merger.

     Each holder of shares of Solite Preferred Stock who would otherwise be entitled to receive a fraction of a share of Solite Common Stock will receive, in lieu thereof, cash (without interest) in an amount determined by multiplying the fractional interest to which such holder would otherwise be entitled by the quotient derived by dividing (i) the amount shown on the Equity Value of Northeast Solite and Solite Combined for the Giant Conversion Price by (ii) the Total Shares of Solite Common Stock owned upon Conversion based on such Giant Conversion Price.

     Each holder of shares of Solite Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Giant Common Stock (after taking into account all Solite Certificates delivered by such holder) will receive, in lieu thereof, cash (without interest) in an amount determined by multiplying (i) the fractional interest to which such holder would otherwise be entitled and (ii) the average of the closing bid and asked prices per share for Giant Common Stock on the Nasdaq National Market for the twenty trading days immediately preceding the Effective Time.

                            GIANT CONVERSION PRICE

                                      $15

                                        $15.000       $15.125        $15.250
                                        -------       -------        -------
Equity Value of Northeast Solite
 and Solite Combined ...............   9,633,150     9,673,775     9,714,400
Preferred Conversion Ratio:
 Series A ..........................      4.9236        4.8869        4.8507
 Series B ..........................      4.9269        4.8902        4.8540
 Series C ..........................     19.7037       19.5568       19.4120
Shares Owned Upon Conversion:
 Current Common ....................     532,750       532,750       532,750
 Series A ..........................      42,835        42,516        42,201
 Series B ..........................      69,435        68,917        68,407
 Series C ..........................     304,008       301,741       299,508
                                       ---------     ---------     ---------
  Total Shares .....................     949,028       945,924       942,866
Common Exchange Ratio ..............      0.1844        0.1850        0.1856
Escrow Exchange Ratio ..............      0.1581        0.1586        0.1591
                                       ----------    ----------      -------
  Aggregate Exchange Ratio .........      0.3425        0.3436        0.3447

                                        $15.375       $15.500       $15.625       $15.750       $15.875
                                        -------       -------       -------       -------       -------
Equity Value of Northeast Solite
 and Solite Combined ...............   9,755,025     9,795,650     9,836,275     9,876,900     9,917,525
Preferred Conversion Ratio:
 Series A ..........................      4.8150        4.7799        4.7453        4.7112        4.6776
 Series B ..........................      4.8183        4.7832        4.7486        4.7144        4.6808
 Series C ..........................     19.2694       19.1289       18.9904       18.8539       18.7193
Shares Owned Upon Conversion:
 Current Common ....................     532,750       532,750       532,750       532,750       532,750
 Series A ..........................      41,891        41,585        41,284        40,988        40,695
 Series B ..........................      67,905        67,410        66,922        66,440        65,966
 Series C ..........................     297,308       295,139       293,002       290,896       288,820
                                       ---------     ---------     ---------     ---------     ---------
  Total Shares .....................     939,853       936,884       933,958       931,074       928,231
Common Exchange Ratio ..............      0.1862        0.1868        0.1874        0.1880        0.1885
Escrow Exchange Ratio ..............      0.1596        0.1601        0.1606        0.1611        0.1616
                                       ---------     ---------     ---------     ---------     ---------
  Aggregate Exchange Ratio .........      0.3458        0.3469        0.3480        0.3491        0.3501

                             GIANT CONVERSION PRICE

                                      $16

                                        $16.000       $16.125        $16.250        $16.375
                                        -------       -------        -------        --------
Equity Value of Northeast Solite
 and Solite Combined ...............   9,958,150     9,998,775     10,039,400     10,080,025
Preferred Conversion Ratio:
 Series A ..........................      4.6444        4.6118         4.5795         4.5478
 Series B ..........................      4.6476        4.6149         4.5827         4.5509
 Series C ..........................     18.5866       18.4558        18.3269        18.1997
Shares Owned Upon Conversion:
 Current Common ....................     532,750       532,750        532,750        532,750
 Series A ..........................      40,407        40,122         39,842         39,565
 Series B ..........................      65,499        65,038         64,583         64,135
 Series C ..........................     286,773       284,755        282,766        280,803
                                       ---------     ---------     ----------     ----------
  Total Shares .....................     925,429       922,665        919,941        917,254
Common Exchange Ratio ..............      0.1891        0.1897         0.1902         0.1908
Escrow Exchange Ratio ..............      0.1621        0.1626         0.1631         0.1635
                                       ---------     ---------     ----------     ----------
  Aggregate Exchange Ratio .........      0.3512        0.3522         0.3533         0.3543

                                         $16.500        $16.625        $16.750        $16.875
                                         -------        -------        -------        -------
Equity Value of Northeast Solite
 and Solite Combined ...............   10,120,650     10,161,275     10,201,900     10,242,525
Preferred Conversion Ratio:
 Series A ..........................       4.5164         4.4855         4.4550         4.4249
 Series B ..........................       4.5195         4.4886         4.4581         4.4280
 Series C ..........................      18.0743        17.9506        17.8286        17.7082
Shares Owned Upon Conversion:
 Current Common ....................      532,750        532,750        532,750        532,750
 Series A ..........................       39,293         39,024         38,759         38,497
 Series B ..........................       63,693         63,257         62,827         62,403
 Series C ..........................      278,868        276,960        275,077        273,220
                                       ----------     ----------     ----------     ----------
  Total Shares .....................      914,604        911,991        909,413        906,870
Common Exchange Ratio ..............       0.1913         0.1919         0.1924         0.1930
Escrow Exchange Ratio ..............       0.1640         0.1645         0.1649         0.1654
                                       ----------     ----------     ----------     ----------
  Aggregate Exchange Ratio .........       0.3553         0.3564         0.3574         0.3584

                                      $17

                                         $17.000        $17.125        $17.250
                                         -------        -------        --------
Equity Value of Northeast Solite
 and Solite Combined ...............   10,283,150     10,323,775     10,364,400
Preferred Conversion Ratio:
 Series A ..........................       4.3953         4.3660         4.3371
 Series B ..........................       4.3983         4.3690         4.3401
 Series C ..........................      17.5894        17.4723        17.3566
Shares Owned Upon Conversion:
 Current Common ....................      532,750        532,750        532,750
 Series A ..........................       38,239         37,984         37,733
 Series B ..........................       61,985         61,572         61,164
 Series C ..........................      271,388        269,580        267,796
                                       ----------     ----------     ----------
  Total Shares .....................      904,361        901,886        899,443
Common Exchange Ratio ..............       0.1935         0.1940         0.1946
Escrow Exchange Ratio ..............       0.1659         0.1663         0.1668
                                       ----------     ----------     ----------
  Aggregate Exchange Ratio .........       0.3594         0.3604         0.3613

                                         $17.375        $17.500        $17.625        $17.750        $17.875
                                         -------        -------        -------        -------        -------
Equity Value of Northeast Solite
 and Solite Combined ...............   10,405,025     10,445,650     10,486,275     10,526,900     10,567,525
Preferred Conversion Ratio:
 Series A ..........................       4.3086         4.2804         4.2527         4.2252         4.1982
 Series B ..........................       4.3115         4.2834         4.2556         4.2281         4.2010
 Series C ..........................      17.2425        17.1299        17.0188        16.9091        16.8007
Shares Owned Upon Conversion:
 Current Common ....................      532,750        532,750        532,750        532,750        532,750
 Series A ..........................       37,485         37,240         36,998         36,760         36,524
 Series B ..........................       60,762         60,365         59,974         59,587         59,205
 Series C ..........................      266,035        264,298        262,583        260,890        259,219
                                       ----------     ----------     ----------     ----------     ----------
  Total Shares .....................      897,032        894,653        892,305        889,987        887,698
Common Exchange Ratio ..............       0.1951         0.1956         0.1961         0.1966         0.1971
Escrow Exchange Ratio ..............       0.1672         0.1677         0.1681         0.1685         0.1690
                                       ----------     ----------     ----------     ----------     ----------
  Aggregate Exchange Ratio .........       0.3623         0.3633         0.3642         0.3652         0.3661

                                      $18

                                         $18.000        $18.125        $18.250
                                         -------        -------        -------
Equity Value of Northeast Solite
 and Solite Combined ...............   10,608,150     10,648,775     10,689,400
Preferred Conversion Ratio:
 Series A ..........................       4.1715         4.1451         4.1190
 Series B ..........................       4.1743         4.1479         4.1218
 Series C ..........................      16.6938        16.5882        16.4840
Shares Owned Upon Conversion:
 Current Common ....................      532,750        532,750        532,750
 Series A ..........................       36,292         36,062         35,836
 Series B ..........................       58,829         58,456         58,089
 Series C ..........................      257,569        255,940        254,331
                                       ----------     ----------     ----------
  Total Shares .....................      885,439        883,208        881,006
Common Exchange Ratio ..............       0.1976         0.1981         0.1986
Escrow Exchange Ratio ..............       0.1694         0.1698         0.1703
                                       ----------     ----------     ----------
  Aggregate Exchange Ratio .........       0.3670         0.3680         0.3689

                                         $18.375        $18.500        $18.625        $18.750        $18.875
                                         -------        -------        -------        -------        -------
Equity Value of Northeast Solite
 and Solite Combined ...............   10,730,025     10,770,650     10,811,275     10,851,900     10,892,525
Preferred Conversion Ratio:
 Series A ..........................       4.0933         4.0679         4.0428         4.0180         3.9935
 Series B ..........................       4.0961         4.0707         4.0456         4.0208         3.9963
 Series C ..........................      16.3810        16.2793        16.1789        16.0797        15.9818
Shares Owned Upon Conversion:
 Current Common ....................      532,750        532,750        532,750        532,750        532,750
 Series A ..........................       35,612         35,391         35,172         34,957         34,744
 Series B ..........................       57,726         57,368         57,014         56,665         56,319
 Series C ..........................      252,743        251,174        249,625        248,094        246,583
                                       ----------     ----------     ----------     ----------     ----------
  Total Shares .....................      878,831        876,683        874,561        872,466        870,396
Common Exchange Ratio ..............       0.1991         0.1996         0.2001         0.2006         0.2011
Escrow Exchange Ratio ..............       0.1707         0.1711         0.1715         0.1719         0.1723
                                       ----------     ----------     ----------     ----------     ----------
  Aggregate Exchange Ratio .........       0.3698         0.3707         0.3716         0.3725         0.3734

                             GIANT CONVERSION PRICE

                                      $19

                                         $19.000        $19.125        $19.250
                                         -------        -------        -------
Equity Value of Northeast Solite
 and Solite Combined ...............   10,933,150     10,973,775     11,014,400
Preferred Conversion Ratio:
 Series A ..........................       3.9693         3.9455         3.9218
 Series B ..........................       3.9721         3.9481         3.9245
 Series C ..........................      15.8850        15.7893        15.6949
Shares Owned Upon Conversion:
 Current Common ....................      532,750        532,750        532,750
 Series A ..........................       34,533         34,325         34,120
 Series B ..........................       55,978         55,641         55,308
 Series C ..........................      245,089        243,614        242,156
                                       ----------     ----------     ----------
  Total Shares .....................      868,351        866,330        864,334
Common Exchange Ratio ..............       0.2015         0.2020         0.2025
Escrow Exchange Ratio ..............       0.1727         0.1731         0.1735
                                       -----------    -----------    ----------
  Aggregate Exchange Ratio .........       0.3743         0.3751         0.3760

                                         $19.375        $19.500        $19.625        $19.750        $19.875
                                         -------        -------        -------        -------        -------
Equity Value of Northeast Solite
 and Solite Combined ...............   11,055,025     11,095,650     11,136,275     11,176,900     11,217,525
Preferred Conversion Ratio:
 Series A ..........................       3.8985         3.8755         3.8527         3.8302         3.8079
 Series B ..........................       3.9012         3.8781         3.8553         3.8328         3.8105
 Series C ..........................      15.6015        15.5092        15.4181        15.3280        15.2389
Shares Owned Upon Conversion:
 Current Common ....................      532,750        532,750        532,750        532,750        532,750
 Series A ..........................       33,917         33,716         33,518         33,322         33,129
 Series B ..........................       54,979         54,654         54,333         54,015         53,701
 Series C ..........................      240,715        239,292        237,885        236,495        235,121
                                       ----------     ----------     ----------     ----------     ----------
  Total Shares .....................      862,362        860,413        858,487        856,583        854,701
Common Exchange Ratio ..............       0.2029         0.2034         0.2038         0.2043         0.2047
Escrow Exchange Ratio ..............       0.1739         0.1743         0.1747         0.1751         0.1755
                                       ----------     ----------     ----------     ----------     ----------
  Aggregate Exchange Ratio .........       0.3769         0.3777         0.3786         0.3794         0.3802

                                      $20

                                         $20.000        $20.125        $20.250
                                         -------        -------        -------
Equity Value of Northeast Solite
 and Solite Combined ...............   11,258,150     11,298,775     11,339,400
Preferred Conversion Ratio:
 Series A ..........................       3.7859         3.7642         3.7427
 Series B ..........................       3.7885         3.7667         3.7452
 Series C ..........................      15.1509        15.0639        14.9778
Shares Owned Upon Conversion:
 Current Common ....................      532,750        532,750        532,750
 Series A ..........................       32,937         32,748         32,561
 Series B ..........................       53,391         53,085         52,781
 Series C ..........................      233,763        232,420        231,093
                                       ----------     ----------     ----------
  Total Shares .....................      852,842        851,003        849,186
Common Exchange Ratio ..............       0.2052         0.2056         0.2061
Escrow Exchange Ratio ..............       0.1759         0.1763         0.1766
                                       -----------    -----------    ----------
  Aggregate Exchange Ratio .........       0.3811         0.3819         0.3827

                                         $20.375        $20.500        $20.625        $20.750        $20.875
                                         -------        -------        -------        -------        -------
Equity Value of Northeast Solite
 and Solite Combined ...............   11,380,025     11,420,650     11,461,275     11,501,900     11,542,525
Preferred Conversion Ratio:
 Series A ..........................       3.7214         3.7004         3.6796         3.6591         3.6388
 Series B ..........................       3.7240         3.7029         3.6821         3.6616         3.6413
 Series C ..........................      14.8929        14.8087        14.7256        14.6433        14.5620
Shares Owned Upon Conversion:
 Current Common ....................      532,750        532,750        532,750        532,750        532,750
 Series A ..........................       32,376         32,194         32,013         31,834         31,657
 Series B ..........................       52,482         52,185         51,892         51,603         51,316
 Series C ..........................      229,781        228,484        227,201        225,932        224,678
                                       ----------     ----------     ----------     ----------     ----------
  Total Shares .....................      847,389        845,613        843,856        842,119        840,401
Common Exchange Ratio ..............       0.2065         0.2070         0.2074         0.2078         0.2082
Escrow Exchange Ratio ..............       0.1770         0.1774         0.1778         0.1781         0.1785
                                       ----------     ----------     ----------     ----------     ----------
  Aggregate Exchange Ratio .........       0.3835         0.3843         0.3851         0.3859         0.3867

                                      $21

                                         $21.000        $21.125        $21.250
                                         -------        -------        -------
Equity Value of Northeast Solite
 and Solite Combined ...............   11,583,150     11,623,775     11,664,400
Preferred Conversion Ratio:
 Series A ..........................       3.6187         3.5988         3.5792
 Series B ..........................       3.6212         3.6013         3.5816
 Series C ..........................      14.4816        14.4021        14.3235
Shares Owned Upon Conversion:
 Current Common ....................      532,750        532,750        532,750
 Series A ..........................       31,483         31,310         31,139
 Series B ..........................       51,033         50,753         50,476
 Series C ..........................      223,437        222,210        220,997
                                       ----------     ----------     ----------
  Total Shares .....................      838,703        837,023        835,361
Common Exchange Ratio ..............       0.2087         0.2091         0.2095
Escrow Exchange Ratio ..............       0.1788         0.1792         0.1796
                                       -----------    -----------    ----------
  Aggregate Exchange Ratio .........       0.3875         0.3883         0.3891

                                         $21.375        $21.500        $21.625        $21.750        $21.875
                                         -------        -------        -------        -------        -------
Equity Value of Northeast Solite
 and Solite Combined ...............   11,705,025     11,745,650     11,786,275     11,826,900     11,867,525
Preferred Conversion Ratio:
 Series A ..........................       3.5597         3.5405         3.5215         3.5026         3.4840
 Series B ..........................       3.5621         3.5429         3.5239         3.5050         3.4864
 Series C ..........................      14.2457        14.1687        14.0926        14.0173        13.9428
Shares Owned Upon Conversion:
 Current Common ....................      532,750        532,750        532,750        532,750        532,750
 Series A ..........................       30,970         30,802         30,637         30,473         30,311
 Series B ..........................       50,201         49,930         49,662         49,396         49,134
 Series C ..........................      219,797        218,609        217,435        216,272        215,123
                                       ----------     ----------     ----------     ----------     ----------
  Total Shares .....................      833,717        832,092        830,483        828,892        827,318
Common Exchange Ratio ..............       0.2099         0.2103         0.2107         0.2111         0.2115
Escrow Exchange Ratio ..............       0.1799         0.1803         0.1806         0.1810         0.1813
                                       ----------     ----------     ----------     ----------     ----------
  Aggregate Exchange Ratio .........       0.3898         0.3906         0.3913         0.3921         0.3928

                            GIANT CONVERSION PRICE

                                      $22

                                         $22.000        $22.125        $22.250
                                         -------        -------        -------
Equity Value of Independent and
 Merged Combined ...................   11,908,150     11,948,775     11,989,400
Preferred Conversion Ratio:
 Series A ..........................       3.4656         3.4474         3.4293
 Series B ..........................       3.4680         3.4497         3.4317
 Series C ..........................      13.8690        13.7961        13.7239
Shares Owned Upon Conversion:
 Current Common ....................      532,750        532,750        532,750
 Series A ..........................       30,151         29,992         29,835
 Series B ..........................       48,874         48,617         48,363
 Series C ..........................      213,985        212,860        211,746
                                       ----------     ----------     ----------
  Total Shares .....................      825,760        824,219        822,694
Common Exchange Ratio ..............       0.2119         0.2123         0.2127
Escrow Exchange Ratio ..............       0.1817         0.1820         0.1823
                                       ----------     ----------     ----------
  Aggregate Exchange Ratio .........       0.3936         0.3943         0.3950

                                         $22.375        $22.500        $22.625        $22.750        $22.875
                                         -------        -------        -------        -------        -------
Equity Value of Independent and
 Merged Combined ...................   12,030,025     12,070,650     12,111,275     12,151,900     12,192,525
Preferred Conversion Ratio:
 Series A ..........................       3.4115         3.3938         3.3763         3.3590         3.3419
 Series B ..........................       3.4138         3.3961         3.3786         3.3613         3.3442
 Series C ..........................      13.6525        13.5818        13.5118        13.4425        13.3740
Shares Owned Upon Conversion:
 Current Common ....................      532,750        532,750        532,750        532,750        532,750
 Series A ..........................       29,680         29,526         29,374         29,224         29,075
 Series B ..........................       48,111         47,862         47,615         47,371         47,130
 Series C ..........................      210,644        209,553        208,473        207,405        206,347
                                       ----------     ----------     ----------     ----------     ----------
  Total Shares .....................      821,184        819,691        818,213        816,750        815,301
Common Exchange Ratio ..............       0.2131         0.2135         0.2139         0.2143         0.2146
Escrow Exchange Ratio ..............       0.1827         0.1830         0.1833         0.1837         0.1840
                                       ----------     ----------     ----------     ----------     ----------
  Aggregate Exchange Ratio .........       0.3958         0.3965         0.3972         0.3979         0.3986

                                      $23

                                         $23.000        $23.125        $23.250
                                         -------        -------        -------
Equity Value of Independent and
 Merged Combined ...................   12,233,150     12,273,775     12,314,400
Preferred Conversion Ratio:
 Series A ..........................       3.3249         3.3082         3.2915
 Series B ..........................       3.3272         3.3104         3.2938
 Series C ..........................      13.3061        13.2390        13.1725
Shares Owned Upon Conversion:
 Current Common ....................      532,750        532,750        532,750
 Series A ..........................       28,927         28,781         28,636
 Series B ..........................       46,890         46,654         46,419
 Series C ..........................      205,300        204,264        203,238
                                       ----------     ----------     ----------
  Total Shares .....................      813,868        812,449        811,044
Common Exchange Ratio ..............       0.2150         0.2154         0.2158
Escrow Exchange Ratio ..............       0.1843         0.1846         0.1849
                                       ----------     ----------     ----------
  Aggregate Exchange Ratio .........       0.3993         0.4000         0.4007

                                         $23.375        $23.500        $23.625        $23.750        $23.875
                                         -------        -------        -------        -------        -------
Equity Value of Independent and
 Merged Combined ...................   12,355,025     12,395,650     12,436,275     12,476,900     12,517,525
Preferred Conversion Ratio:
 Series A ..........................       3.2751         3.2588         3.2427         3.2267         3.2109
 Series B ..........................       3.2773         3.2610         3.2449         3.2289         3.2131
 Series C ..........................      13.1067        13.0415        12.9770        12.9131        12.8498
Shares Owned Upon Conversion:
 Current Common ....................      532,750        532,750        532,750        532,750        532,750
 Series A ..........................       28,493         28,352         28,211         28,073         27,935
 Series B ..........................       46,188         45,958         45,730         45,505         45,282
 Series C ..........................      202,223        201,217        200,222        199,236        198,260
                                       ----------     ----------     ----------     ----------     ----------
  Total Shares .....................      809,654        808,277        806,913        805,564        804,227
Common Exchange Ratio ..............       0.2161         0.2165         0.2169         0.2172         0.2176
Escrow Exchange Ratio ..............       0.1853         0.1856         0.1859         0.1862         0.1865
                                       ----------     ----------     ----------     ----------     ----------
  Aggregate Exchange Ratio .........       0.4014         0.4021         0.4028         0.4034         0.4041

                                      $24

                                         $24.000        $24.125        $24.250
                                         -------        -------        -------
Equity Value of Northeast Solite
 and Solite Combined ...............   12,558,150     12,598,775     12,639,400
Preferred Conversion Ratio:
 Series A ..........................       3.1953         3.1798         3.1644
 Series B ..........................       3.1974         3.1819         3.1666
 Series C ..........................      12.7872        12.7251        12.6637
Shares Owned Upon Conversion:
 Current Common ....................      532,750        532,750        532,750
 Series A ..........................       27,799         27,664         27,530
 Series B ..........................       45,062         44,843         44,626
 Series C ..........................      197,293        196,336        195,388
                                       ----------     ----------     ----------
  Total Shares .....................      802,904        801,593        800,295
Common Exchange Ratio ..............       0.2180         0.2183         0.2187
Escrow Exchange Ratio ..............       0.1868         0.1871         0.1874
                                       ----------     ----------     ----------
  Aggregate Exchange Ratio .........       0.4048         0.4054         0.4061

                                         $24.375        $24.500        $24.625        $24.750        $24.875
                                         -------        -------        -------        -------        -------
Equity Value of Northeast Solite
 and Solite Combined ...............   12,680,025     12,720,650     12,761,275     12,801,900     12,842,525
Preferred Conversion Ratio:
 Series A ..........................       3.1492         3.1341         3.1192         3.1045         3.0898
 Series B ..........................       3.1514         3.1363         3.1214         3.1066         3.0919
 Series C ..........................      12.6028        12.5426        12.4829        12.4237        12.3652
Shares Owned Upon Conversion:
 Current Common ....................      532,750        532,750        532,750        532,750        532,750
 Series A ..........................       27,398         27,267         27,137         27,009         26,881
 Series B ..........................       44,412         44,200         43,989         43,781         43,575
 Series C ..........................      194,449        193,519        192,598        191,686        190,782
                                       ----------     ----------     ----------     ----------     ----------
  Total Shares .....................      799,009        797,736        796,475        795,226        793,988
Common Exchange Ratio ..............       0.2190         0.2194         0.2197         0.2201         0.2204
Escrow Exchange Ratio ..............       0.1877         0.1880         0.1883         0.1886         0.1889
                                       ----------     ----------     ----------     ----------     ----------
  Aggregate Exchange Ratio .........       0.4068         0.4074         0.4080         0.4087         0.4093

                            GIANT CONVERSION PRICE

                                      $25

                                         $25.000        $25.125        $25.250
                                         -------        -------        -------
Equity Value of Northeast Solite
 and Solite Combined ...............   12,883,150     12,923,775     12,964,400
Preferred Conversion Ratio:
 Series A ..........................       3.0753         3.0610         3.0467
 Series B ..........................       3.0774         3.0630         3.0488
 Series C ..........................      12.3071        12.2497        12.1927
Shares Owned Upon Conversion:
 Current Common ....................      532,750        532,750        532,750
 Series A ..........................       26,755         26,630         26,507
 Series B ..........................       43,370         43,167         42,967
 Series C ..........................      189,887        189,000        188,122
                                       ----------     ----------     ----------
  Total Shares .....................      792,762        791,548        790,345
Common Exchange Ratio ..............       0.2207         0.2211         0.2214
Escrow Exchange Ratio ..............       0.1892         0.1895         0.1898
                                       ----------     ----------     ----------
  Aggregate Exchange Ratio .........       0.4100         0.4106         0.4112

                                         $25.375        $25.500        $25.625        $25.750        $25.875
                                         -------        -------        -------        -------        -------
Equity Value of Northeast Solite
 and Solite Combined ...............   13,005,025     13,045,650     13,086,275     13,126,900     13,167,525
Preferred Conversion Ratio:
 Series A ..........................       3.0326         3.0187         3.0048         2.9911         2.9775
 Series B ..........................       3.0347         3.0207         3.0069         2.9931         2.9796
 Series C ..........................      12.1363        12.0804        12.0250        11.9701        11.9158
Shares Owned Upon Conversion:
 Current Common ....................      532,750        532,750        532,750        532,750        532,750
 Series A ..........................       26,384         26,262         26,142         26,023         25,904
 Series B ..........................       42,768         42,571         42,376         42,182         41,991
 Series C ..........................      187,251        186,389        185,534        184,687        183,848
                                       ----------     ----------     ----------     ----------     ----------
  Total Shares .....................      789,153        787,972        786,802        785,642        784,493
Common Exchange Ratio ..............       0.2218         0.2221         0.2224         0.2227         0.2231
Escrow Exchange Ratio ..............       0.1901         0.1904         0.1906         0.1909         0.1912
                                       ----------     ----------     ----------     ----------     ----------
  Aggregate Exchange Ratio .........       0.4118         0.4125         0.4131         0.4137         0.4143

                                      $26

                                         $26.000        $26.125        $26.250
                                         -------        -------        -------
Equity Value of Northeast Solite
 and Solite Combined ...............   13,208,150     13,248,775     13,289,400
Preferred Conversion Ratio:
 Series A ..........................       2.9641         2.9507         2.9375
 Series B ..........................       2.9661         2.9527         2.9395
 Series C ..........................      11.8619        11.8085        11.7555
Shares Owned Upon Conversion:
 Current Common ....................      532,750        532,750        532,750
 Series A ..........................       25,787         25,671         25,556
 Series B ..........................       41,801         41,613         41,426
 Series C ..........................      183,017        182,193        181,376
                                       ----------     ----------     ----------
  Total Shares .....................      783,355        782,227        781,108
Common Exchange Ratio ..............       0.2234         0.2237         0.2240
Escrow Exchange Ratio ..............       0.1915         0.1918         0.1920
                                       ----------     ----------     ----------
  Aggregate Exchange Ratio .........       0.4149         0.4155         0.4161

                                         $26.375        $26.500        $26.625        $26.750        $26.875
                                         -------        -------        -------        -------        -------

Equity Value of Northeast Solite
 and Solite Combined ...............   13,330,025     13,370,650     13,411,275     13,451,900     13,492,525
Preferred Conversion Ratio:
 Series A ..........................       2.9244         2.9114         2.8985         2.8857         2.,8731
 Series B ..........................       2.9264         2.9134         2.9005         2.8877         2.8751
 Series C ..........................      11.7031        11.6511        11.5996        11.5485        11.4979
Shares Owned Upon Conversion:
 Current Common ....................      532,750        532,750        532,750        532,750        532,750
 Series A ..........................       25,442         25,329         25,217         25,106         24,996
 Series B ..........................       41,241         41,058         40,877         40,697         40,518
 Series C ..........................      180,567        179,765        178,970        178,182        177,401
                                       ----------     ----------     ----------     ----------     ----------
  Total Shares .....................      780,000        778,902        777,813        776,734        775,665
Common Exchange Ratio ..............       0.2244         0.2247         0.2250         0.2253         0.2256
Escrow Exchange Ratio ..............       0.1923         0.1926         0.1928         0.1931         0.1934
                                       ----------     ----------     ----------     ----------     ----------
  Aggregate Exchange Ratio .........       0.4167         0.4173         0.4178         0.4184         0.4190

                                      $27

                                         $27.000        $27.125        $27.250
                                         -------        -------        -------
Equity Value of Northeast Solite
 and Solite Combined ...............   13,533,150     13,573,775     13,614,400
Preferred Conversion Ratio:
 Series A ..........................       2.8606         2.8481         2.8358
 Series B ..........................       2.8625         2.8501         2.8377
 Series C ..........................      11.4477        11.3979        11.3486
Shares Owned Upon Conversion:
 Current Common ....................      532,750        532,750        532,750
 Series A ..........................       24,887         24,779         24,671
 Series B ..........................       40,341         40,166         39,992
 Series C ..........................      176,626        175,859        175,098
                                       ----------     ----------     ----------
  Total Shares .....................      774,604        773,553        772,511
Common Exchange Ratio ..............       0.2259         0.2262         0.2265
Escrow Exchange Ratio ..............       0.1936         0.1939         0.1942
                                       ----------     ----------     ----------
  Aggregate Exchange Ratio .........       0.4196         0.4201         0.4207

                                         $27.375        $27.500        $27.625        $27.750        $27.875
                                         -------        -------        -------        -------        -------
Equity Value of Northeast Solite
 and Solite Combined ...............   13,655,025     13,695,650     13,736,275     13,776,900     13,817,525
Preferred Conversion Ratio:
 Series A ..........................       2.8236         2.8115         2.7995         2.7876         2.7757
 Series B ..........................       2.8255         2.8134         2.8014         2.7895         2.7776
 Series C ..........................      11.2997        11.2513        11.2032        11.1555        11.1083
Shares Owned Upon Conversion:
 Current Common ....................      532,750        532,750        532,750        532,750        532,750
 Series A ..........................       24,565         24,460         24,355         24,252         24,149
 Series B ..........................       39,820         39,649         39,480         39,312         39,145
 Series C ..........................      174,343        173,596        172,854        172,119        171,390
                                       ----------     ----------     ----------     ----------     ----------
  Total Shares .....................      771,479        770,454        769,439        768,432        767,434
Common Exchange Ratio ..............       0.2268         0.2271         0.2274         0.2277         0.2280
Escrow Exchange Ratio ..............       0.1944         0.1947         0.1949         0.1952         0.1955
                                       ----------     ----------     ----------     ----------     ----------
  Aggregate Exchange Ratio .........       0.4213         0.4218         0.4224         0.4229         0.4235

                            GIANT CONVERSION PRICE

                                      $28

                                         $28.000        $28.125        $28.250
                                         -------        -------        -------
Equity Value of Northeast Solite
 and Solite Combined ...............   13,858,150     13,898,775     13,939,400
Preferred Conversion Ratio:
 Series A ..........................       2.7640         2.7524         2.7409
 Series B ..........................       2.7659         2.7543         2.7428
 Series C ..........................      11.0614        11.0150        10.9689
Shares Owned Upon Conversion:
 Current Common ....................      532,750        532,750        532,750
 Series A ..........................       24,047         23,946         23,846
 Series B ..........................       38,980         38,817         38,654
 Series C ..........................      170,667        169,950        169,240
                                       ----------     ----------     ----------
  Total Shares .....................      766,444        765,463        764,490
Common Exchange Ratio ..............       0.2283         0.2286         0.2289
Escrow Exchange Ratio ..............       0.1957         0.1960         0.1962
                                       ----------     ----------     ----------
  Aggregate Exchange Ratio .........       0.4240         0.4246         0.4251

                                         $28.375        $28.500        $28.625        $28.750        $28.875
                                         -------        -------        -------        -------        -------
Equity Value of Northeast Solite
 and Solite Combined ...............   13,980,025     14,020,650     14,061,275     14,101,900     14,142,525
Preferred Conversion Ratio:
 Series A ..........................       2.7295         2.7182         2.7070         2.6958         2.6848
 Series B ..........................       2.7314         2.7200         2.7088         2.6977         2.6866
 Series C ..........................      10.9232        10.8779        10.8330        10.7885        10.7443
Shares Owned Upon Conversion:
 Current Common ....................      532,750        532,750        532,750        532,750        532,750
 Series A ..........................       23,747         23,648         23,551         23,454         23,358
 Series B ..........................       38,493         38,334         38,175         38,018         37,862
 Series C ..........................      168,535        167,836        167,143        166,455        165,773
                                       ----------     ----------     ----------     ----------     ----------
  Total Shares .....................      763,525        762,568        761,618        760,677        759,743
Common Exchange Ratio ..............       0.2292         0.2295         0.2298         0.2301         0.2303
Escrow Exchange Ratio ..............       0.1965         0.1967         0.1969         0.1972         0.1974
                                       ----------     ----------     ----------     ----------     ----------
  Aggregate Exchange Ratio .........       0.4257         0.4262         0.4267         0.4273         0.4278

                                      $29

                                         $29.000        $29.125        $29.250
                                         -------        -------        -------
Equity Value of Northeast Solite
 and Solite Combined ...............   14,183,150     14,223,775     14,264,400
Preferred Conversion Ratio:
 Series A ..........................       2.6738         2.6630         2.6522
 Series B ..........................       2.6757         2.6648         2.6540
 Series C ..........................      10.7004        10.6569        10.6138
Shares Owned Upon Conversion:
 Current Common ....................      532,750        532,750        532,750
 Series A ..........................       23,262         23,168         23,074
 Series B ..........................       37,708         37,555         37,403
 Series C ..........................      165,097        164,426        163,761
                                       ----------     ----------     ----------
  Total Shares .....................      758,817        757,899        756,987
Common Exchange Ratio ..............       0.2306         0.2309         0.2312
Escrow Exchange Ratio ..............       0.1977         0.1979         0.1982
                                       ----------     ----------     ----------
  Aggregate Exchange Ratio .........       0.4283         0.4288         0.4293

                                         $29.375        $29.500        $29.625        $29.750        $29.875
                                         -------        -------        -------        -------        -------
Equity Value of Northeast Solite
 and Solite Combined ...............   14,305,025     14,345,650     14,386,275     14,426,900     14,467,525
Preferred Conversion Ratio:
 Series A ..........................       2.6415         2.6309         2.6204         2.6099         2.5996
 Series B ..........................       2.6433         2.6327         2.6222         2.6117         2.6014
 Series C ..........................      10.5710        10.5286        10.4865        10.4447        10.4033
Shares Owned Upon Conversion:
 Current Common ....................      532,750        532,750        532,750        532,750        532,750
 Series A ..........................       22,981         22,889         22,797         22,706         22,616
 Series B ..........................       37,252         37,103         36,954         36,807         36,661
 Series C ..........................      163,101        162,446        161,796        161,152        160,513
                                       ----------     ----------     ----------     ----------     ----------
  Total Shares .....................      756,084        755,187        754,298        753,416        752,540
Common Exchange Ratio ..............       0.2315         0.2317         0.2320         0.2323         0.2325
Escrow Exchange Ratio ..............       0.1984         0.1986         0.1989         0.1991         0.1993
                                       ----------     ----------     ----------     ----------     ----------
  Aggregate Exchange Ratio .........       0.4298         0.4304         0.4309         0.4314         0.4319

                                      $30

                                         $30.000        $30.125        $30.250
                                         -------        -------        -------
Equity Value of Northeast Solite
 and Solite Combined ...............   14,508,150     14,548,775     14,589,400
Preferred Conversion Ratio:
 Series A ..........................       2.5893         2.5791         2.5690
 Series B ..........................       2.5911         2.5809         2.5708
 Series C ..........................      10.3622        10.3214        10.2810
Shares Owned Upon Conversion:
 Current Common ....................      532,750        532,750        532,750
 Series A ..........................       22,527         22,438         22,350
 Series B ..........................       36,516         36,372         36,230
 Series C ..........................      159,879        159,250        158,625
  Total Shares .....................      751,672        750,810        749,956
Common Exchange Ratio ..............       0.2328         0.2331         0.2333
Escrow Exchange Ratio ..............       0.1996         0.1998         0.2000
                                        ---------     ----------      ---------
  Aggregate Exchange Ratio .........       0.4324         0.4329         0.4334

                                         $30.375        $30.500        $30.625        $30.750        $30.875
                                         -------        -------        -------        -------        -------
Equity Value of Northeast Solite
 and Solite Combined ...............   14,630,025     14,670,650     14,711,275     14,751,900     14,792,525
Preferred Conversion Ratio:
 Series A ..........................       2.5590         2.5490         2.5392         2.5294         2.5196
 Series B ..........................       2.5607         2.5508         2.5409         2.5311         2.5214
 Series C ..........................      10.2408        10.2010        10.1615        10.1223        10.0834
Shares Owned Upon Conversion:
 Current Common ....................      532,750        532,750        532,750        532,750        532,750
 Series A ..........................       22,263         22,177         22,091         22,005         21,921
 Series B ..........................       36,088         35,948         35,809         35,671         35,533
 Series C ..........................      158,006        157,391        156,782        156,177        155,576
  Total Shares .....................      749,108        748,266        747,431        746,603        745,780
Common Exchange Ratio ..............       0.2336         0.2339         0.2341         0.2344         0.2347
Escrow Exchange Ratio ..............       0.2002         0.2005         0.2007         0.2009         0.2011
                                       ----------     ----------     ----------     ----------     ----------
  Aggregate Exchange Ratio .........       0.4338         0.4343         0.4348         0.4353         0.4358

                            GIANT CONVERSION PRICE

                                      $31

                                         $31.000        $31.125        $31.250
                                         -------        -------        -------
Equity Value of Northeast Solite
 and Solite Combined ...............   14,833,150     14,873,775     14,914,400
Preferred Conversion Ratio:
 Series A ..........................       2.5100         2.5004         2.4909
 Series B ..........................       2.5117         2.5021         2.4926
 Series C ..........................      10.0447        10.0064         9.9684
Shares Owned Upon Conversion:
 Current Common ....................      532,750        532,750        532,750
 Series A ..........................       21,837         21,754         21,671
 Series B ..........................       35,397         35,262         35,128
 Series C ..........................      154,980        154,389        153,802
                                       ----------     ----------     ----------
  Total Shares .....................      744,965        744,155        743,351
Common Exchange Ratio ..............       0.2349         0.2352         0.2354
Escrow Exchange Ratio ..............       0.2014         0.2016         0.2018
                                       ----------     ----------     ----------
  Aggregate Exchange Ratio .........       0.4363         0.4367         0.4372

                                         $31.375        $31.500        $31.625        $31.750        $31.875
                                         -------        -------        -------        -------        -------
Equity Value of Northeast Solite
 and Solite Combined ...............   14,955,025     14,995,650     15,036,275     15,076,900     15,117,525
Preferred Conversion Ratio:
 Series A ..........................       2.4815         2.4721         2.4628         2.4536         2.4445
 Series B ..........................       2.4832         2.4738         2.4645         2.4553         2.4461
 Series C ..........................       9.9306         9.8932         9.8560         9.8191         9.7825
Shares Owned Upon Conversion:
 Current Common ....................      532,750        532,750        532,750        532,750        532,750
 Series A ..........................       21,589         21,507         21,427         21,346         21,267
 Series B ..........................       34,995         34,863         34,732         34,602         34,473
 Series C ..........................      153,220        152,642        152,068        151,499        150,934
                                       ----------     ----------     ----------     ----------     ----------
  Total Shares .....................      742,554        741,763        740,977        740,198        739,424
Common Exchange Ratio ..............       0.2357         0.2359         0.2362         0.2364         0.2367
Escrow Exchange Ratio ..............       0.2020         0.2022         0.2024         0.2026         0.2029
                                       ----------     ----------     ----------     ----------     ----------
  Aggregate Exchange Ratio .........       0.4377         0.4381         0.4386         0.4391         0.4395

                                      $32

                                         $32.000        $32.125        $32.250
                                         -------        -------        -------
Equity Value of Northeast Solite
 and Solite Combined ...............   15,158,150     15,198,775     15,239,400
Preferred Conversion Ratio:
 Series A ..........................       2.4354         2.4624         2.4174
 Series B ..........................       2.4370         2.4280         2.4191
 Series C ..........................       9.7461         9.7101         9.6742
Shares Owned Upon Conversion:
 Current Common ....................      532,750        532,750        532,750
 Series A ..........................       21,188         21,109         21,031
 Series B ..........................       34,345         34,218         34,092
 Series C ..........................      150,373        149,816        149,264
                                       ----------     ----------     ----------
  Total Shares .....................      738,656        737,894        737,137
Common Exchange Ratio ..............       0.2369         0.2372         0.2374
Escrow Exchange Ratio ..............       0.2031         0.2033         0.2035
                                       ----------     ----------     ----------
  Aggregate Exchange Ratio .........       0.4400         0.4404         0.4409

                                         $32.375        $32.500        $32.625        $32.750        $32.875
                                         -------        -------        -------        -------        -------
Equity Value of Northeast Solite
 and Solite Combined ...............   15,280,025     15,320,650     15,361,275     15,401,900     15,442,525
Preferred Conversion Ratio:
 Series A ..........................       2.4085         2.3997         2.3909         2.3823         2.3736
 Series B ..........................       2.4012         2.4013         2.3926         2.3839         2.3753
 Series C ..........................       9.6387         9.6034         9.5684         9.5336         9.4991
Shares Owned Upon Conversion:
 Current Common ....................      532,750        532,750        532,750        532,750        532,750
 Series A ..........................       20,954         20,877         20,801         20,726         20,651
 Series B ..........................       33,966         33,842         33,719         33,596         33,474
 Series C ..........................      148,715        148,171        147,630        147,094        146,561
                                       ----------     ----------     ----------     ----------     ----------
  Total Shares .....................      736,386        735,640        734,900        734,165        733,436
Common Exchange Ratio ..............       0.2376         0.2379         0.2381         0.2384         0.2386
Escrow Exchange Ratio ..............       0.2037         0.2039         0.2041         0.2043         0.2045
                                       ----------     ----------     ----------     ----------     ----------
  Aggregate Exchange Ratio .........       0.4413         0.4418         0.4422         0.4427         0.4431

                                      $33

                                         $33.000        $33.125        $33.250
                                         -------        -------        -------
Equity Value of Northeast Solite
 and Solite Combined ...............   15,483,150     15,523,775     15,564,400
Preferred Conversion Ratio:
 Series A ..........................       2.3651         2.3566         2.3481
 Series B ..........................       2.3667         2.3582         2.3497
 Series C ..........................       9.4648         9.4307         9.3970
Shares Owned Upon Conversion:
 Current Common ....................      532,750        532,750        532,750
 Series A ..........................       20,576         20,502         20,429
 Series B ..........................       33,354         33,234         33,115
 Series C ..........................      146,032        145,507        144,986
                                       ----------     ----------     ----------
  Total Shares .....................      732,712        731,993        731,279
Common Exchange Ratio ..............       0.2388         0.2391         0.2393
Escrow Exchange Ratio ..............       0.2047         0.2049         0.2051
                                       ----------     ----------     ----------
  Aggregate Exchange Ratio .........       0.4436         0.4440         0.4444

                                         $33.375        $33.500        $33.625        $33.750        $33.875
                                         -------        -------        -------        -------        -------
Equity Value of Northeast Solite
 and Solite Combined ...............   15,605,025     15,645,650     15,686,275     15,726,900     15,767,525
Preferred Conversion Ratio:
 Series A ..........................       2.3397         2.3314         2.3231         2.3149         2.3068
 Series B ..........................       2.3413         2.3330         2.3247         2.3165         2.3084
 Series C ..........................       9.3634         9.3301         9.2970         9.2642         9.2316
Shares Owned Upon Conversion:
 Current Common ....................      532,750        532,750        532,750        532,750        532,750
 Series A ..........................       20,356         20,283         20,211         20,140         20,069
 Series B ..........................       32,996         32,879         32,762         32,647         32,532
 Series C ..........................      144,468        143,954        143,444        142,937        142,434
                                       ----------     ----------     ----------     ----------     ----------
  Total Shares .....................      730,570        729,866        729,168        728,474        727,785
Common Exchange Ratio ..............       0.2395         0.2398         0.2400         0.2402         0.2405
Escrow Exchange Ratio ..............       0.2053         0.2055         0.2057         0.2059         0.2061
                                       ----------     ----------     ----------     ----------     ----------
  Aggregate Exchange Ratio .........       0.4449         0.4453         0.4457         0.4461         0.4466

                            GIANT CONVERSION PRICE

                                      $34

                                         $34.000        $34.125        $34.250
                                         -------        -------        -------
Equity Value of Northeast Solite
 and Solite Combined ...............   15,808,150     15,848,775     15,889,400
Preferred Conversion Ratio:
 Series A ..........................       2.2987         2.2907         2.2827
 Series B2.3003 ....................       2.3003         2.2922         2.2842
 Series C ..........................       9.1992         9.1670         9.1351
Shares Owned Upon Conversion:
 Current Common ....................      532,750        532,750        532,750
 Series A ..........................       19,999         19,929         19,859
 Series B ..........................       32,418         32,304         32,192
 Series C ..........................      141,934        141,438        140,946
                                       ----------     ----------     ----------
  Total Shares .....................      727,101        726,422        725,747
Common Exchange Ratio ..............       0.2407         0.2409         0.2411
Escrow Exchange Ratio ..............       0.2063         0.2065         0.2067
                                       ----------     ----------     ----------
  Aggregate Exchange Ratio .........       0.4470         0.4474         0.4478

                                         $34.375        $34.500        $34.625        $34.750        $34.875
                                         -------        -------        -------        -------        -------
Equity Value of Northeast Solite
 and Solite Combined ...............   15,930,025     15,970,650     16,011,275     16,051,900     16,092,525
Preferred Conversion Ratio:
 Series A ..........................       2.2748         2.2669         2.2591         2.2513         2.2436
 Series B2.3003 ....................       2.2763         2.2684         2.2606         2.2529         2.2451
 Series C ..........................       9.1034         9.0719         9.0407         9.0096         8.9788
Shares Owned Upon Conversion:
 Current Common ....................      532,750        532,750        532,750        532,750        532,750
 Series A ..........................       19,790         19,722         19,654         19,587         19,519
 Series B ..........................       32,080         31,969         31,859         31,750         31,641
 Series C ..........................      140,457        139,971        139,488        139,009        138,533
                                       ----------     ----------     ----------     ----------     ----------
  Total Shares .....................      725,077        724,412        723,751        723,095        722,444
Common Exchange Ratio ..............       0.2414         0.2416         0.2418         0.2420         0.2422
Escrow Exchange Ratio ..............       0.2069         0.2071         0.2073         0.2074         0.2076
                                       ----------     ----------     ----------     ----------     ----------
  Aggregate Exchange Ratio .........       0.4482         0.4486         0.4490         0.4495         0.4499

                                      $35

                                         $35.000        $35.125        $35.250
                                         -------        -------        -------
Equity Value of Northeast Solite
 and Solite Combined ...............   16,133,150     16,173,775     16,214,400
Preferred Conversion Ratio:
 Series A ..........................       2.2360         2.2284         2.2208
 Series B ..........................       2.2375         2.2299         2.2223
 Series C ..........................       8.9481         8.9177         8.8875
Shares Owned Upon Conversion:
 Current Common ....................      532,750        532,750        532,750
 Series A ..........................       19,453         19,387         19,321
 Series B ..........................       31,533         31,426         31,319
 Series C ..........................      138,061        137,591        137,125
                                       ----------     ----------     ----------
  Total Shares .....................      721,796        721,154        720,515
Common Exchange Ratio ..............       0.2425         0.2427         0.2429
Escrow Exchange Ratio ..............       0.2078         0.2080         0.2082
                                       ----------     ----------     ----------
  Aggregate Exchange Ratio .........       0.4503         0.4507         0.4511

                                         $35.375        $35.500        $35.625        $35.750        $35.875
                                         -------        -------        -------        -------        -------
Equity Value of Northeast Solite
 and Solite Combined ...............   16,255,025     16,295,650     16,336,275     16,376,900     16,417,525
Preferred Conversion Ratio:
 Series A ..........................       2.2133         2.2059         2.1985         2.1911         2.1838
 Series B ..........................       2.2148         2.2074         2.2000         2.1926         2.1853
 Series C ..........................       8.8575         8.8277         8.7980         8.7686         8.7394
Shares Owned Upon Conversion:
 Current Common ....................      532,750        532,750        532,750        532,750        532,750
 Series A ..........................       19,256         19,191         19,127         19,063         18,999
 Series B ..........................       31,213         31,108         31,004         30,900         30,797
 Series C ..........................      136,662        136,202        135,745        135,291        134,840
                                       ----------     ----------     ----------     ----------     ----------
  Total Shares .....................      719,881        719,251        718,626        718,004        717,387
Common Exchange Ratio ..............       0.2431         0.2433         0.2435         0.2437         0.2439
Escrow Exchange Ratio ..............       0.2084         0.2086         0.2087         0.2089         0.2091
                                       ----------     ----------     ----------     ----------     ----------
  Aggregate Exchange Ratio .........       0.4515         0.4519         0.4523         0.4526         0.4530

                                                                        Annex II

     Articles VIII, IX and X of the Solite Articles of Incorporation, which designate the Solite Series A Preferred Stock, Solite Series B Preferred Stock and Solite Series C Preferred Stock will be deleted in their entirety and the following substituted, in lieu thereof:

                                  ARTICLE VIII
                        CONVERSION OF PREVIOUSLY ISSUED
                      PREFERRED SHARES INTO COMMON SHARES

     8.1 Prior Designation of Preferred Shares Series. Pursuant to Article III of these Articles of Incorporation, the corporation has the authority to issue in series 100,000 Preferred Shares, of which, the corporation has previously designated 25,000 shares as Series A Preferred Shares, 16,300 shares as Series B Preferred Shares, and 16,807 shares as Series C Preferred Shares.

     8.2 Effective Time. The "Effective Time" shall mean date and time of day that the State Corporation Commission of Virginia issues a certificate of amendment (the "Certificate of Amendment") evidencing the adoption of the articles of amendment which set forth this Article VIII.

     8.3 Conversion of Preferred Shares; Fractional Shares. At the Effective Time, without any action on the part of the holders of the Preferred Shares, each Preferred Share issued and outstanding immediately prior to the Effective Time shall be converted into Common Shares (the "Conversion") according to the following ratios (the "Preferred Shares Conversion Ratios"):

        (i) Each Series A Preferred Share shall be converted into ___* Common Shares.

        (ii) Each Series B Preferred Share shall be converted into ___* Common Shares.

        (iii) Each Series C Preferred Share shall be converted into ___* Common Shares.

        (b) Notwithstanding the foregoing, the former holders of Preferred Shares shall not have the right to receive any fractional Common Shares as the result of the Conversion. In lieu of any such fractional Common Shares, each former holder of Preferred Shares, who otherwise would be entitled to receive a fractional Common Share, shall be entitled to receive from the corporation an amount of cash, without interest thereon, determined by multiplying (i) the fractional Common Share interest to which such former holder would otherwise be entitled by (ii) $ ** (such amount of cash hereinafter referred to as the "Fractional Share Cash Amount").

        (c) After the Conversion, each certificate evidencing ownership of Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares shall evidence the ownership of the number of Common Shares determined in accordance with the Preferred Shares Conversion Ratios, excluding any fractional Common Share, and (ii) the right to receive from the corporation the Fractional Share Cash Amount payable in lieu of such excluded fractional Common Share.


------------
 * The conversion ratio to be inserted will be the conversion ratio for such class shown on Annex I under the dollar amount equal to the average of the closing bid and asked prices per share of Giant Common Stock on the Nasdaq National Market for the 20 trading dates immediately preceding the Effective Time, rounded to the nearest eighth (the "Giant Conversion Price").

** The amount to be inserted will equal the quotient derived by dividing (i) the amount shown on Annex I for the Equity Value of Northeast Solite and Solite Combined under the dollar amount of the Giant Conversion Price by (ii) the Total Shares owned upon Conversion shown under the dollar amount equal to the Giant Conversion Price.

                                                                       Annex III

                                                              February 26, 1998

Board of Directors
Solite Corporation
P.O. Box 27211
Richmond, Virginia 23261


Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, that the consideration to be delivered to the holders of Series A, B and C Convertible Redeemable Preferred Stock (collectively the "Preferred") in the form of a portion of the Merger Consideration, as defined below, is fair to the holders of Preferred and common shareholders of the Company. It is our understanding that Solite Corporation (the "Company") has accepted and signed an Agreement and Plan of Merger of the Company with and into a wholly owned subsidiary of Giant Cement Holding, Inc. ("GCHI") upon terms enumerated therein (the "Transaction") and in consideration for 325,000 shares of common stock of GCHI (the "Merger Consideration"). The Transaction is described in the Agreement and Plan of Merger by and among Giant Cement Holding, Inc., GCHI Acquisition Corp., and Solite Corporation, dated September 10, 1997 as amended (the "Agreement"). We were retained by the Board of Directors of the Company and commenced our investigation on January 20, 1997.

     Pursuant to the Agreement, all shares of Preferred will convert into shares of common stock prior to the consummation of the Transaction. After conversion of the Preferred and also prior to the consummation of the Transaction, the Company will spin- off certain assets ("Independent Assets"), which, pursuant to the Agreement, are not to be among the assets of the Company at the time the Transaction is consummated. Independent Assets will be spun-off in a tax-free transaction (the "Spin-Off") to a corporation which is an existing subsidiary of the Company ("Independent"). All of the equity of Independent will be owned beneficially by the common shareholders of the Company in the same percentages as they beneficially owned the Company at the time that the Spin-Off is consummated.

     At the closing of the Transaction, the Company, and therefore all the remaining assets, will be merged with and into GCHI Acquisition Corp. ("Merged"), and shareholders of the Company will exchange their common shares for 175,000 shares of the Merger Consideration. At closing, 150,000 shares of the Merger Consideration will be deposited in escrow accounts as follows: (i) 75,000 shares to the "Escrow Account" (as defined in the Agreement), and (ii) 75,000 shares to the "Indemnity Escrow Account" (also defined in the Agreement). Each common shareholder will have the right to receive the Merger Consideration equal to his percentage ownership in the Company, post Preferred conversion. For the purpose of determining the conversion ratio, the value of the GCHI shares constituting the Merger Consideration at closing will be equal to the average of the closing bid and asked prices per share for GCHI stock for the twenty trading days immediately preceding closing.

     Company shareholders will receive the 75,000 shares of the Merger Consideration that were deposited in the Escrow Account within 90 days if the closing balance sheet of the Company reflects a consolidated net book value greater than $4.5 million (not including the potential write-off of AF Old Drum Handling Facility estimated to be approximately $250,000) and net current assets greater than $5.0 million. Company shareholders will also receive 37,500 shares on the second and third anniversaries of the closing date if liability claims against Merged are below negotiated levels as specified in the Agreement. The release of shares from each of these escrow accounts is dependent upon there being no pending claims under the indemnification provisions of the Agreement at the time such shares would otherwise be released pursuant to the terms of the Agreement. Company shareholders will receive shares held in the Escrow Account and the Indemnity Escrow Account equal to their percentage ownership in the Company, post Preferred conversion.

     In connection with the opinion, we have reviewed, among other things, (i) the financial structure of the proposed Transaction, (ii) the Agreement, (iii) internally prepared, unaudited, historical operating results of the Company's operations that will constitute Independent upon consummation of the Spin-Off,
(iv) internally prepared projections for Independent, (v) the Series B Preferred Shares Offering Memorandum, (vi) draft of Request for Ruling under
Section 355 to the Internal Revenue Service, (vii) Asset Purchase Agreement between Solite Corporation, Southern Materials Corporation, Rappahannock Farm Enterprises, Inc., Rockville Nurseries


                                     III-1

Corporation, John W. Roberts, and Mid-Atlantic Materials, Inc., dated August 29, 1997, (viii) third party appraisals for certain Kentucky and Florida operations, dated August 31, 1992, which have not been independently updated to the present, and (ix) Golder Associates, Inc. Preliminary Remediation Cost Evaluation for the Florida Solite Company Facility in Green Cove Springs, Florida, dated April 23, 1997, (x) Amendment Number 1 and Amendment Number 2 to Form S-4 for Giant Cement Holding, Inc. dated November 12, 1997 and December 4, 1997, respectively, and (xi) the redemption and conversion provisions for the Solite Preferred Stock in the Solite Articles of Incorporation as currently in effect. We have held discussions with the members of the management of the Company regarding its past and current business operations, financial condition and future prospects. We have also held discussions with the Company's accountants and performed such other investigations as we deemed necessary to render the fairness opinion contained herein.

     Ferris, Baker Watts, Inc. has no current investment banking relationship with the Company except for our review of the fairness to the holders of Preferred and common shareholders of the Company of the consideration to be delivered to the holders of Preferred in the form of the Merger Consideration.

     In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all financial and other information reviewed by us for the purposes of this opinion whether publicly available or provided to us by the Company, and we have not assumed any responsibility for independent verification of such information. We express no opinion as to the consideration to be received by holders of Preferred or common stock who may perfect dissenters' statutory fair appraisal remedies. Based upon the foregoing and based upon other such matters that we consider relevant, it is our opinion that, as of the date of this letter, the consideration to be received by the holders of Preferred in the form of a portion of the Merger Consideration as outlined in Exhibit A and common stock in Independent is fair to the holders of Preferred and common shareholders of the Company from a financial point of view. Our opinion is based on economic, market and other considerations as in effect on, and the information made available to us as of, the date of this letter. Our opinion was prepared at the request of the Board of Directors of the Company and does not constitute a recommendation as to how a shareholder should vote on matters associated with the Preferred. Subsequent events may affect the conclusions reached in this opinion, and we neither have nor do we assume any obligation to update, revise or reaffirm this opinion which speaks solely as of this date and with respect to matters contained herein.

                                            Very truly yours,


                                            FERRIS, BAKER WATTS, INC.


                                     III-2

                                   Exhibit A

                            Solite Conversion Matrix

                   Average Closing Bid/Asked Price for GCHI

                                      $15

                                      $15.000       $15.125       $15.250       $15.375
                                      -------       -------       -------       -------
Equity Value of Merged ...........   4,875,000     4,915,625     4,956,250     4,996,875
Equity Value of Independent ......   4,758,150     4,758,150     4,758,150     4,758,150
                                     ---------     ---------     ---------     ---------
  Total Equity Value .............   9,633,150     9,673,775     9,714,400     9,755,025
Par Value of Preferred Stock .....   4,225,450     4,225,450     4,225,450     4,225,450
Ownership Upon Conversion ........       43.86%       43.68%         43.50%        43.32%
Shares Owned Upon Conversion:
 Current Common ..................     532,750       532,750       532,750       532,750
 Series A ........................      42,835        42,516        42,201        41,891
 Series B ........................      69,435        68,917        68,407        67,905
 Series C ........................     304,008       301,741       299,508       297,308
                                     ---------     ---------     ---------     ---------
  Total Shares ...................     949,028       945,924       942,866       939,853
Percentage of Ownership:
 Current Common ..................       56.14%        56.32%        56.50%        56.68%
 Series A ........................        4.51%         4.49%         4.48%         4.46%
 Series B ........................        7.32%         7.29%         7.26%         7.23%
 Series C ........................       32.03%        31.90%        31.77%        31.63%
                                      --------      --------      --------      --------
  Total ..........................      100.00%       100.00%       100.00%       100.00%
Preferred Conversion Ratio:
 Series A ........................      4.9236        4.8869        4.8507        4.8150
 Series B ........................      4.9269        4.8902        4.8540        4.8183
 Series C ........................     19.7037       19.5568       19.4120       19.2694

                                      $15.500       $15.625        $15.750       $15.875
                                      -------       -------        -------       -------
Equity Value of Merged ...........   5,037,500     5,078,125      5,118,750     5,159,375
Equity Value of Independent ......   4,758,150     4,758,150      4,758,150     4,758,150
                                     ---------     ---------      ---------     ---------
  Total Equity Value .............   9,795,650     9,836,275      9,876,900     9,917,525
Par Value of Preferred Stock .....   4,225,450     4,225,450      4,225,450     4,225,450
Ownership Upon Conversion ........       43.14%        42.96%         42.78%        42.61%
Shares Owned Upon Conversion:
 Current Common ..................     532,750       532,750        532,750       532,750
 Series A ........................      41,585        41,284         40,988        40,695
 Series B ........................      67,410        66,922         66,440        65,966
 Series C ........................     295,139       293,002        290,896       288,820
                                     ---------     ---------      ---------     ---------
  Total Shares ...................     936,884       933,958        931,074       928,231
Percentage of Ownership:
 Current Common ..................       56.86%        57.04%         57.22%        57.39%
 Series A ........................        4.44%         4.42%          4.40%         4.38%
 Series B ........................        7.20%         7.17%          7.14%         7.11%
 Series C ........................       31.50%        31.37%         31.24%        31.12%
                                     ---------     ---------      ---------     ---------
  Total ..........................      100.00%       100.00%        100.00%       100.00%
Preferred Conversion Ratio:
 Series A ........................      4.7799        4.7453         4.7112        4.6776
 Series B ........................      4.7832        4.7486         4.7144        4.6808
 Series C ........................     19.1289       18.9904        18.8539       18.7193

                                      $16

                                      $16.000       $16.125        $16.250         $16.375
                                      -------       -------        -------         -------
Equity Value of Merged ...........   5,200,000     5,240,625       5,281,250       5,321,875
Equity Value of Independent ......   4,758,150     4,758,150       4,758,150       4,758,150
                                     ---------     ---------      ----------      ----------
  Total Equity Value .............   9,958,150     9,998,775      10,039,400      10,080,025
Par Value of Preferred Stock .....   4,225,450     4,225,450       4,225,450       4,225,450
Ownership Upon Conversion ........       42.43%        42.26%          42.09%          41.92%
Shares Owned Upon Conversion:
 Current Common ..................     532,750       532,750         532,750         532,750
 Series A ........................      40,407        40,122          39,842          39,565
 Series B ........................      65,499        65,038          64,583          64,135
 Series C ........................     286,773       284,755         282,766         280,803
                                     ---------     ---------      ----------      ----------
  Total Shares ...................     925,429       922,665         919,941         917,254
Percentage of Ownership:
 Current Common ..................       57.57%        57.74%          57.91%          58.08%
 Series A ........................        4.37%         4.35%           4.33%           4.31%
 Series B ........................        7.08%         7.05%           7.02%           6.99%
 Series C ........................       30.99%        30.86%          30.74%          30.61%
                                     ---------     ---------      ----------      ----------
  Total ..........................      100.00%       100.00%         100.00%         100.00%
Preferred Conversion Ratio:
 Series A ........................      4.6444        4.6118          4.5795          4.5478
 Series B ........................      4.6476        4.6149          4.5827          4.5509
 Series C ........................     18.5866       18.4558         18.3269         18.1997

                                       $16.500         $16.625         $16.750         $16.875
                                       -------         -------         -------         -------
Equity Value of Merged ...........     5,362,500       5,403,125       5,443,750       5,484,375
Equity Value of Independent ......     4,758,150       4,758,150       4,758,150       4,758,150
                                      ----------      ----------      ----------      ----------
  Total Equity Value .............    10,120,650      10,161,275      10,201,900      10,242,525
Par Value of Preferred Stock .....     4,225,450       4,225,450       4,225,450       4,225,450
Ownership Upon Conversion ........         41.75%          41.58%          41.42%          41.25%
Shares Owned Upon Conversion:
 Current Common ..................       532,750         532,750         532,750         532,750
 Series A ........................        39,293          39,024          38,759          38,497
 Series B ........................        63,693          63,257          62,827          62,403
 Series C ........................       278,868         276,960         275,077         273,220
                                      ----------      ----------      ----------      ----------
  Total Shares ...................       914,604         911,991         909,413         906,870
Percentage of Ownership:
 Current Common ..................         58.25%          58.42%          58.58%          58.75%
 Series A ........................          4.30%           4.28%           4.26%           4.25%
 Series B ........................          6.96%           6.94%           6.91%           6.88%
 Series C ........................         30.49%          30.37%          30.25%          30.13%
                                      ----------      ----------      ----------      ----------
  Total ..........................        100.00%         100.00%         100.00%         100.00%
Preferred Conversion Ratio:
 Series A ........................        4.5164          4.4855          4.4550          4.4249
 Series B ........................        4.5195          4.4886          4.4581          4.4280
 Series C ........................       18.0743         17.9506         17.8286         17.7082


                                     III-3

                           Solite Conversion Matrix

                   Average Closing Bid/Asked Price for GCHI

                                      $17

                                           $17.000         $17.125         $17.250
                                           -------         -------         -------
Equity Value of Merged ...............     5,525,000       5,565,625       5,606,250
Equity Value of Independent ..........     4,758,150       4,758,150       4,758,150
                                          ----------      ----------      ----------
  Total Equity Value .................    10,283,150      10,323,775      10,364,400
Par Value of Preferred Stock .........     4,225,450       4,225,450       4,225,450
Ownership Upon Conversion ............         41.09%          40.93%          40.77%
Shares Owned Upon Conversion:
 Current Common ......................       532,750         532,750         532,750
 Series A ............................        38,239          37,984          37,733
 Series B ............................        61,985          61,572          61,164
 Series C ............................       271,388         269,580         267,796
                                          ----------      ----------      ----------
  Total Shares .......................       904,361         901,886         899,443
Percentage of Ownership:
 Current Common ......................         58.91%          59.07%          59.23%
 Series A ............................          4.23%           4.21%           4.20%
 Series B ............................          6.85%           6.83%           6.80%
 Series C ............................         30.01%          29.89%          29.77%
                                          ----------      ----------      ----------
  Total ..............................        100.00%         100.00%         100.00%
Preferred Conversion Ratio:
 Series A ............................        4.3953          4.3660          4.3371
 Series B ............................        4.3983          4.3690          4.3401
 Series C ............................       17.5894         17.4723         17.3566

                                           $17.375         $17.500         $17.625         $17.750         $17.875
                                           -------         -------         -------         -------         -------
Equity Value of Merged ...............     5,646,875       5,687,500       5,728,125       5,768,750       5,809,375
Equity Value of Independent ..........     4,758,150       4,758,150       4,758,150       4,758,150       4,758,150
                                          ----------      ----------      ----------      ----------      ----------
  Total Equity Value .................    10,405,025      10,445,650      10,486,275      10,526,900      10,567,525
Par Value of Preferred Stock .........     4,225,450       4,225,450       4,225,450       4,225,450       4,225,450
Ownership Upon Conversion ............         40.61%          40.45%          40.30%          40.14%          39.99%
Shares Owned Upon Conversion:
 Current Common ......................       532,750         532,750         532,750         532,750         532,750
 Series A ............................        37,485          37,240          36,998          36,760          36,524
 Series B ............................        60,762          60,365          59,974          59,587          59,205
 Series C ............................       266,035         264,298         262,583         260,890         259,219
                                          ----------      ----------      ----------      ----------      ----------
  Total Shares .......................       897,032         894,653         892,305         889,987         887,698
Percentage of Ownership:
 Current Common ......................        59.39%           59.55%          59.70%          59.86%          60.01%
 Series A ............................         4.18%            4.16%           4.15%           4.13%           4.11%
 Series B ............................         6.77%            6.75%           6.72%           6.70%           6.67%
 Series C ............................        29.66%           29.54%          29.43%          29.31%          29.20%
                                          ---------       ----------      ----------      ----------      ----------
  Total ..............................       100.00%          100.00%         100.00%         100.00%         100.00%
Preferred Conversion Ratio:
 Series A ............................        4.3086          4.2804          4.2527          4.2252          4.1982
 Series B ............................        4.3115          4.2834          4.2556          4.2281          4.2010
 Series C ............................       17.2425         17.1299         17.0188         16.9091         16.8007

                                      $18

                                           $18.000         $18.125         $18.250
                                           -------         -------         -------
Equity Value of Merged ...............     5,850,000       5,890,625       5,931,250
Equity Value of Independent ..........     4,758,150       4,758,150       4,758,150
                                           ---------       ---------       ---------
  Total Equity Value .................    10,608,150      10,648,775      10,689,400
Par Value of Preferred Stock .........     4,225,450       4,225,450       4,225,450
Ownership Upon Conversion ............         39.83%          39.68%          39.53%
Shares Owned Upon Conversion:
 Current Common ......................       532,750         532,750         532,750
 Series A ............................        36,292          36,062          35,836
 Series B ............................        58,829          58,456          58,089
 Series C ............................       257,569         255,940         254,331
                                          ----------      ----------      ----------
  Total Shares .......................       885,439         883,208         881,006
Percentage of Ownership:
 Current Common ......................         60.17%          60.32%          60.47%
 Series A ............................          4.10%           4.08%           4.07%
 Series B ............................          6.64%           6.62%           6.59%
 Series C ............................         29.09%          28.98%          28.87%
                                          ----------      ----------      ----------
  Total ..............................        100.00%         100.00%         100.00%
Preferred Conversion Ratio:
 Series A ............................        4.1715          4.1451          4.1190
 Series B ............................        4.1743          4.1479          4.1218
 Series C ............................       16.6938         16.5882         16.4840

                                           $18.375         $18.500         $18.625         $18.750         $18.875
                                           -------         -------         -------         -------         -------
Equity Value of Merged ...............     5,971,875       6,012,500       6,053,125       6,093,750       6,134,375
Equity Value of Independent ..........     4,758,150       4,758,150       4,758,150       4,758,150       4,758,150
                                          ----------      ----------      ----------      ----------      ----------
  Total Equity Value .................    10,730,025      10,770,650      10,811,275      10,851,900      10,892,525
Par Value of Preferred Stock .........     4,225,450       4,225,450       4,225,450       4,225,450       4,225,450
Ownership Upon Conversion ............         39.38%          39.23%          39.08%          38.94%          38.79%
Shares Owned Upon Conversion:
 Current Common ......................       532,750         532,750         532,750         532,750         532,750
 Series A ............................        35,612          35,391          35,172          34,957          34,744
 Series B ............................        57,726          57,368          57,014          56,665          56,319
 Series C ............................       252,743         251,174         249,625         248,094         246,583
                                          ----------      ----------      ----------      ----------      ----------
  Total Shares .......................       878,831         876,683         874,561         872,466         870,396
Percentage of Ownership:
 Current Common ......................         60.62%          60.77%          60.92%          61.06%          61.21%
 Series A ............................          4.05%           4.04%           4.02%           4.01%           3.99%
 Series B ............................          6.57%           6.54%           6.52%           6.49%           6.47%
 Series C ............................         28.76%          28.65%          28.54%          28.44%          28.33%
                                          ----------      ----------      ----------      ----------      ----------
  Total ..............................        100.00%         100.00%         100.00%         100.00%         100.00%
Preferred Conversion Ratio:
 Series A ............................        4.0933          4.0679          4.0428          4.0180          3.9935
 Series B ............................        4.0961          4.0707          4.0456          4.0208          3.9963
 Series C ............................       16.3810         16.2793         16.1789         16.0797         15.9818


                                     III-4

                           Solite Conversion Matrix

                   Average Closing Bid/Asked Price for GCHI

                                      $19

                                          $19.000         $19.125         $19.250
                                          -------         -------         -------
Equity Value of Merged ..............     6,175,000       6,215,625       6,256,250
Equity Value of Independent .........     4,758,150       4,758,150       4,758,150
                                          ---------       ---------       ---------
  Total Equity Value ................    10,933,150      10,973,775      11,014,400
Par Value of Preferred Stock ........     4,225,450       4,225,450       4,225,450
Ownership Upon Conversion ...........         38.65%          38.50%          38.36%
Shares Owned Upon Conversion:
 Current Common .....................       532,750         532,750         532,750
 Series A ...........................        34,533          34,325          34,120
 Series B ...........................        55,978          55,641          55,308
 Series C ...........................       245,089         243,614         242,156
                                         ----------      ----------      ----------
  Total Shares ......................       868,351         866,330         864,334
Percentage of Ownership:
 Current Common .....................         61.35%          61.50%          61.64%
 Series A ...........................          3.98%           3.96%           3.95%
 Series B ...........................          6.45%           6.42%           6.40%
 Series C ...........................         28.22%          28.12%          28.02%
                                         ----------      ----------      ----------
  Total .............................        100.00%         100.00%         100.00%
Preferred Conversion Ratio:
 Series A ...........................        3.9693          3.9455          3.9218
 Series B ...........................        3.9721          3.9481          3.9245
 Series C ...........................       15.8850         15.7893         15.6949

                                          $19.375         $19.500         $19.625         $19.750         $19.875
                                          -------         -------         -------         -------         -------
Equity Value of Merged ..............     6,296,875       6,337,500       6,378,125       6,418,750       6,459,375
Equity Value of Independent .........     4,758,150       4,758,150       4,758,150       4,758,150       4,758,150
                                         ----------      ----------      ----------      ----------      ----------
  Total Equity Value ................    11,055,025      11,095,650      11,136,275      11,176,900      11,217,525
Par Value of Preferred Stock ........     4,225,450       4,225,450       4,225,450       4,225,450       4,225,450
Ownership Upon Conversion ...........         38.22%          38.08%          37.94%          37.81%          37.67%
Shares Owned Upon Conversion:
 Current Common .....................       532,750         532,750         532,750         532,750         532,750
 Series A ...........................        33,917          33,716          33,518          33,322          33,129
 Series B ...........................        54,979          54,654          54,333          54,015          53,701
 Series C ...........................       240,715         239,292         237,885         236,495         235,121
                                         ----------      ----------      ----------      ----------      ----------
  Total Shares ......................       862,362         860,413         858,487         856,583         854,701
Percentage of Ownership:
 Current Common .....................         61.78%          61.92%          62.06%          62.19%          62.33%
 Series A ...........................          3.93%           3.92%           3.90%           3.89%           3.88%
 Series B ...........................          6.38%           6.35%           6.33%           6.31%           6.28%
 Series C ...........................         27.91%          27.81%          27.71%          27.61%          27.51%
                                         ----------      ----------      ----------      ----------      ----------
  Total .............................        100.00%         100.00%         100.00%         100.00%         100.00%
Preferred Conversion Ratio:
 Series A ...........................        3.8985          3.8755          3.8527          3.8302          3.8079
 Series B ...........................        3.9012          3.8781          3.8553          3.8328          3.8105
 Series C ...........................       15.6015         15.5092         15.4181         15.3280         15.2389

                                      $20

                                          $20.000         $20.125         $20.250
                                          -------         -------         -------
Equity Value of Merged ..............     6,500,000       6,540,625       6,581,250
Equity Value of Independent .........     4,758,150       4,758,150       4,758,150
                                          ---------       ---------       ---------
  Total Equity Value ................    11,258,150      11,298,775      11,339,400
Par Value of Preferred Stock ........     4,225,450       4,225,450       4,225,450
Ownership Upon Conversion ...........         37.53%          37.40%          37.26%
Shares Owned Upon Conversion:
 Current Common .....................       532,750         532,750         532,750
 Series A ...........................        32,937          32,748          32,561
 Series B ...........................        53,391          53,085          52,781
 Series C ...........................       233,763         232,420         231,093
                                         ----------      ----------      ----------
  Total Shares ......................       852,842         851,003         849,186
Percentage of Ownership:
 Current Common .....................         62.47%          62.60%          62.74%
 Series A ...........................          3.86%           3.85%           3.83%
 Series B ...........................          6.26%           6.24%           6.22%
 Series C ...........................         27.41%          27.31%          27.21%
                                         ----------      ----------      ----------
  Total .............................        100.00%         100.00%         100.00%
Preferred Conversion Ratio:
 Series A ...........................        3.7859          3.7642          3.7427
 Series B ...........................        3.7885          3.7667          3.7452
 Series C ...........................       15.1509         15.0639         14.9778

                                          $20.375         $20.500         $20.625         $20.750         $20.875
                                          -------         -------         -------         -------         -------

Equity Value of Merged ..............     6,621,875       6,662,500       6,703,125       6,743,750       6,784,375
Equity Value of Independent .........     4,758,150       4,758,150       4,758,150       4,758,150       4,758,150
                                          ---------       ---------       ---------       ---------       ---------
  Total Equity Value ................    11,380,025      11,420,650      11,461,275      11,501,900      11,542,525
Par Value of Preferred Stock ........     4,225,450       4,225,450       4,225,450       4,225,450       4,225,450
Ownership Upon Conversion ...........         37.13%          37.00%          36.87%          36.74%          36.61%
Shares Owned Upon Conversion:
 Current Common .....................       532,750         532,750         532,750         532,750         532,750
 Series A ...........................        32,376          32,194          32,013          31,834          31,657
 Series B ...........................        52,482          52,185          51,892          51,603          51,316
 Series C ...........................       229,781         228,484         227,201         225,932         224,678
                                         ----------      ----------      ----------      ----------      ----------
  Total Shares ......................       847,389         845,613         843,856         842,119         840,401
Percentage of Ownership:
 Current Common .....................         62.87%          63.00%          63.13%          63.26%          63.39%
 Series A ...........................          3.82%           3.81%           3.79%           3.78%           3.77%
 Series B ...........................          6.19%           6.17%           6.15%           6.13%           6.11%
 Series C ...........................         27.12%          27.02%          26.92%          26.83%          26.73%
                                         ----------      ----------      ----------      ----------      ----------
  Total .............................        100.00%         100.00%         100.00%         100.00%         100.00%
Preferred Conversion Ratio:
 Series A ...........................        3.7214          3.7004          3.6796          3.6591          3.6388
 Series B ...........................        3.7240          3.7029          3.6821          3.6616          3.6413
 Series C ...........................       14.8928         14.8087         14.7256         14.6433         14.5620


                                     III-5

                           Solite Conversion Matrix

                    Average Closing Bid/Asked Price for GCHI

                                      $21

                                          $21.000         $21.125         $21.250
                                          -------         -------         -------
Equity Value of Merged ..............     6,825,000       6,865,625       6,906,250
Equity Value of Independent .........     4,758,150       4,758,150       4,758,150
                                          ---------       ---------       ---------
  Total Equity Value ................    11,583,150      11,623,775      11,664,400
Par Value of Preferred Stock ........     4,225,450       4,225,450       4,225,450
Ownership Upon Conversion ...........         36.48%          36.35%          36.23%
Shares Owned Upon Conversion:
 Current Common .....................       532,750         532,750         532,750
 Series A ...........................        31,483          31,310          31,139
 Series B ...........................        51,033          50,753          50,476
 Series C ...........................       223,437         222,210         220,997
                                         ----------      ----------      ----------
  Total Shares ......................       838,703         837,023         835,361
Percentage of Ownership:
  Current Common ....................         63.52%          63.65%          63.77%
 Series A ...........................          3.75%           3.74%           3.73%
 Series B ...........................          6.08%           6.06%           6.04%
 Series C ...........................         26.64%          26.55%          26.46%
                                         ----------      ----------      ----------
  Total .............................        100.00%         100.00%         100.00%
Preferred Conversion Ratio:
 Series A ...........................        3.6187          3.5988          3.5792
 Series B ...........................        3.6212          3.6013          3.5816
 Series C ...........................       14.4816         14.4021         14.3235

                                          $21.375         $21.500         $21.625         $21.750         $21.875
                                          -------         -------         -------         -------         -------
Equity Value of Merged ..............     6,946,875       6,987,500       7,028,125       7,068,750       7,109,375
Equity Value of Independent .........     4,758,150       4,758,150       4,758,150       4,758,150       4,758,150
                                         ----------      ----------      ----------      ----------      ----------
  Total Equity Value ................    11,705,025      11,745,650      11,786,275      11,826,900      11,867,525
Par Value of Preferred Stock ........     4,225,450       4,225,450       4,225,450       4,225,450       4,225,450
Ownership Upon Conversion ...........         36.10%          35.97%          35.85%          35.73%          35.61%
Shares Owned Upon Conversion:
 Current Common .....................       532,750         532,750         532,750         532,750         532,750
 Series A ...........................        30,970          30,802          30,637          30,473          30,311
 Series B ...........................        50,201          49,930          49,662          49,396          49,134
 Series C ...........................       219,797         218,609         217,435         216,272         215,123
                                         ----------      ----------      ----------      ----------      ----------
  Total Shares ......................       833,717         832,092         830,483         828,892         827,318
Percentage of Ownership:
  Current Common ....................         63.90%          64.03%          64.15%          64.27%          64.39%
 Series A ...........................          3.71%           3.70%           3.69%           3.68%           3.66%
 Series B ...........................          6.02%           6.00%           5.98%           5.96%           5.94%
 Series C ...........................         26.36%          26.27%          26.18%          26.09%          26.00%
                                         -----------     ----------      ----------      ----------      ----------
  Total .............................         100.00%        100.00%         100.00%         100.00%         100.00%
Preferred Conversion Ratio:
 Series A ...........................        3.5597          3.5405          3.5215          3.5026          3.4840
 Series B ...........................        3.5621          3.5429          3.5239          3.5050          3.4864
 Series C ...........................       14.2457         14.1687         14.0926         14.0173         13.9428

                                      $22

                                          $22.000         $22.125         $22.250
                                          -------         -------         -------
Equity Value of Merged ..............     7,150,000       7,190,625       7,231,250
Equity Value of Independent .........     4,758,150       4,758,150       4,758,150
                                          ---------       ---------       ---------
  Total Equity Value ................    11,908,150      11,948,775      11,989,400
Par Value of Preferred Stock ........     4,225,450       4,225,450       4,225,450
Ownership Upon Conversion ...........         35.48%          35.36%          35.24%
Shares Owned Upon Conversion:
 Current Common .....................       532,750         532,750         532,750
 Series A ...........................        30,151          29,992          29,835
 Series B ...........................        48,874          48,617          48,363
 Series C ...........................       213,985         212,860         211,746
                                         ----------      ----------      ----------
  Total Shares ......................       825,760         824,219         822,694
Percentage of Ownership:
 Current Common .....................         64.52%          64.64%          64.76%
 Series A ...........................          3.65%           3.64%           3.63%
 Series B ...........................          5.92%           5.90%           5.88%
 Series C ...........................         25.91%          25.83%          25.74%
                                         ----------      ----------      ----------
  Total .............................        100.00%         100.00%         100.00%
Preferred Conversion Ratio:
 Series A ...........................        3.4656          3.4474          3.4293
 Series B ...........................        3.4680          3.4497          3.4317
 Series C ...........................       13.8690         13.7961         13.7239

                                          $22.375         $22.500         $22.625         $22.750         $22.875
                                          -------         -------         -------         -------         -------
Equity Value of Merged ..............     7,271,875       7,312,500       7,353,125       7,393,750       7,434,375
Equity Value of Independent .........     4,758,150       4,758,150       4,758,150       4,758,150       4,758,150
                                         ----------      ----------      ----------      ----------      ----------
  Total Equity Value ................    12,030,025      12,070,650      12,111,275      12,151,900      12,192,525
Par Value of Preferred Stock ........     4,225,450       4,225,450       4,225,450       4,225,450       4,225,450
Ownership Upon Conversion ...........         35.12%          35.01%          34.89%          34.77%          34.66%
Shares Owned Upon Conversion:
 Current Common .....................       532,750         532,750         532,750         532,750         532,750
 Series A ...........................        29,680          29,526          29,374          29,224          29,075
 Series B ...........................        48,111          47,862          47,615          47,371          47,130
 Series C ...........................       210,644         209,553         208,473         207,405         206,347
                                         ----------      ----------      ----------      ----------      ----------
  Total Shares ......................       821,184         819,691         818,213         816,750         815,301
Percentage of Ownership:
 Current Common .....................         64.88%          64.99%          65.11%          65.23%          65.34%
 Series A ...........................          3.61%           3.60%           3.59%           3.58%           3.57%
 Series B ...........................          5.86%           5.84%           5.82%           5.80%           5.78%
 Series C ...........................         25.65%          25.56%          25.48%          25.39%          25.31%
                                         ----------      ----------      ----------      ----------      ----------
  Total .............................        100.00%         100.00%         100.00%         100.00%         100.00%
Preferred Conversion Ratio:
 Series A ...........................        3.4115          3.3938          3.3763          3.3590          3.3419
 Series B ...........................        3.4138          3.3961          3.3786          3.3613          3.3442
 Series C ...........................       13.6525         13.5818         13.5118         13.4425         13.3740

                                      III-6

                           Solite Conversion Matrix

                    Average Closing Bid/Asked Price for GCHI

                                      $23

                                           $23.000         $23.125         $23.250
                                           -------         -------         -------

Equity Value of Merged ...............     7,475,000       7,515,625       7,556,250
Equity Value of Independent ..........     4,758,150       4,758,150       4,758,150
                                          ----------      ----------      ----------
  Total Equity Value .................    12,233,150      12,273,775      12,314,400
Par Value of Preferred Stock .........     4,225,450       4,225,450       4,225,450
Ownership Upon Conversion ............         34.54%          34.43%          34.31%
Shares Owned Upon Conversion:
 Current Common ......................       532,750         532,750         532,750
 Series A ............................        28,927          28,781          28,636
 Series B ............................        46,890          46,654          46,419
 Series C ............................       205,300         204,264         203,238
                                          ----------      ----------      ----------
  Total Shares .......................       813,868         812,449         811,044
Percentage of Ownership:
 Current Common ......................         65.46%          65.57%          65.69%
 Series A ............................          3.55%           3.54%           3.53%
 Series B ............................          5.76%           5.74%           5.72%
 Series C ............................         25.23%          25.14%          25.06%
                                          ----------      ----------      ----------
  Total ..............................        100.00%         100.00%         100.00%
Preferred Conversion Ratio:
 Series A ............................        3.3249          3.3082          3.2915
 Series B ............................        3.3272          3.3104          3.2938
 Series C ............................       13.3061         13.2390         13.1725

                                           $23.375         $23.500         $23.625         $23.750         $23.875
                                           -------         -------         -------         -------         -------
Equity Value of Merged ...............     7,596,875       7,637,500       7,678,125       7,718,750       7,759,375
Equity Value of Independent ..........     4,758,150       4,758,150       4,758,150       4,758,150       4,758,150
                                          ----------      ----------      ----------      ----------      ----------
  Total Equity Value .................    12,355,025      12,395,650      12,436,275      12,476,900      12,517,525
Par Value of Preferred Stock .........     4,225,450       4,225,450       4,225,450       4,225,450       4,225,450
Ownership Upon Conversion ............         34.20%          34.09%          33.98%          33.87%          33.76%
Shares Owned Upon Conversion:
 Current Common ......................       532,750         532,750         532,750         532,750         532,750
 Series A ............................        28,493          28,352          28,211          28,073          27,935
 Series B ............................        46,188          45,958          45,730          45,505          45,282
 Series C ............................       202,223         201,217         200,222         199,236         198,260
                                          ----------      ----------      ----------      ----------      ----------
  Total Shares .......................       809,654         808,277         806,913         805,564         804,227
Percentage of Ownership:
 Current Common ......................         65.80%          65.91%          66.02%          66.13%          66.24%
 Series A ............................          3.52%           3.51%           3.50%           3.48%           3.47%
 Series B ............................          5.70%           5.69%           5.67%           5.65%           5.63%
 Series C ............................         24.98%          24.89%          24.81%          24.73%          24.65%
                                          ----------      ----------      ----------      ----------      ----------
  Total ..............................        100.00%         100.00%         100.00%         100.00%         100.00%
Preferred Conversion Ratio:
 Series A ............................        3.2751          3.2588          3.2427          3.2267          3.2109
 Series B ............................        3.2773          3.2610          3.2449          3.2289          3.2131
 Series C ............................       13.1067         13.0415         12.9770         12.9131         12.8498

                                      $24

                                           $24.000         $24.125         $24.250
                                           -------         -------         -------
Equity Value of Merged ...............     7,800,000       7,840,625       7,881,250
Equity Value of Independent ..........     4,758,150       4,758,150       4,758,150
                                           ---------       ---------       ---------
  Total Equity Value .................    12,558,150      12,598,775      12,639,400
Par Value of Preferred Stock .........     4,225,450       4,225,450       4,225,450
Ownership Upon Conversion ............         33.65%          33.54%          33.43%
Shares Owned Upon Conversion:
 Current Common ......................       532,750         532,750         532,750
 Series A ............................        27,799          27,664          27,530
 Series B ............................        45,062          44,843          44,626
 Series C ............................       197,293         196,336         195,388
                                          ----------      ----------      ----------
  Total Shares .......................       802,904         801,593         800,295
Percentage of Ownership:
 Current Common ......................         66.35%          66.46%          66.57%
 Series A ............................          3.46%           3.45%           3.44%
 Series B ............................          5.61%           5.59%           5.58%
 Series C ............................         24.57%          24.49%          24.41%
                                          ----------      ----------      ----------
  Total ..............................        100.00%         100.00%         100.00%
Preferred Conversion Ratio:
 Series A ............................        3.1953          3.1798          3.1644
 Series B ............................        3.1974          3.1819          3.1666
 Series C ............................       12.7872         12.7251         12.6637

                                           $24.375         $24.500         $24.625         $24.750         $24.875
                                           -------         -------         -------         -------         -------
Equity Value of Merged ...............     7,921,875       7,962,500       8,003,125       8,043,750       8,084,375
Equity Value of Independent ..........     4,758,150       4,758,150       4,758,150       4,758,150       4,758,150
                                           ---------       ---------       ---------       ---------       ---------
  Total Equity Value .................    12,680,025      12,720,650      12,761,275      12,801,900      12,842,525
Par Value of Preferred Stock .........     4,225,450       4,225,450       4,225,450       4,225,450       4,225,450
Ownership Upon Conversion ............         33.32%          33.22%          33.11%          33.01%          32.90%
Shares Owned Upon Conversion:
 Current Common ......................       532,750         532,750         532,750         532,750         532,750
 Series A ............................        27,398          27,267          27,137          27,009          26,881
 Series B ............................        44,412          44,200          43,989          43,781          43,575
 Series C ............................       194,449         193,519         192,598         191,686         190,782
                                          ----------      ----------      ----------      ----------      ----------
  Total Shares .......................       799,009         797,736         796,475         795,226         793,988
Percentage of Ownership:
 Current Common ......................         66.68%          66.78%          66.89%          66.99%          67.10%
 Series A ............................          3.43%           3.42%           3.41%           3.40%           3.39%
 Series B ............................          5.56%           5.54%           5.52%           5.51%           5.49%
 Series C ............................         24.34%          24.26%          24.18%          24.10%          24.03%
                                          ----------      ----------      ----------      ----------      ----------
  Total ..............................        100.00%         100.00%         100.00%         100.00%         100.00%
Preferred Conversion Ratio:
 Series A ............................        3.1492          3.1341          3.1192          3.1045          3.0898
 Series B ............................        3.1514          3.1363          3.1214          3.1066          3.0919
 Series C ............................       12.6028         12.5426         12.4829         12.4237         12.3652


                                     III-7

                           Solite Conversion Matrix

                    Average Closing Bid/Asked Price for GCHI

                                      $25

                                           $25.000         $25.125         $25.250
                                           -------         -------         -------
Equity Value of Merged ...............     8,125,000       8,165,625       8,206,250
Equity Value of Independent ..........     4,758,150       4,758,150       4,758,150
                                           ---------       ---------       ---------
  Total Equity Value .................    12,883,150      12,923,775      12,964,400
Par Value of Preferred Stock .........     4,225,450       4,225,450       4,225,450
Ownership Upon Conversion ............         32.80%          32.70%          32.59%
Shares Owned Upon Conversion:
 Current Common ......................       532,750         532,750         532,750
 Series A ............................        26,755          26,630          26,507
 Series B ............................        43,370          43,167          42,967
 Series C ............................       189,887         189,000         188,122
                                          ----------      ----------      ----------
  Total Shares .......................       792,762         791,548         790,345
Percentage of Ownership:
 Current Common ......................         67.20%          67.30%          67.41%
 Series A ............................          3.37%           3.36%           3.35%
 Series B ............................          5.47%           5.45%           5.44%
 Series C ............................         23.95%          23.88%          23.80%
                                          ----------      ----------      ----------
  Total ..............................        100.00%         100.00%         100.00%
Preferred Conversion Ratio:
 Series A ............................        3.0753          3.0610          3.0467
 Series B ............................        3.0774          3.0630          3.0488
 Series C ............................       12.3071         12.2497         12.1927

                                           $25.375         $25.500         $25.625         $25.750         $25.875
                                           -------         -------         -------         -------         -------
Equity Value of Merged ...............     8,246,875       8,287,500       8,328,125       8,368,750       8,409,375
Equity Value of Independent ..........     4,758,150       4,758,150       4,758,150       4,758,150       4,758,150
                                           ---------       ---------       ---------       ---------       ---------
  Total Equity Value .................    13,005,025      13,045,650      13,086,275      13,126,900      13,167,525
Par Value of Preferred Stock .........     4,225,450       4,225,450       4,225,450       4,225,450       4,225,450
Ownership Upon Conversion ............         32.49%          32.39%          32.29%          32.19%          32.09%
Shares Owned Upon Conversion:
 Current Common ......................       532,750         532,750         532,750         532,750         532,750
 Series A ............................        26,384          26,262          26,142          26,023          25,904
 Series B ............................        42,768          42,571          42,376          42,182          41,991
 Series C ............................       187,251         186,389         185,534         184,687         183,848
                                          ----------      ----------      ----------      ----------      ----------
  Total Shares .......................       789,153         787,972         786,802         785,642         784,493
Percentage of Ownership:
 Current Common ......................         67.51%          67.61%          67.71%          67.81%          67.91%
 Series A ............................          3.34%           3.33%           3.32%           3.31%           3.30%
 Series B ............................          5.42%           5.40%           5.39%           5.37%           5.35%
 Series C ............................         23.73%          23.65%          23.58%          23.51%          23.44%
                                          ----------      ----------      ----------      ----------      ----------
  Total ..............................        100.00%         100.00%         100.00%         100.00%         100.00%
Preferred Conversion Ratio:
 Series A ............................        3.0326          3.0187          3.0048          2.9911          2.9775
 Series B ............................        3.0347          3.0207          3.0069          2.9931          2.9796
 Series C ............................       12.1363         12.0804         12.0250         11.9701         11.9158

                                      $26

                                           $26.000         $26.125         $26.250
                                           -------         -------         -------
Equity Value of Merged ...............     8,450,000       8,490,625       8,531,250
Equity Value of Independent ..........     4,758,150       4,758,150       4,758,150
                                           ---------       ---------       ---------
  Total Equity Value .................    13,208,150      13,248,775      13,289,400
Par Value of Preferred Stock .........     4,225,450       4,225,450       4,225,450
Ownership Upon Conversion ............         31.99%          31.89%          31.80%
Shares Owned Upon Conversion:
 Current Common ......................       532,750         532,750         532,750
 Series A ............................        25,787          25,671          25,556
 Series B ............................        41,801          41,613          41,426
 Series C ............................       183,017         182,193         181,376
                                          ----------      ----------      ----------
  Total Shares .......................       783,355         782,227         781,108
Percentage of Ownership:
 Current Common ......................         68.01%          68.11%          68.20%
 Series A ............................          3.29%           3.28%           3.27%
 Series B ............................          5.34%           5.32%           5.30%
 Series C ............................         23.36%          23.29%          23.22%
                                          ----------      ----------      ----------
  Total ..............................        100.00%         100.00%         100.00%
Preferred Conversion Ratio:
 Series A ............................        2.9641          2.9507          2.9375
 Series B ............................        2.9661          2.9527          2.9395
 Series C ............................       11.8619         11.8085         11.7555

                                           $26.375         $26.500         $26.625         $26.750         $26.875
                                           -------         -------         -------         -------         -------

Equity Value of Merged ...............     8,571,875       8,612,500       8,653,125       8,693,750       8,734,375
Equity Value of Independent ..........     4,758,150       4,758,150       4,758,150       4,758,150       4,758,150
                                          ----------      ----------      ----------      ----------      ----------
  Total Equity Value .................    13,330,025      13,370,650      13,411,275      13,451,900      13,492,525
Par Value of Preferred Stock .........     4,225,450       4,225,450       4,225,450       4,225,450       4,225,450
Ownership Upon Conversion ............         31.70%          31.60%          31.51%          31.41%          31.32%
Shares Owned Upon Conversion:
 Current Common ......................       532,750         532,750         532,750         532,750         532,750
 Series A ............................        25,442          25,329          25,217          25,106          24,996
 Series B ............................        41,241          41,058          40,877          40,697          40,518
 Series C ............................       180,567         179,765         178,970         178,182         177,401
                                          ----------      ----------      ----------      ----------      ----------
  Total Shares .......................       780,000         778,902         777,813         776,734         775,665
Percentage of Ownership:
 Current Common ......................         68.30%          68.40%          68.49%          68.59%          68.68%
 Series A ............................          3.26%           3.25%           3.24%           3.23%           3.22%
 Series B ............................          5.29%           5.27%           5.26%           5.24%           5.22%
 Series C ............................         23.15%          23.08%          23.01%          22.94%          22.87%
                                          ----------      ----------      ----------      ----------      ----------
  Total ..............................        100.00%         100.00%         100.00%         100.00%         100.00%
Preferred Conversion Ratio:
 Series A ............................        2.9244          2.9114          2.8985          2.8857          2.8731
 Series B ............................        2.9264          2.9134          2.9005          2.8877          2.8751
 Series C ............................       11.7031         11.6511         11.5996         11.5485         11.4979


                                     III-8

                           Solite Conversion Matrix

                    Average Closing Bid/Asked Price for GCHI

                                      $27

                                           $27.000         $27.125         $27.250
                                           -------         -------         -------
Equity Value of Merged ...............     8,775,000       8,815,625       8,856,250
Equity Value of Independent ..........     4,758,150       4,758,150       4,758,150
                                          ----------      ----------      ----------
  Total Equity Value .................    13,533,150      13,573,775      13,614,400
Par Value of Preferred Stock .........     4,225,450       4,225,450       4,225,450
Ownership Upon Conversion ............         31.22%          31.13%          31.04%
Shares Owned Upon Conversion:
 Current Common ......................       532,750         532,750         532,750
 Series A ............................        24,887          24,779          24,671
 Series B ............................        40,341          40,166          39,992
 Series C ............................       176,626         175,859         175,098
                                          ----------      ----------      ----------
  Total Shares .......................       774,604         773,553         772,511
Percentage of Ownership:
 Current Common ......................         68.78%          68.87%          68.96%
 Series A ............................          3.21%           3.20%           3.19%
 Series B ............................          5.21%           5.19%           5.18%
 Series C ............................         22.80%          22.73%          22.67%
                                          ----------      ----------      ----------
  Total ..............................        100.00%         100.00%         100.00%
Preferred Conversion Ratio:
 Series A ............................        2.8606          2.8481          2.8358
 Series B ............................        2.8625          2.8501          2.8377
 Series C ............................       11.4477         11.3979         11.3486

                                           $27.375         $27.500         $27.625         $27.750         $27.875
                                           -------         -------         -------         -------         -------
Equity Value of Merged ...............     8,896,875       8,937,500       8,978,125       9,018,750       9,059,375
Equity Value of Independent ..........     4,758,150       4,758,150       4,758,150       4,758,150       4,758,150
                                           ---------       ---------       ---------       ---------       ---------
  Total Equity Value .................    13,655,025      13,695,650      13,736,275      13,776,900      13,817,525
Par Value of Preferred Stock .........     4,225,450       4,225,450       4,225,450       4,225,450       4,225,450
Ownership Upon Conversion ............         30.94%          30.85%          30.76%          30.67%          30.58%
Shares Owned Upon Conversion:
 Current Common ......................       532,750         532,750         532,750         532,750         532,750
 Series A ............................        24,565          24,460          24,355          24,252          24,149
 Series B ............................        39,820          39,649          39,480          39,312          39,145
 Series C ............................       174,343         173,596         172,854         172,119         171,390
                                          ----------      ----------      ----------      ----------      ----------
  Total Shares .......................       771,479         770,454         769,439         768,432         767,434
Percentage of Ownership:
 Current Common ......................         69.06%          69.15%          69.24%          69.33%          69.42%
 Series A ............................          3.18%           3.17%           3.17%           3.16%           3.15%
 Series B ............................          5.16%           5.15%           5.13%           5.12%           5.10%
 Series C ............................         22.60%          22.53%          22.46%          22.40%          22.33%
                                          ----------      ----------      ----------      ----------      ----------
  Total ..............................        100.00%         100.00%         100.00%         100.00%         100.00%
Preferred Conversion Ratio:
 Series A ............................        2.8236          2.8115          2.7995          2.7876          2.7757
 Series B ............................        2.8255          2.8134          2.8014          2.7895          2.7776
 Series C ............................       11.2997         11.2513         11.2032         11.1555         11.1083

                                      $28

                                           $28.000         $28.125         $28.250
                                           -------         -------         -------
Equity Value of Merged ...............     9,100,000       9,140,625       9,181,250
Equity Value of Independent ..........     4,758,150       4,758,150       4,758,150
                                          ----------      ----------      ----------
  Total Equity Value .................    13,858,150      13,898,775      13,939,400
Par Value of Preferred Stock .........     4,225,450       4,225,450       4,225,450
Ownership Upon Conversion ............         30.49%          30.40%          30.31%
Shares Owned Upon Conversion:
 Current Common ......................       532,750         532,750         532,750
 Series A ............................        24,047          23,946          23,846
 Series B ............................        38,980          38,817          38,654
 Series C ............................       170,667         169,950         169,240
                                          ----------      ----------      ----------
  Total Shares .......................       766,444         765,463         764,490
Percentage of Ownership:
 Current Common ......................         69.51%          69.60%          69.69%
 Series A ............................          3.14%           3.13%           3.12%
 Series B ............................          5.09%           5.07%           5.06%
 Series C ............................         22.27%          22.20%          22.14%
                                          ----------      ----------      ----------
  Total ..............................        100.00%         100.00%         100.00%
Preferred Conversion Ratio:
 Series A ............................        2.7640          2.7524          2.7409
 Series B ............................        2.7659          2.7543          2.7428
 Series C ............................       11.0614         11.0150         10.9689

                                           $28.375         $28.500         $28.625         $28.750         $28.875
                                           -------         -------         -------         -------         -------
Equity Value of Merged ...............     9,221,875       9,262,500       9,303,125       9,343,750       9,384,375
Equity Value of Independent ..........     4,758,150       4,758,150       4,758,150       4,758,150       4,758,150
                                           ---------       ---------       ---------       ---------       ---------
  Total Equity Value .................    13,980,025      14,020,650      14,061,275      14,101,900      14,142,525
Par Value of Preferred Stock .........     4,225,450       4,225,450       4,225,450       4,225,450       4,225,450
Ownership Upon Conversion ............         30.22%          30.14%          30.05%          29.96%          29.88%
Shares Owned Upon Conversion:
 Current Common ......................       532,750         532,750         532,750         532,750         532,750
 Series A ............................        23,747          23,648          23,551          23,454          23,358
 Series B ............................        38,493          38,334          38,175          38,018          37,862
 Series C ............................       168,535         167,836         167,143         166,455         165,773
                                          ----------      ----------      ----------      ----------      ----------
  Total Shares .......................       763,525         762,568         761,618         760,677         759,743
Percentage of Ownership:
 Current Common ......................         69.78%          69.86%          69.95%          70.04%          70.12%
 Series A ............................          3.11%           3.10%           3.09%           3.08%           3.07%
 Series B ............................          5.04%           5.03%           5.01%           5.00%           4.98%
 Series C ............................         22.07%          22.01%          21.95%          21.88%          21.82%
                                          ----------      ----------      ----------      ----------      ----------
  Total ..............................        100.00%         100.00%         100.00%         100.00%         100.00%
Preferred Conversion Ratio:
 Series A ............................        2.7295          2.7182          2.7070          2.6958          2.6848
 Series B ............................        2.7314          2.7200          2.7088          2.6977          2.6866
 Series C ............................       10.9232         10.8779         10.8330         10.7885         10.7443


                                     III-9

                           Solite Conversion Matrix

                    Average Closing Bid/Asked Price for GCHI

                                      $29

                                           $29.000         $29.125         $29.250
                                           -------         -------         -------
Equity Value of Merged ...............     9,425,000       9,465,625       9,506,250
Equity Value of Independent ..........     4,758,150       4,758,150       4,758,150
                                          ----------      ----------      ----------
  Total Equity Value .................    14,183,150      14,223,775      14,264,400
Par Value of Preferred Stock .........     4,225,450       4,225,450       4,225,450
Ownership Upon Conversion ............         29.79%          29.71%          29.62%
Shares Owned Upon Conversion:
 Current Common ......................       532,750         532,750         532,750
 Series A ............................        23,262          23,168          23,074
 Series B ............................        37,708          37,555          37,403
 Series C ............................       165,097         164,426         163,761
                                          ----------      ----------      ----------
  Total Shares .......................       758,817         757,899         756,987
Percentage of Ownership:
 Current Common ......................         70.21%          70.29%          70.38%
 Series A ............................          3.07%           3.06%           3.05%
 Series B ............................          4.97%           4.96%           4.94%
 Series C ............................         21.76%          21.69%          21.63%
                                          ----------      ----------      ----------
  Total ..............................        100.00%         100.00%         100.00%
Preferred Conversion Ratio:
 Series A ............................        2.6738          2.6630          2.6522
 Series B ............................        2.6757          2.6648          2.6540
 Series C ............................       10.7004         10.6569         10.6138

                                           $29.375         $29.500         $29.625         $29.750         $29.875
                                           -------         -------         -------         -------         -------
Equity Value of Merged ...............     9,546,875       9,587,500       9,628,125       9,668,750       9,709,375
Equity Value of Independent ..........     4,758,150       4,758,150       4,758,150       4,758,150       4,758,150
                                          ----------      ----------      ----------      ----------      ----------
  Total Equity Value .................    14,305,025      14,345,650      14,386,275      14,426,900      14,467,525
Par Value of Preferred Stock .........     4,225,450       4,225,450       4,225,450       4,225,450       4,225,450
Ownership Upon Conversion ............         29.54%          29.45%          29.37%          29.29%          29.21%
Shares Owned Upon Conversion:
 Current Common ......................       532,750         532,750         532,750         532,750         532,750
 Series A ............................        22,981          22,889          22,797          22,706          22,616
 Series B ............................        37,252          37,103          36,954          36,807          36,661
 Series C ............................       163,101         162,446         161,796         161,152         160,513
                                          ----------      ----------      ----------      ----------      ----------
  Total Shares .......................       756,084         755,187         754,298         753,416         752,540
Percentage of Ownership:
 Current Common ......................         70.46%          70.55%          70.63%          70.71%          70.79%
 Series A ............................          3.04%           3.03%           3.02%           3.01%           3.01%
 Series B ............................          4.93%           4.91%           4.90%           4.89%           4.87%
 Series C ............................         21.57%          21.51%          21.45%          21.39%          21.33%
                                          ----------      ----------      ----------      ----------      ----------
  Total ..............................        100.00%         100.00%         100.00%         100.00%         100.00%
Preferred Conversion Ratio:
 Series A ............................        2.6415          2.6309          2.6204          2.6099          2.5996
 Series B ............................        2.6433          2.6327          2.6222          2.6117          2.6014
 Series C ............................       10.5710         10.5286         10.4865         10.4447         10.4033

                                      $30

                                           $30.000         $30.125         $30.250
                                           -------         -------         -------
Equity Value of Merged ...............     9,750,000       9,790,625       9,831,250
Equity Value of Independent ..........     4,758,150       4,758,150       4,758,150
                                           ---------       ---------       ---------
  Total Equity Value .................    14,508,150      14,548,775      14,589,400
Par Value of Preferred Stock .........     4,225,450       4,225,450       4,225,450
Ownership Upon Conversion ............         29.12%          29.04%          28.96%
Shares Owned Upon Conversion:
 Current Common ......................       532,750         532,750         532,750
 Series A ............................        22,527          22,438          22,350
 Series B ............................        36,516          36,372          36,230
 Series C ............................       159,879         159,250         158,625
                                          ----------      ----------      ----------
  Total Shares .......................       751,672         750,810         749,956
Percentage of Ownership:
 Current Common ......................         70.88%          70.96%          71.04%
 Series A ............................          3.00%           2.99%           2.98%
 Series B ............................          4.86%           4.84%           4.83%
 Series C ............................         21.27%          21.21%          21.15%
                                          ----------      ----------      ----------
  Total ..............................        100.00%         100.00%         100.00%
Preferred Conversion Ratio:
 Series A ............................        2.5893          2.5791          2.5690
 Series B ............................        2.5911          2.5809          2.5708
 Series C ............................       10.3622         10.3214         10.2810

                                           $30.375         $30.500         $30.625         $30.750         $30.875
                                           -------         -------         -------         -------         -------
Equity Value of Merged ...............     9,871,875       9,912,500       9,953,125       9,993,750      10,034,375
Equity Value of Independent ..........     4,758,150       4,758,150       4,758,150       4,758,150       4,758,150
                                          ----------      ----------      ----------      ----------      ----------
  Total Equity Value .................    14,630,025      14,670,650      14,711,275      14,751,900      14,792,525
Par Value of Preferred Stock .........     4,225,450       4,225,450       4,225,450       4,225,450       4,225,450
Ownership Upon Conversion ............         28.88%          28.80%          28.72%          28.64%          28.56%
Shares Owned Upon Conversion:
 Current Common ......................       532,750         532,750         532,750         532,750         532,750
 Series A ............................        22,263          22,177          22,091          22,005          21,921
 Series B ............................        36,088          35,948          35,809          35,671          35,533
 Series C ............................       158,006         157,391         156,782         156,177         155,576
                                          ----------      ----------      ----------      ----------      ----------
  Total Shares .......................       749,108         748,266         747,431         746,603         745,780
Percentage of Ownership:
 Current Common ......................         71.12%          71.20%          71.28%          71.36%          71.44%
 Series A ............................          2.97%           2.96%           2.96%           2.95%           2.94%
 Series B ............................          4.82%           4.80%           4.79%           4.78%           4.76%
 Series C ............................         21.09%          21.03%          20.98%          20.92%          20.86%
                                          ----------      ----------      ----------      ----------      ----------
  Total ..............................        100.00%         100.00%         100.00%         100.00%         100.00%
Preferred Conversion Ratio:
 Series A ............................        2.5590          2.5490          2.5392          2.5294          2.5196
 Series B ............................        2.5607          2.5508          2.5409          2.5311          2.5214
 Series C ............................       10.2408         10.2010         10.1615         10.1223         10.0834

                                     III-10

                           Solite Conversion Matrix

                   Average Closing Bid/Asked Price for GCHI

                                      $31

                                           $31.000         $31.125         $31.250
                                           -------         -------         -------
Equity Value of Merged ...............    10,075,000      10,115,625      10,156,250
Equity Value of Independent ..........     4,758,150       4,758,150       4,758,150
                                          ----------      ----------      ----------
  Total Equity Value .................    14,833,150      14,873,775      14,914,400
Par Value of Preferred Stock .........     4,225,450       4,225,450       4,225,450
Ownership Upon Conversion ............         28.49%          28.41%          28.33%
Shares Owned Upon Conversion:
 Current Common ......................       532,750         532,750         532,750
 Series A ............................        21,837          21,754          21,671
 Series B ............................        35,397          35,262          35,128
 Series C ............................       154,980         154,389         153,802
                                          ----------      ----------      ----------
  Total Shares .......................       744,965         744,155         743,351
Percentage of Ownership:
 Current Common ......................         71.51%          71.59%          71.67%
 Series A ............................          2.93%           2.92%           2.92%
 Series B ............................          4.75%           4.74%           4.73%
 Series C ............................         20.80%          20.75%          20.69%
                                          ----------      ----------      ----------
  Total ..............................        100.00%         100.00%         100.00%
Preferred Conversion Ratio:
 Series A ............................        2.5100          2.5004          2.4909
 Series B ............................        2.5117          2.5021          2.4926
 Series C ............................       10.0447         10.0064          9.9684

                                           $31.375         $31.500         $31.625         $31.750         $31.875
                                           -------         -------         -------         -------         -------
Equity Value of Merged ...............    10,196,875      10,237,500      10,278,125      10,318,750      10,359,375
Equity Value of Independent ..........     4,758,150       4,758,150       4,758,150       4,758,150       4,758,150
                                          ----------      ----------      ----------      ----------      ----------
  Total Equity Value .................    14,955,025      14,995,650      15,036,275      15,076,900      15,117,525
Par Value of Preferred Stock .........     4,225,450       4,225,450       4,225,450       4,225,450       4,225,450
Ownership Upon Conversion ............         28.25%          28.18%          28.10%          28.03%          27.95%
Shares Owned Upon Conversion:
 Current Common ......................       532,750         532,750         532,750         532,750         532,750
 Series A ............................        21,589          21,507          21,427          21,346          21,267
 Series B ............................        34,995          34,863          34,732          34,602          34,473
 Series C ............................       153,220         152,642         152,068         151,499         150,934
                                          ----------      ----------      ----------      ----------      ----------
  Total Shares .......................       742,554         741,763         740,977         740,198         739,424
Percentage of Ownership:
 Current Common ......................         71.75%          71.82%          71.90%          71.97%          72.05%
 Series A ............................          2.91%           2.90%           2.89%           2.88%           2.88%
 Series B ............................          4.71%           4.70%           4.69%           4.67%           4.66%
 Series C ............................         20.63%          20.58%          20.52%          20.47%          20.41%
                                          ----------      ----------      ----------      ----------      ----------
  Total ..............................        100.00%         100.00%         100.00%         100.00%         100.00%
Preferred Conversion Ratio:
 Series A ............................        2.4815          2.4721          2.4628          2.4536          2.4445
 Series B ............................        2.4832          2.4738          2.4645          2.4553          2.4461
 Series C ............................        9.9306          9.8932          9.8560          9.8191          9.7825

                                      $32

                                           $32.000         $32.125         $32.250
                                           -------         -------         -------
Equity Value of Merged ...............    10,400,000      10,440,625      10,481,250
Equity Value of Independent ..........     4,758,150       4,758,150       4,758,150
                                          ----------      ----------      ----------
  Total Equity Value .................    15,158,150      15,198,775      15,239,400
Par Value of Preferred Stock .........     4,225,450       4,225,450       4,225,450
Ownership Upon Conversion ............         27.88%          27.80%          27.73%
Shares Owned Upon Conversion:
 Current Common ......................       532,750         532,750         532,750
 Series A ............................        21,188          21,109          21,031
 Series B ............................        34,345          34,218          34,092
 Series C ............................       150,373         149,816         149,264
                                          ----------      ----------      ----------
  Total Shares .......................       738,656         737,894         737,137
Percentage of Ownership:
 Current Common ......................         72.12%          72.20%          72.27%
 Series A ............................          2.87%           2.86%           2.85%
 Series B ............................          4.65%           4.64%           4.62%
 Series C ............................         20.36%          20.30%          20.25%
                                          ----------      ----------      ----------
  Total ..............................        100.00%         100.00%         100.00%
Preferred Conversion Ratio:
 Series A ............................        2.4354          2.4264          2.4174
 Series B ............................        2.4370          2.4280          2.4191
 Series C ............................        9.7461          9.7101          9.6742

                                           $32.375         $32.500         $32.625         $32.750         $32.875
                                           -------         -------         -------         -------         -------
Equity Value of Merged ...............    10,521,875      10,562,500      10,603,125      10,643,750      10,684,375
Equity Value of Independent ..........     4,758,150       4,758,150       4,758,150       4,758,150       4,758,150
                                          ----------      ----------      ----------      ----------      ----------
  Total Equity Value .................    15,280,025      15,320,650      15,361,275      15,401,900      15,442,525
Par Value of Preferred Stock .........     4,225,450       4,225,450       4,225,450       4,225,450       4,225,450
Ownership Upon Conversion ............         27.65%          27.58%          27.51%          27.43%          27.36%
Shares Owned Upon Conversion:
 Current Common ......................       532,750         532,750         532,750         532,750         532,750
 Series A ............................        20,954          20,877          20,801          20,726          20,651
 Series B ............................        33,966          33,842          33,719          33,596          33,474
 Series C ............................       148,715         148,171         147,630         147,094         146,561
                                          ----------      ----------      ----------      ----------      ----------
  Total Shares .......................       736,386         735,640         734,900         734,165         733,436
Percentage of Ownership:
 Current Common ......................         72.35%          72.42%          72.49%          72.57%          72.64%
 Series A ............................          2.85%           2.84%           2.83%           2.82%           2.82%
 Series B ............................          4.61%           4.60%           4.59%           4.58%           4.56%
 Series C ............................         20.20%          20.14%          20.09%          20.04%          19.98%
                                          ----------      ----------      ----------      ----------      ----------
  Total ..............................        100.00%         100.00%         100.00%         100.00%         100.00%
Preferred Conversion Ratio:
 Series A ............................        2.4085          2.3997          2.3909          2.3823          2.3736
 Series B ............................        2.4102          2.4013          2.3926          2.3839          2.3753
 Series C ............................        9.6387          9.6034          9.5684          9.5336          9.4991


                                     III-11

                           Solite Conversion Matrix

                   Average Closing Bid/Asked Price for GCHI

                                      $33

                                           $33.000         $33.125         $33.250
                                           -------         -------         -------
Equity Value of Merged ...............    10,725,000      10,765,625      10,806,250
Equity Value of Independent ..........     4,758,150       4,758,150       4,758,150
                                          ----------      ----------      ----------
  Total Equity Value .................    15,483,150      15,523,775      15,564,400
Par Value of Preferred Stock .........     4,225,450       4,225,450       4,225,450
Ownership Upon Conversion ............         27.29%          27.22%          27.15%
Shares Owned Upon Conversion:
 Current Common ......................       532,750         532,750         532,750
 Series A ............................        20,576          20,502          20,429
 Series B ............................        33,354          33,234          33,115
 Series C ............................       146,032         145,507         144,986
                                          ----------      ----------      ----------
  Total Shares .......................       732,712         731,993         731,279
Percentage of Ownership:
 Current Common ......................         72.71%          72.78%          72.85%
 Series A ............................          2.81%           2.80%           2.79%
 Series B ............................          4.55%           4.54%           4.53%
 Series C ............................         19.93%          19.88%          19.83%
                                          ----------      ----------      ----------
  Total ..............................        100.00%         100.00%         100.00%
Preferred Conversion Ratio:
 Series A ............................        2.3651          2.3566          2.3481
 Series B ............................        2.3667          2.3582          2.3497
 Series C ............................        9.4648          9.4307          9.3970

                                           $33.375         $33.500         $33.625         $33.750         $33.875
                                           -------         -------         -------         -------         -------
Equity Value of Merged ...............    10,846,875      10,887,500      10,928,125      10,968,750      11,009,375
Equity Value of Independent ..........     4,758,150       4,758,150       4,758,150       4,758,150       4,758,150
                                          ----------      ----------      ----------      ----------      ----------
  Total Equity Value .................    15,605,025      15,645,650      15,686,275      15,726,900      15,767,525
Par Value of Preferred Stock .........     4,225,450       4,225,450       4,225,450       4,225,450       4,225,450
Ownership Upon Conversion ............         27.08%          27.01%          26.94%          26.87%          26.80%
Shares Owned Upon Conversion:
 Current Common ......................       532,750         532,750         532,750         532,750         532,750
 Series A ............................        20,356          20,283          20,211          20,140          20,069
 Series B ............................        32,996          32,879          32,762          32,647          32,532
 Series C ............................       144,468         143,954         143,444         142,937         142,434
                                          ----------      ----------      ----------      ----------      ----------
  Total Shares .......................       730,570         729,866         729,168         728,474         727,785
Percentage of Ownership:
 Current Common ......................         72.92%          72.99%          73.06%          73.13%          73.20%
 Series A ............................          2.79%           2.78%           2.77%           2.76%           2.76%
 Series B ............................          4.52%           4.50%           4.49%           4.48%           4.47%
 Series C ............................         19.77%          19.72%          19.67%          19.62%          19.57%
                                          ----------      ----------      ----------      ----------      ----------
  Total ..............................        100.00%         100.00%         100.00%         100.00%         100.00%
Preferred Conversion Ratio:
 Series A ............................        2.3397          2.3314          2.3231          2.3149          2.3068
 Series B ............................        2.3413          2.3330          2.3247          2.3165          2.3084
 Series C ............................        9.3634          9.3301          9.2970          9.2642          9.2316

                                      $34

                                           $34.000         $34.125         $34.250
                                           -------         -------         -------
Equity Value of Merged ...............    11,050,000      11,090,625      11,131,250
Equity Value of Independent ..........     4,758,150       4,758,150       4,758,150
                                          ----------      ----------      ----------
  Total Equity Value .................    15,808,150      15,848,775      15,889,400
Par Value of Preferred Stock .........     4,225,450       4,225,450       4,225,450
Ownership Upon Conversion ............         26.73%          26.66%          26.59%
Shares Owned Upon Conversion:
 Current Common ......................       532,750         532,750         532,750
 Series A ............................        19,999          19,929          19,859
 Series B ............................        32,418          32,304          32,192
 Series C ............................       141,934         141,438         140,946
                                          ----------      ----------      ----------
  Total Shares .......................       727,101         726,422         725,747
Percentage of Ownership:
 Current Common ......................         73.27%          73.34%          73.41%
 Series A ............................          2.75%           2.74%           2.74%
 Series B ............................          4.46%           4.45%           4.44%
 Series C ............................         19.52%          19.47%          19.42%
                                          ----------      ----------      ----------
  Total ..............................        100.00%         100.00%         100.00%
Preferred Conversion Ratio:
 Series A ............................        2.2987          2.2907          2.2827
 Series B ............................        2.3003          2.2922          2.2842
 Series C ............................        9.1992          9.1670          9.1351

                                           $34.375         $34.500         $34.625         $34.750         $34.875
                                           -------         -------         -------         -------         -------
Equity Value of Merged ...............    11,171,875      11,212,500      11,253,125      11,293,750      11,334,375
Equity Value of Independent ..........     4,758,150       4,758,150       4,758,150       4,758,150       4,758,150
                                          ----------      ----------      ----------      ----------      ----------
  Total Equity Value .................    15,930,025      15,970,630      16,011,275      16,051,900      16,092,525
Par Value of Preferred Stock .........     4,225,450       4,225,450       4,225,450       4,225,450       4,225,450
Ownership Upon Conversion ............         26.53%          26.46%          26.39%          26.32%          26.26%
Shares Owned Upon Conversion:
 Current Common ......................       532,750         532,750         532,750         532,750         532,750
 Series A ............................        19,790          19,722          19,654          19,587          19,519
 Series B ............................        32,080          31,969          31,859          31,750          31,641
 Series C ............................       140,457         139,971         139,488         139,009         138,533
                                          ----------      ----------      ----------      ----------      ----------
  Total Shares .......................       725,077         724,412         723,751         723,095         722,444
Percentage of Ownership:
 Current Common ......................         73.47%          73.54%          73.61%          73.68%          73.74%
 Series A ............................          2.73%           2.72%           2.72%           2.71%           2.70%
 Series B ............................          4.42%           4.41%           4.40%           4.39%           4.38%
 Series C ............................         19.37%          19.32%          19.27%          19.22%          19.18%
                                          ----------      ----------      ----------      ----------      ----------
  Total ..............................        100.00%         100.00%         100.00%         100.00%         100.00%
Preferred Conversion Ratio:
 Series A ............................        2.2748          2.2669          2.2591          2.2513          2.2436
 Series B ............................        2.2763          2.2684          2.2606          2.2529          2.2451
 Series C ............................        9.1034          9.0719          9.0407          9.0095          8.9788


                                     III-12

                           Solite Conversion Matrix

                   Average Closing Bid/Asked Price for GCHI

                                      $35

                                           $35.000         $35.125         $35.250
                                           -------         -------         -------
Equity Value of Merged ...............    11,375,000      11,415,625      11,456,250
Equity Value of Independent ..........     4,758,150       4,758,150       4,758,150
                                          ----------      ----------      ----------
  Total Equity Value .................    16,133,150      16,173,775      16,214,400
Par Value of Preferred Stock .........     4,225,450       4,225,450       4,225,450
Ownership Upon Conversion ............         26.19%          26.13%          26.06%
Shares Owned Upon Conversion:
 Current Common ......................       532,750         532,750         532,750
 Series A ............................        19,453          19,387          19,321
 Series B ............................        31,533          31,426          31,319
 Series C ............................       138,061         137,591         137,125
                                          ----------      ----------      ----------
  Total Shares .......................       721,796         721,154         720,515
Percentage of Ownership:
 Current Common ......................         73.81%          73.87%          73.94%
 Series A ............................          2.70%           2.69%           2.68%
 Series B ............................          4.37%           4.36%           4.35%
 Series C ............................         19.13%          19.08%          19.03%
                                          ----------      ----------      ----------
  Total ..............................        100.00%         100.00%         100.00%
Preferred Conversion Ratio:
 Series A ............................        2.2360          2.2284          2.2208
 Series B ............................        2.2375          2.2299          2.2223
 Series C ............................        8.9481          8.9177          8.8875

                                           $35.375         $35.500         $35.625         $35.750         $35.875
                                           -------         -------         -------         -------         -------
Equity Value of Merged ...............    11,496,875      11,537,500      11,578,125      11,618,750      11,659,375
Equity Value of Independent ..........     4,758,150       4,758,150       4,758,150       4,758,150       4,758,150
                                          ----------      ----------      ----------      ----------      ----------
  Total Equity Value .................    16,255,025      16,295,650      16,336,275      16,376,900      16,417,525
Par Value of Preferred Stock .........     4,225,450       4,225,450       4,225,450       4,225,450       4,225,450
Ownership Upon Conversion ............         25.99%          25.93%          25.87%          25.80%          25.74%
Shares Owned Upon Conversion:
 Current Common ......................       532,750         532,750         532,750         532,750         532,750
 Series A ............................        19,256          19,191          19,127          19,063          18,999
 Series B ............................        31,213          31,108          31,004          30,900          30,797
 Series C ............................       136,662         136,202         135,745         135,291         134,840
                                          ----------      ----------      ----------      ----------      ----------
  Total Shares .......................       719,881         719,251         718,626         718,004         717,387
Percentage of Ownership:
 Current Common ......................         74.01%          74.07%          74.13%          74.20%          74.26%
 Series A ............................          2.67%           2.67%           2.66%           2.65%           2.65%
 Series B ............................          4.34%           4.33%           4.31%           4.30%           4.29%
 Series C ............................         18.98%          18.94%          18.89%          18.84%          18.80%
                                          ----------      ----------      ----------      ----------      ----------
  Total ..............................        100.00%         100.00%         100.00%         100.00%         100.00%
Preferred Conversion Ratio:
 Series A ............................        2.2133          2.2059          2.1985          2.1911          2.1838
 Series B ............................        2.2148          2.2074          2.2000          2.1926          2.1853
 Series C ............................        8.8575          8.8277          8.7980          8.7686          8.7394

                                     III-13

                                                                       ANNEX IV


                          AGREEMENT AND PLAN OF MERGER
                                  by and among
                           GIANT CEMENT HOLDING, INC.
                             GCHI ACQUISITION CORP.
                                      and
                               SOLITE CORPORATION
                   Dated as of September 10, 1997, as amended

                                                              TABLE OF CONTENTS

                                                                                  Page
                                                                                 -----
                                        ARTICLE I
THE MERGER; THE SURVIVING ENTITY ...............................................   1
Section 1.1  The Merger ........................................................   1
Section 1.2  Effective Time of the Merger ......................................   1
Section 1.3  Closing ...........................................................   1
Section 1.4  Articles of Organization ..........................................   1
Section 1.5  Operating Agreement ...............................................   2

                                       ARTICLE II
CONVERSION OF SHARES ...........................................................   2
Section 2.1  Exchange Ratio ....................................................   2
Section 2.2  Exchange of Company Common Stock ..................................   3
Section 2.3  No Fractional Securities ..........................................   3
Section 2.4  Adjustment to Consideration .......................................   4
Section 2.5  Right to Set-Off ..................................................   5

                                       ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY ..................................   5
Section 3.1  Organization ......................................................   5
Section 3.2  Capitalization ....................................................   5
Section 3.3  Company Subsidiaries ..............................................   5
Section 3.4  Authority Relative to this Agreement ..............................   6
Section 3.5  Articles of Incorporation and By-laws .............................   6
Section 3.6  Consents and Approvals; No Violations .............................   6
Section 3.7  Financial Statements ..............................................   7
Section 3.8  Absence of Certain Changes or Events; Material Contracts ..........   7
Section 3.9  Litigation ........................................................   7
Section 3.10 Absence of Undisclosed Liabilities ................................   7
Section 3.11 No Default ........................................................   7
Section 3.12 Taxes .............................................................   7
Section 3.13 Title to Properties; Encumbrances .................................   8
Section 3.14 Intellectual Property .............................................   9
Section 3.15 Compliance with Applicable Law ....................................   9
Section 3.16 Employee Benefit Plans; ERISA .....................................   9
Section 3.17 Labor Matters .....................................................  11
Section 3.18 Environmental Laws and Regulations ................................  11
Section 3.19 Restrictions on Business Activities ...............................  13
Section 3.20 Vote Required .....................................................  13
Section 3.21 Registration Statement; Proxy Statement ...........................  13
Section 3.22 Affiliate Transactions ............................................  13
Section 3.23 Opinion of Financial Advisor ......................................  14
Section 3.24 Brokers ...........................................................  14
Section 3.25 Ruling Request ....................................................  14
Section 3.26 Full Disclosure ...................................................  14

                                                                                 Page
                                                                                 -----
                                   ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE ACQUISITION SUB ...........  14
Section 4.1  Organization ......................................................  14
Section 4.2  Capitalization ....................................................  14
Section 4.3  Authority Relative to this Agreement ..............................  15
Section 4.4  Certificate of Incorporation and By-laws ..........................  15
Section 4.5  Consents and Approvals; No Violations .............................  15
Section 4.6  Reports and Financial Statements ..................................  15
Section 4.7  Restrictions on Business Activities ...............................  16
Section 4.8  No Stockholder Vote ...............................................  16
Section 4.9  Registration Statement; Proxy Statement ...........................  16
Section 4.10 Absence of Certain Changes or Events ..............................  16
Section 4.11 Ruling Request ....................................................  16
Section 4.12 Brokers ...........................................................  16
Section 4.13 Full Disclosure ...................................................  16

                                    ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER .........................................  16
Section 5.1  Conduct of Business by the Company Pending the Merger .............  16
Section 5.2  Conduct of Business by the Parent Pending the Merger ..............  17
Section 5.3  Conduct of Business of the Acquisition Sub ........................  18

                                   ARTICLE VI
ADDITIONAL AGREEMENTS ..........................................................  18
Section 6.1  Registration Statement; Proxy Statement ...........................  18
Section 6.2  Company Stockholder Approval; Recommendation ......................  18
Section 6.3  Agreements with Employee Shareholders .............................  18
Section 6.4  Access and Information ............................................  18
Section 6.5  No Solicitation ...................................................  19
Section 6.6  Reasonable Best Efforts ...........................................  19
Section 6.7  Consents; Approvals ...............................................  20
Section 6.8  Board of Directors ................................................  20
Section 6.9  Expenses ..........................................................  20
Section 6.10 Public Announcements ..............................................  20
Section 6.11 Supplemental Disclosure ...........................................  20
Section 6.12 Agreements of Affiliates ..........................................  20
Section 6.13 Agreements of Shareholders of Northeast ...........................  20
Section 6.14 Agreements of Shareholders of the Company .........................  20
Section 6.15 Agreement of Spin-Off Entity ......................................  21
Section 6.16 Ruling Request ....................................................  21
Section 6.17 Conversion of Company Preferred Stock .............................  21
Section 6.18 Proxy Agreement ...................................................  21
Section 6.19 Opinion of Financial Advisor ......................................  21

                                   ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE MERGER .......................................  21
Section 7.1  Conditions to Each Party's Obligation to Effect the Merger ........  21
Section 7.2  Conditions to Obligations of the Parent and the Acquisition
             Sub to Effect the Merger...........................................  22

                                                                                 Page
                                                                                 -----
Section 7.3   Conditions to Obligation of the Company to Effect the Merger .....  23

                                  ARTICLE VIII
TERMINATION ....................................................................  24
Section 8.1   Termination ......................................................  24
Section 8.2   Effect of Termination ............................................  25

                                   ARTICLE IX
INDEMNIFICATION ................................................................  26
Section 9.1   Survival of Representations and Warranties .......................  26
Section 9.2   Indemnification of Parent Claimants ..............................  26
Section 9.3   Indemnification Procedures .......................................  26
Section 9.4   Release of Shares of Parent Common Stock .........................  27
Section 9.5   Limitations on Indemnity .........................................  28

                                    ARTICLE X
GENERAL PROVISIONS .............................................................  28
Section 10.1  Amendment and Modification .......................................  28
Section 10.2  Waiver ...........................................................  28
Section 10.3  Survivability; Investigations ....................................  28
Section 10.4  Notices ..........................................................  28
Section 10.5  Descriptive Headings; Interpretation .............................  30
Section 10.6  Entire Agreement; Assignment .....................................  30
Section 10.7  Governing Law ....................................................  30
Section 10.8  Severability .....................................................  30
Section 10.9  Counterparts .....................................................  30
Section 10.10 Tax Treatment ....................................................  30

                                   SCHEDULES

Schedule A
Schedule B-1
Schedule B-2
Schedule 3.2(b)
Schedule 3.3
Schedule 3.3(a)
Schedule 3.6
Schedule 3.7
Schedule 3.8
Schedule 3.9
Schedule 3.10
Schedule 3.11
Schedule 3.12
Schedule 3.13
Schedule 3.14(a)
Schedule 3.15
Schedule 3.16(a)
Schedule 3.16(b)
Schedule 3.17
Schedule 3.18(e)
Schedule 3.18(f)
Schedule 3.18(i)
Schedule 3.19
Schedule 3.22
Schedule 4.5
Schedule 5.1(b)
Schedule 5.1(d)
Schedule 6.12


                                   EXHIBITS

Exhibit A     Form of Proxy Agreement
Exhibit B     Form of Escrow Agreement
Exhibit C     Form of Indemnity Escrow Agreement
Exhibit D     Form of Affiliate Agreement
Exhibit E     Form of Northeast Shareholder Agreement
Exhibit F     Form of Giant Shareholder Agreement
Exhibit G     Form of Northeast Agreement
Exhibit H     Form of Opinion of McGuire Woods Battle and Boothe, L.L.P.
Exhibit I     Form of Market Stand-Off Agreement with John Roberts
Exhibit J     Form of Tax Provisions Agreement
Exhibit K     Form of Indemnity Agreement
Exhibit L     Form of Non-Competition with John Roberts
Exhibit M     Form of License Agreement
Exhibit N     Form of Services Agreement
Exhibit O     Form of Non-Competition Agreement
Exhibit P     Form of Opinion of Proskauer Rose LLP

                         AGREEMENT AND PLAN OF MERGER

       AGREEMENT AND PLAN OF MERGER dated as of September 10, 1997, as amended among GIANT CEMENT HOLDING, INC., a Delaware corporation (the "Parent"), GCHI ACQUISITION CORP., a Virginia corporation wholly-owned by Parent (the "Acquisition Sub"), and SOLITE CORPORATION, a Virginia corporation (the "Company").

       The Parent, the Acquisition Sub , and the Company desire that the Parent acquire all of the outstanding capital stock of the Company, which will own (a) three lightweight aggregate facilities and the associated resource recovery operations facilities, (b) five concrete block plants, (c) the M&M Chemical hazardous waste treatment and blending facility, (d) the transportation operations associated with the foregoing, and (e) other assets associated with the foregoing (the "Core Business"), and which will be subject to certain liabilities including, but not limited to, up to $20 million of long and short term debt of the Company pursuant to the merger (the "Merger") of the Acquisition Sub with and into the Company in accordance with the terms of this Agreement, and the Virginia Stock Corporation Act (the "VSCA").

       Prior to the Closing (as defined below) the Company intends to distribute an interest in all assets and businesses of the Company other than the Core Business (the "Noncore Business") to the shareholders of the Company in a transaction that is intended to qualify as nontaxable to the Company and its shareholders under Section 368(a)(1)(D) and Section 355 of the Internal Revenue Code of 1986, as amended (the "Code") (the "Spin-Off"). The Spin-Off is more fully described on Schedule A.

       Contemporaneously with the execution and delivery of this Agreement, the shareholders of the Company listed on Schedule B-1 have executed and delivered to the Parent an agreement in the form of Exhibit A hereto, pursuant to which such shareholders have granted to the Parent an irrevocable proxy to vote their shares in favor of the Merger.

       For federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

       The parties hereto agree as follows:

                                   ARTICLE I
                       THE MERGER; THE SURVIVING ENTITY

       Section 1.1 The Merger. In accordance with the provisions of this Agreement, the VSCA, at the Effective Time (as defined in Section 1.2), the Acquisition Sub shall be merged with and into the Company (the "Merger"), the separate existence of the Acquisition Sub shall thereupon cease, and the Company shall be the surviving entity in the Merger (the "Surviving Entity") and shall continue its corporate existence under the laws of the Commonwealth of Virginia. The Merger shall have the effects set forth in Section 13.1-721 of the VSCA. The plan of merger included in this Agreement is separately stated in the Plan of Merger (the "Plan of Merger") attached hereto as Schedule A-1. The parties agree that subject to the provisions of this Agreement, including the approval of the Plan of Merger by the requisite vote of stockholders of the Company, the Plan of Merger shall be incorporated into the articles of merger to be filed with the State Corporation Commission of Virginia.

       Section 1.2 Effective Time of the Merger. The Merger shall become effective at the time a certificate of merger is issued by the State Corporation Commission of Virginia (the "SCC") or at such later time specified in, properly executed Articles of Merger, in the form required by and executed in accordance with the VSCA, filed with the SCC, in accordance with the provisions of Section 13.1-720 of the VSCA. Such filing shall be made as soon as practicable after the Closing (as defined in Section 1.3). When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Merger shall become effective.

       Section 1.3 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York 10036, at 10:00 a.m., local time, on the fifth business day after the day on which all of the conditions set forth in Article VII are satisfied or waived or on such other date and at such other time and place as the Parent and the Company shall agree (the "Closing Date").

       Section 1.4 Articles of Organization. The articles of incorporation of the Company in effect at the Effective Time shall be the articles of incorporation of the Surviving Entity until amended in accordance with applicable law.

       Section 1.5 Operating Agreement. The by-laws of the Company in effect at the Effective Time shall be the by-laws of the Surviving Entity until amended or revoked in accordance with applicable law.

                                  ARTICLE II
                             CONVERSION OF SHARES

       Section 2.1 Exchange Ratio. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

       (a) Each share of common stock, par value $2 per share of the Company (the "Company Common Stock"), issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive:

          (i) a number of shares of the voting common stock, par value $.01 per share (the "Parent Common Stock"), of the Parent, payable upon the surrender of the certificate formerly representing such share of Company Common Stock, equal to the quotient derived by dividing (A) 325,000 minus the number of shares to be placed in the Escrow Account and the Indemnity Escrow Account described below, by (B) the number of outstanding shares of Company Common Stock at the Closing (hereinafter referred to collectively, as the "Outstanding Stock"); and

          (ii) if any shares of Parent Common Stock are made available for distribution pursuant to Section 2.4(c) or (d), a number of such shares of Parent Common Stock equal to the quotient derived by dividing (A) the total number of shares of Parent Common Stock so available pursuant to
        Section 2.4(c) or (d) by (B) the Outstanding Stock.

       (b) Each share of Acquisition Sub Common Stock outstanding on the Effective Date shall, without any action on the part of the holder thereof, be converted into one share of Company Common Stock, which shall upon such conversion be validly issued and outstanding, fully paid and nonassessable, and shall constitute all of the issued and outstanding capital stock of the Company immediately following the Merger.

       (c) The amount of Parent Common Stock to be received pursuant to Section 2.1(a), shall be adjusted to reflect fully the effect of any stock split or reverse split or stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), the record date for which shall occur after the date hereof and prior to the Effective Time.

       (d) If any certificate for shares of Parent Common Stock is to be issued to a person other than the registered holder of the Company Common Stock represented by the certificate or certificates surrendered with respect thereto, it shall be a condition to such issuance that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange will have paid to the Parent or any person designated by the Parent any transfer or other taxes required as a result of such issuance to a person other than the holder of such Company Common Stock, or established to the satisfaction of the Parent or any agent designated by the Parent that such tax has been paid or is not payable.

       (e) At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Company Common Stock and Company Preferred Stock thereafter on the records of the Company.

       (f) Neither the Parent, the Acquisition Sub nor the Company shall be liable to any holder of Company Common Stock or Company Preferred Stock for any securities delivered or any amount paid to a public official pursuant to applicable abandoned property laws.

       (g) No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificates representing Company Common Stock until such certificates are surrendered pursuant to Section 2.1. Subject to applicable law, upon such surrender, there shall be paid to the record holder certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the shares of Parent Common Stock.

       (h) In the event any certificates representing Company Common Stock shall have been lost, stolen or destroyed, the Parent (as defined in Section 2.2) shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, the consideration referred to in Section 2.1(a); provided, however, that the Parent may, in its discretion and as a condition precedent to the issuance and delivery thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Parent or the Escrow Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

       (i) The holders of shares of Company Common Stock as to which dissenter's rights shall have been duly demanded under applicable law ("Dissenting Shares"), if any, shall be entitled to payment by the Surviving Entity only of the fair value of such shares plus accrued interest to the extent permitted by and in accordance with the provisions of applicable law; provided, however, that (i) if any holder of the Dissenting Shares shall, under the circumstances permitted by applicable law, subsequently deliver a written withdrawal of such holder's demand or (ii) if any holder fails to establish such holder's entitlement to rights to payment as provided under applicable law, such holder or holders (as the case may be) shall forfeit such right to payment for such shares and such shares shall thereupon be deemed to have been converted into Parent Common Stock pursuant to Section 2.1(a) as of the Effective Time. The Surviving Entity shall be solely responsible for, and shall pay out of its own funds, any amounts which become due and payable to holders of Dissenting Shares, and such amounts shall not be paid directly or indirectly by the Parent.

       Section 2.2 Exchange of Company Common Stock.

       (a) Promptly after the Effective Time, each shareholder shall present to the Parent for cancellation a certificate or certificates which immediately prior to the Effective Time represented Outstanding Stock (the "Certificates") that were converted pursuant to Section 2.1, and the Parent shall upon presentation thereof deliver to such shareholder in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock which such shareholder has the right to receive pursuant to the provisions of
Section 2.1(a)(i), and (y) cash in lieu of any fractional shares of Parent Common Stock to which such shareholder is entitled pursuant to Section 2.3, after giving effect to any required tax withholdings.

       (b) Promptly after the Effective Time, the Parent shall (i) deliver to the escrow agent (the "Escrow Agent") under the escrow agreement dated the Effective Date, substantially in the form attached hereto as Exhibit B, a certificate representing 75,000 shares of Parent Common Stock (the "Escrow Account") to be held pursuant to such escrow agreement for dissemination pursuant to Section 2.4(c), and (iii) deliver to the escrow agent (the "Indemnity Escrow Agent") under the escrow agreement dated the Effective Time, substantially in the form of Exhibit C, a certificate representing 75,000 shares of Parent Common Stock (the "Indemnity Escrow Account") to be held pursuant to the provisions of Section 9.4. The shares of Parent Common Stock shall be deemed to have been issued at the Effective Time.

       (c) Promptly after the Closing Balance Sheet, as that term is defined in
Section 2.4, becomes the Final Closing Balance Sheet, as that term is defined in
Section 2.4, Parent shall determine if the holders of the Outstanding Stock at the Effective Time are entitled to any shares from the Escrow Account pursuant to Section 2.4(c). Subject to Section 2.5, upon a determination that such holders are entitled to any shares from the Escrow Account pursuant to Section 2.4(c), Parent shall thereupon direct the Escrow Agent to deliver to each such holder (a) a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of Section 2.4(c), and (b) cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.3, after giving effect to any required tax withholdings.

       Section 2.3 No Fractional Securities. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of certificates representing Company Common Stock, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. In lieu of any such fractional securities, each holder of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of such holder's certificates will be entitled to receive, and the Parent will timely make a cash payment (without interest) determined by multiplying (i) the fractional interest to which such holder would otherwise be entitled (after taking into account all shares of Outstanding Stock then held of record by such holder) and (ii) the average of the closing bid and asked prices per share of Parent Common Stock as quoted on The NASDAQ Stock Market, Inc. ("NASDAQ") for the twenty trading days immediately preceding the Closing.

       Section 2.4 Adjustment to Consideration.

       (a) As soon as practicable after the Closing, and in any event not later than 90 days after the Closing, the Parent shall prepare, or cause to be prepared, and shall furnish to Northeast Solite Corporation, a New York corporation (the "Spin-Off Entity") a consolidated balance sheet for the Company as of the Closing Date, after giving effect to the Spin-Off (the "Closing Balance Sheet"), but before giving effect to the MZerger and any adjustments related thereto. The Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles ("GAAP"), on a basis consistent with the Report On Audits of Divisional Financial Statements of Solite Corporation for the years ended March 31, 1997 and 1996, prepared by Coopers & Lybrand LLP, including the writedown of clinker inventories by approximately $3.6 million to net realizable value not previously recorded by the Company. If the Spin-Off Entity disagrees with any aspect of the Closing Balance Sheet, it may object to the Closing Balance Sheet in writing, detailing its disagreement (the "Dispute Notice"). If no Dispute Notice is given to the Parent by the Spin-Off Entity within 30 days after the Closing Balance Sheet is furnished to the Spin-Off Entity, the Closing Balance Sheet shall be deemed final and binding for all purposes under this Agreement.

       (b) If the Parent and the Spin-Off Entity are unable to resolve any matter which is the subject of a Dispute Notice within 30 days after such Dispute Notice is given to the Parent by the Spin-Off Entity, such matter shall be submitted for resolution to an independent accounting firm selected jointly by the Parent and the Spin-Off Entity. If the Parent and the Spin-Off Entity are unable to agree upon such accounting firm within 15 days after the end of the 30-day period referred to in the preceding sentence, then such matter shall be submitted for resolution to the independent accounting firm of KPMG Peat Marwick. KPMG Peat Marwick or the independent accounting firm to whom such matter is submitted for resolution is hereinafter referred to as the "Accounting Firm." The determinations of the Accounting firm shall be final and binding for all purposes under this Agreement. The Closing Balance Sheet, as it shall be deemed final and binding pursuant to the last sentence of Section 2.4(a), as it shall be agreed upon by Parent and the Spin-Off Entity, or as it shall be determined by the Accounting Firm pursuant to this Section 2.4(b) is hereinafter referred to as the "Final Closing Balance Sheet." The Parent and the Spin-Off Entity will share responsibility for fees and expenses of the Accounting Firm as follows: (i) if the Accounting Firm resolves all of the matters subject to the Dispute Notice in favor of the Parent, the Spin-Off Entity will be responsible for all the fees and expenses of the Accounting Firm; (ii) if the Accounting Firm resolves all of the matters subject to a Dispute Notice in favor of the Spin-Off Entity, the Parent will be responsible for all the fees and expenses of the Accounting Firm; and if the Accounting Firm resolves some of the matters subject to the Dispute Notice in favor of the Parent and the rest of such matters in favor of the Spin-Off Entity, the Spin-Off Entity will be responsible for the fraction of the fees and expenses of the Accounting Firm equal to (A) the difference between the amount in dispute and the amount of the adjustments to the Closing Balance Sheet over (B) the amount in dispute, and the Parent will be responsible for the remainder of the fees and expenses.

       (c) If the consolidated net book value of the Company reflected in the Final Closing Balance Sheet is less than $4.5 million, then (i) the Parent shall be entitled to receive from the Escrow Account and to cancel the number of whole shares of Parent Common Stock as shall equal the quotient derived by dividing
(A) the amount by which $4.5 million exceeds the consolidated net book value of the Company reflected in the Final Closing Balance Sheet by (B) $22 per share of Parent Common Stock, and (ii) subject to Section 2.4(d), the balance of the shares of Parent Common Stock in the Escrow Account shall be available immediately for distribution pursuant to Section 2.1(a)(ii). If the consolidated net book value of the Company reflected in the Final Closing Balance Sheet is more than $4.5 million, then, subject to Section 2.4(d), all the shares of Parent Common Stock in the Escrow Account shall be available immediately for distribution pursuant to Section 2.1(a)(ii). For purposes of calculating net book value, no effect will be given to (i) up to $1,000,000 of valuation allowance recorded against the net deferred tax assets of the Company and (ii) the cost of the AF Container Management Facility (estimated at $250,000), if the Company writes-off the cost of such facility.

       (d) If the net current assets of the Company reflected in the Final Closing Balance Sheet is less than $5.0 million, then (i) the Parent shall be entitled to receive from the Escrow Account and to cancel the number of whole shares of Parent Common Stock as shall equal the quotient derived by dividing
(A) the amount by which $5.0 million exceeds the net current assets of the Company reflected in the Final Closing Balance Sheet by (B) $22 per share of Parent Common Stock, and (ii) subject to Section 2.4(c), the balance of the shares of Parent Common Stock in the Escrow Account shall be available immediately for distribution pursuant to Section 2.1(a)(ii). If the net current assets of the Company reflected in the Final Closing Balance Sheet is more than $5.0 million, then, subject to Section 2.4(c), all the shares of Parent Common Stock in the Escrow Account shall be available immediately for distribution pursuant to Section 2.1(a)(ii). For purposes of calculating net current assets no effect will be given to current installments to indebtedness for borrowed money in an aggregate amount not exceeding $20 million. For the purposes hereof, net current assets shall be equal to (x) the sum of cash, accounts receivable less than 60 days past due and inventories less (y) the sum of accounts payable, accrued expenses and other current liabilities.

       Section 2.5 Right to Set-Off. Notwithstanding anything to the contrary contained in this Agreement, Parent shall have the right to set-off against the shares of Parent Common Stock in the Escrow Account and in the Indemnity Escrow Account the amount of its Losses, as that term is hereinafter defined, for which it is entitled to indemnification pursuant to Article IX; provided, however, that no shares of Parent Common Stock that are otherwise required, pursuant to
Section 2.4, to be distributed pursuant to Section 2.1(a)(ii) shall be retained in the Escrow Account unless the aggregate Losses (as defined in Section 9.2 hereof) as to which there are then pending claims asserted by a Parent Claimant exceed $1,000,000.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

       The Company represents and warrants to Parent and the Acquisition Sub as follows:

       Section 3.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where failure to qualify does not and cannot reasonably be expected to have a material adverse effect, individually or in the aggregate, on the financial condition, results of operations, business, assets, liabilities, or properties of the Core Business taken as a whole, or the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement (a "Company Material Adverse Effect").

       Section 3.2 Capitalization.

       (a) The authorized capital stock of the Company consists of 1,000,000 shares of Company Common Stock, 100,000 shares of Preferred Stock issuable in series, of which the Company has designated 25,000 shares as Series A Preferred Stock, par value $50 per share of the Company (the "Company Series A Preferred Stock"), 16,300 shares as Series B Preferred Stock, par value $50 per share of the Company (the "Company Series B Preferred Stock") and 16,807 shares as Series C Preferred Stock, par value $200 per share of the Company (the "Company Series C Preferred Stock" and collectively with the Company Series A Preferred Stock and the Company Series B Preferred Stock, the "Company Preferred Stock"). As of the date hereof (i) 532,750 shares of Company Common Stock were issued and outstanding, all of which were validly issued and are fully paid and nonassessable, (ii) 8,700 shares of Company Series A Preferred Stock were issued and outstanding, all of which were validly issued and are fully paid and nonassessable, (iii) 14,093 shares of Company Series B Preferred Stock were issued and outstanding, all of which were validly issued and are fully paid and nonassessable and (iv) 15,429 shares of Company Series C Preferred Stock were issued and outstanding, all of which were validly issued and are fully paid and nonassessable.

       (b) Except as disclosed in this Section 3.2 or as set forth on Schedule 3.2(b), (i) there is no outstanding right, subscription, warrant, call, option or other agreement or arrangement of any kind to purchase or otherwise to receive from the Company or any of its Subsidiaries any of the outstanding authorized but unissued shares of the capital stock or any other security of the Company or any of its Subsidiaries, (ii) there is no outstanding security of any kind convertible into or exchangeable for such capital stock and (iii) there is no voting trust or other agreement or understanding to which the Company or any of its Subsidiaries is a party or is bound with respect to the voting of the capital stock of the Company or any of its Subsidiaries.

       Section 3.3 Company Subsidiaries. Schedule 3.3 contains a complete and accurate list of all Subsidiaries or affiliates of the Company. As used in this Agreement, the term "Subsidiary" means, with respect to the Company, any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party and/or one or more of its Subsidiaries and is part of the

Core Business. Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Subsidiary of the Company has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. Each Subsidiary of the Company is duly qualified as a foreign corporation authorized to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to qualify does not and cannot reasonably be expected to have a Company Material Adverse Effect. All of the outstanding shares of capital stock of the Subsidiaries of the Company that are corporations are validly issued, fully paid and nonassessable. Except as set forth on Schedule 3.3(a), all of the outstanding shares of capital stock of each Subsidiary of the Company are owned by the Company or a Subsidiary of the Company free and clear of any liens, pledges, security interests, claims, charges or other encumbrances of any kind whatsoever ("Liens").

       Section 3.4 Authority Relative to this Agreement. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated on its part hereby (other than the ratio for the conversion of Company Preferred Stock to Company Common Stock) have been duly authorized by the Company's Board of Directors and, except for (A) the approval of the Merger and approval of the conversion of Company Preferred Stock to Company Common Stock by (i) the affirmative vote of more than two-thirds of the votes that holders of the outstanding Company Common Stock and Company Preferred Stock are entitled to cast and (ii) the affirmative vote of more than two-thirds of the votes that the holders of the outstanding Company Common Stock, Company Series A Preferred Stock, Company Series B Preferred Stock and Company Series C Preferred Stock, each voting as a separate voting group, are entitled to cast and (B) approval of the conversion of Company Preferred Stock to Company Common Stock by the affirmative vote of a majority of the votes that holders of outstanding Company Common Stock and Company Preferred Stock, other than John W. Roberts and his family, are entitled to cast no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or for the Company to consummate the transactions contemplated hereby. The Company's Board of Directors has determined that it is advisable and in the best interests of the Company's shareholders for the Company to enter into a business combination with Parent upon the terms and subject to the conditions of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

       Section 3.5 Articles of Incorporation and By-laws. The Company has heretofore furnished to the Parent a complete and correct copy of the articles of incorporation and by-laws, as amended to date of the Company and of each of its Subsidiaries. All such articles of incorporation and by-laws are in full force and effect. The Company is not in violation of any of the provisions of its articles of incorporation or by-laws and none of the Company's Subsidiaries is in violation of its articles of incorporation or by-laws.

       Section 3.6 Consents and Approvals; No Violations. Neither the execution, delivery and performance of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, will (i) conflict with or result in any breach of any provisions of the articles of incorporation, by-laws or other organizational documents of the Company or any of its Subsidiaries, (ii) require a filing with, or a permit, authorization, consent or approval of, any federal, state, local or foreign court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or administrative agency or commission (a "Governmental Entity"), except in connection with or in order to comply with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the filing of Articles of Merger as required by the VSCA, and the filing of an amendment to the Company's articles of incorporation to effect the Conversion (as defined), (iii) except as set forth on Schedule 3.6, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of a Lien on any property or asset of the Company or any of its Subsidiaries pursuant to, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, contract, agreement or other instrument or permit or obligation (each, a "Contract") to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any law, order, writ, injunction, decree, statute, rule or regulation of any Governmental Entity applicable to the Company, any of its Subsidiaries or any of their properties or assets.

       Section 3.7 Financial Statements. The Company has delivered to the Parent (a) the audited consolidated financial statements of the Company and its Subsidiaries and the unaudited financial statements of the Subsidiaries included in the Core Business, in each case, for the years ended March 31, 1995, 1996 and 1997, and (b) the interim unaudited financial statements of the Company and the Subsidiaries of the Company included in the Core Business for the three months ended June 30, 1997 (collectively, the "Financial Statements"). Except as disclosed on Schedule 3.7, the Financial Statements of the Company have been prepared in accordance with GAAP consistently applied throughout the periods indicated. The Financial Statements fairly present (subject, in the case of unaudited statements, to normal, recurring year-end adjustments and any other adjustments described therein) the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods then ended. Since June 30, 1997 (the "Balance Sheet Date"), there has been no change in any of the significant financial accounting policies, practices or procedures of the Company or any of its consolidated Subsidiaries.

       Section 3.8 Absence of Certain Changes or Events; Material
Contracts. Except for the Spin-Off which is described on Schedule A and such other matters as are set forth on Schedule 3.8, since April 1, 1997, (i) neither the Company nor any of its Subsidiaries with respect to the Core Business has conducted its business and operations other than in the ordinary course of business and consistent with past practices or taken any actions that, if this Agreement had been in effect, would have violated or been inconsistent with the provisions of Section 5.1 and (ii) there has not been any fact, event, circumstance or other change affecting or relating to the Company or any of its Subsidiaries which has had or is reasonably likely to have a Company Material Adverse Effect. Except as set forth on Schedule 3.8, the transactions contemplated by this Agreement will not constitute a change of control under or require the consent from or the giving of notice to a third party pursuant to the terms, conditions or provisions of any material Contract to which the Company or any of its Subsidiaries is a party.

       Section 3.9 Litigation. Except for routine litigation that individually and in the aggregate if determined adversely to the Company would not result in the Company paying net of insurance in excess of $100,000 and except as set forth on Schedule 3.9, there is no suit, action, proceeding or investigation pending or, to the best knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, the outcome of which, in the reasonable judgment of the Company, is likely to have a Company Material Adverse Effect; nor is there any judgment, decree, injunction, ruling or order of any Governmental Entity outstanding against the Company or any of its Subsidiaries having, or which is reasonably likely to have, a Company Material Adverse Effect.

       Section 3.10 Absence of Undisclosed Liabilities. Except for liabilities or obligations which are accrued or reserved against in the Financial Statements (or reflected in the notes thereto) or which were incurred after the Balance Sheet Date in the ordinary course of business and consistent with past practice, and except as set forth on Schedule 3.10, none of the Company and its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated balance sheet (or reflected in the notes thereto) or which would have a Company Material Adverse Effect.

       Section 3.11 No Default. Except as set forth on Schedule 3.11, neither the Company nor any Subsidiary of the Company is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of any material Contract to which the Company or any of its Subsidiaries is a party or by which they or any of their properties or assets may be bound.

       Section 3.12 Taxes.

       (a) The Company has heretofore delivered or will make available to Parent true, correct and complete copies of the consolidated federal, state, local and foreign income, franchise sales and other Tax Returns (as hereinafter defined) filed by the Company and the Company Subsidiaries for each of the Company's years ended March 31, 1997, 1996 and 1995 inclusive. Except as set forth on
Schedule 3.12, the Company has duly filed, and each Subsidiary has duly filed, all material federal, state, local and foreign income, franchise, sales and other Tax Returns required to be filed by the Company or any of its Subsidiaries. All such Tax Returns are true, correct and complete, and the Company and its Subsidiaries have duly paid all Taxes (as hereinafter defined) shown on such Tax Returns and the Company has made adequate provision for payment of all accrued but unpaid Taxes anticipated in respect of all periods since the periods covered by such Tax Returns. Except as set forth on Schedule 3.12, all deficiencies assessed as a result of any examination of Tax Returns of the Company or any of its Subsidiaries by federal, state, local or foreign tax authorities have been paid or reserved on the financial statements of the Company in accordance with GAAP consistently applied. The Company has heretofore delivered or will make available to Parent true, correct and complete copies of all written tax-sharing agreements and written descriptions of all such unwritten agreement or arrangements to which the Company or any of its Subsidiaries is a party. Except as set forth in
Schedule 3.12, no issue has been raised in writing addressed to the Company, or to the best knowledge of the Company's president, chief financial officer, or tax manager, orally, during the past five years by any federal, state, local or foreign taxing authority which, if properly raised with regard to any period other than the period then beginning examined, could reasonably be expected to result in a material deficiency for such other period and no examination by any such tax authority during such five year period has culminated in the determination of a material tax deficiency or in any other adjustment. Except as disclosed in Schedule 3.12 hereof, neither the Company nor any of its Subsidiaries has granted any extension or waiver of the statutory period of limitations applicable to any claim for any material Taxes. Except as set forth in Schedule 3.12, (i) neither the Company nor any of its Subsidiaries is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code; (ii) no consent has been filed under
Section 341(f) of the Code with respect to any of the Company or its Subsidiaries; (iii) neither the Company nor any of its Subsidiaries has participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code; (iv) neither the Company nor any of its Subsidiaries has issued or assumed any corporate acquisition indebtedness, as defined in Section 279(b) of the Code; (v) neither the Company nor any of its subsidiaries has changed a method of accounting or taken any other action requiring any adjustment under section 481 of the Code or any other provision of law or regulation in any year subsequent to the year of the change of accounting method or other action; (vi) neither the Company nor any of its subsidiaries has entered into a closing agreement or other agreement with the Internal Revenue Service or any other taxing authority having any effect on any tax period subsequent to the tax period that was under examination, (vii) neither the Company nor any of its subsidiaries holds any receivable that is subject to the installment method of accounting for tax purposes and (viii) the Company has not been a United States real property holding corporation, as defined in Section 897(c)(2) of the Code, during the previous five years. The Company and each of its Subsidiaries have complied (and until the Effective
Time will comply) in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws) and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

       (b) For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies, duties, imposts or other assessments, including, without limitation, income, gross receipts, excise, property, sales, use, value added, transfer, gains, license, payroll, wage, unemployment compensation, social security, occupation, severance, disability, withholding, capital stock, stamps, registration, franchise, premium, windfall profits, environmental (including taxes under Section 59A of the Code), alternative or add-on minimum, estimated or other tax of any kind whatsoever (whether disputed or not) imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, including any related charges, fees, interest, penalties or additions thereto or other assessments. For purposes of this Agreement, the term "Tax Return" shall mean any report, return or other information or document required to be supplied to a taxing authority in connection with Taxes.


       Section 3.13 Title to Properties; Encumbrances. Except as described in the following sentence or set forth on Schedule 3.13, each of the Company and its Subsidiaries has good, valid and marketable title to, or a valid leasehold interest in, all of its material properties and assets (real, personal and mixed, tangible and intangible), including, without limitation, all the properties and assets reflected in the consolidated balance sheet of the Company and its Subsidiaries as of March 31, 1997 (except for properties and assets disposed of in the ordinary course of business and consistent with past practices since March 31, 1997 and pursuant to the Spin-Off). None of such properties or assets are subject to any Liens (whether absolute, accrued, contingent or otherwise), except minor imperfections of title and encumbrances, if any, which are not substantial in amount, do not materially detract from the value of the property or assets subject thereto and do not impair the operations of any of the Company and its Subsidiaries.

       Section 3.14 Intellectual Property.

       (a) The Company and/or its Subsidiaries are the sole and exclusive owners of, or have the right to use, all material patents, patent applications, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, registrations for and applications for registration of trademarks, service marks and copyrights, technology and know-how, rights in computer software and other proprietary rights and information and all technical and user manuals and documentation made or used in connection with any of the foregoing, used or held for use in connection with the businesses of the Company or any of its Subsidiaries as currently conducted (collectively, the "Intellectual Property"). Any and all material licenses covering any such Intellectual Property are listed on Schedule 3.14(a) hereto. The Intellectual Property owned by the Company and/or its Subsidiaries is free and clear of all Liens except as set forth on Schedule 3.14(a) and except minor imperfections of title and encumbrances, if any, which are not substantial in amount, do not materially detract from the value of the Intellectual Property subject thereto and do not impair the operations of any of the Company and its Subsidiaries.

       (b) All grants, registrations and applications for Intellectual Property that are used in and are material to the conduct of the Business (as hereinafter defined) (i) are valid, subsisting, in proper form and enforceable, and have been duly maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate jurisdictions and (ii) have not lapsed, expired or been abandoned, and no registration therefor is the subject of any legal or governmental proceeding before any registration authority in any jurisdiction.

       (c) Each of the Company and its Subsidiaries owns or has the right to use all of the material Intellectual Property used by it or held for use by it in connection with its business. To the Company's and Subsidiaries' knowledge, there are no conflicts with or infringements of any Intellectual Property by any third party. The conduct of the businesses of the Company and its Subsidiaries as currently conducted (collectively, the "Business") does not conflict with or infringe in any way any proprietary right of any third party, and there is no claim, suit, action or proceeding pending or threatened against the Company or any of its Subsidiaries (i) alleging any such conflict or infringement with any third party's proprietary rights, or (ii) challenging the ownership, use, validity or enforceability of the Intellectual Property.

       Section 3.15 Compliance with Applicable Law. Except as set forth on
Schedule 3.15, (i) the Company and its Subsidiaries hold, and are in substantial compliance with the terms of, all material permits, licenses, exemptions, orders and approvals of all Governmental Entities necessary for the current and proposed conduct of their respective businesses ("Company Permits"), (ii) no fact exists or event has occurred, and no action or proceeding is pending or, to the Company's knowledge, threatened, that has a reasonable possibility of resulting in a revocation, nonrenewal, termination, suspension or other material impairment of any material Company Permits, (iii) the businesses of the Company and its Subsidiaries are being conducted in substantial compliance with all material applicable statutes, laws, ordinances, rules, regulations, judgments, decrees, injunctions or orders of any Governmental Entity ("Applicable Law"),
(iv) no investigation or review by any Governmental Entity with respect to the Core Business (other than routine investigations or reviews to which the Core Business is subject in the ordinary course of business) is pending, or to the Company's knowledge, threatened, and (v) no Governmental Entity has indicated an intention to conduct such an investigation or review.

       Section 3.16 Employee Benefit Plans; ERISA.

       (a) Schedule 3.16(a) contains a list of all "employee benefit plans," within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other bonus, profit sharing, pension, severance, deferred compensation, fringe benefit, insurance, welfare, post-retirement, health, life, stock option, stock purchase, restricted stock, tuition refund, service award, company car, scholarship, relocation, disability, accident, sick, vacation, holiday, termination, unemployment, individual employment, consulting, executive compensation, incentive, commission, payroll practices, retention, change in control, noncompetition, or other plan, agreement, policy, trust fund, or arrangement (whether written or unwritten, insured or self-insured) (i) established, maintained, sponsored, or contributed to (or with respect to which any obligation to contribute has been undertaken) within the last six years by the Company or any entity that would be deemed a "single employer" with the Company under Section 414(b), (c), (m), or (o) of the Internal Revenue Code of 1986, as amended (the "Code") or Section 4001 of ERISA (an "ERISA Affiliate") on behalf of any employee, director, shareholder, or partner of the Company (whether current, former, or retired) or their beneficiaries or (ii) with respect to which the Company or any ERISA Affiliate has or has had within the past six years any obligation on behalf of any such employee, director, shareholder or partner of the Company, or their beneficiaries (each a "Plan" and, collectively, the "Plans"). With respect to each Plan, true and complete copies, if applicable, of the documents embodying or relating to the Plan, including, without limitation, each material communication received by or furnished to the Company or any ERISA Affiliate from the Internal Revenue Service ("IRS"), the Pension Benefit Guaranty Corporation ("PBGC"), U.S. Department of Labor ("DOL"), or any other governmental authority including, without limitation, the most recent determination letter received from the IRS, have been made available to Buyer.

       (b) Except as disclosed on Schedule 3.16(b), none of the Company, any ERISA Affiliate, or any of their respective predecessors has ever contributed to, contributes to, has ever been required to contribute to, or otherwise participated in or participates in or in any way, directly or indirectly, has any liability with respect to any plan subject to Section 412 of the Code,
Section 302 of ERISA or Title IV of ERISA, including, without limitation any, "multiemployer plan" (within the meaning of Sections (3)(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code), or any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA). The Company has no liability and is not expected to incur any liability under Section 302 or Title IV of ERISA or Section 412 of the Code including, without limitation, any liability for a reportable event under Section 4043(b) of ERISA, withdrawal liability for a complete withdrawal (under Section 4203 of ERISA) or a partial withdrawal (under Section 4205 of ERISA or an accumulated funding deficiency (under Section 302 of ERISA or Section 412 of the Code), whether or not waived. All premiums due to the Pension Benefit Guaranty Corporation by the Company and any ERISA Affiliates have been paid on a timely basis. With respect to any Plan, the present value of all benefit liabilities, whether or not vested, under
Section 4001(a)(16) of ERISA does not exceed the current fair market value of assets of such Plan based on the most recent Plan actuarial valuation using the methodology to calculate the projected benefit obligation under Financial Accounting Standard Board SFAS No. 87 and no amendments or other modifications have been made to such Plan or its actuarial assumptions since the date of such Plan's most recent actuarial report.

       (c) The Company, each ERISA Affiliate, each Plan, and each "plan sponsor" (within the meaning of Section 3(16) of ERISA) of each "welfare benefit plan" (within the meaning of Section 3(1) of ERISA) has complied in all material respects with the requirements of Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA.

       (d) With respect to each of the Plans identified on Schedule 3.16(a), except as described on such Schedule:

          (i) each Plan intended to qualify under Section 401(a) of the Code has been qualified since its inception and has received a determination letter from the IRS that the Plan is qualified under Section 401 of the Code and any trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code and the Company is not aware of any circumstances that have occurred or are likely to occur through the date of the Closing that caused or could cause the loss of such qualification or exemption or the imposition of any penalty or tax liability;

          (ii) all payments required by any Plan, any collective bargaining agreement or other agreement, or by law (including, without limitation, all contributions, insurance premiums, or intercompany charges) with respect to all periods through the date of the Closing shall have been made prior to the Closing (on a pro rata basis where such payments are otherwise discretionary at year end) or provided for by the Company as applicable, by full accruals as if all targets required by such Plan had been or will be met at maximum levels) on its financial statements;

          (iii) no claim, lawsuit, arbitration or other action has been threatened, asserted, instituted, or anticipated against the Plans (other than non-material routine claims for benefits, and appeals of such claims), any trustee or fiduciaries thereof, the Company, any ERISA Affiliate, any director, officer, or employee thereof, or any of the assets of any trust of the Plans;

          (iv) the Plan complies and has been maintained and operated in all material respects in accordance with its terms and applicable law, including, without limitation, ERISA and the Code;

          (v) no "prohibited transaction," within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred or is expected to occur with respect to the Plan (and the consummation of the transactions contemplated by this Agreement will not constitute or directly or indirectly result in such a "prohibited transaction");

          (vi) no Plan is or expected to be under audit or investigation by the IRS, DOL, or any other governmental authority and no such completed audit, if any, has resulted in the imposition of any tax or penalty;

          (vii) each Plan intended to meet requirements for tax-favored treatment under any provision of the Code, including, without limitation, Sections 79, 105, 106, 117, 120, 125, 127, 129, 132, 162(m), 404, 404A, 419,
419A, or 501(c)(9) of the Code satisfies the applicable requirements under the Code in all material respects; and

          (viii) with respect to each Plan that is funded mostly or partially through an insurance policy, the Company has no liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the Closing.

       (e) The consummation of the transactions contemplated by this Agreement will not give rise to any liability, including, without limitation, liability for severance pay, unemployment compensation, termination pay, or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, director, shareholder, or partner of the Company (whether current, former, or retired) or their beneficiaries solely by reason of such transactions. No amounts payable under any Plan will fail to be deductible for federal income tax purposes by virtue of Sections 280G or 162(m) of the Code.

       (f) The Company does not maintain, contribute to, or in any way provide for any benefits of any kind whatsoever (other than under Section 4980B of the Code, the Federal Social Security Act, or a plan qualified under Section 401(a) of the Code) to any current or future retiree or terminee.

       (g) Neither the Company nor any officer or employee thereof, has made any promises or commitments, whether legally binding or not, to create any additional plan, agreement, or arrangement, or to modify or change any existing Plan.

       (h) No event, condition, or circumstance exists that could result in an increase of the benefits provided under any Plan or the expense of maintaining any Plan from the level of benefits or expense incurred for the most recent fiscal year ended before the Closing.

       (i) The Company has no unfunded liabilities pursuant to any Plan that is not intended to be qualified under Section 401(a) of the Code.

       (j) No event, condition, or circumstance exists that would prevent the amendment or termination of any Plan.

       Section 3.17 Labor Matters. (i) There are no controversies pending or, to the knowledge of the Company or any of its Subsidiaries, threatened, between the Company or any of its Subsidiaries and any of their respective employees with respect to the Core Business; (ii) except as set forth on Schedule 3.17, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other understanding with a labor union or labor organization with respect to the Core Business and, to the knowledge of the Company, there is no activity involving any employees of the Company or its Subsidiaries with respect to the Core Business seeking to certify a collective bargaining unit or engaging in any other organizational activity; and (iii) neither the Company nor any of its Subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company and any of its Subsidiaries with respect to the Core Business.

       Section 3.18 Environmental Laws and Regulations.

       (a) All references in this Section 3.18 to the Company or to the Core Business shall include the Company's Subsidiaries, and all predecessors thereto, and any person or entity the liabilities of which, pursuant to applicable federal, state, local or common law, rule, regulation, ordinance, code, order or judgment (including any judicial or administrative interpretations, guidances, directives, policy statements or opinions) relating to the injury to, or the pollution or protection of human health and safety or the Environment ("Environmental Laws"), contractually, by common law, by operation of law or otherwise, the Company or the Core Business may have succeeded to.

       (b) All of the current and past operations of the Company and the Real Property, including any operations at or from any Real Property presently or formerly owned, used, leased, occupied, managed or operated by the Company, (collectively, the "Real Property"), substantially comply and have at all times substantially complied with all applicable Environmental Laws, except for past noncompliance that has been cured and does not result in the imposition of any present or future liability or obligation. The Company has not engaged in, authorized, allowed or suffered any operations or activities upon any of the Real Property for the purpose of or in any way involving the release, discharge, spilling, emission, dumping or disposal of any petroleum, petroleum products, petroleum-derived substances, radioactive materials, hazardous wastes, polychlorinated biphenyls, lead based paint, radon, urea formaldehyde, asbestos or any materials containing asbestos, and any materials or substances regulated or defined as or included in the definition of "hazardous substances," "hazardous materials," "hazardous constituents," "toxic substances," "pollutants," "contaminants" or any similar denomination intended to classify or regulate substances by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity under any Environmental Law ("Hazardous Substances") at, on, under or from the Real Property, in violation of any applicable Environmental Laws, except for releases, discharges, spills, emissions, dumpings or disposal which have been cleaned up in compliance with the requirements of the Environmental Laws.

       (c) Neither the Company's assets nor the Real Property contain any Hazardous Substances in, on, over, under or at it, in concentrations which would presently violate any applicable Environmental Laws or would be reasonably likely to result in the imposition of liability or obligations on the present or former owner, manager, or operator of the Real Property under any applicable Environmental Laws, including any liability or obligations for the investigation, corrective action, remediation or monitoring of Hazardous Substances in, on, over, under or at the Real Property, except as set forth on
Schedule 3.18(f) hereto.

       (d) None of the Real Property is listed or proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. [0015] 9601 et seq., or any similar inventory of sites requiring investigation or remediation maintained by any state or locality as a site requiring future investigation or remediation. The Company has not received any notice, whether oral or written, from any governmental entity or third party of any actual or threatened claims, judgments, damages (including punitive damages), losses, penalties, fines, liabilities, encumbrances, liens, violations, costs and expenses (including attorneys' and consultants' fees) of investigation, remediation, monitoring or defense of any matter relating to human health, safety or any surface or subsurface physical medium or natural resource, including, air, land, soil, surface waters, ground waters, stream and river sediments, biota and any indoor area, surface or physical medium (the "Environment") of whatever kind or nature by any party, entity or authority, (i) which have been incurred as a result of
(x) the existence of a release of Hazardous Substances in, on, under, at or emanating from any Real Property, (y) the offsite transportation, treatment, storage or disposal of Hazardous Substances generated by the Company (z) the violation of any Environmental Laws, except as set forth on Schedule 3.15 and
Schedule 3.18(f) hereto or (ii) which arise under the Environmental Laws ("Environmental Liabilities") with respect to the Company's business, assets or Real Property.

       (e) There are no underground storage tanks, asbestos or asbestos containing materials, polychlorinated biphenyls, urea formaldehyde, or other Hazardous Substances (other than small quantities of Hazardous Substances and permitted waste fuels for use in the ordinary course of the business of the Company, which are stored and maintained in accordance and in full compliance with all applicable Environmental Laws) in, on, over, under or at any Real Property in forms or quantities requiring investigation or remediation under the Environmental Laws, except as set forth on Schedule 3.18(e) and Schedule 3.18(f) hereto.

       (f) There are no conditions existing at any Real Property or with respect to the assets or business of the Core Business that require, or which with the giving of notice or the passage of time or both will reasonably likely require remedial or corrective action, removal, monitoring or closure pursuant to the Environmental Laws, except as set forth on Schedule 3.18(f). There are no conditions associated with the Spin-Off Entity or the Noncore Business which are reasonably likely to result in the imposition of liability or obligation in excess of $100,000, individually or in the aggregate or that exceed the levels of financial assurance currently required to be maintained pursuant to the Environmental Laws or which will be required to be maintained by the Spin-Off Entity, except for the corrective action obligations of Florida Solite Company, concerning which the Company has disclosed all significant information to the Parent and which is solely the obligation of the Spin-Off Entity.

       (g) The Core Business has all the permits, licenses, authorizations and approvals necessary for the conduct of its Business and for the operations on, in or at the Real Property (the "Environmental Permits"), which are required under applicable Environmental Laws. The Core Business is in substantial compliance with the terms and conditions of all such Environmental Permits, and, to the best knowledge of the Company, no reason exists why Parent would not be capable of continued operation of the Core Business in substantial compliance with the Environmental Permits and the applicable Environmental Laws.

       (h) The Company has provided or made available to and which have been reviewed by Parent all environmental assessments, audits, studies and investigations created or performed within the five years prior to the date of this Agreement and current Environmental Permits and has provided reasonable access to all environmental data, reports and other written environmental information in its custody, possession or control concerning the assets or business of the Core Business and the Real Property.

       (i) The Company has not contractually, by operation of law, by the Environmental Laws, by common law or otherwise assumed or succeeded to any Environmental Liabilities of any predecessors or any other person or entity, except as set forth on Schedule 3.18(i).

       (j) None of the items listed on Schedules 3.15, 3.18(e), (f) or (i) has, or is reasonably likely to have a Company Material Adverse Effect.

       Section 3.19 Restrictions on Business Activities. Except for this Agreement and as set forth on Schedule 3.19, there is no material agreement, judgement, injunction, order or decree binding upon the Core Business which has or could reasonably be expected to have (after giving effect to the consummation of the Spin-Off and the Merger) the effect of prohibiting or materially impairing the business practice of the Company or any of its Subsidiaries with respect to the Core Business, acquisition of property by the Company or any of its Subsidiaries with respect to the Core Business or the conduct of the Core Business as currently conducted or as proposed to be conducted by the Company.

       Section 3.20 Vote Required. The approval of the Merger and approval of the conversion of Company Preferred Stock to Company Common Stock by (i) the affirmative vote of more than two-thirds of the votes that holders of the outstanding Company Common Stock and Company Preferred Stock are entitled to cast and (ii) the affirmative vote of more than two-thirds of the votes that the holders of the outstanding Company Common Stock, Company Series A Preferred Stock, Company Series B Preferred Stock and Company Series C Preferred Stock, each voting as a separate voting group, are entitled to cast, and the approval of the conversion of Company Preferred Stock to Company Common Stock by the affirmative vote of a majority of the votes that holders of outstanding Company Common Stock and Company Preferred Stock, other than John W. Roberts and his family, are entitled to cast are the only votes of the holders of any class or series of the Company's capital stock necessary to approve the Spin-Off, the Merger and the other transactions contemplated hereby.

       Section 3.21 Registration Statement; Proxy Statement. The information provided and to be provided by the Company for use in the Proxy Statement relating to the meeting of the Company's shareholders to be held in connection with the Merger (the "Proxy Statement"), on the date it is first mailed to the Company's shareholders and on the date of the Special Meeting (as defined), and in the Registration Statement on Form S-4 pursuant to which the Parent Common Stock will be issued in the Merger (the "Registration Statement") and the related Prospectus (such Prospectus, in the form filed by Parent pursuant to Rule 424(b) under the Securities Act, or, if no filing is made pursuant to Rule 424(b) under the Securities Act, in the form contained in the Registration Statement declared effective by the Securities and Exchange Commission (the "Commission"), being herein called the "Prospectus"), on the date the Registration Statement is declared effective shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall notify the Parent promptly of the receipt of any comments by the Commission and of any request by the Commission for amendments or supplements to the Proxy Statement or the Registration Statement or for additional information, and shall supply the Parent with copies of all correspondence with the Commission with respect to any of the foregoing. If at any time prior to the Special Meeting, any event should occur relating to the Company, its Subsidiaries or any of their respective affiliates, directors or officers which should be described in an amendment or supplement to the Proxy Statement or Registration Statement, the Company shall promptly inform the Parent. Whenever any event occurs which should be described in an amendment or supplement to the Proxy Statement or Registration Statement, the Company shall upon learning of such event, cooperate with the Parent to promptly file and clear with the Commission and, if applicable, mail such amendment or supplement to the shareholders of the Company.

       Section 3.22 Affiliate Transactions. Except as set forth in Schedule 3.22, there are no material Contracts or other transactions between the Company or any of its Subsidiaries, on the one hand, and any (i) officer, director or shareholder of the Company or any of its Subsidiaries or (ii) affiliate (as such term is defined in Regulation 12b-2 promulgated under the Exchange Act) of any such officer, director or shareholder, on the other hand.

       Section 3.23 Opinion of Financial Advisor. The Company has been orally advised by its financial advisor, Co-View Capital, Inc., that in its opinion, as of the date hereof, the consideration to be received by holders of the Company Common Stock in the Merger is fair from a financial point of view to such holders.

       Section 3.24 Brokers. No broker, finder or financial advisor (other than Co-View Capital, Inc. and Ferris, Baker Watts Incorporated) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has previously furnished to the Parent a complete and correct copy of all agreements between the Company and Co-View Capital, Inc. and Ferris, Baker Watts Incorporated pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

       Section 3.25 Ruling Request. The information (other than that relating to the Parent and Acquisition Sub) set forth in the request for private letter ruling with regard to the Spin-Off ("PLR") that has been filed with the Internal Revenue Service (the "Service") on behalf of the Company, and all information (other than that relating to the Parent and the Acquisition Sub) subsequently submitted to the Service in support of the request for that PLR, includes all the relevant facts relating to the request and such facts are true, correct and complete.

       Section 3.26 Full Disclosure. No statement contained in any certificate or schedule furnished or to be furnished by the Company or its Subsidiaries to the Parent or the Acquisition Sub in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it is made, to make the statements herein or therein not misleading.

                                  ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE PARENT
                            AND THE ACQUISITION SUB

       The Parent and the Acquisition Sub represent and warrant to the Company as follows:

       Section 4.1 Organization. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. The Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified will not have a material adverse effect individually or in the aggregate, on the financial condition, results of operations, business, assets, liabilities, or properties of the Parent and its Subsidiaries taken as a whole or on the ability of the Parent to consummate the Merger and the other transactions contemplated by this Agreement (a "Parent Material Adverse Effect"). The Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Acquisition Sub has not engaged in any business (and will not engage in any business) (other than in connection with this Agreement and the transactions contemplated hereby) since the date of its formation.

       Section 4.2 Capitalization.

       (a) The authorized capital stock of the Parent consists of 20,000,000 shares of Parent Common Stock and 2,000,000 shares of preferred stock, par value $0.01 per share ("Parent Preferred Stock"). As of the date hereof, (i) 9,421,082 shares of the Parent Common Stock were issued and outstanding and (ii) options to acquire 477,375 shares of Parent Common Stock were outstanding under all stock option plans of the Parent. As of the date hereof, no shares of the Parent Preferred Stock were issued and outstanding. All of the outstanding shares of the Parent Common Stock are, and the shares of Parent Common Stock issuable in exchange for shares of Company Common Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable.

       (b) All of the outstanding capital stock of the Acquisition Sub is owned by the Parent, and are validly issued, fully paid and nonassessable.

       (c) Except for options to purchase 472,000 shares of Parent Common Stock,
(i) there is no outstanding right, subscription, warrant, call, option or other agreement or arrangement of any kind to purchase or otherwise to receive from the Parent or any of its subsidiaries any of the outstanding authorized but unissued or treasury shares of the capital stock or any other security of the Parent or any of its subsidiaries, (ii) there is no outstanding security of any kind convertible into or exchangeable for such capital stock and (iii) there is no voting trust or other agreement or understanding to which the Parent or any of its subsidiaries is a party or is bound with respect to the voting of the capital stock of the Parent of any of its subsidiaries.

       Section 4.3 Authority Relative to this Agreement. Each of the Parent and the Acquisition Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of the Parent and the Acquisition Sub and the consummation by the Parent and the Acquisition Sub of the transactions contemplated on its part hereby has been duly authorized by the Board of Directors of the Parent and the Acquisition Sub, respectively, and no other corporate proceedings on the part of the Parent or the Acquisition Sub are necessary to authorize this Agreement or for the Parent and the Acquisition Sub to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of the Parent and the Acquisition Sub and constitutes a valid and binding agreement of each of the Parent and the Acquisition Sub, enforceable against the Parent and the Acquisition Sub in accordance with its terms.

       Section 4.4 Certificate of Incorporation and By-laws. The Parent has heretofore furnished to the Company a complete and correct copy of its certificate of incorporation and by-laws, as amended to date. Such certificate of incorporation and by-laws are in full force and effect. The Parent is not in violation of any of the provisions of its certificate of incorporation or by-laws. The Acquisition Sub has heretofore furnished the Company a complete and correct copy of its certificate of incorporation and by-laws, as amended to date. Such certificate of incorporation and by-laws are in full force and effect. The Acquisition Sub is not in violation of any of the provisions of its certificate of incorporation or by-laws.

       Section 4.5 Consents and Approvals; No Violations. Neither the execution, delivery and performance of this Agreement by the Parent or the Acquisition Sub, nor the consummation by the Parent or the Acquisition Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any provisions of the certificate of incorporation or by-laws of the Parent or the Acquisition Sub, (ii) require a filing with, or a permit, authorization, consent or approval of, any Governmental Entity except in connection with or in order to comply with the applicable provisions of the HSR Act, the Securities Act, the Exchange Act, state securities or "blue sky" laws, the By-Laws of the National Association of Securities Dealers, and the filing of Articles of Merger as required by the VSCA, (iii) except as set forth on
Schedule 4.5, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of a Lien on any property or asset of the Parent or any of its subsidiaries pursuant to, any of the terms, conditions or provisions of any material Contract to which the Parent or the Acquisition Sub is a party or by which either of them or any of their properties or assets may be bound or (iv) violate any law, order, writ, injunction, decree, statute, rule or regulation of any Governmental Entity applicable to the Parent, the Acquisition Sub or any of their properties or assets.

       Section 4.6 Reports and Financial Statements. The Parent has timely filed all reports required to be filed with the Commission pursuant to the Exchange Act or the Securities Act (collectively, the "Parent SEC Reports"), and has previously made available to the Company true and complete copies of all such Parent SEC Reports. Such Parent SEC Reports, as of their respective dates, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and none of such Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Parent included in the Parent SEC Reports have been prepared in accordance with GAAP consistently applied throughout the periods indicated (except as otherwise noted therein or, in the case of unaudited statements, as permitted by applicable law) and fairly present (subject, in the case of unaudited statements, to normal, recurring year-end adjustments and any other adjustments described therein) the consolidated financial position of the Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and cash flows of the Parent and its consolidated subsidiaries for the periods then ended.

       Section 4.7 Restrictions on Business Activities. Except as set forth in the Parent's current report on Form 8-K, dated December 8, 1997 and except for this Agreement, there is no material agreement, judgement, injunction, order or decree binding upon the Parent or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing the business practice of the Parent or any of its subsidiaries, acquisition of property by the Parent or any of its subsidiaries or the conduct of business by the Parent or any of its subsidiaries as currently conducted or as proposed to be conducted by the Parent.

       Section 4.8 No Stockholder Vote. No vote of the shareholders of the Parent is necessary to approve the Merger or the issuance of Parent Common Stock therein.

       Section 4.9 Registration Statement; Proxy Statement. The information provided and to be provided by the Parent and the Acquisition Sub for use in the Proxy Statement, on the date the preliminary Proxy Statement is filed with the Commission, on the date it is first mailed to the Company's shareholders and on the date of the Special Meeting (as defined), and in the Registration Statement and the related Prospectus, on the date the Registration Statement is declared effective shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made not misleading. The Parent and the Acquisition Sub shall notify the Company promptly of the receipt of any comments by the Commission and of any request by the Commission for amendments or supplements to the Proxy Statement or the Registration Statement or for additional information, and shall supply the Company with copies of all correspondence with the Commission with respect to any of the foregoing. If at any time prior to the Special Meeting, any event should occur relating to the Parent or the Acquisition Sub or their respective affiliates, directors or members, as the case may be, or officers which should be described in an amendment or supplement to the Proxy Statement or Registration Statement, the Parent shall promptly inform the Company. Whenever any event occurs which should be described in an amendment or supplement to the Proxy Statement or Registration Statement, the Parent shall upon learning of such event, cooperate with the Company to promptly file and clear with the Commission and, if applicable, mail such amendment or supplement to the shareholders of the Company.

       Section 4.10 Absence of Certain Changes or Events. Since June 30, 1997, there has not been any fact, event, circumstance or other changes affecting or relating to the Parent or any f its subsidiaries which has had or is reasonably likely to have a Parent Material Adverse Effect.

       Section 4.11 Ruling Request. The information set forth in the PLR with regard to the Spin-Off relating to the Parent or the Acquisition Sub or the Merger that has been filed with the Service, and all information relating to the Parent or the Acquisition Sub or the Merger subsequently submitted to the Service in support of the request for the PLR, includes all such relevant facts and such facts are true, correct and complete.

       Section 4.12 Brokers. No broker, finder or financial advisor is entitled to any brokerage finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or the Acquisition Sub.

       Section 4.13 Full Disclosure. No statement contained in any certificate or schedule furnished or to be furnished by the Parent or the Acquisition Sub to the Company in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it is made, to make the statements herein or therein not misleading.

                                   ARTICLE V
                    CONDUCT OF BUSINESS PENDING THE MERGER

       Section 5.1 Conduct of Business by the Company Pending the Merger. After the date of this Agreement and prior to the Effective Time, unless the Parent shall otherwise agree in writing, or as otherwise expressly contemplated by this Agreement:

       (a) Except in connection with the Spin-Off, the Company shall conduct, and cause each of its Subsidiaries to conduct, its business only in the ordinary and usual course consistent with past practice, and the Company shall use, and cause each of its Subsidiaries to use, its reasonable efforts to preserve intact the present business organization, keep available the services of its present officers and key employees, and preserve the goodwill of those having business relationships with it;

       (b) except in connection with the recapitalization involving the exchange of the Company Preferred Stock for the Company Common Stock (the "Conversion") and the Spin-Off, the Company shall not, nor shall it permit any of its Subsidiaries to, (i) amend its articles of incorporation, bylaws or other organizational documents, (ii) split, combine or reclassify any shares of its outstanding capital stock, (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property (other than as required in order to accomplish the Spin-Off), or (iv) except as otherwise required by the existing agreements with certain stockholders, which agreements and stockholders are listed on Schedule 5.1(b) hereto, directly or indirectly redeem or otherwise acquire any shares of its capital stock or shares of the capital stock of any of its Subsidiaries other than as described in the request for the PLR;

       (c) the Company shall not, nor shall it permit any of its Subsidiaries to, (i) except in connection with the Conversion, the Spin-Off and the Noncore Business, authorize for issuance, issue or sell or agree to issue or sell any shares of, or Rights to acquire or convertible into any shares of, its capital stock or shares of the capital stock of any of its Subsidiaries (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise); (ii) except in connection with the Spin-Off and the Noncore Business, merge or consolidate with another entity; (iii) except in connection with the Spin-Off and the Noncore Business, acquire or purchase an equity interest in or a substantial portion of the assets of another corporation, partnership or other business organization or otherwise acquire any assets outside the ordinary and usual course of business and consistent with past practice or otherwise enter into any material contract, commitment or transaction outside the ordinary and usual course of business consistent with past practice; (iv) except in connection with the Spin-Off and the Noncore Business, sell, lease, license, waive, release, transfer, encumber or otherwise dispose of any of its assets outside the ordinary and usual course of business and consistent with past practice; (v) incur, assume or prepay any material indebtedness or any other material liabilities other than in the ordinary course of business and consistent with past practice; (vi) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (vii) make any loans, advances or capital contributions to, or investments in, any other person, other than to Subsidiaries of the Company; (viii) authorize or make capital expenditures in excess of the amounts currently budgeted therefor; (ix) permit any insurance policy naming the Company or any Subsidiary of the Company as a beneficiary or a loss payee to be canceled or terminated other than in the ordinary course of business; or (x) except in connection with the Conversion, the Spin-Off and the Noncore Business, enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

       (d) the Company shall not, nor shall it permit its Subsidiaries to, (i) adopt, enter into, terminate or amend (except as may be required by Applicable
Law) any Company Plan or other arrangement for the current or future benefit or welfare of any director, officer or current or former employee, (ii) except as set forth on Schedule 5.1(d), increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases in salaried compensation in the ordinary course of business consistent with past practice), or (iii) take any action to fund or in any other way secure, or to accelerate or otherwise remove restrictions with respect to, the payment of compensation or benefits under any employee plan, agreement, contract, arrangement or other Company Plan;

       (e) the Company shall not, nor shall it permit its Subsidiaries to, take any action with respect to, or make any material change in, its accounting or tax policies or procedures, except as required by law or to comply with GAAP;

       (f) the Company shall not, nor shall it permit its Subsidiaries to, take any action, other than as required by GAAP, to change accounting policies or procedures or cash maintenance policies or procedures (including, without limitation, procedures with respect to revenue recognition, capitalization of development costs, payments of accounts payable and collection of accounts receivable;

       (g) the Company shall not, nor shall it permit its Subsidiaries to, pay, discharge, settle, or satisfy any lawsuits, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or asserted against in the financial statements of the Company or incurred in the ordinary course of business and consistent with past practice;

       Section 5.2 Conduct of Business by the Parent Pending the Merger. Prior to the Effective Time, unless the Company shall otherwise first agree in writing, or as otherwise expressly contemplated by this Agreement, neither the Parent nor the Acquisition Sub shall knowingly take any action or fail to take any action that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code or the qualification of the Spin-Off under Section 368(a)(1)(D) and Section 355 of the Code.

       Section 5.3 Conduct of Business of the Acquisition Sub. During the period from the date of this Agreement to the Effective Time, the Acquisition Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement. It is understood that the Acquisition Sub was formed by the Parent solely for the purpose of effecting the Merger, and that the Acquisition Sub will have no material assets and no material liabilities prior to the Merger.

                                  ARTICLE VI
                             ADDITIONAL AGREEMENTS

       Section 6.1 Registration Statement; Proxy Statement.

       (a) As promptly as practicable after the execution of this Agreement, the Company and the Parent shall prepare and file with the Commission the Registration Statement, which shall include a preliminary Prospectus with respect to the Parent Common Stock to be issued in connection with the Merger. As promptly as practicable after comments are received from the Commission with respect to the Registration Statement and after the furnishing by the Company and the Parent of all information required to be contained therein (including, without limitation, financial statements and supporting schedules and certificates and reports of independent public accountants), the Parent and the Company shall use their best efforts to cause the Registration Statement to become effective as soon thereafter as practicable. The definitive Proxy Statement shall contain the opinion of Co-View Capital, Inc. referred to in
Section 6.19; provided, that such opinion shall be brought down to and dated a date not more than two business days prior to the date of the Proxy Statement.

       (b) The Company shall cause the Proxy Statement to be mailed to the shareholders of the Company and, if necessary, after the Proxy Statement shall have been mailed, promptly circulate amended, supplemental or supplemented proxy materials and, if required in connection therewith, resolicit proxies.

       (c) The Parent and the Company shall make all necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder and under applicable blue sky or similar laws and shall use their best efforts to obtain required approvals and clearances with respect thereto.

       Section 6.2 Company Stockholder Approval; Recommendation. The Company, acting through its Board of Directors, shall (i) call a special meeting of the shareholders of the Company for the purpose of voting upon this Agreement and the Merger (the "Special Meeting") and (ii) include in the Proxy Statement the recommendation of its Board of Directors that shareholders of the Company approve and adopt this Agreement and approve the Merger.

       Section 6.3 Agreements with Employee Shareholders. The Company shall use its reasonable best efforts to terminate as of the Effective Time the agreement with each of the persons listed on Schedule 5.1(b) hereto, the form of which agreement is attached to such Schedule.

       Section 6.4 Access and Information.

       (a) Each of the Company and the Parent shall (and shall cause its Subsidiaries and its and their respective officers, directors, employees, auditors and agents to) permit the other and the other's officers, employees, financial advisors, legal counsel, accountants, consultants and other representatives to conduct an investigation and evaluation of such party (other than the Noncore Business (except to the extent reasonably necessary to confirm that all Core Business assets have been transferred with the Core Business and that all liabilities of the Noncore Business have been transferred in the Spin-Off)), will provide such assistance in connection therewith as is reasonably requested and will give access at reasonable times throughout the period prior to the Effective Time to the relevant books, records, properties, facilities, employees and business of such party, provided that no investigation pursuant to this Section 6.4 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Unless otherwise required by law, each party agrees that it (and its Subsidiaries and its and their respective representatives) shall hold in confidence all non-public information so acquired.

       (b) The Parent shall have the right to retain an environmental consultant reasonably acceptable to the Company to undertake further environmental assessment of the Real Property, the Company's business and assets, including a Phase II assessment. The Phase II assessment may involve, among other things, intrusive sampling and testing of the soil and groundwater, integrity testing of any underground storage tanks, an asbestos survey, and radon testing. The Company shall provide complete and unfettered access to its business, assets and the Real Property, for the conduct of the environmental assessments, and shall provide to the environmental consultant all known and available information and documentation concerning any environmental matters pertaining to the Company's business, assets and the Real Property.

       Section 6.5 No Solicitation.

       (a) Prior to the Effective Time, the Company agrees that neither it, any of its Subsidiaries or its affiliates, nor any of the respective directors, officers, employees, agents or representatives of the foregoing will, directly or indirectly, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving the Core Business or the acquisition of capital stock of the Company or any Subsidiary constituting part of the Core Business or all or any significant assets of the Core Business (an "Acquisition Transaction") or negotiate, explore or otherwise engage in discussions with any person (other than the Parent and its representatives) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding with respect to any such Acquisition Transaction or which would require it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement provided, however, that the Company may, in response to an unsolicited written proposal from a third party with respect to an Acquisition Transaction, furnish information to and engage in discussions with such third party, in each case only if the Board of Directors of the Company determines in good faith by a majority vote, after consultation with its financial advisors and based upon the advice of outside counsel to the Company, that failing to take such action would result in a breach of the fiduciary duties of the Board of Directors and, prior to taking such action, the Company
(i) provides reasonable notice to Parent to the effect that it is taking such action and (ii) receives from such corporation, partnership, person or other entity or group (and delivers to Parent) an executed confidentiality agreement in reasonably customary form. The Company agrees that as of the date hereof, it, its Subsidiaries and affiliates, and the respective directors, officers, employees, agents and representatives of the foregoing, shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person (other than the Parent and its representatives) conducted heretofore with respect to any Acquisition Transaction. The Company agrees to immediately advise Parent in writing of any inquiries or proposals (or desire to make a proposal) received by (or indicated to), any such information requested from, or any such negotiations or discussions sought to be initiated or continued with, any of it, its Subsidiaries or affiliates, or any of the respective directors, officers, employees, agents or representatives of the foregoing, in each case from a person (other than the Parent and its representatives) with respect to an Acquisition Transaction, and the terms thereof, including the identity of such third party, and to update on an ongoing basis or upon the Parent's request, the status thereof, as well as any actions taken or other developments pursuant to this Section 6.5.

       (b) Except as set forth in this Section 6.5(b), the Board of Directors of the Company shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Parent or the Sub, the approval or recommendation by the Board of Directors of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Transaction or
(iii) cause the Company to enter into any agreement with respect to any Acquisition Transaction. Notwithstanding the foregoing, in the event that prior to the Effective Time the Board of Directors of the Company determines in its good faith reasonable judgment, by a majority vote, after consultation with its financial advisors, that the Acquisition Transaction is more favorable to the stockholders of the Company than the Merger and, based upon the advice of outside counsel to the Company, that such action is required by the fiduciary duties of the Board of Directors, the Board of Directors of the Company may withdraw or modify its approval or recommendation of this Agreement and the Merger, approve or recommend such Acquisition Transaction or (subject to Section 8.2(b)) cause the Company to enter into an agreement with respect to such Acquisition Transaction, but only if the Company gives Parent at least five business days' prior written notice thereof, during which time Parent may make, and, in such event, the Company shall in good faith consider, a counter proposal to such Acquisition Transaction.

       Section 6.6 Reasonable Best Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, obtaining of all necessary waivers, consents and approvals and the effecting of all necessary registrations and filings. Without limiting the generality of the foregoing, as promptly as practicable, the Company, the Parent and the Acquisition Sub shall make all filings and submissions under the HSR Act as may be reasonably required to be made in connection with this Agreement and the transactions contemplated hereby. The Company will furnish to the Parent and the Acquisition Sub, and the Parent and the Acquisition Sub will furnish to the Company, such information and assistance as the other may reasonably request in connection with the preparation of any such filings or submissions.

       Section 6.7 Consents; Approvals. The Company and the Parent shall each use their best efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and foreign governmental and regulatory approvals), and the Company and the Parent shall make all filings (including, without limitation, all filings with United States or foreign governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company and the Parent and the consummation by them of the transactions contemplated hereby.

       Section 6.8 Board of Directors. At the Closing, the Parent shall cause John W. Roberts to be elected a director of the Parent. Mr. Roberts's sole compensation from the Parent will be the Parent's standard directors' fees as specified in the Parent's Proxy Statement.

       Section 6.9 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement (including the Exhibits and Schedules hereto) and the transactions contemplated hereby (and thereby) shall be paid by the party incurring such expenses. Notwithstanding the foregoing, all costs and expenses incurred in connection with the Spin-Off shall be paid by the Spin-Off Entity.

       Section 6.10 Public Announcements. Each of the Parent, the Acquisition Sub, and the Company agrees that it will not issue any press release or otherwise make any public statement with respect to this Agreement (including the Exhibits and Schedules hereto) or the transactions contemplated hereby (or thereby) without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that such disclosure can be made without obtaining such prior consent if (i) the disclosure is required by law or by obligations imposed pursuant to any listing agreement with any national securities exchange and (ii) the party making such disclosure has first used its reasonable best efforts to consult with (but not obtain the consent of) the other party about the form and substance of such disclosure.

       Section 6.11 Supplemental Disclosure. The Company shall give prompt notice to the Parent, and the Parent shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and (ii) any failure of the Company or the Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.11 shall not have any effect for the purpose of determining the satisfaction of the conditions set forth in
Article VII of this Agreement or otherwise limit or affect the remedies available hereunder to any party.

       Section 6.12 Agreements of Affiliates. Schedule 6.12 delivered by the Company to the Parent identifies "Affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its best efforts to cause each such Affiliate to deliver to the Parent prior to the Closing Date a written agreement substantially in the form of Exhibit D hereto.

       Section 6.13 Agreements of Shareholders of Northeast. The Company shall use its reasonable best efforts to cause each of the holders of at least 1.0% of the total outstanding shares of capital stock of the Spin-Off Entity to be issued in connection with the Spin-Off to deliver to the Parent prior to the Closing Date a written agreement substantially in the form of Exhibit E hereto.

       Section 6.14 Agreements of Shareholders of the Company. The Company shall use its reasonable best efforts to cause each of the holders of at least 1.0% of the total outstanding shares of Parent Common Stock to be issued in connection with the Merger to deliver to the Parent prior to the Closing Date a written agreement substantially in the form of Exhibit F hereto.

       Section 6.15 Agreement of Spin-Off Entity. The Company shall cause the Spin-Off Entity to deliver to the Parent prior to the Closing Date a written agreement substantially in the form of Exhibit G hereto pursuant to which the Spin-Off Entity will (i) agree not to take any action inconsistent with the PLR request made to the Service and the PLR issued in response thereto, including but not limited to, for a period of one year from and after the Effective Time discontinuing or substantially reducing its level of operation at its lightweight aggregate plant located in New York, and (ii) agree not to solicit or otherwise interfere with the employment relationship between the Company and its employees.

       Section 6.16 Ruling Request. The Parent and the Company shall use their best efforts to cause additional information requested by the Service in connection with the PLR to be submitted promptly to the Service and to cause the requested PLR to be issued. The Company shall permit counsel for the Parent to participate in the preparation of all additional submissions to the Service in support of the PLR and to participate fully in all proceedings before the Service with respect to the PLR and cause such counsel to be promptly provided with copies of all correspondence from the Service with respect to the PLR and of the PLR.

       Section 6.17 Conversion of Company Preferred Stock. Immediately prior to the Effective Time, the Company shall use its reasonable best efforts to cause all outstanding shares of the Company Preferred Stock to be converted into Company Common Stock and following that conversion the former holders of the Company Preferred Stock shall have no rights against the Company with respect to that stock.

       Section 6.18 Proxy Agreement. The Company shall use its reasonable best efforts to cause the shareholders of the Company listed on Schedule B-2 to execute and deliver to the Parent an agreement in the form of Exhibit A within 10 days of the date of this Agreement.

       Section 6.19 Opinion of Financial Advisor. The Company shall use its reasonable best efforts to cause its financial advisor, Co-View Capital, Inc., to deliver a written copy of its opinion that the consideration to be received by the holders of the Company's Common Stock in the Merger is fair from a financial point of view to such holders, to the Parent within 10 days of the date of this Agreement.

                                  ARTICLE VII
                   CONDITIONS TO CONSUMMATION OF THE MERGER

       Section 7.1 Conditions to Each Party's Obligation to Effect the
Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

       (a) Approval of Shareholders. This Agreement, the Merger and related transactions shall have been approved and adopted by the requisite vote or consent of the shareholders of the Company in accordance with applicable law and the Company's articles of incorporation and by-laws.

       (b) Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

       (c) HSR Approval. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of this transaction, which action shall have not been withdrawn or terminated.

       (d) No Order. No Governmental Entity (including a federal or state court) of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation of the Merger or any transaction contemplated by this Agreement; provided, however, that the parties shall use their reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

       (e) Opinion of Counsel. The Parent, the Acquisition Sub or the Company shall not have obtained an opinion from counsel to the effect that as a result of a change in law the Spin-Off will no longer qualify as a reorganization within the meaning of Section 368(a) of the Code.

       (f) IRS Ruling. The Company shall have obtained a ruling from the Service, in form and substance satisfactory to counsel for the Company and the Parent, to the effect that the Spin-Off will qualify as nontaxable to the Company and its shareholders under Section 368(a)(1)(D) and Section 355 of the Code (except to the extent of any gain recognized under Section 357(c) of the Code).

       Section 7.2 Conditions to Obligations of the Parent and the Acquisition Sub to Effect the Merger. The obligations of the Parent and the Acquisition Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, unless waived in writing by the Parent:

       (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects, as of the date hereof, and, except to the extent such representations and warranties speak as of an earlier date, as of the Effective Time as though made at and as of the Effective Time, and the Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

       (b) Performance of Obligations of the Company and the Shareholders. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

       (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been obtained and made by the Company.

       (d) Governmental Actions. There shall not have been instituted, pending or threatened any action or proceeding (or investigation or other inquiry that might result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, nor shall there be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, in either case, seeking to prohibit or limit the Parent from exercising all material rights and privileges pertaining to its ownership of the Surviving Entity or the ownership or operation by the Parent or any of its subsidiaries of all or a portion of the business or assets of the Parent or any of its subsidiaries, or seeking to compel the Parent or any of its subsidiaries to dispose of or hold separate all or a material portion of the business or assets of the Parent or any of its subsidiaries, as a result of the Merger or the transactions contemplated by this Agreement.

       (e) Opinion of Counsel. The Parent shall have received the opinion of McGuire Woods Battle & Boothe LLP, as counsel to the Company, substantially in the form of Exhibit H.

       (f) Affiliate Agreements. The Parent shall have received from each person identified in Schedule 6.12 an Affiliate Agreement, and each such Affiliate Agreement shall be in full force and effect.

       (g) Northeast Shareholder Agreement. The Parent shall have received from the persons who each hold 1% or more, and who hold in the aggregate at least 50%, of the total outstanding shares of capital stock of the Spin-Off Entity to be issued in connection with the Spin-Off a Northeast Shareholder Agreement, and each such Northeast Shareholder Agreement shall be in full force and effect.

       (h) Giant Shareholder Agreement (Company). The Parent shall have received from the persons who each hold 1% or more, and who hold in the aggregate at least 70%, of the total outstanding shares of Parent Common Stock to be issued in connection with the Merger a Giant Shareholder Agreement, and each such Giant Shareholder Agreement shall be in full force and effect.

       (i) Escrow Agreement. The Company and the Spin-Off Entity shall have executed and delivered the Escrow Agreement in substantially the form of Exhibit B hereto.

       (j) Indemnity Escrow Agreement. The Company shall have executed and delivered the Indemnity Escrow Agreement in substantially the form of Exhibit C hereto.

       (k) Agreement of Spin-Off Entity. The Parent shall have received from the Spin-Off Entity an Agreement in substantially the form of Exhibit G hereto and such Agreement shall be in full force and effect.

       (l) Material Adverse Change. Since the date of this Agreement, there has been no change, circumstance or occurrence in the business, results of operations or financial condition of the Company or any of its Subsidiaries having or reasonably likely to have a material adverse effect on the business, properties or results of operations of the Company and its Subsidiaries, taken as a whole.

       (m) Market Stand-Off Agreement. John W. Roberts shall have entered into a market stand-off agreement in the form annexed hereto as Exhibit I.

       (n) Environmental Reports. The Parent shall not have received, from any environmental consultant retained by it, a Phase II assessment report(s), which report(s) disclose any environmental conditions with respect to the Company's business, assets or the Real Property that present, or would be reasonably likely to give rise to, any material Environmental Liabilities not reflected in the Company's March 31, 1997 audited financial statements, and which reports are satisfactory to the Parent in form and content. The Parent shall provide the Company with copies of any such reports as soon as practicable following the Parent's receipt thereof.

       (o) Tax Agreement. Parent shall have received from the Spin-Off Entity a Tax Provisions Agreement in substantially the form of Exhibit J hereto and such Tax Provisions Agreement shall be in full force and effect.

       (p) Indemnity Agreement. Parent shall have received from the Spin-Off Entity an Indemnity Agreement in substantially the form of Exhibit K hereto and such Indemnity Agreement shall be in full force and effect.

       (q) Resignation and Noncompetition. John W. Roberts shall have resigned as Chairman of the Board, President and Chief Executive Officer of Solite Corporation and all affiliated entities, including the Surviving Entity, and shall have entered into a Noncompetition Agreement in the form annexed hereto as Exhibit L.

       (r) Conversion of Company Preferred Stock. Immediately prior to the Effective Time, the Company shall have caused the Company Preferred Stock to be converted into Company Common Stock.

       (s) FIRPTA Statement. The Parent shall have received (i) the statement provided in Treasury Regulations Section 1.899-2(h)(i) and 1.445-2(c)(3) that the Company was not a U.S. real property holding corporation during the previous five years and (ii) a certificate that notice of the issuance of that statement was given to the Service pursuant to Section 1.899-2(h)(2).

       (t) Stock Redemptions. The Company shall not have directly or indirectly redeemed or otherwise acquired any shares of its capital stock or shares of the capital stock of any of its Subsidiaries pursuant to the agreements listed on Schedule 5.1(b) hereto for cash or other consideration in excess of $10,000 in the aggregate.

       (u) Services Agreement. The Spin-Off Entity shall have executed and delivered the Services Agreement in substantially the form of Exhibit N hereto.

       (v) Non-Competition Agreement. The Spin-Off Entity shall have executed and delivered the Non-Competition Agreement in substantially the form of
Exhibit O hereto.

       (w) Release of Obligations. The Company shall have been released from
    (i) its guaranty of any and all obligations of the Spin-Off Entity and/or its Subsidiaries to John W. Roberts, including, without limitation, the obligation of Northeast Solite Corporation under the August 7, 1987 Note payable to Mr. Roberts; and (ii) any and all past or prospective obligations under the Lease Agreement dated July 1994 between John W. Roberts and the Company for sand and gravel property, mineral extraction and plant site rent.


       Section 7.3 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

       (a) Representations and Warranties. The representations and warranties of the Parent and the Acquisition Sub set forth in this Agreement shall be true and correct in all material respects as of the date hereof, and, except to the extent such representations and warranties speak as of an earlier date, as of the Effective Time as though made on and as of the Effective Time, and the Company shall have received a certificate signed on behalf of the Parent by the chief executive officer or the chief financial officer of the Parent to such effect.

       (b) Performance of Obligations of Parent and the Acquisition Sub. Each of the Parent and the Acquisition Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of the Parent by the chief executive officer or the chief financial officer of the Parent to such effect.

       (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been obtained and made by the Company.

       (d) Fairness Opinion. The Company shall have received (i) the opinion of Co-View Capital, Inc., to the effect that the consideration to be paid pursuant to the Agreement is fair, from a financial point of view, to the Company and its shareholders, and (ii) on or prior to filing the Registration Statement the opinion of Ferris, Baker Watts Incorporated that the conversion of Company Preferred Stock referred to in Section 6.17 is fair, from a financial point of view, to the Company and its shareholders. Such opinions shall have been confirmed in writing at the Effective Time.

       (e) Tax Opinion. The Company shall have received the opinions of McGuire Woods Battle & Boothe LLP and Proskauer Rose LLP at or prior to the Effective Time, to the effect that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code.

       (f) License Agreement. The Parent shall have executed and delivered a License Agreement, substantially in the form of Exhibit M.

       (g) Material Adverse Change. Since the date of this Agreement, there has been no change, circumstance or occurrence in the business, results of operations or financial condition of the Parent or any of its subsidiaries having or reasonably likely to have a material adverse effect on the business, properties or results of operations of the Parent and its subsidiaries, taken as a whole.

       (h) Opinions of Counsel. The Company shall have received the opinions of Proskauer Rose LLP and Hunton & Williams as counsel to the Parent, substantially in the form of Exhibit P hereto.

       (i) Tax Agreement. The Spin-Off Entity shall have received from the Parent a Tax Provisions Agreement in substantially the form of Exhibit J hereto and such Tax Provisions Agreement shall be in full force and effect.

       (j) Services Agreement. The Parent shall have executed and delivered the Services Agreement in substantially the form of Exhibit N hereto.

       (k) Non-Competition Agreement. The Parent shall have executed and delivered the Non-Competition Agreement in substantially the form of Exhibit O hereto.

       (l) Agreement of Spin-Off Entity. The Parent shall have executed and delivered the Spin-Off Entity Agreement in substantially the form of Exhibit G hereto.

                                 ARTICLE VIII
                                  TERMINATION

       Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of the Parent or the Company:

       (a) by mutual consent of the Parent and the Company;

       (b) by either the Parent or the Company, if the Merger shall not have been consummated before April 30, 1998;

       (c) by the Parent, if (i) there has been a breach in any material respect of any representations or warranties of the Company, (ii) there has been a breach in any material respect of any of the covenants or agreements set forth in this Agreement on the part of the Company, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Parent to the Company, (iii) the Board of Directors of the Company (x) withdraws or amends or modifies in a manner adverse to Parent or Sub its recommendation or approval in respect of this Agreement or the Merger, (y) makes any recommendation with respect to an Acquisition Transaction (including making no recommendation or stating an inability to make a recommendation), other than a recommendation to reject such Acquisition Transaction, or (z) breaches Section 6.5, in any material respect, (iv) any corporation, partnership, person or other entity or group (as defined in Section 13(d)(3) of the Exchange Act) ("Acquiring Person") other than John
   W. Roberts, any member of Mr. Roberts' family, any trust for the benefit of Mr. Roberts and/or any member or members of his family, any legal representatives of any of the foregoing, Parent, or any affiliate or Subsidiary of the Parent, shall have become the beneficial owner of 33 % or more of the outstanding voting equity of the Company (either on a primary or a fully diluted basis), or (v) any other Acquisition Transaction shall have occurred with any Acquiring Person other than the Parent, or any affiliate or Subsidiary of Parent;

       (d) by the Parent, if the Company shall have failed to cause the shareholders of the Company listed on Schedule B-2 to execute and deliver to the Parent an agreement in the form of Exhibit A within 10 days of the date of this Agreement; provided, however, that the Parent shall have no right to terminate this Agreement pursuant to this Section 8.1(d) if the Company shall have caused other shareholders of the Company to execute and deliver to the Parent an agreement in the form of Exhibit A within 10 days of this Agreement so that the Parent shall have received proxies from shareholders holding in excess of two-thirds of the outstanding Company Common Stock;


       (e) by the Parent, if the Company shall have failed to cause its financial advisor, Co-View Capital, Inc. to deliver the opinion referred to in Section 6.19 within 10 days of the date of this Agreement; and

       (f) by the Company, if (i) there has been a breach in any material respect of any representations or warranties of Parent or the Acquisition Sub, (ii) there has been a breach in any material respect of any of the covenants or agreements set forth in this Agreement on the part of the Parent or the Acquisition Sub, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to the Parent, or (iii) such termination is necessary to allow the Company to enter into an Acquisition Transaction in accordance with the last sentence of Section 6.5(b) (provided that the termination described in this clause (iii) shall not be effective unless and until the Company shall have paid to Parent in full the fee described in Section 8.2(b) hereof.

       Section 8.2 Effect of Termination.

       (a) In the event of termination of this Agreement pursuant to this
Article VIII, the Merger shall be deemed abandoned and this Agreement shall forthwith become void, without liability on the part of any party hereto, except as provided in this Section 8.2 and Section 6.9, and except that nothing herein shall relieve any party from liability for any breach of this Agreement.


       (b) If (x) Parent shall have terminated this Agreement pursuant to Sections 8.1(c)(iii),(iv) or (v) or (y) either (1) the Company shall have terminated this Agreement pursuant to Section 8.1(b) or (2) Parent shall have terminated this Agreement pursuant to Section 8.1(c)(i) or (ii) and, prior to or within six (6) months after any termination described in this clause (y), the Company (or any of its Subsidiaries) shall have directly or indirectly entered into a definitive agreement for, or shall have consummated, an Acquisition Transaction, or (z) the Company shall have terminated this Agreement pursuant to
Section 8.1(f), then, in any of such cases, the Company shall pay Parent a termination fee of one million seven hundred fifty thousand dollars ($1,750,000). Any fees payable under this Section 8.2(b) shall be paid in same day funds no later than: (i) five business days after a termination described in clause (x) of this Section 8.2(b); (ii) concurrently with or prior to the entering into of the definitive agreement for, or the consummation of, such Acquisition Transaction, in the case of a termination described in clause (y) of this Section 8.2(b); or (iii) concurrently with or prior to a termination described in clause (z) of this Section 8.2(b).

                                  ARTICLE IX
                                INDEMNIFICATION

       Section 9.1 Survival of Representations and Warranties. All representations and warranties contained in Article III and the additional agreements of the Company contained in Article VI of this Agreement shall survive the Closing and shall not terminate until the third anniversary of the Closing at which time they shall lapse; provided, however, that the representations and warranties set forth in Sections 3.9, 3.10, 3.12, 3.13, 3.15, 3.16 and 3.18 shall not lapse until the fifth anniversary of the Closing. Notwithstanding the provisions of the preceding sentence, any representation or warranty in respect of which indemnification may be sought shall survive the applicable termination date if written notice, given in good faith, of a specific breach thereof is given to Northeast prior to such applicable termination date, whether or not liability has been actually incurred or definitively determined. No investigation by Giant, heretofore or hereafter made, shall affect the survival of any representation and warranty contained herein.

       Section 9.2 Indemnification of Parent Claimants. From and after the Closing, the Spin-Off Entity, and to the extent solely of the shares deposited in the Escrow Account and the Indemnity Escrow Account, the shareholders of the Company, shall indemnify and save the Parent, Acquisition Sub and their respective affiliates, directors, officers, employees, agents and representatives and all of their successors and assigns (collectively "Parent Claimants" and individually "Parent Claimant") harmless from and defend each of them from and against any and all demands, claims, actions, liabilities, losses, costs, damages or expenses whatsoever (including any reasonable attorneys', accountants' and consultants' fees) (collectively, "Losses") asserted against, imposed upon or incurred by the Parent Claimants resulting from or arising out of (a) any inaccuracy or breach of any representation or warranty of the Company contained herein; (b) any breach of any covenant or obligation of the Company contained herein; (c) any breach of any covenant or obligation of the Spin-Off Entity contained in the Indemnity Agreement; (d) to the extent they arise from the ownership, use, lease, occupancy or operation of any Real Property: (i) any violation of or noncompliance with the Environmental Laws or any permit, license, approval, authorization or registration issued under the Environmental Laws prior to the Effective Time; (ii) the disposal, discharge or release of solid wastes or Hazardous Substances prior to the Effective Time whether in compliance with Environmental Laws or not; (iii) the ownership, operation or use of any landfill, wastewater treatment facility, air pollution control equipment, storage lagoon, impoundment, or other waste management or pollution control facility or equipment prior to the Effective Time whether in compliance with the Environmental Laws or not; (iv) exposure to any Hazardous Substances, noises, odors or vibrations, excluding single unrelated individual workers' compensation claims in the ordinary course of business, prior to the Effective Time; (e) any liability or obligation of Northeast, its Subsidiaries or the Noncore Business, whether incurred prior to or after the Effective Time; or (f) any breach of any covenant or obligation of the Spin-Off Entity contained in the Tax Provisions Agreement, the form of which is attached hereto as Exhibit J.

       Section 9.3 Indemnification Procedures.

       (a) The rights and obligations of each party claiming a right to indemnification hereunder ("Indemnitee") from the other party ("Indemnitor") shall be governed by the following rules:

       (i) The Indemnitee shall give prompt written notice to the Indemnitor of any state of facts which Indemnitee determines will give rise to a claim by the Indemnitee against the Indemnitor based on the indemnity agreements contained herein, stating the nature and basis of said claims and the amount thereof, to the extent known. No failure to give such notice shall affect the indemnification obligations of Indemnitor hereunder, except to the extent such failure materially prejudices such Indemnitor's ability successfully to defend the matter giving rise to the indemnification claim.

       (ii) In the event any action, suit or proceeding is brought against the Indemnitee, with respect to which the Indemnitor may have liability under the indemnity agreements contained herein, then upon the written acknowledgment by the Indemnitor within thirty days of the bringing of such action, suit or proceeding that it is undertaking and will prosecute the defense of the claim under such indemnity agreements and confirming that the claim is one with respect to which the Indemnitor is obligated to indemnify and that it will be able to pay the full amount of potential liability in connection with any such claim, the action, suit or proceeding (including all proceedings on appeal or for review which counsel for the Indemnitee shall deem appropriate) may be defended by the Indemnitor. However, in the event the Indemnitor shall not offer reasonable assurances as to its financial capacity to satisfy any final judgment or settlement, the Indemnitee may assume the defense and dispose of the claim, after 30 days' prior written notice to the Indemnitor. The Indemnitee shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the Indemnitee's own expense unless (a) the employment of such counsel and the payment of such fees and expenses both shall have been specifically authorized by the Indemnitor in connection with the defense of such action, suit or proceeding or (b) the Indemnitee shall have reasonably concluded and specifically notified the Indemnitor that there may be specific defenses available to it which are different from or additional to those available to the Indemnitor, if a judgment against Indemnitees in such action, suit or proceeding will, in the good faith opinion of Indemnitee, establish a custom or precedent which will be adverse to the best interest of its continuing business.

          (iii) In addition, in any event specified in clause (b) of the second sentence of subparagraph (ii) above, the Indemnitor, to the extent made necessary by such different or additional defenses, shall not have the right to direct the defense of such action, suit or proceeding on behalf of the Indemnitee. If Indemnitor and Indemnitee cannot agree on a mechanism to separate the defense of matters extending beyond the scope of indemnification, such matters shall be defended on the basis of joint consultation.

          (iv) The Indemnitee shall be kept fully informed by the Indemnitor of such action, suit or proceeding at all stages thereof, whether or not it is represented by counsel. The Indemnitor shall, at the Indemnitor's expense, make available to the Indemnitee and its attorneys and accountants all books and records of the Indemnitor relating to such proceedings or litigation, and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

       (b) The Indemnitor shall make no settlement of any claims which Indemnitor has undertaken to defend, without Indemnitee's consent, unless the Indemnitor fully indemnifies the Indemnitee for all losses, there is no finding or admission of violation of law by, or effect on any other claims that may be made against, the Indemnitee and the relief granted in connection therewith requires no action on the part of and has no effect on the Indemnitee.

       Section 9.4 Release of Shares of Parent Common Stock. The shares of Parent Common Stock held in the Escrow Account and the Indemnity Escrow Account shall be available to satisfy the indemnification claims of Parent Claimants pursuant to this Section 9. The shares of Parent Common Stock in the Escrow Account shall be available to satisfy the indemnification claims of Parent Claimants to the extent such shares of Parent Common Stock have not been released pursuant to Section 2.4. Unless a claim or claims by Parent Claimants are then pending, in amounts in excess of the then value of 37,500 shares of Parent Common Stock, 37,500 shares of Parent Common Stock held in the Indemnity Escrow Account shall be released on the second anniversary of the Closing Date, and unless any claim or claims by Parent Claimants are then pending, the balance of the shares of Parent Common Stock held in the Indemnity Escrow Account shall be released on the third anniversary of the Closing Date. For the purposes of this Section 9.4, the value of Parent Common Stock shall be the average of the closing bid and asked prices per share of Parent Common Stock as quoted on NASDAQ for the twenty trading days immediately preceding any release of Parent Common Stock. Any dispute relating to or in respect of the rights of any Indemnitee to receive shares of Parent Common Stock from the Escrow Account or the Indemnity Escrow Account in satisfaction of an indemnification claim pursuant to 9.2 hereof (an "Indemnification Dispute") shall be submitted to, and resolved exclusively pursuant to arbitration in accordance with the commercial arbitration rules of the American Arbitration Association. Such arbitration shall take place in Richmond, Virginia and shall be subject to the substantive law of the State of Virginia. Decisions pursuant to such arbitration shall be final, conclusive and binding upon the parties. Upon the conclusion of arbitration, the parties may apply to any court of competent jurisdiction to enforce the decision pursuant to such arbitration. The parties hereto waive and shall not seek jury trial in any lawsuit, proceeding, claim, counterclaim, defense or other litigation or dispute relating to or in respect of an Indemnification Dispute. Neither party shall submit a dispute to arbitration before that party has sought to resolve the dispute through direct negotiation with the other party. If the dispute is not resolved within three weeks after a demand for direct negotiation, the parties shall attempt to resolve the dispute through mediation. If the parties do not promptly agree on a mediator, either party may request the then senior judge of the civil division of the Circuit Court for the City of Richmond, Virginia to appoint a mediator. If the mediator is unable to facilitate a settlement of the dispute within a reasonable period of time, as determined by the mediator, the mediator shall issue a written statement to the parties to that effect and either party may then submit the dispute to arbitration as provided herein. The fees and expenses of the mediator shall be shared equally by the parties. If the dispute is submitted to arbitration, the arbitrator shall award the prevailing or substantially prevailing party its expenses and costs, including costs of arbitration and reasonable attorney's fees.

       Section 9.5 Limitations on Indemnity. Notwithstanding anything to the contrary herein, (a) the obligations of the Spin-Off Entity and the shareholders of the Company pursuant to Section 9.2(a) through (d) hereof shall (i) arise only with respect to individual claims in excess of $25,000, (ii) arise with respect to claims related to conditions subject to Corrective Action disclosed on Schedule 3.18(f) hereto, to the extent that Losses relative to disclosed conditions exceed $125,000 per lightweight aggregate manufacturing site (including Oldover facilities), (iii) arise only if the aggregate claims are in excess of $250,000, and (iv) with respect to the first $250,000 of aggregate claims, be limited to $125,000, and (b) the liability of the Spin-Off Entity pursuant to Section 9.2 hereof shall (i) be limited to the amount of Parent Claimants' Losses in excess of the value of the shares of Parent Common Stock then held in the Escrow Account and the Indemnity Escrow Account, and
(ii) terminate with respect to any claims not asserted prior to the fifth anniversary of the Effective Time.

                                   ARTICLE X
                              GENERAL PROVISIONS

       Section 10.1 Amendment and Modification. At any time prior to the Effective Time, this Agreement may be amended, modified or supplemented only by written agreement (referring specifically to this Agreement) of the Parent, the Acquisition Sub and the Company with respect to any of the terms contained herein.

       Section 10.2 Waiver. At any time prior to the Effective Time, the Parent and the Acquisition Sub, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any documents delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained herein which may legally be waived. Any such extension or waiver shall be valid only if set forth in an instrument in writing specifically referring to this Agreement and signed on behalf of such party.

       Section 10.3 Survivability; Investigations. The respective representations and warranties of the Parent, the Acquisition Sub and the Company contained herein or in any certificates or other documents delivered prior to or as of the Effective Time (i) shall not be deemed waived or otherwise affected by any investigation made by any party hereto and (ii) shall survive beyond the Effective Time. The covenants and agreements of the parties hereto (including the Surviving Entity after the Merger) shall survive the Effective Time without limitation (except for those which, by their terms, contemplate a shorter survival period).

       Section 10.4 Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally or by next-day courier or telecopied with confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof. Any such notice shall be effective upon receipt, if personally delivered or telecopied, or one day after delivery to a courier for next-day delivery.

       (a) If to the Parent or the Acquisition Sub, to:

                     Giant Cement Holding, Inc.
                     320-D Midland Parkway
                     Summerville, SC 29485

                     Attention: Mr. Terry L. Kinder

          with a copy to:

                     Proskauer Rose LLP
                     1585 Broadway
                     New York, New York 10036

                     Attention: Robert A. Cantone, Esq.

       (b)        if to the Company, to:

                     Solite Corporation
                     2508 Chamberlayne Avenue
                     Richmond, VA 23222

                     Attention: Mr. John W. Roberts

          with a copy to:

                     McGuire Woods Battle & Boothe LLP
                     One James Center
                     901 East Cary Street
                     Richmond, VA 23219

                     Attention: Thomas L. Newton, Jr.

       Section 10.5 Descriptive Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References in this Agreement to Sections, Schedules, Exhibits or Articles mean a Section, Schedule, Exhibit or Article of this Agreement unless otherwise indicated. References to this Agreement shall be deemed to include the Exhibits and Schedules hereto, unless the context otherwise requires. The term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, a Governmental Entity or an unincorporated organization.

       Section 10.6 Entire Agreement; Assignment. This Agreement (including the Schedules and other documents and instruments referred to herein) and the Confidentiality Agreement effective May 14, 1996 among the Parent and the Company constitutes the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof. This Agreement is not intended to confer upon any person not a party hereto any rights or remedies hereunder. This Agreement shall not be assigned by operation of law or otherwise; provided that Parent or the Acquisition Sub may assign its rights and obligations hereunder to a direct or indirect subsidiary of the Parent, but no such assignment shall relieve the Parent or the Acquisition Sub, as the case may be, of its obligations hereunder.

       Section 10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without giving effect to the provisions thereof relating to conflicts of law.

       Section 10.8 Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect against a party hereto, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such judgment shall be made.

       Section 10.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

       Section 10.10 Tax Treatment. The Parent agrees that the Spin-Off shall be treated by the Parent as nontaxable to the Company and its shareholders under Section 355 and 368(a)(1)(D) of the Code (except to the extent of any gain recognized under Section 357(c) of the Code) and the Merger shall be treated by the Parent as a reorganization within the meaning of Section 368(a) of the Code and that the positions, elections and methods taken or reflected in all Federal, state or local tax returns in respect of the Spin-Off and the Merger shall reflect or be consistent with the foregoing. The Parent agrees not to take any action that would cause the Spin-Off or the Merger to fail to so qualify.

       IN WITNESS WHEREOF, each of the Parent, the Acquisition Sub and the Company has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.


                                              GIANT CEMENT HOLDING, INC.



                                             By: /s/ Terry L. Kinder
                                                 ------------------------------
                                                 Name: Terry L. Kinder
                                                 Title:



                                              GCHI ACQUISITION CORP.



                                             By: /s/ Terry L. Kinder
                                                 ------------------------------
                                                 Name: Terry L. Kinder
                                                 Title:



                                              SOLITE CORPORATION



                                             By: /s/ John W. Roberts
                                                 ------------------------------
                                                 Name: John W. Roberts
                                                 Title:

                                                    Schedule A-1 to
                                                    the Agreement and
                                                    Plan of Merger

                                PLAN OF MERGER

       PLAN OF MERGER (this "Plan") of Solite Corporation (the "Company"), a Virginia corporation, and GCHI Acquisition Corp. (the "Acquisition Sub"), a Virginia corporation wholly-owned by Giant Cement Holding, Inc., a Delaware corporation (the "Parent").

                                   ARTICLE I
                              Terms of the Merger

       1.1 The Merger. The names of the corporations to be merged are Solite Corporation and GCHI Acquisition Corp. At the Effective Time, GCHI shall merge with and into the Company (the "Merger"), the separate corporate existence of GCHI shall cease and the Company shall survive and continue to exist as a Virginia corporation (Solite, as the surviving corporation in the Merger, sometimes being referred to herein as the "Surviving Corporation").

       1.2 Effect of the Merger. The Merger shall become effective at the time a certificate of merger is issued by the State Corporation Commission of Virginia (the "SCC") or at such later time specified in properly executed Articles of Merger, in the form required by and executed in accordance with the Virginia Stock Corporation Act ("VSCA"), filed with the SCC, in accordance with the provisions of Section 13.1-720 of the VSCA. The Merger shall have the effects prescribed in the VSCA. When used in this Plan, the term "Effective Time" shall mean the date and time at which the Merger shall become effective.

       1.3 Articles of Incorporation and By-Laws. The articles of incorporation and bylaws of the Company in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with applicable law.

                                   ARTICLE II
                     Manner and Basis of Converting Shares

       2.1 Exchange Ratio. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

       (a) Each share of common stock, par value $2 per share of the Company (the "Company Common Stock"), issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive:

          (i) a number of shares of the voting common stock, par value $.01 per share of the Parent (the "Parent Common Stock"), payable upon the surrender of the certificate formerly representing such share of Company Common Stock, equal to the quotient derived by dividing (A) 325,000 minus the number of shares to be placed in the Escrow Account and the Indemnity Escrow Account described below, by (B) the number of outstanding shares of Company Common Stock at the Closing (hereinafter referred to collectively, as the "Outstanding Stock"); and

          (ii) if any shares of Parent Common Stock are made available for distribution pursuant to Section 2.4(c) or (d), a number of such shares of Parent Common Stock equal to the quotient derived by dividing (A) the total number of shares of Parent Common Stock so available pursuant to
       Section 2.4(c) or (d) by (B) the Outstanding Stock.

       (b) Each share of Acquisition Sub Common Stock outstanding on the Effective Date shall, without any action on the part of the holder thereof, be converted into one share of Company Common Stock, which shall upon such conversion be validly issued and outstanding, fully paid and nonassessable, and shall constitute all of the issued and outstanding capital stock of the Company immediately following the Merger.

       (c) The amount of Parent Common Stock to be received pursuant to Section 2.1(a), shall be adjusted to reflect fully the effect of any stock split or reverse split or stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), the record date for which shall occur after the date hereof and prior to the Effective Time.

       (d) If any certificate for shares of Parent Common Stock is to be issued to a person other than the registered holder of the Company Common Stock represented by the certificate or certificates surrendered with respect thereto, it shall be a condition to such issuance that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange will have paid to the Parent or any person designated by the Parent any transfer or other taxes required as a result of such issuance to a person other than the holder of such Company Common Stock, or established to the satisfaction of the Parent or any agent designated by the Parent that such tax has been paid or is not payable.

       (e) At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Company Common Stock and Company Preferred Stock thereafter on the records of the Company.

       (f) Neither the Parent, the Acquisition Sub nor the Company shall be liable to any holder of Company Common Stock or Company Preferred Stock for any securities delivered or any amount paid to a public official pursuant to applicable abandoned property laws.

       (g) No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificates representing Company Common Stock until such certificates are surrendered pursuant to Section 2.1. Subject to applicable law, upon such surrender, there shall be paid to the record holder certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the shares of Parent Common Stock.

       (h) In the event any certificates representing Company Common Stock shall have been lost, stolen or destroyed, the Parent (as defined in Section 2.2) shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, the consideration referred to in Section 2.1(a); provided, however, that the Parent may, in its discretion and as a condition precedent to the issuance and delivery thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Parent or the Escrow Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

       (i) The holders of shares of Company Common Stock as to which dissenter's rights shall have been duly demanded under applicable law ("Dissenting Shares"), if any, shall be entitled to payment by the Surviving Entity only of the fair value of such shares plus accrued interest to the extent permitted by and in accordance with the provisions of applicable law; provided, however, that (i) if any holder of the Dissenting Shares shall, under the circumstances permitted by applicable law, subsequently deliver a written withdrawal of such holder's demand or (ii) if any holder fails to establish such holder's entitlement to rights to payment as provided under applicable law, such holder or holders (as the case may be) shall forfeit such right to payment for such shares and such shares shall thereupon be deemed to have been converted into Parent Common Stock pursuant to Section 2.1(a) as of the Effective Time. The Surviving Entity shall be solely responsible for, and shall pay out of its own funds, any amounts which become due and payable to holders of Dissenting Shares, and such amounts shall not be paid directly or indirectly by the Parent.

       2.2 Exchange of Company Common Stock.

       (a) Promptly after the Effective Time, each shareholder shall present to the Parent for cancellation a certificate or certificates which immediately prior to the Effective Time represented Outstanding Stock (the "Certificates") that were converted pursuant to Section 2.1, and the Parent shall upon presentation thereof deliver to such shareholder in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock which such shareholder has the right to receive pursuant to the provisions of
Section 2.1(a)(i), and (y) cash in lieu of any fractional shares of Parent Common Stock to which such shareholder is entitled pursuant to Section 2.3, after giving effect to any required tax withholdings.

       (b) Promptly after the Effective Time, the Parent shall (i) deliver to the escrow agent (the "Escrow Agent") under the escrow agreement dated the Effective Date, a certificate representing 75,000 shares of Parent Common Stock (the "Escrow Account") to be held pursuant to such escrow agreement for dissemination pursuant to Section 2.4(c), and (iii) deliver to the escrow agent (the "Indemnity Escrow Agent") under the escrow agreement dated the Effective Time, a certificate representing 75,000 shares of Parent Common Stock (the "Indemnity Escrow Account") to be held pursuant to the provisions of Section 9.4 of the Agreement and Plan of Merger, dated September 10, 1997, as amended, among Parent, Acquisition Sub, and the Company. The shares of Parent Common Stock shall be deemed to have been issued at the Effective Time.

       (c) Promptly after the Closing Balance Sheet, as that term is defined in
Section 2.4, becomes the Final Closing Balance Sheet, as that term is defined in
Section 2.4, Parent shall determine if the holders of the Outstanding Stock at the Effective Time are entitled to any shares from the Escrow Account pursuant to Section 2.4(c). Subject to Section 2.5, upon a determination that such holders are entitled to any shares from the Escrow Account pursuant to Section 2.4(c), Parent shall thereupon direct the Escrow Agent to deliver to each such holder (a) a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of Section 2.4(c), and (b) cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.3, after giving effect to any required tax withholdings.

       2.3 No Fractional Securities. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of certificates representing Company Common Stock, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. In lieu of any such fractional securities, each holder of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of such holder's certificates will be entitled to receive, and the Parent will timely make a cash payment (without interest) determined by multiplying (i) the fractional interest to which such holder would otherwise be entitled (after taking into account all shares of Outstanding Stock then held of record by such holder) and (ii) the average of the closing bid and asked prices per share of Parent Common Stock as quoted on The NASDAQ Stock Market, Inc. ("NASDAQ") for the twenty trading days immediately preceding the Closing.

       2.4 Adjustment to Consideration.

       (a) As soon as practicable after the Closing, and in any event not later than 90 days after the Closing, the Parent shall prepare, or cause to be prepared, and shall furnish to Northeast Solite Corporation, a New York corporation (the "Spin-Off Entity") a consolidated balance sheet for the Company as of the Closing Date, after giving effect to the Spin-Off (the "Closing Balance Sheet"), but before giving effect to the Merger and any adjustments related thereto. The Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles ("GAAP"), on a basis consistent with the Report On Audits of Divisional Financial Statements of Solite Corporation for the years ended March 31, 1997 and 1996, prepared by Coopers & Lybrand LLP, including the writedown of clinker inventories by approximately $3.6 million to net realizable value not previously recorded by the Company. If the Spin-Off Entity disagrees with any aspect of the Closing Balance Sheet, it may object to the Closing Balance Sheet in writing, detailing its disagreement (the "Dispute Notice"). If no Dispute Notice is given to the Parent by the Spin-Off Entity within 30 days after the Closing Balance Sheet is furnished to the Spin-Off Entity, the Closing Balance Sheet shall be deemed final and binding for all purposes under this Agreement.

       (b) If the Parent and the Spin-Off Entity are unable to resolve any matter which is the subject of a Dispute Notice within 30 days after such Dispute Notice is given to the Parent by the Spin-Off Entity, such matter shall be submitted for resolution to an independent accounting firm selected jointly by the Parent and the Spin-Off Entity. If the Parent and the Spin-Off Entity are unable to agree upon such accounting firm within 15 days after the end of the 30-day period referred to in the preceding sentence, then such matter shall be submitted for resolution to the independent accounting firm of KPMG Peat Marwick. KPMG Peat Marwick or the independent accounting firm to whom such matter is submitted for resolution is hereinafter referred to as the "Accounting Firm." The determinations of the Accounting firm shall be final and binding for all purposes under this Agreement. The Closing Balance Sheet, as it shall be deemed final and binding pursuant to the last sentence of Section 2.4(a), as it shall be agreed upon by Parent and the Spin-Off Entity, or as it shall be determined by the Accounting Firm pursuant to this Section 2.4(b) is hereinafter referred to as the "Final Closing Balance Sheet." The Parent and the Spin-Off Entity will share responsibility for fees and expenses of the Accounting Firm as follows: (i) if the Accounting Firm resolves all of the matters subject to the Dispute Notice in favor of the Parent, the Spin-Off Entity will be responsible for all the fees and expenses of the Accounting Firm; (ii) if the Accounting Firm resolves all of the matters subject to a Dispute Notice in favor of the Spin-Off Entity, the Parent will be responsible for all the fees and expenses of the Accounting Firm; and if the Accounting Firm resolves some of the matters subject to the Dispute Notice in favor of the Parent and the rest of such matters in favor of the Spin-Off Entity, the Spin-Off Entity will be responsible for the fraction of the fees and expenses of the Accounting Firm equal to (A) the difference between the amount in dispute and the amount of the adjustments to the Closing Balance Sheet over (B) the amount in dispute, and the Parent will be responsible for the remainder of the fees and expenses.

       (c) If the consolidated net book value of the Company reflected in the Final Closing Balance Sheet is less than $4.5 million, then (i) the Parent shall be entitled to receive from the Escrow Account and to cancel the number of whole shares of Parent Common Stock as shall equal the quotient derived by dividing
(A) the amount by which $4.5 million exceeds the consolidated net book value of the Company reflected in the Final Closing Balance Sheet by (B) $22 per share of Parent Common Stock, and (ii) subject to Section 2.4(d), the balance of the shares of Parent Common Stock in the Escrow Account shall be available immediately for distribution pursuant to Section 2.1(a)(ii). If the consolidated net book value of the Company reflected in the Final Closing Balance Sheet is more than $4.5 million, then, subject to Section 2.4(d), all the shares of Parent Common Stock in the Escrow Account shall be available immediately for distribution pursuant to Section 2.1(a)(ii). For purposes of calculating net book value, no effect will be given to (i) up to $1,000,000 of valuation allowance recorded against the net deferred tax assets of the Company and (ii) the cost of the AF Old Container Management Handling Facility (estimated at $250,000), if the Company writes-off the cost of such facility.

       (d) If the net current assets of the Company reflected in the Final Closing Balance Sheet is less than $5.0 million, then (i) the Parent shall be entitled to receive from the Escrow Account and to cancel the number of whole shares of Parent Common Stock as shall equal the quotient derived by dividing
(A) the amount by which $5.0 million exceeds the net current assets of the Company reflected in the Final Closing Balance Sheet by (B) $22 per share of Parent Common Stock, and (ii) subject to Section 2.4(c), the balance of the shares of Parent Common Stock in the Escrow Account shall be available immediately for distribution pursuant to Section 2.1(a)(ii). If the net current assets of the Company reflected in the Final Closing Balance Sheet is more than $5.0 million, then, subject to Section 2.4(c), all the shares of Parent Common Stock in the Escrow Account shall be available immediately for distribution pursuant to Section 2.1(a)(ii). For purposes of calculating net current assets no effect will be given to current installments to indebtedness for borrowed money in an aggregate amount not exceeding $20 million. For the purposes hereof, net current assets shall be equal to (x) the sum of cash, accounts receivable less than 60 days past due and inventories less (y) the sum of accounts payable, accrued expenses and other current liabilities.

       2.5 Termination. The Boards of Directors of the Company and the Acquisition Sub may terminate and abandon the Merger at any time prior to the issuance of the Certificate of Merger, subject to any contractual rights, without further shareholder action, in such manner as shall be agreed upon by such Boards of Directors.

                          Opinion of CoView Capital, Inc.               Annex V

                                                                 March 16, 1998

Board of Directors
Solite Corporation
2508-10 Chamberlayne Avenue
Richmond, VA 23222

Gentlemen:

     Giant Cement Holding, Inc., GCHI Acquisition Corp. (collectively, "Giant") and Solite Corporation ("Solite" or the "Company") have entered into an Agreement and Plan of Merger (the "Plan") dated September 10, 1997 as amended. Pursuant to the Plan, among other things, Giant will acquire by way of a merger (the "Merger") all of the outstanding shares of capital stock of the Company in exchange for 175,000 shares of Giant Common Stock; an additional 150,000 shares of Giant Common Stock will be placed in escrow upon consummation of the Merger. Of these additional shares, 75,000 shall be distributed to holders of Solite common stock, depending upon the extent by which Solite meets certain financial tests at closing. The other 75,000 shares shall be held in escrow to satisfy the indemnification claims, if any, of Giant under the Plan. Giant will also assume up to $20 million of Solite's debt. Prior to the Merger, Solite will contribute certain stock and assets to a subsidiary which will then be spun off to the shareholders of Solite (the "Spin-Off"). The Merger terms and conditions are more fully set forth in the Plan.

     CoView Capital has been asked to render an opinion (the "Opinion") as to the fairness of the Merger, from a financial point of view, to the stockholders of Solite.

     CoView is an investment banking firm and a member of the National Association of Securities Dealers (NASD), and is regularly engaged as financial advisor to companies in the divestiture and sale of businesses and in the valuation of companies in connection with mergers and acquisitions and private placements. CoView is currently acting as financial advisor to Solite in connection with the Merger and will receive a fee upon consummation of the Merger for acting as financial advisor to the Company and for rendering the Opinion. In addition, Solite has agreed to indemnify CoView for certain liabilities arising from the delivery of the Opinion.

     In our capacity as financial advisor and in rendering our Opinion, we have reviewed and analyzed, among other things, the following:

[bullet] trends in the building, aggregate, cement and hazardous waste management and treatment industries;

[bullet]  developments in the Company's and Giant's markets;

[bullet] publicly available information with respect to certain of Solite's and Giant's competitors;

[bullet]  historical Company and Giant financial statements;

[bullet] internal financial statements and other financial and operating data provided by Solite's and Giant's managements, including historical and pro forma statements excluding the Spin-Off assets;

[bullet]  Company projections for the fiscal years 1998 through 2000;

[bullet]  Giant projections for the fiscal years 1997 through 2000;

[bullet]  securities research analysts' reports regarding Giant;

[bullet] information and market valuations pertaining to publicly-traded companies which are engaged in activities relatively similar and comparable to those of the Company;

[bullet] publicly-available information pertaining to the financial terms of comparable acquisition transactions;

[bullet]  the Agreement and Plan of Merger dated as of September 10, 1997;

[bullet]  the Proxy Statement/Prospectus dated as of December 5, 1997;

          In addition, we:

[bullet] participated in discussions with the representatives of Solite and Giant;

[bullet] discussed with the managements of Solite and of Giant the strategic logic for the Merger;

[bullet] performed a Discounted Cash Flow (DCF) analysis on future Company projections using various discount rates to determine the Company's net present value;

[bullet] discussed with Solite's and Giant's senior management their respective financial statements, operations, future prospects, and financial projections, as well as the pro forma impact of the Merger.

     CoView has relied upon, without independent verification or investigation, the accuracy and completeness of all financial and other information provided by Solite and Giant and certain publicly available information. All internal financial statements, projections, operating data and estimates reviewed by CoView for the purposes of this Opinion have been assumed to have been prepared to reflect the best available estimates and judgements. We have not made or obtained any independent evaluations or appraisals of any of the Company's or Giant's assets, properties, liabilities or securities. We have relied upon the reasonableness and accuracy of all internal financial projections, forecasts, estimates, and analyses, including, without limitation, those forecasts, estimates and analyses relating to future cash flows (collectively the "Projections"). We have not independently verified the reasonableness and accuracy of data and information used in preparing the Projections.

     CoView has assumed that the Merger will be treated as a tax-free reorganization and will be consummated according to the terms of the Plan.

     This letter was prepared at the request and for the information of the Board of Directors of Solite and may not be used for any other purpose without our prior written consent, other than for inclusion in the Proxy Statement relating to the meeting of Solite's shareholders to be held in connection with the Merger. It is further understood that CoView's opinion in no way addresses the market price at which Giant shares will trade at any particular future time, nor does the opinion represent a recommendation as to how Solite shareholders should vote on the Merger.

     Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Merger, taken as a whole, is fair, from a financial point of view, to the stockholders of Solite.




                                            /s/ CoView Capital, Inc.
                                            --------------------------------
                                            CoView Capital, Inc.

                                                                       Annex VI
CODE OF VIRGINIA TITLE 13.1. CORPORATIONS.
CHAPTER 9. VIRGINIA STOCK CORPORATION ACT.
ARTICLE 15. DISSENTERS' RIGHTS.


[sec] 13.1-729 Definitions.
        In this article:

     "Corporation" means the issuer of the shares held by a dissenter before the corporate action, except that (i) with respect to a merger, "corporation" means the surviving domestic or foreign corporation or limited liability company by merger of that issuer, and (ii) with respect to a share exchange, "corporation" means the acquiring corporation by share exchange, rather than the issuer, if the plan of share exchange places the responsibility for dissenters' rights on the acquiring corporation.

     "Dissenter" means a shareholder who is entitled to dissent from corporate action under [sec] 13.1-730 and who exercises that right when and in the manner required by [sec][sec] 13.1-732 through 13.1-739.

     "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

     "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

     "Shareholder" means the record shareholder or the beneficial shareholder.


[sec] 13.1-730 Right to dissent.
        A. A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

     1. Consummation of a plan of merger to which the corporation is a party
(i) if shareholder approval is required for the merger by [sec] 13.1-718 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under [sec] 13.1-719;

     2. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

     3. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the shareholder was entitled to vote on the sale or exchange or if the sale or exchange was in furtherance of a dissolution on which the shareholder was entitled to vote, provided that such dissenter's rights shall not apply in the case of (i) a sale or exchange pursuant to court order, or (ii) a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

     4. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     B. A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

     C. Notwithstanding any other provision of this article, with respect to a plan of merger or share exchange or a sale or exchange of property there shall be no right of dissent in favor of holders of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or on the National Association of Securities Dealers Automated Quotation System (NASDAQ) or (ii) held by at least 2,000 record shareholders, unless in either case:

     1. The articles of incorporation of the corporation issuing such shares provide otherwise;

     2. In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for such shares anything except:

     a. Cash;

     b. Shares or membership interests, or shares or membership interests and cash in lieu of fractional shares (i) of the surviving or acquiring corporation or limited liability company or (ii) of any other corporation or limited liability company which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or held of record by at least 2,000 record shareholders or members; or

     c. A combination of cash and shares or membership interests as set forth in subdivisions 2 a and 2 b of this subsection; or

     3. The transaction to be voted on is an "affiliated transaction" and is not approved by a majority of "disinterested directors" as such terms are defined in [sec] 13.1-725.

     D. The right of a dissenting shareholder to obtain payment of the fair value of his shares shall terminate upon the occurrence of any one of the following events:

     1. The proposed corporate action is abandoned or rescinded;

     2. A court having jurisdiction permanently enjoins or sets aside the corporate action; or

     3. His demand for payment is withdrawn with the written consent of the corporation.


[sec] 13.1-731 Dissent by nominees and beneficial owners.
     A. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

     B. A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

     1. He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

     2. He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.


[sec] 13.1-732 Notice of dissenters' rights.
     A. If proposed corporate action creating dissenters' rights under [sec] 13.1-730 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

     B. If corporate action creating dissenters' rights under [sec] 13.1-730 is taken without a vote of shareholders, the corporation, during the ten-day period after the effectuation of such corporate action, shall notify in writing all record shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in [sec] 13.1-734.

[sec] 13.1-733 Notice of intent to demand payment.
     A. If proposed corporate action creating dissenters' rights under [sec] 13.1-730 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (i) shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (ii) shall not vote such shares in favor of the proposed action.

     B. A shareholder who does not satisfy the requirements of subsection A of this section is not entitled to payment for his shares under this article.


[sec] 13.1-734 Dissenters' notice.
     A. If proposed corporate action creating dissenters' rights under [sec] 13.1-730 is authorized at a shareholders' meeting, the corporation, during the ten-day period after the effectuation of such corporate action, shall deliver a dissenters' notice in writing to all shareholders who satisfied the requirements of [sec] 13.1-733.

     B. The dissenters' notice shall:

     1. State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

     2. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

     3. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before or after that date;

     4. Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date of delivery of the dissenters' notice; and

     5. Be accompanied by a copy of this article.


[sec] 13.1-735 Duty to demand payment.
     A. A shareholder sent a dissenters' notice described in [sec] 13.1-734 shall demand payment, certify that he acquired beneficial ownership of the shares before or after the date required to be set forth in the dissenters' notice pursuant to subdivision 3 of subsection B of [sec] 13.1-734, and, in the case of certificated shares, deposit his certificates in accordance with the terms of the notice.

     B. The shareholder who deposits his shares pursuant to subsection A of this section retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.

     C. A shareholder who does not demand payment and deposits his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.


[sec] 13.1-736 Share restrictions.
     A. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received.

     B. The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.


[sec] 13.1-737 Payment.
     A. Except as provided in [sec] 13.1-738, within thirty days after receipt of a payment demand made pursuant to [sec] 13.1-735, the corporation shall pay the dissenter the amount the corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the corporation under this paragraph may be enforced (i) by the circuit court in the city or county where the corporation's principal office is located, or, if none in this

Commonwealth, where its registered office is located or (ii) at the election of any dissenter residing or having its principal office in the Commonwealth, by the circuit court in the city or county where the dissenter resides or has its principal office. The court shall dispose of the complaint on an expedited basis.

     B. The payment shall be accompanied by:

     1. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the effective date of the corporate action creating dissenters' rights, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

     2. An explanation of how the corporation estimated the fair value of the shares and of how the interest was calculated;

     3. A statement of the dissenters' right to demand payment under [sec] 13.1-739; and

   4. A copy of this article.


[sec]  13.1-738 After-acquired shares.
     A. A corporation may elect to withhold payment required by [sec] 13.1-737 from a dissenter unless he was the beneficial owner of the shares on the date of the first publication by news media or the first announcement to shareholders generally, whichever is earlier, of the terms of the proposed corporate action, as set forth in the dissenters' notice.

     B. To the extent the corporation elects to withhold payment under subsection A of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares and of how the interest was calculated, and a statement of the dissenter's right to demand payment under [sec] 13.1-739.


[sec] 13.1-739 Procedure if shareholder dissatisfied with payment or offer.
     A. A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under [sec] 13.1-737), or reject the corporation's offer under [sec] 13.1-738 and demand payment of the fair value of his shares and interest due, if the dissenter believes that the amount paid under [sec] 13.1-737 or offered under [sec] 13.1-738 is less than the fair value of his shares or that the interest due is incorrectly calculated.

     B. A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection A of this section within thirty days after the corporation made or offered payment for his shares.


[sec] 13.1-740 Court action.
     A. If a demand for payment under [sec] 13.1-739 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the circuit court in the city or county described in subsection B of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     B. The corporation shall commence the proceeding in the city or county where its principal office is located, or, if none in this Commonwealth, where its registered office is located. If the corporation is a foreign corporation without a registered office in this Commonwealth, it shall commence the proceeding in the city or county in this Commonwealth where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     C. The corporation shall make all dissenters, whether or not residents of this Commonwealth, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     D. The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this article. If the court determines that such shareholder has not complied with the provisions of this article, he shall be dismissed as a party.

     E. The jurisdiction of the court in which the proceeding is commenced under subsection B of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     F. Each dissenter made a party to the proceeding is entitled to judgment
(i) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation or (ii) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under [sec] 13.1-738.


[sec] 13.1-741 Court costs and counsel fees.
     A. The court in an appraisal proceeding commenced under [sec] 13.1-740 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters did not act in good faith in demanding payment under [sec] 13.1-739.

     B. The court may also assess the reasonable fees and expenses of experts, excluding those of counsel, for the respective parties, in amounts the court finds equitable:

     1. Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of [sec][sec] 13.1-732 through 13.1-739; or

     2. Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed did not act in good faith with respect to the rights provided by this article.

     C. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

     D. In a proceeding commenced under subsection A of [sec] 13.1-737 the court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

                                                                       Annex VI
CODE OF VIRGINIA TITLE 13.1. CORPORATIONS.
CHAPTER 9. VIRGINIA STOCK CORPORATION ACT.
ARTICLE 15. DISSENTERS' RIGHTS.


[sec] 13.1-729 Definitions.
        In this article:

     "Corporation" means the issuer of the shares held by a dissenter before the corporate action, except that (i) with respect to a merger, "corporation" means the surviving domestic or foreign corporation or limited liability company by merger of that issuer, and (ii) with respect to a share exchange, "corporation" means the acquiring corporation by share exchange, rather than the issuer, if the plan of share exchange places the responsibility for dissenters' rights on the acquiring corporation.

     "Dissenter" means a shareholder who is entitled to dissent from corporate action under [sec] 13.1-730 and who exercises that right when and in the manner required by [sec][sec] 13.1-732 through 13.1-739.

     "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

     "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

     "Shareholder" means the record shareholder or the beneficial shareholder.


[sec] 13.1-730 Right to dissent.
        A. A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

     1. Consummation of a plan of merger to which the corporation is a party
(i) if shareholder approval is required for the merger by [sec] 13.1-718 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under [sec] 13.1-719;

     2. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

     3. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the shareholder was entitled to vote on the sale or exchange or if the sale or exchange was in furtherance of a dissolution on which the shareholder was entitled to vote, provided that such dissenter's rights shall not apply in the case of (i) a sale or exchange pursuant to court order, or (ii) a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

     4. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     B. A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

     C. Notwithstanding any other provision of this article, with respect to a plan of merger or share exchange or a sale or exchange of property there shall be no right of dissent in favor of holders of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or on the National Association of Securities Dealers Automated Quotation System (NASDAQ) or (ii) held by at least 2,000 record shareholders, unless in either case:

     1. The articles of incorporation of the corporation issuing such shares provide otherwise;

     2. In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for such shares anything except:

     a. Cash;

     b. Shares or membership interests, or shares or membership interests and cash in lieu of fractional shares (i) of the surviving or acquiring corporation or limited liability company or (ii) of any other corporation or limited liability company which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or held of record by at least 2,000 record shareholders or members; or

     c. A combination of cash and shares or membership interests as set forth in subdivisions 2 a and 2 b of this subsection; or

     3. The transaction to be voted on is an "affiliated transaction" and is not approved by a majority of "disinterested directors" as such terms are defined in [sec] 13.1-725.

     D. The right of a dissenting shareholder to obtain payment of the fair value of his shares shall terminate upon the occurrence of any one of the following events:

     1. The proposed corporate action is abandoned or rescinded;

     2. A court having jurisdiction permanently enjoins or sets aside the corporate action; or

     3. His demand for payment is withdrawn with the written consent of the corporation.


[sec] 13.1-731 Dissent by nominees and beneficial owners.
     A. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

     B. A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

     1. He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

     2. He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.


[sec] 13.1-732 Notice of dissenters' rights.
     A. If proposed corporate action creating dissenters' rights under [sec] 13.1-730 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

     B. If corporate action creating dissenters' rights under [sec] 13.1-730 is taken without a vote of shareholders, the corporation, during the ten-day period after the effectuation of such corporate action, shall notify in writing all record shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in [sec] 13.1-734.

[sec] 13.1-733 Notice of intent to demand payment.
     A. If proposed corporate action creating dissenters' rights under [sec] 13.1-730 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (i) shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (ii) shall not vote such shares in favor of the proposed action.

     B. A shareholder who does not satisfy the requirements of subsection A of this section is not entitled to payment for his shares under this article.


[sec] 13.1-734 Dissenters' notice.
     A. If proposed corporate action creating dissenters' rights under [sec] 13.1-730 is authorized at a shareholders' meeting, the corporation, during the ten-day period after the effectuation of such corporate action, shall deliver a dissenters' notice in writing to all shareholders who satisfied the requirements of [sec] 13.1-733.

     B. The dissenters' notice shall:

     1. State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

     2. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

     3. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before or after that date;

     4. Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date of delivery of the dissenters' notice; and

     5. Be accompanied by a copy of this article.


13.1-735 Duty to demand payment.
     A. A shareholder sent a dissenters' notice described in [sec] 13.1-734 shall demand payment, certify that he acquired beneficial ownership of the shares before or after the date required to be set forth in the dissenters' notice pursuant to subdivision 3 of subsection B of [sec] 13.1-734, and, in the case of certificated shares, deposit his certificates in accordance with the terms of the notice.

     B. The shareholder who deposits his shares pursuant to subsection A of this section retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.

     C. A shareholder who does not demand payment and deposits his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.


[sec] 13.1-736 Share restrictions.
     A. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received.

     B. The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.


[sec] 13.1-737 Payment.
     A. Except as provided in [sec] 13.1-738, within thirty days after receipt of a payment demand made pursuant to [sec] 13.1-735, the corporation shall pay the dissenter the amount the corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the corporation under this paragraph may be enforced (i) by the circuit court in the city or county where the corporation's principal office is located, or, if none in this

Commonwealth, where its registered office is located or (ii) at the election of any dissenter residing or having its principal office in the Commonwealth, by the circuit court in the city or county where the dissenter resides or has its principal office. The court shall dispose of the complaint on an expedited basis.

     B. The payment shall be accompanied by:

     1. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the effective date of the corporate action creating dissenters' rights, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

     2. An explanation of how the corporation estimated the fair value of the shares and of how the interest was calculated;

     3. A statement of the dissenters' right to demand payment under [sec] 13.1-739; and

   4. A copy of this article.


[sec]  13.1-738 After-acquired shares.
     A. A corporation may elect to withhold payment required by [sec] 13.1-737 from a dissenter unless he was the beneficial owner of the shares on the date of the first publication by news media or the first announcement to shareholders generally, whichever is earlier, of the terms of the proposed corporate action, as set forth in the dissenters' notice.

     B. To the extent the corporation elects to withhold payment under subsection A of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares and of how the interest was calculated, and a statement of the dissenter's right to demand payment under [sec] 13.1-739.


[sec] 13.1-739 Procedure if shareholder dissatisfied with payment or offer.
     A. A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under [sec] 13.1-737), or reject the corporation's offer under [sec] 13.1-738 and demand payment of the fair value of his shares and interest due, if the dissenter believes that the amount paid under [sec] 13.1-737 or offered under [sec] 13.1-738 is less than the fair value of his shares or that the interest due is incorrectly calculated.

     B. A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection A of this section within thirty days after the corporation made or offered payment for his shares.


[sec] 13.1-740 Court action.
     A. If a demand for payment under [sec] 13.1-739 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the circuit court in the city or county described in subsection B of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     B. The corporation shall commence the proceeding in the city or county where its principal office is located, or, if none in this Commonwealth, where its registered office is located. If the corporation is a foreign corporation without a registered office in this Commonwealth, it shall commence the proceeding in the city or county in this Commonwealth where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     C. The corporation shall make all dissenters, whether or not residents of this Commonwealth, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     D. The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this article. If the court determines that such shareholder has not complied with the provisions of this article, he shall be dismissed as a party.

     E. The jurisdiction of the court in which the proceeding is commenced under subsection B of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     F. Each dissenter made a party to the proceeding is entitled to judgment
(i) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation or (ii) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under [sec] 13.1-738.


[sec] 13.1-741 Court costs and counsel fees.
     A. The court in an appraisal proceeding commenced under [sec] 13.1-740 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters did not act in good faith in demanding payment under [sec] 13.1-739.

     B. The court may also assess the reasonable fees and expenses of experts, excluding those of counsel, for the respective parties, in amounts the court finds equitable:

     1. Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of [sec][sec] 13.1-732 through 13.1-739; or

     2. Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed did not act in good faith with respect to the rights provided by this article.

     C. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

     D. In a proceeding commenced under subsection A of [sec] 13.1-737 the court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20. Indemnification of Directors and Officers
     Article TENTH of Giant's Certificate of Incorporation provides that Giant shall indemnify and hold harmless, to the fullest extent authorized by the Delaware General Corporation Law, its officers and directors against all expenses, liability and loss actually and reasonably incurred in connection with any civil, criminal, administrative or investigative action, suit or proceeding. The Amended and Restated Certificate of Incorporation also extends indemnification to those serving at the request of Giant as directors, officers, employees or agents of other enterprises.

     In addition, Article NINTH of Giant's Certificate of Incorporation provides that no director shall be personally liable for any breach of fiduciary duty. Article NINTH does not eliminate a director's liability (i) for a breach of his or her duty of loyalty to Giant or its shareholders, (ii) for acts of intentional misconduct, (iii) under Section 174 of the Delaware General Corporation Law for unlawful declarations of dividends or unlawful stock purchases or redemptions, or (iv) for any transactions from which the director derived an improper personal benefit.

     Section 145 of the Delaware General Corporation Law permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connectionly with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Section 102(b)(7) of the Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.


Item 21. Exhibits and Financial Statements
   (a) Exhibits

     The exhibits required by Item 601 of Regulation S-K and filed herewith are listed in the Exhibit Index immediately preceding the exhibits.

   (b) Financial Statement Schedules

     All schedules are omitted as the required information is presented in the consolidated financial statements or related notes incorporated by reference in the Proxy Statement/Prospectus or are not applicable.

   (c) Reports, Opinions or Appraisals

     Opinion of CoView Capital, Inc. (filed as Annex V to the Proxy Statement/Prospectus constituting part of this Registration Statement and incorporated herein by reference).

Item 22. Undertakings
     (1) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (3) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (4) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and Giant being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (5) The undesigned registrant hereby undertakes:

     (a) To file, during any period in which any offers or sales are being made, a post-effective amendment to the registrant statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" in the effective registration statement;

     (iii) To include any material information with respect to the plan or distribution not previously disclosed in the registration statement or any other material change to such information in the registration statement.

     (b) That for the purpose of determining any liability under the Act each such post-effective amendment may be deemed to be a new registration statement relating to the securities being offered therein and the offering of such securities at the time may be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities which are being registered which remain unsold at the termination of the offering.

     (6) As follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reoffering by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (7) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determinging any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new regisration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Post-effective Amendment No. 1 to Registration Statement No. 333-36783 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bath, State of Pennsylvania, on March 31, 1998.


                                        GIANT CEMENT HOLDING, INC.


                                        By: /s/ Gary L. Pechota
                                           ----------------------------
                                           Gary L. Pechota
                                           Chairman, President, Chief Executive
                                           Officer and Director

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary L. Pechota and Terry L. Kinder, and each of them, such person's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such persons and in such person's name, place and stead, in any and all capacities, to sign any and all Amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and both of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or either of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


         Signature                               Capacity                            Date
         ---------                               --------                            ----
---------------------------   ----------------------------------------------   ---------------
/s/ Gary L. Pechota           Chairman, President, Chief Executive Officer     March 31, 1998
-------------------------      and Director (principal executive officer)
Gary L. Pechota

Gary L. Pechota
/s/ Terry L. Kinder           Vice President, Chief Financial Officer,         March 31, 1998
-------------------------      Secretary, Treasurer and Director
Terry L. Kinder                (principal financial and accounting officer)


/s/ Dean M. Boylan            Director                                         March 31, 1998
-------------------------
Dean M. Boylan


/s/ Edward Brodsky            Director                                         March 31, 1998
-------------------------
Edward Brodsky


/s/ Robert L. Jones           Director                                         March 31, 1998
-------------------------
Robert L. Jones

                                 EXHIBIT INDEX


     Unless otherwise indicated, exhibits are incorporated by reference to the correspondingly numbered exhibits in the Giant Cement Holding, Inc.'s Registration Statement on Form S-1 (Registration No. 33-78260)


 Exhibit No.                                       Description                                       Page No.
 -----------                                       -----------                                       --------
 2.1            Agreement and Plan of Merger, dated as of September 10, 1997 as amended, by and among Giant Cement Holding, Inc., GCHI Acquisition Corp and Solite
                Corporation (filed as Annex I to the Proxy Statement/Prospectus included in this
                Registration Statement)
 3.1            Certificate of Incorporation
 3.2            Bylaws
 5.1 +          Opinion of Proskauer Rose LLP regarding legality
 8.1 +          Opinion of Proskauer Rose LLP re tax matters
 8.2 +          Opinion of McGuire Woods Battle & Boothe LLP re tax matters
10.1            1994 Employee Stock Option Plan
10.2            1994 Outside Director Stock Option Plan
10.3            Form of Employment Agreement between the Company and Gary L. Pechota, as amended
10.4            Form of Employment Agreement between the Company and Terry L. Kinder, as amended
10.5            Loan and Security Agreement, dated November 23, 1993, between Giant and The
                CIT Group/Equipment Financing, Inc.("CIT")
10.6            Secured Promissory Note, date November 23, 1993, from Giant to CIT
10.7            South Carolina Mortgage and Security Agreement, dated November 23, 1993, between Giant and CIT
10.8            Continuing Guarantee Agreement, dated November 23, 1993, between Giant and
                CIT
10.9            Collateral Value Maintenance Agreement, dated November 23,1993, between
                Giant and CIT
10.10           Form of First Amendment to Loan and Security Agreement between Giant and
                CIT
10.11           Form of Continuing Guaranty Agreement by the Company in favor of CIT
10.12           Form of Second Amendment to Loan and Security Agreement between Giant and
                CIT
10.13           Secured Promissory Note, dated August 31, 1995, from Giant to CIT
10.14           Form of Release and Indemnification Agreement between GROUP, KCC
                Delaware Company, and the Company
10.15           Tax Sharing Agreement, dated November 23, 1993, between the Company and
                GROUP

   10.16       Form of Tax Sharing and Indemnification Agreement between the Company and
               GROUP
   10.17       Credit Agreement, dated December 20, 1996, between GCHI, Giant, Keystone,
               GRR, GCHI Investments and Giant NC and SouthTrust Bank of Alabama.
               (incorporated by reference to Giant's Annual Report on Form 10-K for the year ended December 31, 1996)
   10.18+      Proxy Agreement
   10.19+      Form of Letter of Transmittal
   10.20+      Form of Instructions
   21.1        List of Subsidiaries of the Registrant (incorporated by reference to Giant's
               Annual Report on Form 10-K for the year ended December 31, 1996)
   23.1*       Consent of Coopers & Lybrand L.L.P.
   23.2*       Consent of Coopers & Lybrand L.L.P.
   23.3*       Consent of McPhillips, Lieland & Deans, P.C.
   23.4        Consent of Proskauer Rose LLP (included in exhibit 5.1)
   24.1        Powers of Attorney (included in Part II of the Registration Statement)




--------
 * Filed herewith.
 + Previously filed.